                                                                    Exhibit 4.11

================================================================================

                             AMENDED AND RESTATED
                               CREDIT AGREEMENT


                                 by and among


                           BREED TECHNOLOGIES, INC.
                           AND CERTAIN SUBSIDIARIES
                                 as Borrowers,


                      NATIONSBANK, NATIONAL ASSOCIATION,
                            as Agent and as Lender,



                                      and


                  THE LENDERS PARTY HERETO FROM TIME TO TIME



                                April 28, 1998

===============================================================================

                               TABLE OF CONTENTS

                                                                            Page


                                   ARTICLE I

                             Definitions and Terms

1.1   Amendment and Restatement ..............................................3
1.2   Definitions. ...........................................................4
1.3   Rules of Interpretation. ..............................................37
1.4   Change in GAAP. .......................................................38

                                  ARTICLE II

                                The Term Loans

2.1.  Term Loans ............................................................40
2.2.  Term Loan Advance .....................................................40
2.3.  Payment of Principal ..................................................41
2.4.  Payment of Interest ...................................................42
2.5.  Manner of Payment .....................................................42
2.6.  Optional Prepayments ..................................................43
2.7.  Mandatory Prepayments .................................................43
2.8.  Term Notes ............................................................45
2.9.  Interest Periods ......................................................45
2.10. Conversions and Elections of Subsequent Interest Periods ..............45
2.11. Pro Rata Payments .....................................................46

                                  ARTICLE III

                              The Revolving Loans

3.1.  Revolving Loans........................................................47
3.2.  Payment of Interest....................................................53
3.3.  Payment of Principal...................................................53
3.4.  Non-Conforming Payments................................................54
3.5.  Notes..................................................................55
3.6.  Pro Rata Payments......................................................55
3.7.  Voluntary Commitment Reductions........................................55
3.8.  Conversions and Elections of Subsequent Interest Periods...............55
3.9.  Increase and Decrease in Amounts.......................................56
3.10. Commitment Fee.........................................................56

3.11. Deficiency Advances....................................................56
3.12. Use of Proceeds........................................................57
3.13. Designation of Borrowing Subsidiaries..................................57
3.14. Swing Line.............................................................57

                                  ARTICLE IV

                               Letters of Credit

4.1.  Letters of Credit......................................................60
4.2.  Reimbursement..........................................................61
4.3.  Letter of Credit Facility Fees.........................................64

                                   ARTICLE V

                                   Security

5.1.  Guaranty...............................................................65
5.2.  Stock Pledge...........................................................65
5.3.  Security Interests.....................................................65
5.4.  Lease Assignments......................................................65
5.5.  Mortgages..............................................................66
5.6.  Landlord Waivers.......................................................66
5.7.  Intellectual Property..................................................66
5.8.  Pledge and Subordination of Intercompany Notes.........................66
5.9.  Pledge of Partnership Interests........................................66
5.10. Collateral Assignment of Trademark License Agreement...................67
5.11. Further Assurances.....................................................67
5.12. Release of Security Interest...........................................67
5.13. Release of Stock of BREED..............................................67

                                  ARTICLE VI

                            Change in Circumstances

6.1.  Increased Cost and Reduced Return......................................68
6.2.  Limitation on Types of Loans...........................................69
6.3.  Illegality.............................................................70
6.4.  Treatment of Affected Loans............................................70
6.5.  Compensation...........................................................70
6.6.  Taxes..................................................................71
6.7.  Lending Office.........................................................73
6.8.  Replacement Banks......................................................73

                                  ARTICLE VII

           Conditions to Making Loans and Issuing Letters of Credit

7.1.  Conditions of Extending Term Loan and Revolving Loans and
      making Advances........................................................74
7.2.  Conditions of all Loans and Letters of Credit..........................77

                                 ARTICLE VIII

                        Representations and Warranties

8.1.  Organization and Authority.............................................79
8.2.  Loan Documents.........................................................79
8.3.  Solvency...............................................................80
8.4.  Subsidiaries and Stockholders..........................................80
8.5.  Ownership Interests....................................................80
8.6.  Financial Condition....................................................80
8.7.  Title to Properties....................................................81
8.8.  Taxes..................................................................81
8.9.  Other Agreements.......................................................81
8.10. Litigation.............................................................82
8.11. Margin Stock...........................................................82
8.12. Investment Company.....................................................82
8.13. Patents, Etc...........................................................82
8.14. No Untrue Statement....................................................82
8.15. No Consents, Etc.......................................................83
8.16. Employee Benefit Plans.................................................83
8.17. No Default.............................................................84
8.18. Environmental Matters..................................................84
8.19. Employment Matters.....................................................85
8.20. RICO...................................................................85
8.21. Perfected Security Instruments.........................................85
8.22. Year 2000 Compliance...................................................86

                                  ARTICLE IX

                             Affirmative Covenants

9.1.  Financial Reports, Etc.................................................87
9.2.  Maintain Properties....................................................88
9.3.  Existence, Qualification, Etc..........................................88
9.4.  Regulations and Taxes..................................................89
9.5.  Insurance..............................................................89
9.6.  True Books.............................................................89

9.7.  Right of Inspection....................................................89
9.8.  Observe all Laws.......................................................89
9.9.  Governmental Licenses..................................................90
9.10. Covenants Extending to Other Persons...................................90
9.11. Officer's Knowledge of Default.........................................90
9.12. Suits or Other Proceedings.............................................90
9.13. Notice of Environmental Complaint or Condition.........................90
9.14. Environmental Compliance...............................................90
9.15. Indemnification........................................................91
9.16. Further Assurances.....................................................91
9.17. Employee Benefit Plans.................................................91
9.18. Continued Operations.  Except as permitted under Section 10.12, c......92
9.19. Additional Support Documents...........................................92
9.20. Diligent Pursuit of Waiver.............................................93
9.21. Swap Agreements........................................................94
9.22. Subsidiary Support of Permitted Indebtedness.  So long as not prohibited by law,.....................................................94
9.24. Year 2000 Compliance...................................................94

                                   ARTICLE X

                              Negative Covenants

10.1.   Financial Covenants..................................................95
10.2.   Acquisitions.........................................................96
10.3.   Liens................................................................96
10.4.   Indebtedness.........................................................97
10.5.   Transfer of Assets...................................................99
10.6.   Investments..........................................................99
10.7.   Merger or Consolidation.............................................101
10.8.   Restricted Payments.................................................101
10.9.   Transactions with Affiliates........................................101
10.10.  Compliance with ERISA, the Code and Foreign Benefit Laws............102
10.11.  Accounting Changes..................................................103
10.12.  Dissolution, etc....................................................103
10.13.  Limitations on Sales and Leasebacks.................................103
10.14.  Change in Control...................................................103
10.15.  Negative Pledge Clauses.............................................103
10.16.  Prepayments, Etc. of Indebtedness...................................103
10.17.  Restrictive Agreements..............................................104
10.18.  Subsidiaries and Partnership........................................104
10.19.  BSRS Restraint......................................................104

                                  ARTICLE XI

                      Events of Default and Acceleration


11.1.  Events of Default....................................................105
11.2.  Agent to Act.........................................................108
11.3.  Cumulative Rights....................................................108
11.4.  No Waiver............................................................108
11.5.  Allocation of Proceeds...............................................108
11.6.  Judgment Currency....................................................109

                                  ARTICLE XII

                                   The Agent

12.1.  Appointment, Powers, and Immunities..................................110
12.2.  Reliance by Agent....................................................110
12.3.  Defaults.............................................................111
12.4.  Rights as Lender.....................................................111
12.5.  Indemnification......................................................111
12.6.  Non-Reliance on Agent and Other Lenders..............................112
12.7.  Resignation of Agent.................................................112
12.8.  Fees.................................................................112

                                 ARTICLE XIII

                                 Miscellaneous

13.1.  Assignments and Participations.......................................113
13.2.  Notices..............................................................115
13.3.  Right of Set-off; Adjustments........................................116
13.4.  Survival.............................................................117
13.5.  Expenses.............................................................117
13.6.  Amendments and Waivers...............................................117
13.7.  Counterparts.........................................................118
13.8.  Termination..........................................................118
13.9.  Indemnification......................................................119
13.10. Severability.........................................................119
13.11. Entire Agreement.....................................................119
13.12. Agreement Controls...................................................119
13.13. Usury Savings Clause.................................................119
13.14. Governing Law; Waiver of Jury Trial..................................120
13.15. Recovery Under Florida Mortgage......................................121
13.16. Economic and Monetary Union in the European Community................121

13.17. Borrowers' Representative............................................122

EXHIBIT A        Applicable Commitment Percentages..........................A-1
EXHIBIT B        Form of Assignment and Acceptance..........................B-1
EXHIBIT C        Notice of Appointment (or Revocation) of Authorized
                  Representative............................................C-1
EXHIBIT D-1      Form of Borrowing Notice (Revolving Loan)................D-1-1
EXHIBIT D-2      Form of Borrowing Notice (Swing Line Loan)...............D-2-1
EXHIBIT E        Form of Collateral Assignment of Trademark License
                  Agreement.................................................E-1
EXHIBIT F        Form of Collateral Assignment of Partnership Interests.....F-1
EXHIBIT G        Form of Guaranty...........................................G-2
EXHIBIT H        Form of Intellectual Property Security Agreement...........H-1
EXHIBIT I        Form of Intercompany Notes.................................I-1
EXHIBIT J        Form of Subordination Agreement............................J-1
EXHIBIT K        Form of Interest Rate Selection Notice.....................K-1
EXHIBIT L        Form of Landlord Waiver....................................L-1
EXHIBIT M        Form of LC Account Agreement...............................M-1
EXHIBIT N        Form of Lease Assignment...................................N-1
EXHIBIT O-1      Form of Revolving Note...................................O-1-1
EXHIBIT O-2      Form of Term Note........................................O-2-1
EXHIBIT O-3      Form of Term Note........................................O-3-1
EXHIBIT O-4      Form of Swing Line Note..................................O-4-1
EXHIBIT P        Form of Stock Pledge Agreement (U.S. Subsidiaries).........P-1
EXHIBIT Q        Form of Intercompany Note Pledge Agreement.................Q-1
EXHIBIT R        Form of Security Agreement.................................R-1
EXHIBIT S-1      Form of Opinion In-House Counsel.........................S-1-1
EXHIBIT S-2      Form of Opinion of King & Spalding.......................S-2-1
EXHIBIT T        Compliance Certificate.....................................T-1
EXHIBIT U        Form of Assumption Letter..................................U-1
EXHIBIT V        Form of Applications and Agreements for Letters of
                  Credit....................................................V-1

Schedule 1.1(a)  Borrowing Subsidiaries.....................................S-1
Schedule 1.1(c)  Existing Letters of Credit.................................S-2
Schedule 8.4     Subsidiaries and Investments in Other Persons..............S-3
Schedule 8.6     Indebtedness...............................................S-4
Schedule 8.7     Liens......................................................S-5
Schedule 8.10    Litigation.................................................S-6
Schedule 8.19    Employment Matters.........................................S-7
Schedule 8.21    Financing Statements and Other Filings.....................S-8
Schedule 9.5     Insurance..................................................S-9
Schedule 10.4    Intercompany Indebtedness.................................S-10
Schedule 10.5    Permitted Asset Sales.....................................S-11

                             AMENDED AND RESTATED
                                CREDIT AGREEMENT


     THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 28, 1998 (the "Agreement"), is made by and among BREED TECHNOLOGIES, INC., a Delaware corporation having its principal place of business in Lakeland, Florida ("BREED"), and certain Subsidiaries of BREED designated as Borrowers herein (BREED and such Subsidiaries individually a "Borrower" and being collectively called the "Borrowers"), NATIONSBANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, in its capacity as a Lender ("NationsBank"), the financial institutions named on the signature pages hereto, and each other financial institution which may hereafter execute and deliver an instrument of assignment with respect to this Agreement pursuant to Section 13.1 (hereinafter such financial institutions may be
            ------------
referred to individually as a "Lender" or collectively as the "Lenders"), and NATIONSBANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, in its capacity as agent for the Lenders (in such capacity, and together with any successor agent appointed in accordance with the terms of Section 12.7, the "Agent");
                             ------------

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, BREED, the Agent and certain lenders (the "Original Lenders") have entered into a Credit Agreement dated October 30, 1997 (the "Original Agreement") pursuant to which the Original Lenders have made available to the Borrowers certain credit facilities of up to $900,000,000, which facilities consist of a term loan facility of $600,000,000 which term loan is evidenced by term notes dated October 30, 1997 (the "Original Term Notes") and a revolving credit facility of $300,000,000 which revolving credit facility is evidenced by revolving notes dated October 30, 1997 (the "Original Revolving Notes" and, together with the Original Term Notes, collectively the "Original Notes"); and

     WHEREAS, the obligations of the Borrowers under the Original Agreement are secured by a security interest in substantially all of the assets of BREED and its Domestic Subsidiaries and by not less than 65% of the outstanding Voting Stock of certain Direct Foreign Subsidiaries of the Borrower, all as described in various Security Instruments (as defined in the Original Agreement"); and

     WHEREAS, the Borrower has issued its 9 1/4% Senior Subordinated Notes due April, 2008 in the principal amount of $330,000,000 (the "Senior Subordinated Notes") a portion of the principal amount of which Senior Subordinated Notes are to be used to repay indebtedness outstanding under the Original Agreement; and

     WHEREAS, BREED has requested that the Original Agreement be amended and restated in its entirety in order to, among other things, extend the maturity date of the indebtedness arising thereunder, change various covenants, reflect the reduction in the amount of indebtedness and change the interest and fees payable thereunder; and

     WHEREAS, certain of the Original Lenders have assigned all or a portion of their interest in the Original Agreement to other Original Lenders and simultaneously with the execution of this Agreement new lenders by their execution of this Agreement and payment to the Agent pursuant to the terms hereof of their portion of outstanding loans will acquire interests in all or a portion of the loans made pursuant to this Agreement;

     NOW, THEREFORE, the Borrowers, the Lenders and the Agent hereby agree as follows:

                                   ARTICLE I

                             Definitions and Terms
                             ---------------------


     1.1  Amendment and Restatement.  The Borrowers, the Agent and the Lenders
          -------------------------
hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Original Agreement shall be and hereby are amended and restated in their entirety by the terms and conditions of this Agreement and the terms and provisions of the Original Agreement, except as otherwise provided in the next paragraph, shall be superseded by this Agreement.

     Notwithstanding the amendment and restatement of the Original Agreement by this Agreement, the Borrowers shall continue to be liable to the Agent and the Original Lenders with respect to agreements on the part of the Borrowers under the Original Agreement to indemnify and hold harmless the Agent and the Original Lenders from and against all claims, demands, liabilities, damages, losses, costs, charges and expenses to which the Agent and the Original Lenders may be subject arising in connection with the Original Agreement. This Agreement is given as a substitution of, and not as a payment of, the obligations of Borrower under the Original Agreement and is not intended to constitute a novation of the Original Agreement. On the Closing Date a portion of the indebtedness evidenced by the Original Notes shall be repaid with a portion of the proceeds of the Senior Subordinated Notes, such repayment to be allocated among the Original Lenders in order that after giving effect thereto Lenders shall have the Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment, as the case be, described on Exhibit A. Except as otherwise selected by BREED
                             ---------
on behalf of the Borrowers by delivery of a Borrowing Notice or Interest Rate Selection Notice prior to the Closing Date in accordance with the terms hereof, upon the effectiveness of this Agreement all amounts outstanding and owing by Borrowers under the Original Agreement as of the Closing Date, less amounts repaid with the proceeds of the Senior Subordinated Notes, shall constitute Advances hereunder accruing interest with respect to the Base Rate Loans under the Original Agreement, at the Base Rate hereunder. The parties hereto agree that the Interest Periods for all Eurodollar Rate Loans outstanding under the Original Agreement on the Closing Date shall be terminated, the Original Lenders shall grant a one-time waiver of any payments required under Section 6.5 to the
                                                              -----------
Lenders and the Borrowers shall furnish to the Agent Interest Rate Selection Notices for existing Loans and Borrowing Notices for additional Loans as may be required in connection with the allocation of Loans among Lenders in accordance with their Applicable Commitment Percentages.

     1.2 Definitions.  For the purposes of this Agreement, in addition to the
         -----------
definitions set forth above, the following terms shall have the respective meanings set forth below:

          "Acquisition" means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person. The term "controlling interest" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Sock, by contract or otherwise.

          "Acquired Business" means certain assets and liabilities acquired by Borrower and certain of its Subsidiaries from AlliedSignal, Inc. on October 30, 1997;

          "Advance" means any borrowing under the Revolving Credit Facility consisting, in any case, of a Base Rate Loan or a Eurodollar Rate Loan.
     The term "Advance" as used herein, shall also mean on the Closing Date, the making of a Loan by a Lender that may or may not be an Original Lender, the proceeds of which are used to purchase all or a portion of Term Loans (as defined in the Original Credit Agreement) or Revolving Loans (as defined in the Original Credit Agreement) of Original Lenders and for working capital and general corporate purposes.

          "Advance Date Exchange Rate" means, with respect to a specified Advance or Loan in an Alternative Currency, the Spot Rate of Exchange as of the date two Business Days preceding the date such Advance is originally made, provided that, if such Advance or Loan is Continued for a subsequent
           -------- ----
     Interest Period or Converted pursuant to Section 3.8, the Advance Date
                                              -----------
     Exchange Rate with respect to such Loan shall be the Spot Rate of Exchange two Business Days preceding the effective date of the latest Continuation or Conversion of such Advance or Loan, and the Dollar Value of such Advance or Loan shall be adjusted as set forth in Section 3.1(c).
                                               --------------

          "Affiliate" means any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with BREED; or (ii) which beneficially owns or holds 5% or more of any class of the outstanding Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of BREED or 5% or more of any class of the outstanding Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by BREED. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Stock, by contract or otherwise; provided that Integrated Sensor Solutions, Inc., a California corporation, shall not be deemed an Affiliate of BREED for the purposes of this Agreement.

          "Allied Acquisition" means the acquisition on October 30, 1997 by BREED and certain of its Subsidiaries of the Acquired Business.

          "Alternative Currency" means Pounds Sterling, French Francs, Italian Lire, Deutsch Marks, Spanish Pesetas, Japanese Yen, ECU, Euro and with the prior written consent of all Lenders and the Agent, any other lawful currency other than Dollars which is readily transferable and convertible into Dollars in the United States currency market; provided, however, that
                                                        --------  -------
     an Alternative Currency shall only be available to a Borrower to the extent that each Lender shall have determined (which determination shall be conclusive) that it has access to such Alternative Currency on terms reasonably acceptable to such Lender and that the Alternative Currency is freely transferable and convertible into Dollars.

          "Alternative Currency Equivalent Amount" means with respect to a
     specified   Alternative Currency and a specified Dollar amount, the amount of such Alternative Currency into which such Dollar amount would be Converted, based on the applicable Advance Date Exchange Rate.

          "Applicable Commitment Percentage" means, as to each Lender at any time (i) with respect to the Revolving Credit Facility and the Participations, a fraction, the numerator of which shall be such Lender's Revolving Credit Commitment and the denominator of which shall be the Total Revolving Credit Commitment, and (ii) with respect to each of the Term Loan A Facility or Term Loan B Facility, as the case may be, a fraction, the numerator of which shall be such Lender's Term Loan A Commitment or Term Loan B Commitment, as applicable, and the denominator of which shall be the Total Term Loan A Commitment or the Total Term Loan B Commitment, as applicable, which Applicable Commitment Percentage in each case for each Lender as of the Closing Date is as set forth in Exhibit A; provided that
                                                      ---------  --------
     each Applicable Commitment Percentage of each Lender shall be increased or decreased to reflect any assignments to or by such Lender effected in accordance with Section 13.1.
                     ------------

          "Applicable Lending Office" means, for each Lender and for each Type of Loan, the "Lending Office" of such Lender (or of an affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or an affiliate of such Lender) as such Lender may from time to time specify to the Agent and BREED by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.

          "Applicable Margin" means, for Revolving Loans, Swing Line Loans, each of the Term Loans and the Commitment Fee referred to in Section 3.10 as
                                                             ------------
     indicated below, that percent per annum set forth below, which shall be based upon the Consolidated Leverage Ratio (without giving effect to subclause (vii) of clause (A) of the definition of Consolidated EBITDA) for
     ---------------    ----------
     the Four-Quarter Period most recently ended as specified below:

                                                            Applicable Margin
                                         ---------------------------------------------------------
                                               Eurodollar Rate                   Base Rate
                                         ---------------------------------------------------------
                                         Revolving Loans,               Revolving Loans,
            Consolidated                 Swing Line Loans,   Term       Swing Line Loans,   Term       Commitment
     TIER   Leverage Ratio               and Term Loan A     Loan B     and Term Loan A     Loan B         Fee
     ----   --------------               ---------------     ------     ---------------     ------     ----------
     V      Greater than 5.00 to 1.00        2 1/8%          2 3/8%         1 1/8%          1 3/8%        1/2%

     IV     Equal to or Less than            1 7/8%          2 1/8%           7/8%          1 1/8%        1/2%
            5.00 to 1.00 and Greater
            than 4.50 to 1.00

     III    Equal to or Less than            1 5/8%          1 7/8%           5/8%            7/8%        3/8%
            4.50 to 1.00 and Greater
            than 4.00 to 1.00

     II     Equal to or Less than            1 3/8%          1 3/4%           3/8%            3/4%        3/8%
            4.00 to 1.00 and Greater
            than 3.50 to 1.00

     I      Equal to or Less than            1 1/8%          1 3/4%           1/8%            3/4%        3/10%
            3.50 to 1.00

     The Applicable Margin shall be established at the end of each fiscal quarter of BREED (each, a "Determination Date"). Any change in the
                                ------------------
     Applicable Margin following each Determination Date shall be determined based upon the computations set forth in the certificate furnished to the Agent pursuant to Section 9.1(a)(ii) and Section 9.1(b)(ii), subject to
                       ------------------     ------------------
     review and approval of such computations by the Agent, and shall be effective commencing on the date following the date such certificate is received (or, if earlier, the date such certificate was required to be delivered), and in each case, until the date following the date on which a new certificate is delivered or is required to be delivered, whichever shall first occur; provided, however, if BREED shall fail to deliver any
                        --------
     such certificate within the time period required by Section 9.1, then the
                                                         -----------
     Applicable Margin with respect to Revolving Loans, Segments under Term Loan A and Term Loan B and the Commitment Fee shall be Tier V until the appropriate certificate is so delivered. From the Closing Date to the first Determination Date, the Applicable Margin shall be Tier V.

          "Applications and Agreements for Letters of Credit" means, collectively, the Applications and Agreements for Letters of Credit in
     the form of Exhibit V hereto, or similar documentation, executed by a
                 ---------
     Borrower from time to time and delivered to the Issuing Bank to support the issuance of Letters of Credit.

          "Approved Fund" means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "Asset Disposition" means any voluntary disposition, whether by sale, lease or transfer of (a) any or all of the assets (excluding cash, cash equivalents and inventory sold in the ordinary course of business) of BREED or its Subsidiaries, where the Net Proceeds from any such sale, lease or transfer exceed $50,000, (b) any of the capital stock, or securities and investments interchangeable, exercisable or convertible for or into, or otherwise entitling the holder to receive, any of the capital stock of any Subsidiary and (c) any interest in (other than profits from operations) or asset of BSRS Restraint to the extent such proceeds are actually distributed to BREED or any of its Subsidiaries.

          "Assigned Interests" has the meaning given to such term in any Collateral Assignment of Partnership and Joint Venture Interests.

          "Assignment and Acceptance" shall mean an Assignment and Acceptance in
     the form   of Exhibit B (with blanks appropriately filled in) executed and
                   ---------
     delivered to the Agent by the parties thereto in connection with an assignment of a Lender's interest under this Agreement pursuant to Section
                                                                        -------
     13.1.
     ----

          "Authorized Representative" means any of the Chief Executive Officer, President, any Executive or Senior Vice President or Treasurer of BREED or, with respect to financial matters, the Chief Financial Officer or Treasurer of BREED, or any other Person expressly designated by the Board of Directors of BREED (or the appropriate committee thereof) as an Authorized Representative of BREED, as set forth from time to time in a certificate in the form of Exhibit C.
                 ---------

          "BSRS Restraint" means BSRS Restraint Systems International GmbH & Co. KG.

          "Base Rate" means the sum of (i) for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) or (b) the Prime Rate for such day and (ii) the Applicable Margin. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

          "Base Rate Loan" means a Dollar denominated Loan or a Dollar denominated Segment of the Term Loan for which the rate of interest is determined by reference to the Base Rate.

          "Base Rate Refunding Loan" means a Base Rate Loan which is a Revolving Loan or Swing Line Loan made either (i) to satisfy Reimbursement Obligations arising from a drawing under a Letter of Credit or (ii) to pay NationsBank in respect of Swing Line Outstandings.

          "Base Rate Segment" means a Segment bearing interest or to bear interest at the Base Rate.

          "Board" means the Board of Governors of the Federal Reserve System (or any successor body).

          "Borrowers' Account" means a demand deposit account number 3750894026 or any successor account with the Agent, which may be maintained at one or more offices of the Agent or an agent of the Agent.

          "Borrowing Notice" means the notice delivered by an Authorized Representative on behalf of any of the Borrowers in connection with an Advance under the Revolving Credit Facility or a Swing Line Loan, in the forms of Exhibit D-1 and Exhibit D-2, respectively.
              -----------     -----------

          "Borrowing Subsidiary" means each of those Subsidiaries listed on
     Schedule 1.1(a) as a Borrower under the Revolving Credit Facility and such
     ---------------
     other Foreign Subsidiaries of BREED that are so designated pursuant to
     Section 3.13 hereof.
     ------------

          "Business Day" means, (i) with respect to any Base Rate Loan, any day which is not a Saturday, Sunday or a day on which banks in the States of New York and North Carolina are authorized or obligated by law, executive order or governmental decree to be closed, and (ii) with respect to any Eurodollar Rate Loan, any day which is a Business Day, as described above, and on which the relevant international financial markets are open for the transaction of business contemplated by this Agreement in London, England, New York, New York and Charlotte, North Carolina.

          "Capital Expenditures" means, with respect to BREED and its Subsidiaries, for any period the sum of (without duplication) (i) all
                                      ---
     expenditures (whether paid in cash or accrued as liabilities) by BREED or any Subsidiary during such period for items that would be classified as "property, plant or equipment" or comparable items on the consolidated balance sheet of BREED and its Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized, excluding, however, the amount of any Capital Expenditures paid for with proceeds of casualty insurance as evidenced in writing and submitted to the Agent together with any compliance certificate delivered pursuant to Section 9.1(a) or (b), and
                                                  --------------    ---
     (ii) with respect to any Capital Lease entered into by BREED or its Subsidiaries during such period, the present value of the lease payments due under such Capital Lease over the term of such Capital Lease applying a discount rate equal to the interest rate provided in such Capital Lease (or in the absence of a stated interest rate, that rate used in the preparation of the financial statements described in Section 9.1(a)), all the foregoing
                                              --------------
     in accordance with GAAP applied on a Consistent Basis; provided, however, that there shall be excluded from Capital Expenditures (i) up to $20,000,000 of committed Capital Expenditures incurred for the benefit of VTI Hamlin Oy in the third and fourth fiscal quarters of Fiscal Year 1998, and (ii) Capital Expenditures made prior to December 31, 1998 with the proceeds from the sale of Gallino Plasturgia S.r.l. (the "Excluded Capital Expenditures").

          "Capital Leases" means all leases which have been or should be capitalized in accordance with GAAP as in effect from time to time including Statement No. 13 of the Financial Accounting Standards Board and any successor thereof.

          "Certificate and Receipt of Registrar" means, collectively or individually as the context may indicate that certain Certificate and Receipt of Registrar in the form attached to the Collateral Assignment of Partnership Interests as Schedule I as the same may be hereafter amended, supplemented or restated from time to time.

          "Change in Working Capital" means, for any period, the amount (whether positive or negative) by which Consolidated Working Capital for such period changes from the Consolidated Working Capital for the immediately preceding period of the same duration.

          "Change of Control" means, at any time:

                 (i) any "person" or "group" (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than Allen K. Breed, Johnnie C. Breed, Siemens, A. Breed, L.P., a Texas limited partnership, or J. Breed, L.P., a Texas limited partnership, either
          (A) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act ), directly or indirectly, of Voting Stock of BREED (or securities convertible into or exchangeable for such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of BREED (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of BREED; provided, however, that this subsection shall
                              --------  -------
          apply only to any "person" or "group" (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) who is not identified hereunder.

                 (ii) during any period of up to 12 consecutive months, commencing on the Closing Date, individuals who at the beginning of such 12-month period were directors of BREED shall cease for any reason (other than the death, disability or retirement of an officer of BREED that is serving as a director at such time so long as another officer of BREED replaces such Person as a director) to constitute a majority of the board of directors of BREED; or

                 (iii) any Person or two or more Persons (other than those Persons identified in clause (i) above or existing directors) acting in concert shall have acquired by contract, or shall have entered into a contract or agreement and satisfied any conditions to effectiveness, that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, more than 50% of the combined voting power of all Voting Stock of BREED (on a fully diluted basis).

          "Closing Date" means the date as of which this Agreement is executed by the Borrowers, the Lenders and the Agent and on which the conditions set forth in Section 7.1 have been satisfied.
              -----------

          "Code" means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

          "Collateral" means the collateral described in the Security
     Instruments.

          "Collateral Assignment of Trademark License Agreement" means that
     certain   Collateral Assignment of Trademark License Agreement dated
     October 30, 1997 by BREED in favor of the Agent and consented to by AlliedSignal, Inc. substantially in the form of Exhibit E hereto and
                                                     ---------
     pursuant to which BREED and BREED Automotive Technology, Inc. have collaterally assigned, pledged and granted a Lien in all of its rights and interests under that certain Trademark License Agreement dated October 30, 1997 between BREED and Allied Signal to the Agent for the benefit of the Lenders, as amended, modified, or restated from time to time.

          "Collateral Assignment of Partnership Interests" means the Collateral Assignment of Partnership Interests substantially in the form of Exhibit
                                                                        -------
     F delivered to the Agent pursuant to Section 9.19, as the same may be
     -                                    ------------
     hereafter amended, supplemented or restated from time to time.

          "Confirmation of Guaranty" means the Confirmation of Guaranty dated the Closing Date whereby each of the Guarantors has confirmed its Guaranty.

          "Consistent Basis" in reference to the application of GAAP means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of BREED referred to in Section 8.6(a).
                                                  --------------

          "Consolidated Current Assets" means all assets of BREED and its Subsidiaries which are expected to be realized in cash, sold in the ordinary course of business, or consumed within one year or which would be classified as current assets, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

          "Consolidated Current Liabilities" means all liabilities of BREED and its Subsidiaries which by their terms are payable within one year (including all Indebtedness payable on demand or maturing not more than one year from the date of computation and the current portion of Indebtedness for Borrowed Money having a maturity date of greater than one year), all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

          "Consolidated EBITDA" means, with respect to BREED and its Subsidiaries for any period of computation ending on the date of computation thereof, (A) the sum of, without duplication, (i) Consolidated
                                  ---
     Net Income, (ii) Consolidated Interest Expense, (iii) taxes on income, (iv) amortization, (v) depreciation, (vi) one time charges associated with (x) the repositioning costs not to exceed $395,000,000 (including a one-time write off of financing fees) incurred in Fiscal Year 1998 and (y) cash disruption costs not to exceed $20,000,000 in Fiscal Year 1998 and $30,000,000 in Fiscal Year 1999 and (vii) with respect to the fiscal quarter ending June 30, 1998, pro forma annualized cash savings for repositioning actions taken as of June 30, 1998, net of $35,000,000 in projected actual cash cost savings expected to be realized as of such date, minus (B) (a) net gains or
                                                      -----
     losses on the sale, conversion or other disposition of capital assets, (b) net gains or losses on the acquisition, retirement, sale or other disposition of capital stock and other securities of BREED or its Subsidiaries, (c) net gains on the collection of proceeds of the life insurance policies, (d) any write-up of any asset other than as permitted in accordance with Statement No. 16 of the Financial Accounting Standards Board, and (e) any other net gain or loss or credit of an extraordinary nature as determined in accordance with GAAP applied on a Consistent Basis.

          "Consolidated Excess Cash Flow" means, with respect to BREED and its Subsidiaries for any Fiscal Year ending on the date of computation thereof Consolidated EBITDA minus, without duplication, the sum of (i) Capital
                         -----
     Expenditures including the Excluded Capital Expenditures, (ii) cash taxes on income, (iii) Restricted Payments, (iv) cash expenditures and cash disruption costs associated with the restructure of BREED and its Subsidiaries incurred in Fiscal Years 1998 and 1999, (v) the cash portion of Consolidated Interest Expense, (vi) any Change in Working Capital for such period net of the first $25,000,000 of proceeds received from the sale of accounts receivable and all instruments, documents and other assets relating thereto pursuant to Permitted Receivable Securitizations, and
     (vii) scheduled principal payments of Indebtedness for Money Borrowed having an original maturity date of greater than one year.

          "Consolidated Fixed Charge Ratio" means, with respect to BREED and its Subsidiaries for any Four-Quarter Period ending on the date of computation thereof, the ratio of (i) Consolidated EBITDA for such period less Capital Expenditures for such period to (ii) Consolidated Fixed Charges for such period.

          "Consolidated Fixed Charges" means, with respect to BREED and its Subsidiaries for any Four-Quarter Period ending on the date of computation thereof, the sum of, without duplication, (i) the cash portion of Consolidated Interest Expense, (ii) Restricted Payments, (iii) scheduled principal payments of Indebtedness for Money Borrowed having an original maturity date of greater than one year, and (iv) beginning in the Fiscal Year ending June 30, 2000 investments in BSRS Restraint in excess of the amount set forth opposite each Fiscal Year in Section 10.6(i), all
                                                   ---------------
     determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

          "Consolidated Interest Coverage Ratio" means, with respect to BREED and its Subsidiaries for any Four-Quarter Period ending on the date of computation thereof, the ratio of Consolidated EBITDA to the cash portion of Consolidated Interest Expense.

          "Consolidated Interest Expense" means, with respect to any period of computation thereof, the gross interest expense of BREED and its Subsidiaries, including without limitation (i) the current amortized portion of debt discounts to the extent included in gross interest expense,
     (ii) the current amortized portion of all fees (including fees payable in respect of any Swap Agreement and Letters of Credit) payable in connection with the incurrence of Indebtedness to the extent included in gross interest expense and (iii) the portion of any payments made in connection with Capital Leases allocable to interest expense, in each of the foregoing cases determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

          "Consolidated Leverage Ratio" means, as at the date of computation thereof, the ratio of (i) Indebtedness of BREED and its Subsidiaries (determined as of such date) to (ii) Consolidated EBITDA (for the Four-Quarter Period ending on (or most recently ended prior to) such date.

          "Consolidated Net Income" means, for any period of computation thereof, the gross revenues from operations of BREED and its Subsidiaries (including payments received by BREED and its Subsidiaries of (i) interest income, and (ii) dividends, distributions, fees and other amounts paid in the ordinary course of their businesses by Persons in which investment is permitted pursuant to this Agreement and not related to an extraordinary event), less all operating and non-operating expenses of BREED and its Subsidiaries including taxes on income, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis; provided, however, that for so long as BREED retains a minority investment in BSRS Restraint, Consolidated Net Income for any period will include BREED's proportionate share of the net income or net loss of BSRS Restraint for such period, determined as if BSRS Restraint were accounted for by BREED on an equity accounting basis in accordance with GAAP and, provided further, that notwithstanding the foregoing proviso, if BSRS Restraint generates net income for any period, the amount of such net income that is included in Consolidated Net Income for such period may not exceed the aggregate amount of (i) dividends or other distributions plus (ii) other payments by BSRS Restraint under any management agreement, royalty agreement or other similar arrangement, in any case actually paid to BREED or any Subsidiary in cash during such period.

          "Consolidated Net Worth" means, as of any date on which the amount thereof is to be determined, the sum of Consolidated Shareholders' Equity and the outstanding principal amount of Convertible Preferred Securities plus the positive amount of the balance in excess of $35,000,000 in
     ----
     currency translation adjustment amounts and minus the amount of the balance
                                                 -----
     below negative $35,000,000 in currency translation adjustment amounts.

          "Consolidated Shareholders' Equity" means, as of any date on which the amount thereof is to be determined, the sum of the following in respect of BREED and its Subsidiaries (determined on a consolidated basis): (i) the amount of issued and outstanding share capital, plus (ii) the amount of additional paid-in capital and retained earnings (or, in the case of a deficit, minus the amount of such deficit), minus (iii) the amount of any treasury stock, all as determined in accordance with GAAP applied on a Consistent Basis.

          "Consolidated Total Assets" means, as of the date on which the amount thereof is to be determined, the net book value of all assets of BREED and its Subsidiaries as determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

          "Consolidated Working Capital" means, as of the date on which the amount thereof is to be determined, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

          "Contingent Obligation" of any Person means all contingent liabilities required (or which, upon the creation or incurring thereof, would be required) to be included in the financial statements (including footnotes but excluding any actual or threatened litigation) of such Person in accordance with GAAP applied on a Consistent Basis, including Statement No. 5 of the Financial Accounting Standards Board, all Rate Hedging Obligations and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including obligations of such Person however incurred:

               (1) to purchase such Indebtedness or other obligation or any property or assets constituting security therefor;

               (2) to advance or supply funds in any manner (i) for the purchase or payment of such Indebtedness or other obligation, or (ii) to maintain a minimum working capital, net worth or other balance sheet condition or any income statement condition of the primary obligor;

               (3) to grant or convey any lien, security interest, pledge, charge or other encumbrance on any property or assets of such Person to secure payment of such Indebtedness or other obligation of the primary obligor;

               (4) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner or holder of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or other obligation; or

               (5) otherwise to assure the owner of the Indebtedness or such obligation of the primary obligor against loss in respect thereof;

     excluding, however, Contingent Obligations (other than Guaranties) incurred in the ordinary course of business which, in the aggregate, will not have a Material Adverse Effect.

          "Continue", "Continuation", and "Continued" shall refer to the continuation pursuant to Section 2.10 or Section 3.8 hereof of a Eurodollar
                              ------------    -----------
     Rate Loan of one Type as a Eurodollar Rate Loan of the same Type from one Interest Period to the next Interest Period.

          "Convert", "Conversion", and "Converted" shall refer to a conversion pursuant to Section 2.10 or Section 3.8 or Article IV of one Type of Loan
                 --------               ----    ----------
     into another Type of Loan.

          "Convertible Debentures" means the 6 1/2% Convertible Subordinated Debentures due 2027 in an original principal amount of $257,700,000 issued by BREED to BTI Capital Trust in consideration of the issuance of the Convertible Preferred Securities and payment of the net proceeds thereof to BREED.

          "Convertible Preferred Securities" means at least $250,000,000 aggregate liquidation amount 6 1/2% Convertible Trust Preferred Securities issued by BTI Capital Trust (the "BTI Trust"), a trust created solely for the purpose of issuing the Convertible Preferred Securities and the Common Securities (as defined in the Convertible Preferred Indenture) for so long as such preferred and common securities are not accounted for under stockholder's equity in the consolidated financial statements of BREED; provided that, so long as no Indenture Event of Default shall have
     --------
     occurred, such Convertible Preferred Securities shall be at all times subject to the following conditions:

               (i) the BTI Trust, at the direction of BREED, shall be entitled in its discretion to defer payment of distributions on the Convertible Preferred Securities for up to twenty (20) consecutive quarters (the "Deferral Period"); provided that no such deferral may extend beyond the maturity date of the Convertible Preferred Securities; and

               (ii) the Convertible Preferred Securities shall not be treated as a liability on the Consolidated Financial Statements of BREED in accordance with GAAP;

          "Cost of Acquisition" means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following
                                                           ---
     (without duplication): (i) the value of the capital stock, warrants or options to acquire capital stock of BREED or any Subsidiary to be transferred in connection therewith, (ii) the amount of any cash and fair market value of other property (excluding property described in clause (i) and the unpaid principal amount of any debt instrument) given as consideration, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by BREED or any Subsidiary in connection with such Acquisition, (iv) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of BREED and its Subsidiaries in accordance with GAAP,
     (v) all amounts paid or payable in respect of covenants not to compete, consulting agreements that should be recorded on financial statements of BREED and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition which would constitute additional consideration by BREED or any Subsidiary, (vi) the aggregate fair market value of all other consideration given by BREED or any Subsidiary in connection with such Acquisition, and (vii) out of pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred. For purposes of determining the Cost of Acquisition for any transaction, (A) the capital stock of the Borrower shall be valued (I) in the case of capital stock that is then designated as a national market system security by the National Association of Securities Dealers, Inc. ("NASDAQ") or is listed on a national securities exchange, the average of the last reported bid and ask quotations or the last prices reported thereon, and (II) with respect to shares that are not freely tradeable, as determined by a committee composed of the disinterested members of the Board of Directors of BREED and, if requested by the Agent, determined to be a reasonable valuation by the independent public accountants referred to in Section
                                                                    -------
     9.1(a), (B) the capital stock of any Subsidiary shall be valued as
     ------
     determined by a committee composed of the disinterested members of the Board of Directors of BREED and, if requested by the Agent, determined to be a reasonable valuation by the independent public accountants referred to in Section 9.1(a), and (C) with respect to any Acquisition accomplished
           --------------
     pursuant to the exercise of options or warrants or the conversion of securities, the Cost of Acquisition shall include both the cost of acquiring such option, warrant or convertible security as well as the cost of exercise or conversion.

          "Credit Commitment" means, with respect to each Lender, the obligation
     of such   Lender to make Loans to the Borrowers up to an aggregate
     principal amount at any one time outstanding equal to such Lender's Applicable Commitment Percentage of the Total Credit Commitment.

          "Credit Parties" means any or all of the Borrowers and the Guarantors, as the case may be.

          "Debt Offering" means the incurrence of any Indebtedness for Money
     Borrowed   permitted hereunder in connection with a public offering or private placement of debt securities of BREED or any Subsidiary (other than the Indebtedness permitted under Section 10.4 and the debt securities
                                      ------------
     issued to BREED or a Guarantor) or otherwise.

          "Default" means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder.

          "Default Rate" means (i) with respect to each Eurodollar Rate Loan and Eurodollar Rate Segment, until the end of the Interest Period applicable thereto, a rate of two percent (2%) above the Eurodollar Rate applicable to such Loan or Segment, and thereafter at a rate of interest per annum which shall be two percent (2%) above the Base Rate, (ii) with respect to Base Rate Loans and Base Rate Segments and Swing Line Loans, at a rate of interest per annum which shall be two percent (2%) above the Base Rate, and
     (iii) in any case, the maximum rate permitted by applicable law, if lower.

          "Deutsch Marks" means the official currency of Germany.

          "Direct Foreign Subsidiary" means any Foreign Subsidiary a majority of whose outstanding Voting Stock is owned by BREED or a Domestic Subsidiary.

          "Dollar Equivalent Amount" means, with respect to a specified Alternative Currency amount, the amount of Dollars into which the Alternative Currency amount would be converted, based on the applicable Advance Date Exchange Rate.

          "Dollar Value" of an Advance or a Loan in an Alternative Currency means the Dollar Equivalent Amount of the principal amount of such Advance or Loan based on the Advance Date Exchange Rate with respect to such Advance or Loan, as recorded in the Agent's records pursuant to

     Section 3.1.
     -----------

          "Dollars" and the symbol "$" means dollars constituting legal tender for the payment of public and private debts in the United States of America.

          "Domestic Subsidiary" means any Subsidiary of BREED organized under the laws of the United States of America or a state or territory thereof, except the Excluded Subsidiary.

          "ECU" means the lawful currency of members of the European community who are not members of the European Economic and Monetary Union.

          "Eligible Assignee" means (i) a Lender; (ii) an affiliate or Approved Fund of a Lender; and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 13.1, BREED, such
                                               ------------
     approval not to be unreasonably withheld or delayed by BREED or the Agent, it being agreed that BREED may withhold its approval if as a result of such assignment BREED incurs increased cost under Section 6.1 or Section 6.6;
                                                  -----------    -----------
     provided, however, that neither BREED nor an affiliate of  BREED shall
     --------  -------
     qualify as an Eligible Assignee.

          "Eligible Securities" means the following obligations and any other obligations previously approved in writing by the Agent:

               (a)  Government Securities;

               (b) obligations of any corporation organized under the laws of any state of the United States of America or under the laws of any other nation, payable in the United States of America, expressed to mature not later than 180 days following the date of issuance thereof and rated in an investment grade rating category by S&P and Moody's;

               (c) interest bearing demand or time deposits issued by any Lender or certificates of deposit maturing within one year from the date of issuance thereof and issued by a bank or trust company organized under the laws of the United States or of any state thereof having capital surplus and undivided profits aggregating at least $400,000,000 and being rated "A-" or better by S&P or "A3" or better by Moody's;

               (d) Repurchase Agreements;

               (e) Municipal Obligations;

               (f) Pre-Refunded Municipal Obligations;

               (g) shares of mutual funds which invest in obligations described in paragraphs (a) through (f) above, the shares of which mutual funds are at all times rated "AAA" by S&P;

               (h) tax-exempt or taxable adjustable rate preferred stock issued by a Person having a rating of its long term unsecured debt of "A" or better by S&P or "A-1" or better by Moody's; and

               (i) asset-backed remarketed certificates of participation representing a fractional undivided interest in the assets of a trust, which certificates are rated at least "A-1" by S&P and "P-1" by Moody's.

          "Employee Benefit Plan" means (i) any employee benefit plan, including any Pension Plan, within the meaning of Section 3(3) of ERISA which (A) is maintained for employees of BREED, any of its ERISA Affiliates, or any Subsidiary or is assumed by BREED, any of its ERISA Affiliates, or any Subsidiary in connection with any Acquisition or (B) has at any time been maintained for the employees of BREED, any current or former ERISA Affiliate, or any Subsidiary and (ii) any plan, arrangement, understanding or scheme maintained by BREED or any Subsidiary that provides retirement, deferred compensation, employee or retiree medical or life insurance, severance benefits or any other benefit covering any employee or former employee and which is administered under any Foreign Benefit Law or regulated by any Governmental Authority other than the United States of America.

          "Environmental Laws" means any federal, state, local or foreign statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters or conditions, environmental protection or conservation, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other "Superfund" or "Superlien" law."

          "Equity Offering" means a public or private offering of equity securities (including, without limitation, any security or investment exchangeable, exercisable or convertible for or into, or otherwise entitling the holder to receive, equity securities) of BREED or any Subsidiary (other than securities issued to BREED or another Subsidiary); provided, however, that the term "Equity Offering" shall not include (i)
     --------  -------
     any issuance of equity
     securities in connection with the exercise of stock options granted to, or purchase of restricted stock by, eligible participants under the Stock Option Plans, (ii) the issuance of any stock issued as dividends or distributions to shareholders of BREED or to shareholders of any Subsidiary and (iii) any issuance of equity securities as consideration for a Permitted Acquisition.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

          "ERISA Affiliate", as applied to BREED, means any Person or trade or business which is a member of a group which is under common control with BREED, who together with BREED, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

          "Euro" means the lawful currency of the European Economic and Monetary Union.

          "Eurodollar Rate Loan" means a Loan or Segment of the Term Loan for which the rate of interest is determined by reference to the Eurodollar Rate.

          "Eurodollar Rate" means the interest rate per annum calculated according to the following formula:

           Eurodollar   =        Interbank Offered Rate               +     Applicable
           Rate             -------------------------------------             Margin
                                 1 - Reserve Requirement

          "Eurodollar Rate Segment" means a Segment bearing interest or to bear interest at the Eurodollar Rate.

          "Event of Default" means any of the occurrences set forth as such in
Section 11.1.
------------

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

          "Excluded Capital Expenditure" has the meaning set forth in the definition of "Capital Expenditures".

          "Excluded Subsidiary" means, collectively,  BREED International, Inc.,
     a U.S. Virgin   Islands corporation, any Receivables Subsidiary and BTI
     Trust, a Delaware business trust.

          "Existing Letters of Credit" means those Letters of Credit described on Schedule 1.1(c) heretofore issued by the Issuing Bank.
        --------------

          "Facility Termination Date" means the date on which both the Revolving Credit Termination Date and the Term Loan Termination Date (with respect to both Term Loan A and Term Loan B) shall have occurred, no Letters of Credit shall remain outstanding or all the Letters of Credit shall have been cash collateralized, all Swap Agreements shall have been terminated or cash collateralized and the Borrowers shall have fully paid and satisfied in full all Obligations.

          "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York (Statistical Release H-15) on the Business Day next succeeding such day; provided that
                                                                 --------
     (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent (in its individual capacity) on such day on such transactions as determined by the Agent.

          "Financing Subsidiary" has the meaning set forth in Section 10.4(o).
                                                              ---------------

          "Fiscal Year" means the twelve month fiscal period of BREED commencing on the July 1 of each calendar year and ending on June 30 of the following calendar year.

          "Foreign Benefit Law" means any applicable statute, law, ordinance, code, rule, regulation, order or decree of any foreign nation or any province, state, territory, protectorate or other political subdivision thereof regulating, relating to, or imposing liability or standards of conduct concerning, any Employee Benefit Plan.

          "Foreign Receivables Financing Transactions" means sales, pledges or assignments of accounts receivable by BREED or its Subsidiaries in the ordinary course of business which accounts receivable are due from Persons that are not domiciled in the United States and which sales, pledges or assignments are treated as indebtedness in accordance with GAAP.

          "Foreign Receivables Sales Transactions" means sales and assignments of accounts receivable by BREED or its Subsidiaries in the ordinary course of business which are due from Persons that are not domiciled in the United States and which are treated as true sales and not indebtedness in accordance with GAAP; provided, however, if such receivables are due from
                           --------  -------
     an Affiliate, BREED shall have furnished to the Agent evidence satisfactory to the Agent that the product or service giving rise to such receivable was sold or furnished by the Affiliate to a person not domiciled in the United States.

          "Foreign Subsidiary" means any Subsidiary of BREED that is not a Domestic Subsidiary.

          "Four-Quarter Period" means a period of four full consecutive fiscal quarters of BREED and its Subsidiaries, taken together as one accounting period.

          "French Francs" means the official currency of France.

          "Funding Bank" means any banking institution approved by the Agent located within a country which country's currency has been approved by the Lenders as an Alternative Currency.

          "GAAP" or "Generally Accepted Accounting Principles" means generally accepted accounting principles, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board and the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report.

          "Government Securities" means direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States of America.

          "Governmental Authority" shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government including, but not limited to, the governments of Italy, Germany, France, Spain, Mexico, the United Kingdom, Ireland, Finland, Japan and Hungary.

          "Guaranties" means all obligations of BREED or any Subsidiary directly or indirectly guaranteeing, or in effect guaranteeing, any Indebtedness or other obligation of any other Person.

          "Guarantors" means, at any date, the Domestic Subsidiaries.

          "Guarantors' Obligations" has the meaning ascribed to such term in the Guaranty.

          "Guaranty" means each Guaranty Agreement dated October 30, 1997 between one or more Guarantors and the Agent for the benefit of the Lenders heretofore, delivered to the Agent and any other Guaranty otherwise delivered pursuant to Section 9.19 substantially in the form of Exhibit G
                           ------------                              ---------
     hereto as the same may be amended, supplemented or restated.

          "Hazardous Material" means and includes any pollutant, contaminant, or hazardous, toxic or dangerous waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead), the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

          "Indebtedness" means with respect to any Person, without duplication, all Indebtedness for Money Borrowed, all indebtedness of such Person for the acquisition of property or arising under Rate Hedging Obligations, all indebtedness secured by any Lien on the property of such Person whether or not such indebtedness is assumed, all liability of such Person by way of endorsements (other than for collection or deposit in the ordinary course of business), all Contingent Obligations, including letters of credit and other items which in accordance with GAAP is required to be classified as a liability on a balance sheet; but excluding all accounts payable and accruals in the ordinary course of business so long as payment therefor is due within one year; provided that in no event shall the term Indebtedness
                          --------
     include surplus and retained earnings, lease obligations (other than pursuant to Capital Leases), reserves for deferred income taxes and investment credits, other deferred credits or reserves and, so long as there is no Indenture Event of Default, both the Convertible Preferred Securities and the Convertible Debentures (so long as the Convertible Debentures are held by the BTI Trust).

          "Indebtedness for Money Borrowed" means with respect to any Person, without duplication, all indebtedness in respect of money borrowed, including without limitation all Capital Leases and the deferred purchase price of any property or asset, evidenced by a promissory note, bond, debenture or similar written obligation for the payment of money (including conditional sales or similar title retention agreements), other than trade payables and short-term accounts payable incurred in the ordinary course of business.

          "Indenture Event of Default" means the occurrence of an Event of Default as defined in the Indenture between the Borrower and Wilmington Trust Company, as Trustee for the holder of the Convertible Debentures pursuant to which Indenture the Convertible Debentures have been issued ("the Convertible Preferred Indenture").

          "Intellectual Property Assignments" means those certain Assignments of
     Patents,   Trademarks, Copyrights and Licenses in the form attached to the
     Intellectual Property Security Agreement as Exhibit A, to be filed upon acceleration of the Obligations hereunder, as from time to time amended, supplemented or restated.

          "Intellectual Property Security Agreement" means, collectively, each
     Intellectual   Property Security Agreement executed by BREED and Breed
     Automotive Technology, Inc. (whether dated October 30, 1997 or delivered pursuant to Section 9.19 hereof and whether executed individually or
                 ------------
     jointly and severally with other Subsidiaries) in favor of the Agent to collaterally secure payment and performance of its respective obligations hereunder and under the Guaranty, as applicable, substantially in the form of Exhibit H attached hereto and incorporated herein by reference as from
        ---------
     time to time amended, supplemented or restated.

          "Interbank Offered Rate" means, for any Eurodollar Rate Loan or Eurodollar Rate Segment for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 or other appropriate Telerate Page (or any successor page) as the London interbank offered rate for deposits in Dollars or the relevant Alternative Currency at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Eurodollar Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars or the relevant Alternative Currency at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one
                                         --------  -------
     rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

          "Intercompany Advance" means a loan or advance heretofore or hereafter made by an Intercompany Note Holder to a Borrower or a Domestic
     Subsidiary which is evidenced by an Intercompany Note in which the Agent has a valid, duly perfected, first priority Lien under the Intercompany Note Pledge Agreement, and the repayment of which is subordinated to the rights of the Agent and the Lenders under the Loan Documents in accordance to the provisions set forth in the Intercompany Notes or in the Intercompany Note Subordination Agreement.


          "Intercompany Notes" means, collectively, the promissory notes heretofore issued and described on Schedule A to the Intercompany Note
                                        ----------
     Pledge Agreement and promissory notes issued after October 30, 1997 in the form attached as Exhibit I hereto (with appropriate insertions) outstanding
                      ---------
     from time to time evidencing the Intercompany Advances.

          "Intercompany Note Holder" means, at any date, any Borrower and any Domestic Subsidiary who has extended any Intercompany Advance that remains outstanding at such date.

          "Intercompany Note Pledge Agreement" means, collectively (i) each Intercompany Note Pledge Agreement dated October 30, 1997 between a Borrower and the Agent and (ii) each Intercompany Note Pledge Agreement between each Intercompany Note Holder other than a Borrower and the Agent, substantially in the form of Exhibit Q, pursuant to which the Agent is
                                  ---------
     granted a Lien in the Intercompany Notes held by such Intercompany Note Holder, in each case as the same may be amended, supplemented or restated from time to time.

          "Intercompany Note Subordination Agreement" means that certain Subordination Agreement dated October 30, 1997 between the Intercompany Note Holders and the Agent substantially in the form of Exhibit J hereto,
                                                             ---------
     as amended, supplemented, or restated from time to time.

          "Interest Period" means, for each Eurodollar Rate Loan or Eurodollar Rate Segment, a period commencing on the date such Eurodollar Rate Loan or Eurodollar Rate Segment is made or Converted and ending, at the Borrower's option, on the date one, two, three or, if available, six months thereafter as notified to the Agent by the Authorized Representative three (3) Business Days prior to the beginning of such Interest Period; provided, that,
                                        --------

                   (i) if the Authorized Representative fails to notify the Agent of the length of an Interest Period three (3) Business Days prior to the first day of such Interest Period, the Loan or Segment for which such Interest Period was to be determined shall be deemed to be a Base Rate Loan or Base Rate Segment as of the first day thereof;

                  (ii) if an Interest Period for a Eurodollar Rate Loan or Eurodollar Rate Segment would end on a day which is not a Business Day, such Interest Period shall be extended to the next Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding Business Day);

                 (iii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

                  (iv) no Interest Period shall extend past the Stated Termination Date in the case of Revolving Loans, the Term Loan A Maturity Date in the case of Term Loan A and the Term Loan B Maturity Date in the case of Term Loan B; and

                   (v) there shall not be more than ten (10) Interest Periods in effect on any day.

          "Interest Rate Selection Notice" means the written notice delivered by an Authorized Representative on behalf of any of the Borrowers in connection with the election of a subsequent Interest Period for any Eurodollar Rate Loan or Eurodollar Rate Segment or the Conversion of any Eurodollar Rate Loan or Eurodollar Rate Segment into a Base Rate Loan or Base Rate Segment or the Conversion of any Base Rate Loan or Base Rate Segment into a Eurodollar Rate Loan or Eurodollar Rate Segment, in the form of Exhibit K.
        ---------

          "Issuing Bank" means initially NationsBank and thereafter any Lender which is successor to NationsBank as issuer of Letters of Credit under

     Article IV.
     ----------

          "Italian Lire" means the official currency of Italy.

          "Japanese Yen" means the official currency of Japan.

          "Landlord Waivers" means, collectively, each of the Landlord Waivers heretofore required by the Agent to be delivered by the landlord of each facility leased by BREED or any Domestic Subsidiary or arising after October 30, 1997 and delivered by BREED or a Domestic Subsidiary, as applicable, pursuant to Article VI or
                                                                ----------
     Section 9.19 hereof, substantially in the form of Exhibit L hereto, as
     ------------                                      ---------
     amended supplemented or restated from time to time.

          "LC Account Agreement" means the LC Account Agreement among the Borrowers and the Agent substantially in the form of Exhibit M hereto, as
                                                          ---------
     amended, supplemented or restated from time to time.

          "Lease Assignments" means, collectively, Assignment of Lessee's Interest in Leases assigning to the Agent each facility lease of BREED and any Domestic Subsidiary heretofore entered into or entered into after October 30, 1997 and delivered by BREED or a Domestic Subsidiary pursuant to Article V or Section 9.19 hereof to collaterally secure the Borrowers'
        ---------    ------------
     Obligations and the Guarantors' Obligations under the Guaranty, substantially in the form of Exhibit N hereto, as amended, supplemented or
                                  ---------
     restated from time to time.

          "Letter of Credit" means a standby letter of credit issued by the Issuing Bank for the account of a Borrower in favor of a Person advancing credit or securing an obligation on behalf of a Borrower, including the Existing Letters of Credit.

          "Letter of Credit Commitment" means, with respect to each Lender, the obligation of such Lender to acquire Participations in respect of Letters of Credit and Reimbursement Obligations up to an aggregate amount at any one time outstanding equal to such Lender's Applicable Commitment Percentage of the Total Letter of Credit Commitment as the same may be increased or decreased from time to time pursuant to this Agreement.

          "Letter of Credit Facility" means the facility described in Article IV
                                                                      ----------
     hereof providing for the issuance by the Issuing Bank for the account of one or more of the Borrowers of Letters of Credit in an aggregate stated amount at any time outstanding not exceeding the Total Letter of Credit Commitment.

          "Letter of Credit Outstandings" means, as of any date of determination, the aggregate amount remaining undrawn under all Letters of Credit plus Reimbursement Obligations then outstanding.

          "Lien" means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, BREED and any Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

          "Loan" means any of the Revolving Loans, Swing Line Loans or the Term Loan made under the Revolving Credit Facility, Swing Line or the Term Loan Facilities, respectively.

          "Loan Documents" means this Agreement, the Notes, the Guaranties, the Security Instruments, the Applications and Agreements for Letter of Credit, the Confirmation of Guaranty and the Modification to Mortgage, as the same may be amended, supplemented or restated from time to time.

          "Loan Parties" means the Borrowers, the Guarantors and any other Person (other than the Lenders) party to any of the Loan Documents.

          "Material Adverse Effect" means a material adverse effect on (i) the business, properties, operations or condition, prospects, financial or otherwise, of BREED and its Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties taken as a whole to pay or perform the obligations, liabilities and indebtedness under the Loan Documents as such payment or performance becomes due in accordance with the terms thereof, or
     (iii) the rights, powers and remedies of the Agent or any Lender under any Loan Document or the validity, legality or enforceability thereof.

          "Material Contract" means any contract or agreement, written or oral, of any Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

          "Modification to Mortgage" means, collectively, those Modification to Mortgage instruments dated as of the Closing Date whereby certain of the Mortgages are modified.

          "Moody's" means Moody's Investors Service, Inc.

          "Mortgaged Property" means, collectively (or individually as the context may indicate) the real property and improvements thereon described in the Mortgages.

          "Mortgages" means, collectively (or individually as the context may indicate), each Credit-Line Deed of Trust, Mortgage, Open-End Mortgage, Deed of Trust, Deed to Secure Debt, Leasehold Mortgage, Open-End
     Leasehold Mortgage, Leasehold Deed of Trust, Leasehold Deed to Secure Debt, Security Agreement, Fixture Financing Statement, Assignment of Leases and Rents and Financing Statement or similar mortgage instrument of BREED and its Subsidiaries now or hereafter entered into in connection with this Agreement to secure the Obligations or the Guarantors' Obligations, such term to include the Collateral Assignment of Rents and Leases executed by a Subsidiary of BREED, BTI Michigan, Inc., to secure its obligations under its Guaranty, as the same are amended as of the date hereof by Modification to Mortgage executed by BREED and its Subsidiaries and as from time to time further amended, supplemented or restated.

          "Multiemployer Plan" means a "multiemployer plan" as defined in
     Section 4001(a)(3) of ERISA to which BREED or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) Fiscal Years.

          "Municipal Obligations" means general obligations issued by, and supported by the full taxing authority of, any state of the United States of America or of any municipal corporation or other public body organized under the laws of any such state which are rated in the highest investment rating category by both S&P and Moody's.

          "NationsBank" means NationsBank, National Association and its successors.

          "NMS" means NationsBanc Montgomery Securities LLC and its successors.

          "Net Proceeds" means (a) from any Equity Offering or Debt Offering cash payments received by BREED or any Subsidiary therefrom as and when received, net of all legal, accounting, printing, rating agency, banking and underwriting fees and expenses, commissions, discounts and other issuance expenses incurred in connection therewith and all taxes required to be paid or accrued as a consequence of such issuance and (b) from any Asset Disposition cash payments received by BREED or any Subsidiary therefrom (including any cash payments received pursuant to any note or other debt security received in connection with any Asset Disposition) as and when received, net of (i) all legal fees and expenses and other fees and expenses paid to third parties and incurred in connection therewith,
     (ii) all taxes required to be paid or accrued as a consequence of such sale, (iii) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien on the asset or property disposed, (iv) any other necessary costs incurred in connection with the sale, (v) in the case of a Permitted Receivables Securitization, the first $25,000,000 of proceeds received from the sale of accounts receivable and all instruments, documents and other assets relating thereto and (vi) in the case of a Foreign Receivables Sales Transaction, all proceeds received from the sale of accounts receivable and all instruments, documents and other assets relating thereto; provided, that Net Proceeds shall not include cash
                       --------
     payments received from Asset Dispositions in amounts less than $5,000,000 ("Reserved Proceeds") until the aggregate amount of Reserved Proceeds from one or more Asset Dispositions exceeds $5,000,000, at which time Net Proceeds shall include all such Reserved Proceeds and the amount of Reserved Proceeds shall be reset to zero.

          "Notes" means, collectively, the Term Notes, the Revolving Notes and the Swing Line Note.

          "Obligations" means the obligations, liabilities and Indebtedness of the Borrowers or any of them with respect to (i) the principal and interest on the Loans as evidenced by the Notes, (ii) the Reimbursement Obligations and otherwise in respect of the Letters of Credit, (iii) all liabilities of the Borrowers or any of them to any Lender or affiliate of a Lender which arise under a Swap Agreement, and (iii) the payment and performance of all other obligations, liabilities and Indebtedness of the Borrowers or any of them to the Lenders, the Agent or NMS hereunder, under any one or more of the other Loan Documents or with respect to the Loans.

          "Offering Memorandum" means the offering memorandum prepared in connection with the issuance of the Senior Subordinated Notes.

          "Operating Documents" means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership, or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, limited partnership agreement or other applicable documents relating to the operation, governance or management of such entity.

          "Organizational Action" means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, any corporate, organizational, partnership action (including any required stakeholder, member or partner action) or other similar official action, as applicable, taken by such entity.

          "Organizational Documents" means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, certificate of limited partnership or other applicable organizational or charter documents relating to the creation of such entity.

          "Original Agreement" has the meaning set forth in the recitals at the beginning of this Agreement.

          "Original Notes" has the meaning set forth in the recitals at the beginning of this Agreement.

          "Outstandings" means, collectively, at any date, the Letter of Credit Outstandings, the Revolving Credit Outstandings, the Swing Line Outstandings and the Term Loan Outstandings on such date.

          "Participation" means, (i) with respect to any Lender with a Revolving Credit Commitment (other than the Issuing Bank) and a Letter of Credit Commitment, the extension of credit represented by the participation of such Lender hereunder in the liability of the Issuing Bank in respect of a Letter of Credit issued by the Issuing Bank in accordance with the terms hereof and (ii) with respect to any Lender (other than NationsBank) and a Swing Line Loan, the extension of credit represented by the participation of such Lender hereunder in the liability of NationsBank in respect of a Swing Line Loan made by NationsBank in accordance with the terms hereof.

          "PBGC" means the Pension Benefit Guaranty Corporation and any successor thereto.

          "Pension Plan" means any employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (i) is maintained for employees of BREED or any of its ERISA Affiliates or is assumed by BREED or any of its ERISA Affiliates in connection with any Acquisition or (ii) has at any time been maintained for the employees of BREED or any current or former ERISA Affiliate.

          "Permitted Acquisition" means (a) an Acquisition which satisfies the following: (i) the Cost of Acquisition excluding capital stock of BREED and its Subsidiaries, does not exceed 15% of Consolidated Net Worth and the total Cost of Acquisition, including capital stock of BREED and its Subsidiaries, does not exceed 20% of Consolidated Net Worth, (ii) the Board of Directors of the Person to be acquired or the Board of Directors of the Person that owns the assets to be acquired has approved such Acquisition,
     (iii) such business to be acquired is the same or a substantially similar line or lines of business carried on by BREED or its Subsidiaries, and (iv) no Default or Event of Default shall result as a result of such Acquisition, (b) acquisitions of accounts receivable and related assets previously sold pursuant to a Permitted Receivables Securitization or a Foreign Receivables Transaction in accordance with the terms and conditions governing any such transaction, and (c) acquisitions by BREED or any Subsidiary of the capital stock of a trust or other Person acquired by BREED or any Subsidiary in connection with a Permitted Receivables Securitization or a Foreign Receivables Transaction.

          "Permitted Indebtedness" has the meaning assigned to such term in
     Section 10.4 hereof.
     ------------

          "Permitted Liens" has the meaning assigned to such term in Section
                                                                     -------
     10.3 hereof.
     ----

          "Permitted Receivables Securitization" means limited recourse sales and assignments of accounts receivable of BREED or its Subsidiaries to one or more special purpose entities secured by such accounts, the proceeds of which obligations shall be made available to BREED or its Subsidiaries at such rates of advance, and the obligations issued by such special purpose entities shall be in such amount or amounts, bear such rate or rates of interest, and be subject to such other terms and conditions, all as shall be reasonably acceptable to the Agent and the Required Lenders.

          "Person" means an individual, partnership, corporation, trust, limited liability company, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.

          "Pledge Agreement" means , collectively or individually as the context may indicate (i) that certain Stock Pledge Agreement dated October 30, 1997 between BREED and the Agent, (ii) that certain Stock Pledge Agreement dated October 30, 1997 between certain

     Domestic Subsidiaries and the Agent substantially in the form of Exhibit P
                                                                      ---------
     hereto, (iii) any Pledge Agreement, Share Charge, Debenture or similar instrument whereby a Borrower or Domestic Subsidiary creates a security interest in favor of the Agent of not less than 65% of the outstanding capital stock of a Direct Foreign Subsidiary, and (iv) any additional Pledge Agreement delivered to the Agent pursuant to Section 9.19, as any of
                                                         ------------
     the foregoing may be hereafter amended, supplemented or restated from time to time.

          "Pledged Stock" has the meaning given to such term in any Pledge Agreement.

          "Pounds Sterling" means the official currency of the United Kingdom.

          "Pre-Refunded Municipal Obligations" means obligations of any state of the United States of America or of any municipal corporation or other public body organized under the laws of any such state which are rated, based on the escrow, in the highest investment rating category by both S&P and Moody's and which have been irrevocably called for redemption and advance refunded through the deposit in escrow of Government Securities or other debt securities which are (i) not callable at the option of the issuer thereof prior to maturity, (ii) irrevocably pledged solely to the payment of all principal and interest on such obligations as the same becomes due, and (iii) in a principal amount and bear such rate or rates of interest as shall be sufficient to pay in full all principal of, interest, and premium, if any, on such obligations as the same becomes due as verified by a nationally recognized firm of certified public accountants.

          "Prime Rate" means the per annum rate of interest established from time to time by NationsBank as its prime rate, which rate may not be the lowest rate of interest charged by NationsBank to its customers.

          "Principal Office" means the principal office of NationsBank, presently located at, Independence Center, 15th Floor, NC1 001-15-04, Charlotte, North Carolina 28255, Attention: Agency Services.

          "Ratable Reduction of Term Loan Facilities" means the application to reduce pro rata each of the Term Loan Outstandings in respect of Term Loan A and the Term Loan Outstandings in respect of Term Loan B.

          "Rate Adjustment Payment" has the meaning set forth in Section 3.1(b).
                                                                 --------------

          "Rate Hedging Obligations" means any and all obligations of BREED or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements; and (ii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

          "Receivables Subsidiary" means a Subsidiary created for the purpose of financing receivables of a Person created in the ordinary course of business of BREED and its Subsidiaries, the sole assets of which consist of such receivables and all instruments, documents and other assets relating thereto which Receivables Subsidiary does not guaranty payment of the Senior Subordinated Notes or any other Indebtedness of BREED or any Guarantor or Direct Foreign Subsidiary.

          "Regulation D" means Regulation D of the Board as the same may be amended or supplemented from time to time.

          "Reimbursement Obligation" shall mean at any time, the obligation of one or more of the Borrowers with respect to any Letter of Credit to reimburse the Issuing Bank and the Lenders to the extent of their respective Participations (including by the receipt by the Issuing Bank of proceeds of Loans pursuant to Section 4.2) for amounts theretofore paid by
                                   -----------
     the Issuing Bank pursuant to a drawing under such Letter of Credit.

          "Repurchase Agreement" means a repurchase agreement entered into with any financial institution whose debt obligations or commercial paper are rated "A" by either of S&P or Moody's or "A-1" by S&P or "P-1" by Moody's.

          "Required Lenders" means, as of any date, Lenders on such date having Credit Exposures (as defined below) aggregating in excess of 50% of the aggregate Credit Exposures of all Lenders on such date. For purposes of the preceding sentence, the amount of the "Credit Exposure" of each Lender shall be equal to the aggregate principal amount of the Revolving Loans owing to such Lender plus the aggregate unutilized amounts of such Lender's Revolving Credit Commitment (without regard to any Swing Line Outstandings) plus the amount of such Lender's Applicable Commitment Percentage of Letter of Credit Outstandings plus the amount of such Lender's Applicable Commitment Percentage of the Term Loan Outstandings; provided that, (i) if
                                                          --------
     any Lender with a Revolving Credit Commitment shall have failed to pay to the Issuing Bank its Applicable Commitment Percentage of any drawing under any Letter of Credit resulting in an outstanding Reimbursement Obligation, such Lender's Credit Exposure attributable to Letters of Credit and Reimbursement Obligations shall be deemed to be held by the Issuing Bank for purposes of this definition and (ii) if any Lender with a Revolving Credit Commitment shall have failed to pay to NationsBank its Applicable Commitment Percentage of any Swing Line Loan, such Lender's Credit Exposure equal to its Applicable Commitment Percentage of all Swing Line Outstandings shall be deemed to be held by NationsBank for purposes of this definition.

          "Reserve Requirement" means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against in the case of Eurodollar Rate Loans, "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

          "Restricted Payment" means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or equity securities of BREED (including the Convertible Debentures) or any of its Subsidiaries (other than those payable or distributable solely to BREED or by a Subsidiary to its parent) now or hereafter outstanding, except a dividend payable solely in shares of a class of stock to the holders of that class; (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of BREED or any of its Subsidiaries or other equity securities of BREED (other than those payable or distributable solely to BREED or any Subsidiary) now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of BREED or any of its Subsidiaries or other equity securities of BREED now or hereafter outstanding; and (d) any issuance and sale of capital stock of any Subsidiary of BREED (or any option, warrant or right to acquire such stock or other equity securities of BREED) other than to BREED or a Domestic Subsidiary or Guarantor.

          "Revolving Credit Commitment" means, with respect to each Lender, the
     obligation   of such Lender to make Revolving Loans to the Borrowers up to an aggregate principal amount at any one time outstanding equal to such Lender's Applicable Commitment Percentage of the Total Revolving Credit Commitment.

          "Revolving Credit Facility" means the facility described in Section
                                                                      -------
     3.1(a) hereof providing for Loans to the Borrowers by the Lenders and Swing
     ------
     Line Loans to BREED by NationsBank in the aggregate principal amount of the Total Revolving Credit Commitment.

          "Revolving Credit Outstandings" means, as of any date of determination, the aggregate principal amount of all Revolving Loans then outstanding.

          "Revolving Credit Termination Date" means (i) the Stated Termination Date or (ii) such earlier date of termination of Lenders' obligations pursuant to Section 11.1 upon the occurrence of an Event of Default, or
                 ------------
     (iii) such date as the Borrowers may voluntarily and permanently terminate the Revolving Credit Facility by payment in full of all Revolving

     Credit Outstandings, Swing Line Outstandings and Letter of Credit Outstandings, termination of the Revolving Credit Commitment and the Letter of Credit Commitment and cancellation (or, pursuant to the terms of the LC Account Agreement, the cash collateralization) of all Letters of Credit.

          "Revolving Loan" means any borrowing pursuant to an Advance under the Revolving Credit Facility.

          "Revolving Notes" means, collectively, the promissory notes of the Borrowers evidencing Revolving Loans executed and delivered to the Lenders as provided in Section 3.5(b) substantially in the form of Exhibit O-1,
                    --------------                              -----------
     with appropriate insertions as to amounts, dates, and names of Lenders.

          "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc.

          "Security Agreement" means, collectively (or individually as the context may indicate), (i) the Security Agreement dated October 30, 1997 among Borrowers, the Guarantors and the Agent, and (ii) any additional Security Agreement delivered to the Agent pursuant to Section 9.19 hereof,
                                                           ------------
     in each case, substantially in the form attached hereto as Exhibit R, as
                                                                ---------
     such Security Agreement may be amended, supplemented or restated from time to time.

          "Security Instruments" means the Security Agreement, the Intellectual
     Property   Security Agreement, the Pledge Agreement, the Collateral
     Assignment of Partnership Interests, the Collateral Assignment of Trademark License Agreement, the Mortgages, the Intercompany Note Pledge Agreement, the Lease Assignments, the Landlord Waivers, the Intellectual Property Assignment, the Intercompany Note Subordination Agreement, the LC Account Agreement and all other documents and agreements executed and delivered in connection herewith granting to the Lenders Liens on any assets of the Borrowers, any Guarantor, or any other Person collaterally to secure payment and performance of the Obligations and the Guarantors' Obligations under the Guaranty.

          "Segment" means a portion of the Term Loan (or all thereof) with respect to which a particular interest rate is (or is proposed to be) applicable.

          "Senior Subordinated Notes" means the 9 1/4% Senior Subordinated Notes due 2008 of BREED and any Exchange Notes in like principal amount issued in exchange for the Senior Subordinated Notes pursuant to the Registration Rights Agreement dated April __, 1998 among BREED, NMS and Prudential Securities Incorporated.

          "Series A Preference Shares" means BREED's 1997 Series A Convertible Non-Voting Preferred Shares, par value $.001 per share.

          "Siemens" means Siemens Aktiengesell-Schaft, a German company.

          "Siemens Joint Venture Agreement" means the Joint Venture Agreement dated December 21, 1997 between Siemens and BREED concerning the establishment of BSRS Restraint.

          "Single Employer Plan" means any employee pension benefit plan covered by Title IV of ERISA in respect of which BREED or any Subsidiary is an "employer" as described in Section 4001(b) of ERISA and which is not a Multiemployer Plan.

          "Solvent" means, when used with respect to any Person, that at the time of determination:

                 (i) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including Contingent Obligations; and

                 (ii) it is then able and expects to be able to pay its debts as they mature; and

                 (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

          "Spanish Pesetas" means the official currency of Spain.

          "Spot Rate of Exchange" means (i) in determining the Dollar Equivalent
     Amount of   a specified Alternative Currency amount as of any date, the spot exchange rate determined by the Agent by contacting its foreign exchange trading desk at approximately 10:00 A.M. on the Business Day that is two (2) Business Days prior to such date, and (ii) in determining the Alternative Currency Equivalent Amount of a specified Dollar amount on any date, the spot exchange rate determined by the Agent's foreign exchange trading desk in accordance with its usual procedures for the purchase by the Agent of such Alternative Currency with Dollars at approximately 10:00 A.M. on the Business Day that is two (2) Business Days prior to such date.

          "Stated Termination Date" means April 27, 2004.

          "Stock Option Plans" means any stock option plan of BREED, including, without limitation, collectively, the BREED Technologies, Inc. 1992 Stock Option Plan, the BREED Technologies, Inc 1992 Director Stock Option Plan, as amended as of November 20, 1996, the BREED Technologies, Inc 1992 Employee Stock Purchase Plan and the BREED Technologies, Inc 1994 Stock Incentive Plan.

          "Subordinated Indebtedness" means all Indebtedness that is subordinated to the Revolving Credit Facility and Term Loan Facilities under its own terms or under any separate agreement of subordination, in each case upon terms satisfactory to the Agent.

          "Subsidiary" means any corporation or other entity in which 50% or more of its outstanding voting stock or 50% or more of all equity interests is owned directly or indirectly by BREED and/or by one or more of BREED's Subsidiaries or is otherwise required under GAAP to have its financial statements consolidated with those of BREED and its Subsidiaries; provided, that BSRS Restraint shall not be a Subsidiary so long as BREED, directly or indirectly, owns less than 50% of the capital interest of BSRS Restraint.

          "Swap Agreement" means one or more agreements between the Borrowers and any Lender with respect to Indebtedness evidenced by any or all of the Notes, on terms mutually acceptable to Borrowers and such Lender, which agreements create Rate Hedging Obligations.

          "Swing Line" means the revolving line of credit established by NationsBank in favor of BREED pursuant to Section 3.14.
                                               ------------

          "Swing Line Loan" and "Swing Line Loans" means a loan or loans made by NationsBank to BREED pursuant to Section 3.14.
                                      ------------

          "Swing Line Note" means a promissory note of BREED delivered to NationsBank pursuant to Section 3.14(b) in the principal amount of
                             ---------------
     $20,000,000.

          "Swing Line Outstandings" means, as of the date of determination, the aggregate principal amount of all Swing Line Loans then outstanding, not to exceed $20,000,000.

          "Term Loan" means the Term Loan A or Term Loan B, as the case may be.

          "Term Loan A" means the loan made pursuant to the Term Loan A
     Facility.

          "Term Loan A Commitment" means, with respect to each Lender, the obligation of such Lender to make available the Term Loan A to BREED in a principal amount equal to such Lender's Applicable Commitment Percentage of the Total Term Loan A Commitment, as set forth in Exhibit A.
                                                       ---------

          "Term Loan A Facility" means the facility described in Section 2.1
                                                                 -----------
     providing for Term Loan to BREED by the Lenders in the original principal amount of $325,000,000.

          "Term Loan A Maturity Date" means April 27, 2004.

          "Term Loan B" means the loan made pursuant to the Term Loan B
     Facility.

          "Term Loan B Commitment" means, with respect to each Lender, the obligation of such Lender to make available the Term Loan B to BREED in a principal amount equal to such Lender's Applicable Commitment Percentage of the Total Term Loan B Commitment, as set forth in Exhibit A.
                                                       ---------

          "Term Loan B Facility" means the facility described in Section 2.1
                                                                 -----------
     providing for the Term Loan to BREED in the original principal amount of $200,000,000.

          "Term Loan B Maturity Date" means April 27, 2006.

          "Term Loan Facilities" means the Term Loan A Facility and the Term Loan B Facility.

          "Term Loan Outstandings" means, as of any date of determination, the aggregate principal amount of the Term Loan then outstanding and all interest accrued thereon.

          "Term Loan A Termination Date" means (i) the Term Loan A Maturity Date or (ii) such earlier date of termination of Lenders' obligations pursuant to Section 11.1 upon the occurrence of an Event of Default or (iii) such
        ------------
     date as BREED may voluntarily and permanently terminate the applicable Term Loan A Facility by payment in full of all Obligations incurred in connection with such Term Loan A.

          "Term Loan B Termination Date" means (i) the Term Loan B Maturity Date or (ii) such earlier date of termination of Lenders' obligations pursuant to Section 11.1 upon the occurrence of an Event of Default or (iii) such
        ------------
     date as BREED may voluntarily and permanently terminate the applicable Term Loan B Facility by payment in full of all Obligations incurred in connection with such Term Loan B.

          "Term Notes" means, collectively, Term Notes A and Term Notes B.

          "Term Notes A" means, collectively, the promissory notes of BREED evidencing Term Loan A executed and delivered to the Lenders as provided in
     Section 2.8 substantially in the form of Exhibit O-2, with appropriate
     -----------                              -----------
     insertions as to amounts, dates and names of Lenders.

          "Term Notes B" means, collectively, the promissory notes of BREED evidencing Term Loan B executed and delivered to the Lenders as provided in
     Section 2.8 substantially in the form of Exhibit O-3, with appropriate
     -----------                              -----------
     insertions as to amounts, dates and names of Lenders.

          "Termination Event" means: (i) a "Reportable Event" described in
     Section 4043 of ERISA and the regulations issued thereunder (unless the notice requirement has been waived by applicable regulation); or (ii) the withdrawal of BREED or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in

     Section 4001(a)(2) of ERISA or was deemed such under Section 4062(e) of ERISA; or (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (iv) the institution of proceedings to terminate a Pension Plan by the PBGC; or (v) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (vi) the partial or complete withdrawal of BREED or any ERISA Affiliate from a Multiemployer Plan; or (vii) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA; or (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or Section 4245 of ERISA, respectively; or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA; or (x) any event or condition with respect to any Employee Benefit Plan which is regulated by any Foreign Benefit Law that results in such Employee Benefit Plan's termination or the revocation of the Employee Benefit Plan's authority to operate under the applicable Foreign Benefit Law.

          "Total Alternative Currency Sublimit" means $75,000,000.

          "Total Credit Commitment" means a principal amount equal to the Total Revolving Credit Commitment plus the Total Term Loan Commitment.

          "Total Letter of Credit Commitment" means an amount not to exceed $25,000,000.

          "Total Revolving Credit Commitment" means a principal amount equal to $150,000,000, as reduced from time to time in accordance with Section 3.7.
                                                                   -----------

          "Total Term Loan A Commitment" means a principal amount equal to $325,000,000.

          "Total Term Loan B Commitment" means a principal amount equal to $200,000,000.

          "Total Term Loan Commitment" means the sum of Total Term Loan A Commitment and Total Term Loan B Commitment.

          "Type" shall mean any type of Loan (i.e., a Base Rate Loan or a Eurodollar Rate Loan).

          "Voting Stock" means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

          "Year 2000 Compliant" means all computer applications (including those affected by information received from its suppliers and vendors) that are material to BREED or any of its Subsidiaries business and operations will on a timely basis be able to perform properly data-sensitive functions involving all dates on and after January 1, 2000.

          "Year 2000 Problem" means the risk that computer applications used by BREED and any of its Subsidiaries (including those affected by information received from its suppliers and vendors) may be unable to recognize and perform properly data-sensitive functions involving certain dates on and after January 1, 2000.

      1.3 Rules of Interpretation.
          -----------------------

          (a) All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with GAAP applied on a Consistent Basis.

          (b) Each term defined in Article 1 or 9 of the Florida Uniform Commercial Code shall have the meaning given therein unless otherwise defined herein, except to the extent that the Uniform Commercial Code of another jurisdiction is controlling, in which case such terms shall have the meaning given in the Uniform Commercial Code of the applicable jurisdiction.

          (c) The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.

          (d) Except as otherwise expressly provided, references herein to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules in or to this Agreement.

          (e) All definitions set forth herein or in any other Loan Document shall apply to the singular as well as the plural form of such defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require.

          (f) When used herein or in any other Loan Document, words such as "hereunder", "hereto", "hereof" and "herein" and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

          (g) References to "including" means including without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

          (h) All dates and times of day specified herein shall refer to such dates and times at Charlotte, North Carolina.

          (i) Each of the parties to the Loan Documents and their counsel have reviewed and revised, or requested (or had the opportunity to request) revisions to, the Loan Documents, and any rule of construction that ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Loan Documents and all exhibits, schedules and appendices thereto.

          (j) Any reference to a Lender in Article II when used herein with
                                           ----------
     respect to Term Loan A or Term Loan B shall mean those Lenders with a Term Loan A Commitment or a Term Loan B Commitment, respectively, and when used in Article III and IV with respect to a Revolving Loan shall mean those
        ------------------
     Lenders having a Revolving Credit Commitment.

          (k) Any reference to an officer of BREED or any other Person by reference to the title of such officer shall be deemed to refer to each other officer of such Person, however titled, exercising the same or substantially similar functions.

          (l) All references to any agreement or document as amended, modified or supplemented, or words of similar effect, shall mean such document or agreement, as the case may be, as amended, modified or supplemented from time to time only as and to the extent permitted therein and in the Loan Documents.

     1.4  Change in GAAP.
          --------------

     (a) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate applied on a Consistent Basis), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

     (b) If there shall occur any change in GAAP after the Closing Date, the Borrower shall give written notice thereof to the Agent and the Lenders promptly, and in any event within fifteen (15) days after the effective date of any such change in GAAP, which notice shall be effective upon receipt and shall
(i) describe in detail the nature of such required change and its impact on (X) the financial statements required to be delivered pursuant to Section 9.1
                                                              -----------
hereof, and (Y) the effect on calculation of any financial covenants contained herein or determination of compliance with any other terms or conditions hereof insofar as they relate to financial or accounting matters, and (ii) be accompanied by a covenant compliance certificate in the form of Exhibit T,
                                                                ---------
signed by an Authorized Representative and showing the computations therein provided, after giving effect to the required change in GAAP, for the same fiscal period of the Borrower and its Subsidiaries for which a compliance certificate required under Section 9.1(a)(ii) or 9.1(b)(ii), as the
                                      ------------------    ----------
case may be, has most recently theretofore been delivered.

     (c) In the event that, in the judgment of the Agent, the change in GAAP shall materially affect the calculation of any financial covenant or other determination of compliance with any term or condition contained herein insofar as it relates to financial or accounting matters so as to distort the intended economic effect of any such covenant, term or condition, then the provisions of GAAP without giving effect to such change shall continue to be utilized for all purposes of such covenants, terms and provisions unless the Required Lenders shall otherwise consent.

                                  ARTICLE II

                                The Term Loans
                                --------------

     2.1. Term Loans.  (a)  Subject to the terms and conditions of this
          ----------
Agreement, each Lender with a Term Loan A Commitment or a Term Loan B Commitment, or both, as the case may be, severally agrees, to the extent it has not previously advanced to BREED any portion of its Term Loan A Commitment or Term Loan B Commitment to make (i) an Advance of the Term Loan A to the Agent on the Closing Date in an amount equal to the unfunded portion of its Applicable Commitment Percentage of the Total Term Loan A Commitment and (ii) an Advance of the Term Loan B to the Agent on the Closing Date in an amount equal to the unfunded portion of its Applicable Commitment Percentage of the Total Term Loan B Commitment. The Agent shall use the amounts of Term Loans received by it on the Closing Date to purchase from Original Lenders, without recourse, on behalf of the Lenders making Advances, their pro rata shares of outstanding Term Loans (as defined in the Original Agreement) and shall remit the proceeds of such Loans that are not used for such purpose to BREED for working capital and general corporate purposes. The principal amount of each Segment of the Term Loans outstanding hereunder from time to time shall bear interest, at BREED's election, at an interest rate per annum equal to the Base Rate or the Eurodollar Rate; provided, however, that (x) no Eurodollar Rate Segment shall have an
      --------
Interest Period that extends beyond the Term Loan A Maturity Date or the Term Loan B Maturity Date, as the case may be, (y) each Eurodollar Rate Segment of each Term Loan shall be in the minimum amount of $5,000,000 and if greater, in an integral multiple of $1,000,000, and (z) each Eurodollar Rate Segment may, subject to the provisions of Sections 2.4, 2.6 and 2.7 and Article XI, be repaid
                             ------------  ---     ---     ----------
only on the last day of the Interest Period with respect thereto. No amount of any Term Loan repaid or prepaid by BREED may be reborrowed hereunder, and no subsequent Advances of Term Loans shall be made by any Lender after the initial such Advance.

          (b) Interest and fees relating to the Term Loans, except for Base Rate Segments, shall be computed on the basis of a year of 360 days and calculated for the actual number of days elapsed. Interest relating to Base Rate Segments shall be computed on the basis of a 365 or 366 day year, as applicable and calculated for the actual number of days elapsed.

     2.2. Term Loan Advance.  Not later than 2:00 P.M. on the Closing Date, each
          -----------------
Lender with the unfunded portion of its Term Loan A Commitment and Term Loan B Commitment, as the case may be, shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Advances of the Term Loan to be made by it on such day available by wire transfer to the Agent in the amount of its Term Loan A Commitment and Term Loan B Commitment. Such wire transfer shall be directed to the Agent at the Principal Office and shall be in the form of immediately available, freely transferable Dollars. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement and following the application of such amounts pursuant to Section
                                                                    -------
2.1(a), be made available to BREED by delivery of the proceeds thereof to the
------
Borrowers' Account or otherwise as shall be directed by the Authorized Representative and reasonably acceptable to the Agent.

     2.3. Payment of Principal.  (a) The principal amount of Term Loan A shall
          --------------------
be repaid by BREED in twenty four (24) consecutive quarterly installments on the dates and in the amounts (subject to the provisions of Section 2.6 and 2.7) set
                                                       -------------------
forth below:


          Date                        Amount
          ----                        ------

     December 31, 1998              $ 9,166,666
     March 31, 1999                 $ 9,166,667
     June 30, 1999                  $ 9,166,667
     September 30, 1999             $ 8,125,000
     December 31, 1999              $ 8,125,000
     March 31, 2000                 $ 8,125,000
     June 30, 2000                  $ 8,125,000
     September 30, 2000             $ 9,375,000
     December 31, 2000              $ 9,375,000
     March 31, 2001                 $ 9,375,000
     June 30, 2001                  $ 9,375,000
     September 30, 2001             $10,000,000
     December 31, 2001              $10,000,000
     March 31, 2002                 $10,000,000
     June 30, 2002                  $10,000,000
     September 30, 2002             $22,500,000
     December 31, 2002              $22,500,000
     March 31, 2003                 $22,500,000
     June 30, 2003                  $22,500,000
     September 30, 2003             $24,375,000
     December 31, 2003              $24,375,000
     March 31, 2004                 $24,375,000
     Term Loan A Maturity Date      All remaining
                                    principal outstanding

     (b) The principal amount of Term Loan B shall be repaid by BREED in eight
(8) consecutive annual installments on the dates and in the amounts (subject to Sections 2.6 and 2.7) set forth below:
--------------------

         Date                          Amount
         ----                          ------

     June 30, 1999                  $ 1,250,000
     June 30, 2000                  $ 1,250,000
     June 30, 2001                  $ 1,250,000
     June 30, 2002                  $ 1,250,000
     June 30, 2003                  $ 1,250,000
     June 30, 2004                  $ 1,250,000
     June 30, 2005                  $96,250,000
     Term Loan B Maturity Date      All remaining
                                    principal outstanding

     (c) Notwithstanding the foregoing, the entire amount of Term Loan Outstandings shall be due and payable by BREED in full on the Term Loan A Termination Date or Term Loan B Termination Date, as appropriate.

     2.4. Payment of Interest.  BREED shall pay interest on the outstanding and
          -------------------
unpaid principal amount of each Segment of each Term Loan commencing on the date of determination of the interest rate applicable to such Segment until such Segment shall be due at the applicable Base Rate or Eurodollar Rate, as the case may be, as designated by BREED in the applicable Interest Rate Selection Notice or as otherwise provided hereunder. Interest relating to Eurodollar Rate Segments shall be computed on the basis of a year of 360 days and calculated for actual days elapsed. Interest relating to Base Rate Segments shall be computed on the basis of a 365 or 366 day year, as applicable, and calculated for actual days elapsed. Interest on each Segment of each Term Loan shall be paid on the earlier of (a) in the case of any Base Rate Segment, quarterly in arrears on the last Business Day of each March, June, September and December, commencing on June 30, 1998, until the applicable Term Loan A Maturity Date or Term Loan B Maturity Date, or if earlier the applicable Term Loan A Termination Date or Term Loan B Termination Date, on which date the entire principal amount of and all accrued interest on the Term Loans shall be paid in full, (b) in the case of any Eurodollar Rate Segment, on the last day of the applicable Interest Period for such Segment and if such Interest Period extends for more than three (3) months, at intervals of three (3) months after the first day of such Interest Period, and (c) upon payment in full of such Term Loan; provided, however, that if any
                                                --------  -------
amount due under this Agreement shall not be paid when due (at maturity, by acceleration or otherwise), all amounts outstanding hereunder shall bear interest thereafter at the Default Rate.

     2.5. Manner of Payment.   (a) Each payment of principal (including any
          -----------------
prepayment) and payment of interest and fees, and any other amount required to be paid to the Lenders with respect to the Term Loans, shall be made to the Agent at the Principal Office for the account of each Lender in Dollars in immediately available funds on or before 3:00 P.M. on the date such payment is due. Without prejudice to any of the other obligations set forth herein by BREED,the Agent shall, upon the request of BREED, debit the amount of such payment from any one or more ordinary deposit accounts of BREED with the Agent. BREED shall attempt to give the Agent telefacsimile notice of any intended payment of principal or interest prior to 12:00 Noon on the date of such payment.

     (b)  The Agent shall deem any payment made by or on behalf of BREED that is not made both in Dollars in immediately available funds and prior to 3:00 P.M. on the date such payment is to be made to be a non-conforming payment. Any such non-conforming payment shall not be deemed to be received by the Agent until the later of (i) the time such funds become available funds and (ii) the next Business Day. Any non-conforming payment may constitute or become a Default or Event of Default at the determination of the Agent; provided, that no
                                                               --------
such non-conforming payment constitutes an Event of Default unless the same would constitute an Event of Default in accordance with Section 11.1. The Agent
                                                        ------------
shall give prompt telephonic or telefacsimile notice to BREED if a non-conforming payment constitutes a Default or Event of Default. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until the later of (i) the date such funds become available funds or
(ii) the next Business Day at the Default Rate, from the date such amount was due and payable.

     (c) In the event that any payment hereunder or under the Term Notes becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day unless provided otherwise under the definition of "Interest Period"; provided, however, that interest
                                           --------
shall continue to accrue during the period of any such extension; and provided
                                                                      --------
further, however, that in no event shall any such due date be extended beyond the Term Loan A Termination Date or Term Loan B Termination Date, as the case may be.

     2.6. Optional Prepayments.  The Borrower may prepay the Term Loans, in
          --------------------
accordance with a Ratable Reduction of Term Loan Facilities, in whole or in part from time to time on any Business Day, without penalty or premium, upon not less than three (3) Business Days' prior written notice (effective upon receipt) to the Agent, which notice shall be irrevocable. Any partial prepayment of the Term Loans shall be applied to principal installments in the chronological order of maturity rather than inverse order of maturity; provided, however, that any holder of Term Loan B shall have the right by the giving of written notice to the Agent to refuse prepayment of all or a portion of the Term Loan B held by it if, after giving effect to such partial prepayment, a portion of Term Loan A will remain outstanding, and any prepayment so refused shall be applied to prepay any remaining portion of Term Loan A. If the amount of Term Loan B as to which prepayment is refused is in excess of the remaining outstanding Term Loan A, then the Agent shall pro rate the amount of Term Loan B which can be paid among holders of Term Loan A based upon the proportion that the principal amount of Term Loan A held by each Lender bears to the then total outstanding Term Loan
A. The holders of Term Loan B shall have no right to refuse prepayment of all or any portion of Term Loan B to the extent that any amount so refused exceeds the aggregate principal amount of Term Loan A then outstanding. Any prepayment, whether a Base Rate Segment or a Eurodollar Rate Segment, shall be made at a prepayment price equal to (i) the amount of principal to be prepaid, plus (ii) all accrued and unpaid interest on the amount so prepaid, to the date of prepayment. All prepayments under this Section 2.6 shall be made in the minimum
                                        -----------
principal amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof (or in the entire remaining principal balance of the Term Loans). No such prepayment shall result in the payment of any Eurodollar Rate Segment other than on the last day of the Interest Period of such Segment unless such prepayment is accompanied by amounts due, if any, under Section 6.5. No payment
                                                        -----------
under this Section 2.6 shall reduce or excuse any payment required under Section
           -----------                                                   -------
2.7.
---

     2.7. Mandatory Prepayments.  In addition to the required payments of
          ---------------------
principal of the Term Loans set forth in Section 2.3 and any optional payments
                                         -----------
of principal of the Loans effected under Section 2.6, the Borrower shall make
                                         -----------
the following required prepayments of the Term Loan Facilities and, to the extent indicated below, the Revolving Credit Facility, each such payment to be made to the Agent for the benefit of the Lenders within the time period specified below and in the event of the prepayment of a Revolving Loan, in an Alternative Currency, in the Alternative Currency Equivalent Amount of the amount due:

          (i)    Equity Offerings.   BREED shall make, or shall cause each
                 ----------------
     applicable   Subsidiary to make, a prepayment of the Term Loan Facilities by application to the Ratable Reduction of Term Loan Facilities from the Net Proceeds of any Equity Offering in an amount equal to fifty percent (50%) of such Net Proceeds. Each such prepayment shall be made within fifteen (15) Business Days of receipt of such Net Proceeds and upon not less than three (3) Business' Days written notice to the Agent, and shall include within one (1) Business Day of repayment a certificate of an Authorized Representative setting forth in reasonable detail the calculations utilized in computing the amount of the Net Proceeds.

          (ii)   Debt Offerings. BREED shall make, or shall cause each
                 --------------
     applicable Subsidiary to make, a prepayment of the Term Loan Facilities by application to the Ratable Reduction of Term Loan Facilities from the Net Proceeds of any Debt Offering in an amount equal to one hundred percent (100%) of such Net Proceeds. Each such prepayment shall be made within fifteen (15) Business Days of receipt of such Net Proceeds and upon not less than three (3) Business' Days written notice to the Agent, and shall include within one (1) Business Day of repayment a certificate of an Authorized Representative setting forth in reasonable detail the calculations utilized in computing the amount of the Net Proceeds.

          (iii)  Asset Dispositions.  BREED shall make, or shall cause each
                 ------------------
     applicable Subsidiary to make, a prepayment of the Term Loan Facilities by application to the Ratable Reduction of Term Loan Facilities from the Net Proceeds of any Asset Disposition in an amount equal to one hundred percent (100%) of such Net Proceeds. Each such prepayment shall be made within fifteen (15) Business Days of receipt of such Net Proceeds and upon not less than three (3) Business' Days written notice to the Agent, which notice shall include a certificate of an Authorized Representative setting forth in reasonable detail the calculations utilized in computing the amount of the Net Proceeds. Notwithstanding the foregoing, however, (x) the proceeds received from the sale of Gallino Plasturgica, S.r.l and (y) an aggregate amount of up to $10,000,000 of the Net Proceeds from the sale of nonproductive foreign assets may be excluded from the payment required under this Section 2.7(iii) to the extent that such amount is used for
                ----------------
     severance payments to former employees of BREED or any Subsidiary that owned such foreign assets who were released from employment in connection with such sale.

          (iv)   Excess Cash Flow. BREED shall make a prepayment of the Term
                 ----------------
     Loan Facilities by application to the Ratable Reduction of Term Loan Facilities of fifty percent (50%) of Consolidated Excess Cash Flow. Each such prepayment shall be made within five (5) Business Days of delivery to the Agent of the certificate described in Section 9.1(a)(ii).
                                               ------------------

     All mandatory prepayments made pursuant to this Section 2.7 shall be
                                                     -----------
applied first to repay all Term Loans until the Term Loan Outstandings have been paid in full and then to permanently reduce the Total Revolving Credit Commitment. Each mandatory prepayment in an amount less than the Term Loan Outstandings shall be applied pro rata to each remaining installment of Term Loan A and Term Loan B. Any prepayment of an Eurodollar Rate Loan pursuant to this Section 2.7 other
     -----------
than on the last day of an Interest Period shall be accompanied by the additional payment, if any, required by Section 6.5 hereof.
                                        -----------

     2.8. Term Notes.  The portion of each of the Term Loan A and Term Loan B
          ----------
made by each Lender shall be evidenced by the Term Note A and Term Note B, respectively, payable to the order of such Lender in the respective amounts of its Term Loan A Commitment and Term Loan B Commitment, which Term Notes shall be dated the Closing Date or a later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Borrower.

     2.9. Interest Periods.  Each Term Loan shall be, at the option of the
          ----------------
Borrower specified in an Interest Rate Selection Notice, comprised of either Eurodollar Rate Segments or Base Rate Segments. Eurodollar Rate Segments and Base Rate Segments may be outstanding at the same time, provided, however, there
                                                        --------  -------
shall not be outstanding at any one time Eurodollar Rate Loans (including Revolving Loans) and Eurodollar Rate Segments having more than ten (10) different Interest Periods. If the Agent does not receive an Interest Rate Selection Notice giving notice of election of the duration of an Interest Period or of conversion of any Segment to or continuation of a Segment as a Eurodollar Rate Segment by the time prescribed by Section 2.10, the Borrower shall be
                                       ------------
deemed to have elected to convert such Segment to (or continue such Segment as) a Base Rate Segment until the Borrower notifies the Agent in accordance with
Section 2.10.
------------

     2.10. Conversions and Elections of Subsequent Interest Periods.  Subject to
           --------------------------------------------------------
the limitations set forth below and in Article VI, the Borrower may:
                                       ----------

          (a) upon delivery (effective upon receipt) of a properly completed Interest Rate Selection Notice to the Agent on or before 11:00 A.M. on any Business Day, convert any Eurodollar Rate Segment to a Base Rate Segment on the last day of the Interest Period for such Eurodollar Rate Segment; and

          (b) provided that no Default or Event of Default shall have occurred and be continuing, upon delivery (effective upon receipt) of a properly completed Interest Rate Selection Notice to the Agent on or before 11:00 A.M. three (3) Business Days' prior to the date of such conversion:

                 (i) elect a subsequent Interest Period for any Eurodollar Rate Segment to begin on the last day of the then current Interest Period for such Eurodollar Rate Segment; and

                 (ii) convert any Base Rate Segment to a Eurodollar Rate Segment on any Business Day.

     Each conversion pursuant to this Section 2.10 shall be subject to the
                                      ------------
limitations on Eurodollar Rate Loans set forth in the definition of "Interest Period" herein and in Sections 2.1, 2.9 and Article VI. The Agent shall give
                      -----------------     ----------
written notice to each Lender of such notice of conversion prior to 1:00 P.M. on the day such notice of election or conversion is received. All such continuations or conversions of Term Loan A or Term Loan B shall be effected pro rata based on the Applicable Commitment Percentages of the Lenders with respect to such Term Loan.

          2.11.  Pro Rata Payments. Except as otherwise provided herein, (a)
                 -----------------
each payment on account of the principal of and interest on each of Term Loan A and Term Loan B shall be made to the Agent for the account of the Lenders pro rata based on their Applicable Commitment Percentages of such Term Loan, (b) all payments to be made by the Borrower for the account of each of the Lenders on account of principal, interest and fees, shall be made without diminution, set-off, recoupment or counterclaim, and (c) the Agent will promptly distribute to the Lenders in immediately available funds payments received in fully collected, immediately available funds from the Borrower.

                                  ARTICLE III

                              The Revolving Loans
                              -------------------

     3.1   Revolving Loans.
           ---------------

     (a)   Commitment.  Subject to the terms and conditions of this Agreement,
           ----------
each Lender with a Revolving Credit Commitment severally agrees to make Advances in Dollars or an Alternative Currency (as specified in the respective Borrowing Notice) to the applicable Borrower or Borrowers under the Revolving Credit Facility from time to time from the Closing Date until the Revolving Credit Termination Date on a pro rata basis as to the total borrowing requested by the applicable Borrower or Borrowers on any day determined by such Lender's Applicable Commitment Percentage up to but not exceeding a Dollar Value equal to the Revolving Credit Commitment of such Lender, provided, however, that the
                                                --------  -------
Lenders will not be required and shall have no obligation to make any such Advance (i) so long as a Default or an Event of Default has occurred and is continuing or (ii) if the Agent has accelerated the maturity of any of the Notes as a result of an Event of Default; provided further, however, that immediately
                                    -------- -------
after giving effect to each such Advance, (u) the Dollar Value of the principal amount of Revolving Credit Outstandings plus Swing Line Outstandings plus Letter of Credit Outstandings shall not exceed the Total Revolving Credit Commitment and (v) the Dollar Value of the principal amount of Loans in an Alternative Currency shall not exceed the Total Alternative Currency Sublimit. Within such limits, the Borrowers may borrow, repay and reborrow under the Revolving Credit Facility on a Business Day from the Closing Date until, but (as to borrowings and reborrowings) not including, the Revolving Credit Termination Date; provided, however, that (w) no Eurodollar Rate Loan shall be made which has an
--------  -------
Interest Period that extends beyond the Stated Termination Date and (x) each Eurodollar Rate Loan may, subject to the provisions of Section 3.7, be repaid
                                                       -----------
only on the last day of the Interest Period with respect thereto unless such payment is accompanied by the additional payment, if any, required by
Section 6.5. The Borrowers agree that (y) if at any time the Dollar Value of
-----------
Revolving Credit Outstandings plus the Dollar Value of Letter of Credit Outstandings plus Swing Line Outstandings shall exceed the Total Revolving Credit Commitment, the Borrowers shall immediately reduce the outstanding principal amount of the Revolving Loans such that, as a result of such reduction, the Dollar Value of Revolving Credit Outstandings and Swing Line Outstandings plus the Dollar Value of Letter of Credit Outstandings shall not exceed the Total Revolving Credit Commitment and (z) if at any time the Dollar Value of Loans in an Alternative Currency exceed the Total Alternative Currency Sublimit by 105%, the Borrowers shall immediately make a Rate Adjustment Payment as set forth below in Section 3.1(b).
                      --------------

     (b)   Amounts.  (i)  Each request for an Advance in an Alternative Currency
           -------
under a Borrowing Notice shall constitute the applicable Borrower's or Borrowers' request for a Loan of the Dollar Value of the amount of the Alternative Currency specified in such Borrowing Notice and for such Loan to be made available by the Lenders to the applicable Borrower or Borrowers in the Alternative Currency Equivalent Amount of such Dollar Value (determined based on the Advance Date Exchange Rate applicable to such Advance). The principal amount outstanding on any Loan shall be recorded in the Agent's records in Dollars (in the case of an Advance in an Alternative Currency as if the Loan had initially been made in Dollars), based on the amount of any Loan in

Dollars and on the Dollar Value of the initial Advance in an Alternative Currency, as reduced from time to time by the Dollar Equivalent Amount (based on the Advance Date Exchange Rate applicable to such Advance) of any principal payments with respect to such Advance. Loans in an Alternative Currency shall be limited to Revolving Loans which are Eurodollar Rate Loans. The Term Loan shall at all times be in Dollars.

     In the event a Eurodollar Rate Loan of an Alternative Currency is Continued, such election to Continue the Eurodollar Rate Loan shall be treated as an Advance and the Agent shall notify the applicable Borrower or Borrowers and the Lenders of the Advance Date Exchange Rate, Interest Period and the Eurodollar Rate for such Continued Eurodollar Rate Loan. In such event, the Lenders shall each be deemed to have made an Advance to the applicable Borrower or Borrowers of its Applicable Commitment Percentage of such Loan of an Alternative Currency and the Agent shall apply the Advance Date Exchange Rate for such new Interest Period to such Continued Alternative Currency Equivalent Amount to determine the new Dollar Value of such Eurodollar Rate Loan and shall adjust its books to reflect the aggregate amount of Outstandings after giving effect to such Continuation. In the event that such adjustment with respect to a Continued Loan would cause the total Dollar Value of Revolving Credit Outstandings plus Swing Line Outstandings plus the Dollar Value of Letter of Credit Outstandings to exceed the Total Revolving Credit Commitment, or the total Dollar Value of all Loans in an Alternative Currency to exceed the Total Alternative Currency Sublimit by 105%, the Borrowers shall, immediately on the effective date of such Continuation, repay (a "Rate Adjustment Payment") the portion of such Continued Loan (applying the new Advance Date Exchange Rate) necessary to ensure that the total Dollar Value of all Revolving Credit Outstandings plus Swing Line Outstandings plus the Dollar Value of Letter of Credit Outstandings does not exceed the Total Revolving Credit Commitment, and the total Dollar Value of Loans in an Alternative Currency does not exceed the Total Alternative Currency Sublimit by 105%. Such Rate Adjustment Payments shall be accompanied by payment of all amounts due pursuant to Section 6.5
                                                               -----------
hereof as a result of such Rate Adjustment Payment. For the purposes of determining the maximum amount of Revolving Credit Outstandings, Swing Line Outstandings and Letter of Credit Outstandings and compliance with the Total Alternative Currency Sublimit hereunder, it is intended by the parties that all Loans shall be the functional equivalent of Loans made and repaid (based on the applicable Advance Date Exchange Rate for each Advance) in Dollars. It is recognized that one or more Lenders may elect to record Loans in Alternative Currencies. The Agent shall maintain records sufficient to identify at any time, (A) the Advance Date Exchange Rate with respect to each Advance and (B) the portion of the Revolving Credit Outstandings attributable to each Advance.

     (ii) The aggregate unpaid principal amount (including with respect to Loans of Alternative Currencies the total Dollar Value) of (A) the Revolving Credit Outstandings plus Swing Line Outstandings plus Letter of Credit Outstandings shall not exceed at any time the Total Revolving Credit Commitment, and (B) Loans in an Alternative Currencies shall not exceed the Total Alternative Currency Sublimit by 105%, and, in the event there shall be outstanding any such excess in any of the foregoing instances, the Borrowers shall immediately make such payments and prepayments as shall be necessary to comply with this restriction. Each Loan hereunder, other than Base Rate Refunding Loans, and each Conversion under Section 3.8, shall be (A) in the case
                                           -----------
of

Loans made in Dollars, in an amount of at least $5,000,000, and, if greater than $5,000,000, an integral multiple of $1,000,000, and (B) in the case of Loans made in an Alternative Currency, in an amount of at least $5,000,000 (or the Alternative Currency Equivalent Amount thereof), and, if greater than $5,000,000, an integral multiple of $1,000,000 (or the Alternative Currency Equivalent Amount thereof).

     (c)   Advances and Rate Selection.  (i)  An Authorized Representative
           ---------------------------
acting on behalf of any Borrower shall give the Agent (A) at least three (3) Business Days' irrevocable written notice by telefacsimile transmission of a Borrowing Notice or Interest Rate Selection Notice (as applicable) with appropriate insertions, effective upon receipt, of each Eurodollar Rate Loan (whether representing an additional borrowing hereunder or the Conversion or Continuation of a borrowing hereunder) prior to 11:00 A.M. and (B) irrevocable written notice by telefacsimile transmission of a Borrowing Notice or Interest Rate Selection Notice (as applicable) with appropriate insertions, effective upon receipt, of each Loan (other than Base Rate Refunding Loans to the extent the same are effected without notice pursuant to Section 3.1(c)(iv)) that is a
                                                 -------------------
Base Rate Loan (whether representing an additional borrowing hereunder or the Conversion of borrowing hereunder) prior to 11:00 A.M. on the day of such proposed Base Rate Loan. Each such notice shall specify the Borrower, the amount of the borrowing, whether Dollar or Alternative Currency, the Type of Loan (Base Rate or Eurodollar Rate), the date of borrowing and, if a Eurodollar Rate Loan, the Interest Period to be used in the computation of interest. Notice of receipt of such Borrowing Notice or Interest Rate Selection Notice, as the case may be, together with the amount of each Lender's portion of an Advance or Segment requested, Continued, or Converted thereunder, shall be promptly provided by the Agent to each Lender by telefacsimile transmission, but (provided the Agent shall have received such notice by 11:00 A.M.) not later than 1:00 P.M. on the same day as the Agent's receipt of such notice. At approximately 10:00 A.M. two
(2) Business Days preceding the date specified for an Advance, Continuation or Conversion in an Alternative Currency, the Agent shall determine the Advance Date Exchange Rate and the applicable Eurodollar Rate. Not later than 10:45 A.M. two (2) Business Days preceding the date specified for each Advance, Continuation or Conversion in an Alternative Currency, the Agent shall provide the applicable Borrower or Borrowers and each Lender notice by telefacsimile transmission of the Advance Date Exchange Rate applicable to such Advance, Continuation or Conversion and the applicable Alternative Currency Equivalent Amount of the Revolving Loan or Loans required to be made by each Lender on such date, and the Dollar Value of such Revolving Loan or Loans and the applicable Eurodollar Rate.

     (ii) (A) In the case of Advances in Dollars, not later than 2:00 P.M. on the date specified for each borrowing under this Section 3.1, each Lender
                                                      -----------
     shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Advance or Advances to be made by it on such day available by wire transfer to the Agent in the amount of its pro rata share, determined according to such Lender's Applicable Commitment Percentage of the Loan or Loans to be made on such day. Such wire transfer shall be directed to the Agent at the Principal Office and shall be in the form of Dollars constituting immediately available funds. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the applicable Borrower or

     Borrowers by delivery of the proceeds thereof to the Borrowers' Account or otherwise as shall be directed in the applicable Borrowing Notice by the Authorized Representative and reasonably acceptable to the Agent.

           (B) In the case of Advances in an Alternative Currency, not later than 10:00 A.M. on the date specified for each Advance, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Revolving Loan or Loans to be made by it on such day available to the applicable Borrower or Borrowers at the Funding Bank, to the account of the Agent with the Funding Bank, as instructed by the Agent. The amount so received by the Funding Bank shall, subject to the terms and conditions of the Loan Documents and upon instruction from the Agent to the Funding Bank on the same day or immediately preceding day but no later than 10:00 A.M., be made available to the applicable Borrower or Borrowers by delivery of the Alternative Currency Equivalent Amount to the Borrowers' account with the Funding Bank.

     (iii) The Borrowers shall have the option to elect the duration of the initial and any subsequent Interest Periods and to Continue or Convert the Revolving Loans in accordance with Section 3.8. Eurodollar Rate Loans and Base
                                   -----------
Rate Loans may be outstanding at the same time, provided, however, there shall
                                                --------  -------
not be outstanding at any one time Eurodollar Rate Loans having more than ten
(10) different Interest Periods. If the Agent does not receive a Borrowing Notice or an Interest Rate Selection Notice giving notice of election of the duration of an Interest Period or of Conversion of any Revolving Loan to or Continuation of a Revolving Loan as a Eurodollar Rate Loan by the time prescribed by Section 3.1(c) or 3.8, the applicable Borrower or Borrowers shall
              ---------------------
be deemed to have elected to Convert such Loans to (or continue such Loan as) a Base Rate Loan until the applicable Borrower or Borrowers notifies the Agent in accordance with Section 3.8.
                -----------

     (iv) Notwithstanding the foregoing, if a drawing is made under any Letter of Credit, such drawing is honored by the Issuing Bank prior to the Stated Termination Date, and the applicable Borrower or Borrowers shall not fully reimburse the Issuing Bank in respect of such drawing by 1:00 p.m. on the same Business Day as the day such drawing is honored, if notice thereof is received by the applicable Borrower at or prior to 12:00 noon on such day, or by 12:00 noon on the Business Day next following the day such drawing is honored, if notice thereof is received after 12:00 noon on such day, (A) provided that the conditions to making a Revolving Loan as herein provided shall then be satisfied, the Reimbursement Obligation arising from such drawing shall be paid to the Issuing Bank by the Agent without the requirement of notice to or from the applicable Borrower or Borrowers from immediately available funds which shall be advanced as a Base Rate Refunding Loan by each Lender under the Revolving Credit Facility in an amount equal to such Lender's Applicable Commitment Percentage of such Reimbursement Obligation, and (B) if the conditions to making a Revolving Loan as herein provided shall not then be satisfied, each of the Lenders shall fund by payment to the Agent (for the benefit of the Issuing Bank) in immediately available funds the purchase from the Issuing Bank of their respective Participations in the related Reimbursement Obligation based on their respective Applicable Commitment Percentages of the Total Letter of Credit Commitment. If a drawing is presented under any Letter of Credit in accordance with the terms thereof and the Borrowers shall not immediately reimburse the Issuing Bank in respect thereof, then notice of such drawing or payment shall be provided promptly by the Issuing Bank to the Agent and the Agent shall promptly provide notice to each Lender by telephone or telefacsimile transmission. If notice to the Lenders of a drawing under any Letter of Credit is given by the Agent at or before 1:00 any Business Day, each Lender shall, pursuant to the conditions specified in this
Section 3.1(c)(iv), either make a Base Rate Refunding Loan or fund the purchase
------------------
of its Participation in the amount of such Lender's Applicable Commitment Percentage of such drawing or payment and shall pay such amount to the Agent for the account of the Issuing Bank at the Principal Office in Dollars and in immediately available funds before 2:00 P.M. on the same Business Day. If notice to the Lenders of a drawing under a Letter of Credit is given by the Agent after 1:00 on any Business Day, each Lender shall, pursuant to the conditions specified in this Section 3.1(c)(iv), either make a Base Rate Refunding Loan or
                  ------------------
fund the purchase of its Participation in the amount of such Lender's Applicable Commitment Percentage of such drawing or payment and shall pay such amount to the Agent for the account of the Issuing Bank at the Principal Office in Dollars and in immediately available funds before 12:00 noon on the next following Business Day. Any such Base Rate Refunding Loan shall be advanced as, and shall continue as, a Base Rate Loan unless and until the applicable Borrower or Borrowers Converts such Base Rate Loan in accordance with the terms of
Section 3.8.
-----------

           (d) Notwithstanding any other provision of this Agreement, except as hereinafter provided, each Borrower shall be jointly and severally liable as primary obligor and not merely as surety for repayment of all Obligations arising under the Loan Documents. Such joint and several liability shall apply to each Borrower regardless of whether (i) any Loan was only requested on behalf of or made to another Borrower or the proceeds of any Loan were used only by another Borrower, (ii) any Letter of Credit was issued on the application of another Borrower, (iii) any interest rate election was made only on behalf of another Borrower, or (iv) any indemnification obligation or any other obligation arose only as a result of the actions of another Borrower; provided the
                                                           --------
liability of each of the Borrowers other than BREED under this Agreement, the Notes and the other Loan Documents shall be limited to the maximum amount of the Obligations under the Revolving Credit Facility for which such other Borrower may be liable without violating any applicable fraudulent conveyance, fraudulent transfer or comparable laws. Each Borrower shall retain any right of contribution arising under applicable law against the other Borrowers as the result of the satisfaction of any Obligations; provided, no Borrower shall
                                               --------
assert such right of contribution against any other Borrower until the Obligations shall have been paid in full. Notwithstanding anything herein to the contrary, a Borrowing Subsidiary which is a Foreign Subsidiary shall be liable hereunder only for Advances, Loans and Reimbursement Obligations made by it or on its behalf hereunder together with interest relating thereto and fees and expenses arising hereunder.

     Without limiting the foregoing provisions of this Section 3.1(d), BREED, hereby irrevocably, absolutely and unconditionally guarantees the full and punctual payment or performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of each other Borrower whether owing to the Agent or any Lender. This guarantee constitutes a guaranty of payment and not of collection. The liability of each of the Borrowers other than BREED and a Borrowing Subsidiary which is a Foreign Subsidiary under the immediately preceding two sentences shall be limited to the maximum amount for which such Borrower may be liable without violating any applicable fraudulent conveyance, fraudulent transfer or comparable laws.

     It is the intention of the parties that with respect to each Borrower its obligations under the immediately preceding paragraph shall be absolute, unconditional and irrevocable irrespective of:

               (i) any lack of validity, legality or enforceability of this Agreement, any Note, or any other Loan Document as to any other Borrowers;

               (ii)  the failure of the Agent or any Lender:

                     (A) to enforce any right or remedy against any other Borrower or any other Person under the provisions of this Agreement, any Note, any other Loan Document or otherwise, or

                     (B) to exercise any right or remedy against any guarantor of, or collateral securing, any Obligations;

               (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other extension, compromise or renewal of any Obligations with respect to any other Borrower;

               (iv) any reduction, limitation, impairment or termination of any Obligations with respect to any other Borrower or any other Person for any reason including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Borrower hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise or unenforceability of, or any other event or occurrence affecting, any Obligations with respect to any other Borrower;

               (v) any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from , any guaranty, held by the Agent, any Lender or any holder of any Note securing any of the Obligations; or

               (vi) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any other Borrower, any surety or any guarantor.

     Each Borrower (except Borrowing Subsidiaries which are Foreign Subsidiaries) agrees that its joint and several liability hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must be restored by the Agent, any Lender or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any other Borrower as though such payment had not been made.

     Each Borrower hereby expressly waives: (a) notice of the Lenders' acceptance of this Agreement; (b) notice of the existence or creation or non-payment of all or any of the Obligations; (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement or by applicable law and (d) all diligence in collection or protection of or realization upon the Obligations or any thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

     No delay on any of the Lenders' or the Agent's part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any of the Lenders or the Agent of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. No action of the Agent or any of the Lenders permitted hereunder shall in any way affect or impair any of their rights or any of their obligations to any of the Borrowers under this Agreement (except as otherwise waived, modified, or amended).

     3.2.  Payment of Interest.  (a)  The applicable Borrower or Borrowers shall
           -------------------
pay interest to the Agent for the account of each Lender on the outstanding and unpaid principal amount of each Revolving Loan made by such Lender for the period commencing on the date of such Loan until such Loan shall be due (i) in the case of Loans made in Dollars, at the then applicable Base Rate for Base Rate Loans or applicable Eurodollar Rate for Eurodollar Rate Loans, as designated by the Authorized Representative pursuant to Section 3.1, such
                                                        -----------
payments to be made in Dollars, and (ii) in the case of Loans made in Alternative Currencies, at the applicable Eurodollar Rate, such payments to be made in the appropriate Alternative Currency; provided, however, that if any
                                              --------  -------
amount shall not be paid when due (at maturity, by acceleration or otherwise), all amounts outstanding hereunder shall bear interest thereafter at the Default Rate.

     (b) Interest on each Revolving Loan other than Base Rate Loans shall be computed on the basis of a year of 360 days and calculated in each case for the actual number of days elapsed. Interest on Revolving Loans that are Base Rate Loans shall be computed on the basis of a 365 or 366 day year, as applicable, and calculated in each case for the actual number of days elapsed. Interest on each Loan shall be paid (i) quarterly in arrears on the last Business Day of each March, June, September and December, commencing June 30, 1998 for each Base Rate Loan, (ii) on the last day of the applicable Interest Period for each Eurodollar Rate Loan, (iii) upon payment in full of the principal amount of such Loan and (iv) in Dollars or in the Alternative Currency in which such Loan was made.

     3.3.  Payment of Principal.
           --------------------

           (a)   Manner of Payment.  The principal amount of the Revolving
                 ----------------
Credit Outstandings shall be due and payable to the Agent for the benefit of each Lender in full on the Revolving Credit Termination Date, or earlier as specifically provided herein. The principal amount of all Revolving Credit Outstandings shall be recorded in Dollars as set forth in Section 3.1. The
                                                          -----------
repayment of such principal amount shall be made in the appropriate Alternative Currency as follows: the portion of the Revolving Credit Outstandings attributable to each specified Advance (or the Continuation or Conversion thereof) (as determined from the Agent's records) shall be repaid in the same Alternative Currency as such Advance. The principal amount of any Base Rate Loan may be prepaid in Dollars in whole or in part at any time. Other than prepayments made pursuant to Section 3.3(b), the principal amount of any
                                  --------------
Eurodollar Rate Loan may be prepaid only at the end of the applicable Interest Period unless the applicable Borrower or Borrowers shall pay to the Agent for the account of the Lenders the additional amount, if any, required under
Section 6.5. All prepayments of Loans other than mandatory prepayments pursuant
-----------
to Section 2.7 or 3.3(b) made by the Borrowers shall be in the amount of
   -----------    ------
$5,000,000 (or the Alternative Currency Equivalent Amount thereof) or such greater amount which is an integral multiple of $1,000,000 (or the Alternative Currency Equivalent Amount thereof), or the amount equal to all Outstandings, or such other amount as necessary to comply with Section 3.1(c) or Section 3.8.
                                              --------------    -----------

           (b)   Mandatory Prepayments.  The Borrowers shall make the mandatory
                 ---------------------
prepayments of Revolving Credit Outstandings to the extent set forth in
Section 2.7.
-----------

     3.4.  Non-Conforming Payments.  (a)  Each payment of principal (including
           -----------------------
any prepayment) and payment of interest and fees, and any other amount required to be paid to the Lenders with respect to the Revolving Loans, shall be made to the Agent at the Principal Office, for the account of each Lender, in Dollars in the case of Revolving Loans made in Dollars and in the same Alternative Currency in the case of Revolving Loans made in Alternative Currencies, in immediately available funds before 12:30 P.M. on the date such payment is due. The applicable Borrower or Borrowers shall attempt to give the Agent one (1) Business Days' prior written notice of any payment of principal, such notice to be given prior to 11:00 A.M. and to specify (i) the date the payment will be made and (ii) the Revolving Loan to which payment relates. The Agent shall, at the election of the applicable Borrower or Borrowers, debit the amount of any such payment which is not made by such time to any ordinary deposit account, if any, of the Borrowers with the Agent.

     (b) The Agent shall deem any payment made by or on behalf of the Borrowers hereunder that is not made both (i) in Dollars in the case of Revolving Loans made in Dollars and in the required Alternative Currency in the case of Revolving Loans made in Alternative Currencies in immediately available funds and (ii) prior to 12:30 P.M. on the date payment is due to be a non-conforming payment. Any such payment shall not be deemed to be received by the Agent until the later of (i) the time such funds become available funds and
(ii) the next Business Day. Any non-conforming payment may constitute or become a Default or Event of Default at the determination of the Agent; provided, that
                                                                 --------
no such non-conforming payment shall constitute an Event of Default unless the same would constitute an Event of Default in accordance with Section 11.1. The
                                                             ------------
Agent shall give prompt telephonic or telefacsimile notice to the applicable Borrower or Borrowers if a non-conforming payment constitutes a Default or an Event of Default. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until the later of (x) the date such funds become available funds or (y) the next Business Day at the Default Rate from the date such amount was due and payable.

     (c) In the event that any payment hereunder or under the Notes becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding

Business Day unless provided otherwise under clause (ii) of the definition of "Interest Period"; provided that interest shall continue to accrue during the
                   --------
period of any such extension and provided further, that in no event shall any
                                 ----------------
such due date be extended beyond the Stated Termination Date.

     3.5.  Notes.  (a) Revolving Loans made by each Lender shall be evidenced by
           -----
a Note in substantially the form of Exhibit O-1 payable to the order of such
                                   ------------
Lender in the respective amount of its Applicable Commitment Percentage of the Total Revolving Credit Commitment, which Note shall be dated the Closing Date or a later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Borrowers.

     3.6.  Pro Rata Payments.  Except as otherwise provided herein, (a) each
           -----------------
payment on account of the principal of and interest on the Loans and the fees described in Section 3.10 shall be made to the Agent for the account of the
             ------------
Lenders pro rata based on their Applicable Commitment Percentages, (b) all payments to be made by the Borrowers for the account of each of the Lenders on account of principal, interest and fees, shall be made without diminution, setoff, recoupment or counterclaim, and (c) the Agent will promptly distribute to the Lenders in immediately available funds payments received in fully collected, immediately available funds from the Borrowers.

     3.7.  Voluntary Commitment Reductions.  The Borrowers shall, by notice from
           -------------------------------
an Authorized Representative on their behalf, have the right from time to time but not more frequently than once each calendar month, upon not less than three
(3) Business Days' written notice to the Agent, effective upon receipt, to reduce the Total Revolving Credit Commitment in whole or in part. The Agent shall give each Lender, within one (1) Business Day of receipt of such notice, telefacsimile notice, or telephonic notice (confirmed in writing), of such reduction. Each such reduction shall be in the aggregate amount of $5,000,000 (or the Alternative Currency Equivalent Amount thereof) or such greater amount which is in an integral multiple of $5,000,000 (or the Alternative Currency Equivalent Amount thereof), or the entire remaining Total Revolving Credit Commitment, and shall permanently reduce the Total Revolving Credit Commitment. Each reduction of the Total Revolving Credit Commitment shall be accompanied by payment of the Revolving Loans to the extent that the principal amount of Revolving Credit Outstandings plus Swing Line Outstandings plus Letter of Credit Outstandings exceeds the Total Revolving Credit Commitment after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid. No such repayment or reduction shall result in the payment of any Eurodollar Rate Loan other than on the last day of the Interest Period of such Eurodollar Rate Loan unless such prepayment is accompanied by amounts due, if any, under Section 6.5.
           -----------

     3.8.  Conversions and Elections of Subsequent Interest Periods.  Subject to
           --------------------------------------------------------
the limitations set forth below and in Article VI, the applicable Borrower or
                                       ----------
Borrowers may:

     (a) upon delivery, effective upon receipt, of a properly completed Interest Rate Selection Notice to the Agent on or before 11:00 A.M. on any Business Day, Convert all or a part of Eurodollar Rate Loans to Base Rate Loans on the last day of the Interest Period for such Eurodollar Rate Loans; and

     (b) provided that no Default or Event of Default shall have occurred and be continuing, upon delivery, effective upon receipt, of a properly completed Interest Rate Selection Notice to the Agent on or before 11:00 A.M. three (3) Business Days' prior to the date of such election or Conversion:

               (i) elect a subsequent Interest Period for all or a portion of Eurodollar Rate Loans to begin on the last day of the then current Interest Period for such Eurodollar Rate Loans;

               (ii) Convert Base Rate Loans to Eurodollar Rate Loans on any Business Day; and

               (iii) elect that any Eurodollar Rate Loan be converted from an Alternative Currency into Dollars or another Alternative Currency on the last day of the Interest Period for any Eurodollar Rate Loan.

     Each election and Conversion pursuant to this Section 3.8 shall be subject
                                                   -----------
to the limitations on Eurodollar Rate Loans set forth in the definition of "Interest Period" herein and in Sections 3.1, 3.3 and Article VI. The Agent
                                -----------------     ----------
shall give written notice to each Lender of such notice of election or Conversion prior to 3:00 P.M. on the day such notice of election or Conversion is received. All such Continuations or Conversions of Loans shall be effected pro rata based on the Applicable Commitment Percentages of the Lenders.

     3.9.  Increase and Decrease in Amounts.  The amount of the Total Revolving
           --------------------------------
Credit Commitment which shall be available to the Borrowers as Advances shall be reduced by the aggregate amount of Revolving Credit Outstandings, Swing Line Outstandings and Letters of Credit Outstandings.

     3.10. Commitment Fee.   For the period beginning on the Closing Date and
           --------------
ending on the Revolving Credit Termination Date, the Borrowers agree to pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, an unused fee equal to the Applicable Margin multiplied by the average daily amount by which the Total Revolving Credit Commitment exceeds the sum of (i) Revolving Credit Outstandings (without giving effect to Swing Line Outstandings) plus (ii) Letter of Credit Outstandings. Such fees shall be due in arrears on the last Business Day of each March, June, September and December commencing June 30, 1998 to the Revolving Credit Termination Date (but excluding such day for the purpose of computing such fee). Notwithstanding the foregoing, so long as any Lender fails to make available any portion of its Revolving Credit Commitment when requested, such Lender shall not be entitled to receive payment of its pro rata share of such fee until such Lender shall make available such portion. Such fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

     3.11. Deficiency Advances.  No Lender shall be responsible for any default
           -------------------
of any other Lender in respect to such other Lender's obligation to make any Loan or fund its purchase of any Participation hereunder nor shall the Revolving Credit Commitment of any Lender hereunder be increased as a result of such default of any other Lender. Without limiting the generality of the foregoing, in the event any Lender shall fail to advance funds to the applicable Borrower or Borrowers as herein provided, the Agent may in its discretion, but shall not be obligated to, advance under the Revolving Note in its favor as a Lender all or any portion of such amount or amounts (each, a "deficiency advance") and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates to which such other Lender would have been entitled had it made such advance under its Note; provided that, upon payment to the Agent
                                     --------
from such other Lender of the entire outstanding amount of each such deficiency advance, together with accrued and unpaid interest thereon, from the most recent date or dates interest was paid to the Agent by the applicable Borrower or Borrowers on each Revolving Loan comprising the deficiency advance at the interest rate per annum for overnight borrowing by the Agent from the Federal Reserve Bank, then such payment shall be credited against the applicable Note of the Agent in full payment of such deficiency advance and the applicable Borrower or Borrowers shall be deemed to have borrowed the amount of such deficiency advance from such other Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by the applicable Borrower or Borrowers thereon.

     3.12. Use of Proceeds.  The proceeds of the Loans made pursuant to the
           ---------------
Revolving Credit Facility hereunder shall be used by the Borrowers (i) to refinance existing Indebtedness and the fees and expenses related to such refinancing, and (ii) for general working capital needs and other corporate purposes.

     3.13. Designation of Borrowing Subsidiaries.  With the consent of the
           -------------------------------------
Agent, BREED may from time to time designate any Foreign Subsidiary of BREED which has not joined in the execution of this Agreement as a "Borrowing Subsidiary" hereunder under the Revolving Credit Facility by causing such Foreign Subsidiary to execute and deliver a duly completed Assumption Letter in the form attached hereto as Exhibit U to the Agent, with the written consent of
                            ---------
BREED and the Agent at the foot thereof. Upon such execution, delivery and consent such Foreign Subsidiary shall for all purposes be a party hereto as a Borrowing Subsidiary as fully as if it had executed and delivered this Agreement. So long as all Obligations of any Borrowing Subsidiary under this Agreement shall have been paid in full, such Borrowing Subsidiary may, by not less than five (5) Business Days' prior notice to the Agent (which shall promptly notify the Lenders thereof), terminate its status as a "Borrowing Subsidiary" hereunder; subject to continuing liability under Section 13.9 to the
                                                             ------------
extent applicable.

     3.14. Swing Line. (a) Notwithstanding any other provision of this Agreement
           ----------
to the contrary, in order to administer the Revolving Credit Facility in an efficient manner and to minimize the transfer of funds between the Agent and the Lenders, NationsBank shall make available Swing Line Loans to BREED in Dollars prior to the Revolving Credit Termination Date. NationsBank shall not make any Swing Line Loan pursuant hereto (i) if to the actual knowledge of NationsBank the Borrowers are not in compliance with all the conditions to the making of Revolving Loans set forth in this Agreement, (ii) if after giving effect to such Swing Line Loan, the Swing Line Outstandings exceed $20,000,000, or (iii) if after giving effect to such Swing Line Loan, the sum of the principal amount of Swing Line Outstandings, Revolving Credit Outstandings and Letter of

Credit Outstandings exceeds the Total Revolving Credit Commitment. Swing Line Loans shall be limited to Base Rate Loans. BREED may borrow, repay and reborrow under this Section 3.14. Borrowings under the Swing Line shall be made in the
           ------------
minimum amount of $500,000 or, if greater, in amounts which are integral multiples of $100,000, or in the amount necessary to effect a Base Rate Refunding Loan, upon written request by telefacsimile transmission, effective upon receipt, by an Authorized Representative made to NationsBank not later than 2:00 P.M. on the Business Day of the requested borrowing. If such Borrowing Notice is received by 2:00 P.M. on any Business Day, the amount of the Swing Line Loan requested will be made available to the Borrower by a credit to the Borrower's Account or as otherwise specified by the Borrower at or prior to 5:00 P.M. on such Business Day. If such Borrowing Notice is received later than 2:00 P.M. on any Business Day, the amount of the Swing Line Loan requested will be so made available to the Borrower by 12:00 noon on the next succeeding Business Day. Each such Borrowing Notice shall specify the amount of the borrowing and the date of borrowing, and shall be in the form of Exhibit D-2, with appropriate
                                                   -----------
insertions. Each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $100,000 or the aggregate amount of all Swing Line Outstandings.

     (b) Swing Line Loans shall be in Dollars and shall bear interest at the Base Rate, the interest payable on Swing Line Loans is solely for the account of NationsBank, and all accrued and unpaid interest on Swing Line Loans shall be payable on the dates and in the manner provided in Sections 3.2(b) and 3.4 with
                                                   -----------------------
respect to interest on Base Rate Loans. Amounts not paid when due shall bear interest at the Default Rate. The Swing Line Outstandings shall be evidenced by a Swing Line Note delivered to NationsBank.

     (c) Upon the making of a Swing Line Loan, each Lender with a Revolving Credit Commitment shall be deemed to have purchased from NationsBank a Participation therein in an amount equal to that Lender's Applicable Commitment Percentage of such Swing Line Loan. Upon demand made by NationsBank, each Lender shall, according to its Applicable Commitment Percentage of such Swing Line Loan, promptly provide to NationsBank its purchase price therefor in an amount equal to its Participation therein. Any Advance made by a Lender pursuant to demand of NationsBank of the purchase price of its Participation shall be deemed (i) provided that the conditions to making Revolving Loans shall be satisfied, a Base Rate Refunding Loan under Section 3.1 until BREED Converts
                                               -----------
such Base Rate Loan in accordance with the terms of Section 3.8, and (ii) in all
                                                    -----------
cases, the funding by each Lender of the purchase price of its Participation in such Swing Line Loan. The obligation of each Lender to so provide its purchase price to NationsBank shall be absolute and unconditional and shall not be affected by the occurrence of a Default or an Event of Default or any other occurrence or event.

     BREED, at its option and subject to the terms hereof, may request an Advance pursuant to Section 3.1 in an amount sufficient to repay Swing Line
                    -----------
Outstandings on any date and the Agent shall provide from the proceeds of such Advance to NationsBank the amount necessary to repay such Swing Line Outstandings (which NationsBank shall then apply to such repayment) and credit any balance of the Advance in immediately available funds in the manner directed by the Borrower pursuant to Section 3.1(c)(ii). The proceeds of such Advances
                            ------------------
shall be paid to NationsBank for
application to the Swing Line Outstandings and the Lenders shall then be deemed to have made Loans in the amount of such Advances. The Swing Line shall continue in effect until the Revolving Credit Termination Date, at which time all Swing Line Outstandings and accrued interest thereon shall be due and payable in full.

                                   ARTICLE IV

                               Letters of Credit
                               -----------------

      4.1 Letters of Credit. (a) The Issuing Bank agrees, subject to the terms
          -----------------
and conditions of this Agreement, upon request of a Borrower or Borrowers to issue from time to time for the account of the Borrower or Borrowers Letters of Credit upon delivery to the Issuing Bank of an Application and Agreement for Letter of Credit relating thereto in form and content acceptable to the Issuing Bank; provided, that (i) the Letter of Credit Outstandings shall not exceed the
      --------
Total Letter of Credit Commitment and (ii) no Letter of Credit shall be issued if, after giving effect thereto, Letter of Credit Outstandings plus the Revolving Credit Outstandings plus Swing Line Outstandings shall exceed the Total Revolving Credit Commitment. No Letter of Credit shall have an expiry date (including all rights of a Borrower or any beneficiary named in such Letter of Credit to require renewal) or payment date occurring later than the earlier to occur of one year after the date of its issuance or the fifth Business Day prior to the Stated Termination Date. To the extent that there shall be any conflict between the terms of this Agreement and the Applications and Agreements for Letters of Credit this Agreement shall control.

     (b) Upon completion of a proper Application and Agreement for Letter of Credit, NationsBank shall, subject to the other provisions of this Article IV,
                                                                   ----------
issue upon request and for the account of an applicable Borrower or Borrowers Letters of Credit payable in an Alternative Currency. For purposes of determining Outstanding Letters of Credit, any Letter of Credit issued in an Alternative Currency shall be recorded in the Agent's account in Dollars based on the Alternative Currency Equivalent Amount on the date of issuance of such Letter of Credit; provided, however, that the Agent shall determine the Dollar
                  --------  -------
Equivalent Amount of any Letter of Credit issued in an Alternative Currency on the date of any Advance or Conversion for the purpose of determining the amount of Revolving Credit Outstandings and compliance with the Total Alternative Currency Sublimit. Any draw on a Letter of Credit issued in an Alternative Currency shall be reimbursed in the same Alternative Currency Equivalent Amount (determined based on the Spot Rate of Exchange on the date of drawing under the Letter of Credit). In the event that the Agent shall determine at any time that
(i) the Dollar Value of outstanding Loans and Outstanding Letters of Credit, in each case determined on the date of each Advance or issuance of a Letter of Credit, made or issued in Alternative Currencies exceeds the Total Alternative Currency Sublimit or (ii) that the sum of the Dollar Value described in subclause (i) plus Revolving Loan Outstandings plus Swing Line Outstandings and Letters of Credit Outstanding made or issued in Dollars exceeds the Total Revolving Credit Commitment, then the Borrowers shall immediately repay Revolving Loans so that after giving effect to such payment the Revolving Loan Outstandings plus Swing Line Outstandings plus Letters of Credit Outstanding do not exceed the Total Revolving Credit Commitment and the Loans advanced in an Alternative Currency plus Letters of Credit Outstanding issued in and Alternative Currency do not exceed the Total Alternative Currency Sublimit.

     4.2. Reimbursement.
          -------------

     (a) The applicable Borrower or Borrowers hereby unconditionally agrees to pay to the Issuing Bank immediately on demand at the Principal Office all amounts required to pay all drafts drawn or purporting to be drawn under the Letters of Credit and all reasonable expenses incurred by the Issuing Bank in connection with the Letters of Credit, and in any event and without demand to place in possession of the Issuing Bank (which shall include Advances under the Revolving Credit Facility if permitted by Section 3.1(a) and Advances under the
                                          --------------
Swing Line Facility if permitted by Section 3.14) sufficient funds to pay all
                                    ------------
debts and liabilities arising under any Letter of Credit as a result of such draw. The Issuing Bank agrees to give the applicable Borrower or Borrowers prompt notice of any request for a draw under a Letter of Credit. The Issuing Bank shall, subject to the provisions of this Article IV, at the request of the
                                              ----------
applicable Borrower or Borrowers, charge any account the applicable Borrower or Borrowers may have with it for any and all amounts the Issuing Bank pays under a Letter of Credit, plus charges and reasonable expenses as from time to time agreed to by the Issuing Bank and the applicable Borrower or Borrowers; provided
                                                                        --------
that to the extent permitted by Section 3.1(c)(iv), amounts not so drawn from
                                ------------------
charged accounts shall be paid pursuant to Advances under the Revolving Credit Facility. The Borrowers agree to pay the Issuing Bank interest on any Reimbursement Obligations not paid when due hereunder at the Base Rate plus two percent (2.0%), or the maximum rate permitted by applicable law, if lower, such rate to be calculated on the basis of a year of 365 or 366 days, as applicable, for actual days elapsed.

     (b)  In accordance with the provisions of Section 3.1(c), the Issuing Bank
                                              --------------
shall notify the Agent of any drawing under any Letter of Credit promptly following the receipt by the Issuing Bank of such drawing.

     (c) Each Lender (other than the Issuing Bank) shall automatically acquire on the date of issuance thereof, a Participation in the liability of the Issuing Bank in respect of each Letter of Credit in an amount equal to such Lender's Applicable Commitment Percentage (determined based on the Spot Rate of Exchange on the date of drawing under the Letter of Credit if such drawing was honored in an Alternative Currency) of such liability, and to the extent that the applicable Borrower or Borrowers are obligated to pay the Issuing Bank under
Section 4.2(a), each Lender (other than the Issuing Bank) thereby shall
--------------
absolutely, unconditionally and irrevocably assume, and shall be unconditionally obligated to pay to the Issuing Bank as hereinafter described, its Applicable Commitment Percentage of the liability of the Issuing Bank under such Letter of Credit.

                 (i) Each Lender (including the Issuing Bank in its capacity as a Lender) shall, subject to the terms and conditions of Article III,
                                                                  -----------
          pay to the Agent for the account of the Issuing Bank at the Principal Office in Dollars and in immediately available funds, an amount equal to its Applicable Commitment Percentage of any drawing under a Letter of Credit, such funds to be provided in the manner described in
          Section 3.1(c)(iv).
          ------------------

                 (ii) Simultaneously with the making of each payment by a Lender to the Issuing Bank pursuant to Section 3.1(c)(iv)(B), such Lender
                                          ---------------------
          shall, automatically and
          without any further action on the part of the Issuing Bank or such Lender, acquire a Participation in an amount equal to such payment (excluding the portion thereof constituting interest accrued prior to the date the Lender made its payment) in the related Reimbursement Obligation of the applicable Borrower or Borrowers. The Reimbursement Obligations of the Borrowers shall be immediately due and payable whether by Advances made in accordance with Section 3.1(c)(iv), Swing
                                                      ------------------
          Line Loans made in accordance with Section 3.14, or otherwise.
                                             ------------

                (iii) Each Lender's obligation to make payment to the Agent for the account of the Issuing Bank pursuant to Section 3.1(c)(iv) and
                                                      ------------------
          this Section 4.2(c), and the right of the Issuing Bank to receive the
               --------------
          same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and shall be made without any offset, abatement, withholding or reduction whatsoever. If any Lender is obligated to pay but does not pay amounts to the Agent for the account of the Issuing Bank in full upon such request as required by Section
                                                                       -------
          3.1(c)(iv) or this Section 4.2(c), such Lender shall, on demand, pay
          ----------         --------------
          to the Agent for the account of the Issuing Bank interest on the unpaid amount for each day during the period commencing on the date of notice given to such Lender pursuant to Section 3.1(c) until such
                                                  --------------
          Lender pays such amount to the Agent for the account of the Issuing Bank in full at the interest rate per annum for overnight borrowing by the Agent from the Federal Reserve Bank.

                (iv) In the event the Lenders have purchased Participations in any Reimbursement Obligation as set forth in clause (ii) above, then at any time payment (in fully collected, immediately available funds) of such Reimbursement Obligation, in whole or in part, is received by the Issuing Bank from the applicable Borrower or Borrowers, the Issuing Bank shall promptly pay to each Lender an amount equal to its Applicable Commitment Percentage of such payment from the applicable Borrower or Borrowers.

     (d) Promptly following the end of each calendar quarter, the Issuing Bank shall deliver to the Agent a notice describing the aggregate undrawn amount of all Letters of Credit at the end of such quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to the Agent, and the Agent shall deliver to such Lender, any other information reasonably requested by such Lender with respect to each outstanding Letter of Credit.

     (e) The issuance by the Issuing Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Article VII, be subject to the
                                                  -----------
conditions that such Letter of Credit be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Bank consistent with the then current practices and procedures of the Issuing Bank with respect to similar letters of credit, and the applicable Borrower or Borrowers shall have executed and delivered such other instruments and agreements relating to such Letters of Credit as the Issuing Bank shall have reasonably requested consistent with such practices and procedures and shall not be in conflict with any of the express terms herein contained. All Letters of Credit shall be issued pursuant to and subject to the Uniform Customs and Practice for Documentary Credits, 1993 revision, International Chamber of Commerce Publication No. 500 and all subsequent amendments and revisions thereto.

     (f) The Borrowers agree that the Issuing Bank may, in its sole discretion, accept or pay, as complying with the terms of any Letter of Credit, any drafts or other documents otherwise in order which may be signed or issued by an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, attorney in fact or other legal representative of a party who is authorized under such Letter of Credit to draw or issue any drafts or other documents.

     (g) Without limiting the generality of the provisions of  Section 13.9, the
                                                               ------------
Borrowers hereby agree to indemnify and hold harmless the Issuing Bank, each other Lender and the Agent from and against any and all claims and damages, losses, liabilities, reasonable costs and expenses which the Issuing Bank, such other Lender or the Agent may incur (or which may be claimed against the Issuing Bank, such other Lender or the Agent) by any Person by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrowers shall not be required to
                      --------
indemnify the Issuing Bank, any other Lender or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, (i) caused by the willful misconduct or gross negligence of the party to be indemnified or (ii) caused by the failure of the Issuing Bank to pay under any Letter of Credit after the presentation to it of a request for payment strictly complying with the terms and conditions of such Letter of Credit, unless such payment is prohibited by any law, regulation, court order or decree. The indemnification and hold harmless provisions of this Section 4.2(g) shall
                                                         --------------
survive repayment of the Obligations, occurrence of the Revolving Credit Termination Date and expiration or termination of this Agreement.

     (h) Without limiting the Borrowers' rights as set forth in Section 4.2(g),
                                                                --------------
the obligation of the Borrowers to immediately reimburse the Issuing Bank for drawings made under Letters of Credit and the Issuing Bank's right to receive such payment shall be absolute, unconditional and irrevocable, and such obligations of the Borrowers shall be performed strictly in accordance with the terms of this Agreement (as waived, modified or amended) and such Letters of Credit and the related Applications and Agreement for any Letter of Credit, under all circumstances whatsoever, including the following circumstances:

                   (i) any lack of validity or enforceability of the Letter of Credit, the obligation supported by the Letter of Credit or any other agreement or instrument relating thereto (collectively, the "Related LC Documents");

                  (ii) any amendment or waiver of or any consent to or departure from all or any of the Related LC Documents;

                 (iii) the existence of any claim, setoff, defense (other than the defense of payment in accordance with the terms of this Agreement) or other rights which the Borrowers may have at any time against any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Lenders or any other Person, whether in connection with the Loan Documents, the Related LC Documents or any unrelated transaction;

                 (iv) any breach of contract or other dispute between the Borrowers and any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom such beneficiary or any such transferee may be acting), the Agent, the Lenders or any other Person;

                 (v) any draft, statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                 (vi) any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by the Agent, with or without notice to or approval by the Borrowers in respect of any of the Borrowers' Obligations under this Agreement.

Nothing contained in this clause (h) shall relieve the Issuing Bank of liability for its gross negligence or willful misconduct or breach of contract.

      4.3 Letter of Credit Facility Fees.  The Borrowers shall pay to the Agent,
          ------------------------------
(i) for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, a fee on the aggregate amount available to be drawn on each outstanding Letter of Credit for the number of days outstanding at a rate equal to the Applicable Margin for Eurodollar Rate Revolving Loans, and (ii) for the Issuing Bank 0.125% based on the aggregate amount available to be drawn on each
outstanding Letter of Credit for the number of days outstanding.   Such fees
shall be due with respect to each Letter of Credit quarterly in arrears on the last day of each March, June, September and December, the first such payment to be made on the first such date following the date of issuance of a Letter of Credit. The fees described in this Section 4.3 shall be calculated on the basis
                                    -----------
of a year of 360 days for the actual number of days elapsed.

                                   ARTICLE V

                                   Security
                                   --------

      5.1. Guaranty. To guarantee the full and timely payment and performance of
           --------
all Obligations now existing or hereafter arising, the Borrowers have heretofore caused the Guaranty to be delivered by each Domestic Subsidiary that is not a Borrowing Subsidiary. The Borrowers hereby agree to cause a Guaranty to be delivered by any Domestic Subsidiary acquired or created after October 30, 1997 pursuant to the terms of Section 9.19 hereof. Notwithstanding the foregoing, a
                         ------------
Domestic Subsidiary formed to issue Convertible Preferred Securities (and whose only asset is the Convertible Debentures or amounts received thereon) shall not be required to become a Guarantor.

      5.2. Stock Pledge.  As security for the full and timely payment and
           ------------
performance of (i) all Obligations now existing or hereafter arising and (ii) if applicable, its obligations as a Guarantor under the Guaranty Agreement, the Borrowers have heretofore delivered, and caused each Person owning any Pledged Stock to deliver, to the Agent, a Pledge Agreement together with certificates representing Pledged Stock with stock powers duly executed in blank. The Borrowers hereby agree to, and to cause each Subsidiary to, deliver to the Agent for the benefit of the Lenders (w) 100% of the capital stock and related interests and rights of any Domestic Subsidiary acquired or created after October 30, 1997 and any Subsidiary of a Borrowing Subsidiary acquired or created after October 30, 1997 and (x) not less than 65% of the Voting Stock and 100% of the non-voting common stock and related interests and rights of any Direct Foreign Subsidiary acquired or created after October 30, 1997 in accordance with the terms hereof and thereof.

      5.3. Security Interests. As security for the full and timely payment and
           ------------------
performance of (i) all Obligations now existing or hereafter arising and (ii) if applicable, its obligations as a Guarantor under the Guaranty Agreement, BREED has heretofore delivered and caused each Domestic Subsidiary to deliver, to the Agent, the Security Agreement, the Uniform Commercial Code financing statements, and each other Security Instrument sufficient to grant to the Agent a valid, duly perfected security interest in the Collateral described therein, subject to no prior Liens other than Permitted Liens, and with respect to the Mortgages, no prior Liens other than the Permitted Encumbrances as defined therein. BREED hereby agrees to cause Security Instruments to be delivered by any Domestic Subsidiary acquired or created after October 30, 1997 pursuant to the terms of
Section 9.19 hereof.
------------

      5.4. Lease Assignments.  As security for the full and timely payment and
           -----------------
performance of (i) all Obligations now existing or hereafter arising and (ii) if applicable, the Guarantors' Obligations under the Guaranty Agreement, BREED has heretofore delivered, and caused each Domestic Subsidiary to deliver, to the Agent, the Lease Assignments. Lease Assignments relating to facility leases entered into by BREED or any Domestic Subsidiary after October 30, 1997 shall be delivered on or before the Closing Date and thereafter as any new or additional facility is leased by BREED or any Domestic Subsidiary.

      5.5. Mortgages.  As security for the full and timely payment and
           ---------
performance of (i) all Obligations now existing or hereafter arising and (ii) if applicable, the Guarantors' Obligations under the Guaranty Agreement, BREED has heretofore delivered, and caused each Domestic Subsidiary to deliver, to the Agent, the Mortgages. Mortgages relating to real property acquired by BREED or any Domestic Subsidiary after October 30, 1997 shall be delivered on or before the Closing Date and thereafter as any new or additional real property is acquired by BREED or any Domestic Subsidiary.

      5.6. Landlord Waivers.  As security for the full and timely payment and
           ----------------
performance of (i) all Obligations now existing or hereafter arising and (ii) if applicable, the Guarantors' Obligations under the Guaranty Agreement, BREED has heretofore delivered, and caused each Domestic Subsidiary to deliver, to the Agent, the Landlord Waivers. Landlord Waivers relating to facility leases entered into by BREED or any Domestic Subsidiary after October 30, 1997 shall be delivered on or before the Closing Date and thereafter as new or additional facility is leased by BREED or any Domestic Subsidiary.

      5.7. Intellectual Property.   As security for the full and timely payment
           ---------------------
and performance of  (i)  all Obligations now existing or hereafter arising and
(ii) certain of the Guarantors' Obligations under the Guaranty Agreement, BREED has heretofore delivered, and caused each Domestic Subsidiary to deliver, to the Agent, the Intellectual Property Security Agreement and the Intellectual Property Assignment. BREED hereby agrees to pledge, or cause to be pledged, all intellectual property interests and licenses hereafter acquired or created and owned by BREED and any Domestic Subsidiary within thirty (30) days of the acquisition or creation of such intellectual property or license, pursuant to the terms of Section 9.19; provided, however, that should any Intellectual
             ------------
Property Assignment require the consent of any third party, BREED and its Domestic Subsidiaries shall use its best efforts to supply such Intellectual Property Assignment; provided further that in the event the execution of an Intellectual Property Assignment or the assignment or pledge of the Intellectual Property shall result in a forfeiture of such Intellectual Property this provision shall not apply to such Intellectual Property.

      5.8. Pledge and Subordination of Intercompany Notes.  As security for the
           ----------------------------------------------
full and timely payment and performance of (i) all Obligations now existing or hereafter arising and (ii) certain of the Guarantors' Obligations under the Guaranty Agreement, BREED has heretofore caused the Intercompany Note Holders to deliver the Intercompany Note Pledge Agreement to the Agent for the benefit of the Lenders. BREED hereby agrees to cause the Intercompany Note Holders now existing or hereafter acquired or created to pledge, grant a Lien and collaterally assign to the Agent for the benefit of the Lenders all Intercompany Notes issued after October 30, 1997.

      5.9. Pledge of Partnership Interests.    As security for the full and
           -------------------------------
timely payment and performance of (i) all Obligations now existing or hereafter arising and (ii) if applicable, the Guarantors' Obligations under the Guaranty Agreement, BREED hereby agrees to, and to cause each Subsidiary to, collaterally assign to the Agent for the benefit of the Lenders 100% of the ownership interests and rights in limited partnership and joint ventures acquired or created after the Closing Date, other than the joint venture described in the Siemens Joint Venture Agreement and any other joint venture or partnership interest which may not be assigned pursuant to the terms of the joint venture or partnership agreement, and to deliver to the Agent a Collateral Assignment of Partnership Interests within thirty (30) days of the acquisition or creation of such interest pursuant to the terms of Section 9.19.
                                                                  ------------

     5.10.   Collateral Assignment of Trademark License Agreement.  As
             ----------------------------------------------------
security for the full and timely payment and performance of (i) all Obligations now existing or hereafter arising and (ii) if applicable, the Guarantors' Obligations under the Guaranty Agreement, BREED has heretofore caused the Collateral Assignment of Trademark License Agreement to be delivered to the Agent for the benefit of the Lenders.

     5.11.   Further Assurances. At the request of the Agent, BREED will, and
             ------------------
will cause each Subsidiary to, execute by its duly authorized officers, alone or with the Agent, any certificate, instrument, statement or document and will procure any such certificate, instrument, statement or document (and pay all connected costs) which the Agent reasonably deems necessary to create or preserve the Liens (and the perfection and priority thereof) of the Agent for the benefit of the Lenders contemplated hereby and by the other Loan Documents.

     5.12    Release of Security Interest.   If at any time either (a) any
             ----------------------------
unsecured, long-term Indebtedness for Money Borrowed of BREED shall be rated BBB- or Baa3 by S&P or Moody's, respectively, or (b) the Consolidated Leverage Ratio shall be less than 2.00 to 1.00, the Agent shall, and the Lenders hereby authorize, without any further action of the Lenders, the release of the Lien of the security interest created in favor of the Agent for the benefit of the Lenders in all Collateral other than Pledged Stock and Guaranties arising under the Guaranty. The Borrowers shall reimburse the Agent for all costs and expenses incurred in connection with the release of such Liens.

     5.13.   Release of Stock of BREED.     The Agent and Lenders acknowledge
             -------------------------
that from and after the Closing Date, the Agent shall have no further security interest in the stock of BREED. On the Closing Date, the Agent shall release and deliver to the pledgors thereof, the stock of BREED, and each of the Lenders consents to such release and delivery.

                                  ARTICLE VI

                            Change in Circumstances
                            -----------------------

      6.1. Increased Cost and Reduced Return.  (a)  If, after the date hereof,
           ---------------------------------
the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:

               (i) shall subject such Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Rate Loans, its Note, or its obligation to make Eurodollar Rate Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Agreement or its Note in respect of any Eurodollar Rate Loans (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office and franchise taxes);

               (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Reserve Requirement utilized in the determination of the Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Applicable Commitment Percentage of the Total Credit Commitment of such Lender hereunder; or

               (iii) shall impose on such Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting this Agreement or its Note or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Rate Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or its Note with respect to any Eurodollar Rate Loans, then the Borrowers shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction; provided, that no
                                                             --------
Lender will be entitled to any compensation for any such increased cost or reduction if demand for payment thereof is made by such Lender more than 180 days after the occurrence of the circumstances giving rise to such claim. If any Lender requests compensation by the Borrowers under this Section 6.1(a), the
                                                             --------------
Borrowers may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender to make or Continue Loans of the Type with respect to which such compensation is requested, or to Convert Loans of any other Type into Loans of such Type, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 6.4 shall be
                                                        -----------
applicable); provided that such suspension shall not affect the right of such
             --------
Lender to receive the compensation so requested.

     (b) If, after the date hereof, any Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided, that no Lender will be entitled to any compensation for any
           --------
such additional amounts if demand for payment thereof is made by such Lender more than 180 days after the occurrence of the circumstances giving rise to such claim.

     (c) Each Lender shall promptly notify the Borrowers and the Agent of any event of which it has actual knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section shall furnish to the Borrowers and the Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

      6.2. Limitation on Types of Loans.  If on or prior to the first day of any
           ----------------------------
Interest Period for any Eurodollar Rate Loan:

           (a) the Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

           (b) the Required Lenders determine (which determination shall be conclusive) and notify the Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Rate Loans for such Interest Period;

then the Agent shall give the Borrowers prompt notice thereof specifying the relevant Type of Loans and the relevant amounts or periods, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Loans of such Type, Continue Loans of such Type, or to Convert Loans of any other Type into Loans of such Type and the applicable Borrower or Borrowers shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected Type, either prepay such Loans or Convert such Loans into another Type of Loan in accordance with the terms of this Agreement.

      6.3. Illegality. Notwithstanding any other provision of this Agreement, in
           ----------
the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Rate Loans hereunder, then such Lender shall promptly notify the applicable Borrower or Borrowers thereof and such Lender's obligation to make or Continue Eurodollar Rate Loans and to Convert other Types of Loans into Eurodollar Rate Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Rate Loans (in which case the provisions of Section 6.4 shall be applicable).
                                       -----------

      6.4. Treatment of Affected Loans.  If the obligation of any Lender to make
           ---------------------------
a particular Type of Eurodollar Rate Loan or to Continue, or to Convert Loans of any other Type into, Loans of a particular Type shall be suspended pursuant to
Section 6.1 or 6.3 hereof (Loans of such Type being herein called "Affected
------------------                                                 --------
Loans" and such Type being herein called the "Affected Type"), such Lender's
-----                                         -------------
Affected Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a Conversion required by Section 6.3 hereof, on such earlier date as
                                 -----------
such Lender may specify to the Borrowers with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 6.1 or 6.3 hereof that gave rise to such Conversion no
             ------------------
longer exist:

           (a) to the extent that such Lender's Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Affected Loans shall be applied instead to its Base Rate Loans; and

           (b) all Loans that would otherwise be made or Continued by such Lender as Loans of the Affected Type shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Loans of the Affected Type shall be Converted instead into (or shall remain as) Base Rate Loans.

If such Lender gives notice to the applicable Borrower or Borrowers (with a copy to the Agent) that the circumstances specified in Section 6.1 or 6.3 hereof that
                                                  ------------------
gave rise to the Conversion of such Lender's Affected Loans pursuant to this
Section 6.4 no longer exist (which such Lender agrees to do promptly upon such
-----------
circumstances ceasing to exist) at a time when Loans of the Affected Type made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Loans of the Affected Type and by such Lender are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Revolving Credit Commitments and Term Loan Commitments.

      6.5. Compensation. Upon the request of any Lender, the Borrowers shall pay
           ------------
to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of:

          (a) any payment, prepayment, or Conversion of a Eurodollar Rate Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 11.1) on a date other than the last day of the
                       ------------
     Interest Period for such Loan; or

          (b) any failure by the Borrowers for any reason (including, without limitation, the failure of any condition precedent specified in Article VII
                                                                     -----------
     to be satisfied) to borrow (other than by reason of the failure of a Lender or Lenders to make funds available without cause), Convert, Continue, or prepay a Eurodollar Rate Loan on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant notice of borrowing, prepayment, Continuation, or Conversion under this Agreement.

     Any Lender claiming compensation under this Section 6.5 shall furnish the
                                                 -----------
Borrowers and the Agent a statement setting forth in reasonable detail the amounts to be paid to it hereunder and the determination thereof shall be conclusive absent manifest error.

     6.6. Taxes.  (a)  Any and all payments by the Borrowers to or for the
          -----
account of any Lender or the Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and
                                      ---------
the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Agent (as the case may be) is organized or any political subdivision thereof, except withholding taxes applicable to a Lender, (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrowers or
                                                  -----
the Lender shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.6) such Lender or the Agent receives an amount
                        -----------
equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions, (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrowers shall furnish to the Agent, at its address referred to in Section 13.2, the original or a certified
                                     -------------
copy of a receipt evidencing payment thereof.

     (b) In addition, the Borrowers agree to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").
    -----------

     (c) The Borrowers agree to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 6.6) paid by such Lender or the Agent (as the case may be) and any
     -----------
liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

     (d) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrowers or the Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrowers and the Agent with (a) if such Lender is a "bank" within the meaning of Section 881(c)(3)(A) of the Code (i) Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Loan Documents or, (b) if such Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and which intends to claim exemption from U.S. Federal withholding tax under Section 871(h) of 881(c) of the Code with respect to payments of "portfolio interest", a form W-8, or any subsequent versions thereof or successors thereto (and, if such Lender delivers a Form W-8, a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code of any of the Borrowers and is not a controlled foreign corporation related to any of the Borrowers (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Lender claiming complete exemption from, or a reduced rate of, U.S. Federal withholding tax on payments of interest by the Borrower under this Agreement and the other Loan Documents.

     (e) For any period with respect to which a Lender has failed to provide the Borrowers and the Agent with the appropriate form pursuant to Section 6.6(d)
                                                              --------------
(unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 6.6(a) or
                                                           -----------------
6.6(b) with respect to Taxes imposed by the United States; provided, however,
------                                                     --------  -------
that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes at such Lender's expense.

     (f) If the Borrowers are required to pay additional amounts to or for the account of any Lender pursuant to this Section 6.6, then such Lender will agree
                                       -----------
to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

      (g) Within thirty (30) days after the date of any payment of Taxes, the Borrowers shall furnish to the Agent evidence of such payment and the Agent shall provide a copy of such evidence to the applicable Lender.

      (h) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 6.6 shall survive the termination of the Revolving Credit
        -----------
Commitments and Term Loan Commitments and the payment in full of the Notes.

      6.7. Lending Office.   Without affecting its rights under this Article VI
           --------------                                            ----------
or any other provision of this Agreement, each Lender agrees that if there is any increase in cost to or reduction in an amount receivable by such Lender with respect to which the Borrowers would be obligated to compensate such Lender pursuant to this Article VI, such Lender shall use reasonable efforts to elect
                 ----------
an alternative lending office (to the extent such Lender has available to it such an office) which would not result in any such increase in any cost to or reduction in any amount receivable by such Lender; provided, however, that no
                                                   --------  -------
Lender shall be obligated to select an alternative lending office if such Lender determines, in its sole discretion, that (i) as a result of such selection such Lender would be in violation of any applicable law, regulation, treaty, or guideline, or would incur additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or would impose an unreasonable burden or additional costs on such Lender.

      6.8. Replacement Banks.  BREED may, on ten (10) Business Days' prior
           -----------------
written notice to the Agent and a Lender, cause a Lender who has incurred increased costs or is unable to make Eurodollar Rate Loans or fails to make a Loan in a requested Alternative Currency to (and such Lender shall) assign, pursuant to Section 13.1, all of its rights and obligations under this Agreement
            ------------
to an Eligible Assignee designated by BREED which is willing to become a Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans, any accrued but unpaid fees with respect to such Lender's Revolving Credit Commitment and any other amount payable to such Lender under this Agreement; provided, however, that any expenses or other amounts which would be owing to
--------
such Lender pursuant to any indemnification provision hereof (including, if applicable, Section 6.5) shall be payable by BREED as if BREED had prepaid the
            -----------
Loans of such Lender rather than such Lender having assigned its interest hereunder. BREED or the assignee shall pay the applicable processing fee under
Section 13.1.
------------

                                  ARTICLE VII

            Conditions to Making Loans and Issuing Letters of Credit
            --------------------------------------------------------

      7.1 Conditions of Extending Term Loan and Revolving Loans and making
          ----------------------------------------------------------------
Advances. The obligation of the Lenders to amend and restate this Agreement as
--------
provided herein, of the Original Lenders which are continuing as Lenders hereunder to continue their extension of credit hereunder, and of all Lenders to extend the Term Loan and Revolving Loan and to make further Advances under the Revolving Credit Facility, of NationsBank to make any Swing Line Loans and of the Issuing Bank to issue any further Letters of Credit, is subject to the conditions precedent that:

          (a) the Agent shall have received on the Closing Date, in form and substance satisfactory to the Agent and Lenders, the following:

               (i) executed originals of each of this Agreement, the Notes, the additional Guaranties and the Security Instruments, if any, required under either Article V or Section 8.19 of the Original
                                ---------    ------------
          Agreement, and the other Loan Documents, together with all schedules and exhibits thereto;

               (ii) the favorable written opinion or opinions with respect to this Agreement, the Notes, the Confirmation of Guaranty and the additional Guaranties and Security Instruments delivered pursuant to
          Article V or Section 8.19 of the Original Agreement and the transactions contemplated thereby of special counsel to the Loan Parties dated the Closing Date, addressed to the Agent and the Lenders and satisfactory to Smith Helms Mulliss & Moore, L.L.P., special counsel to the Agent, substantially in the forms of Exhibit S-1 and S-
                                                              -----------     -
          2 hereto;
          -

               (iii) resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of each of the Loan Parties delivering this Agreement, the Notes, the Confirmation of Guaranty or any additional Guaranty or Security Instrument pursuant to Article V or Section 8.19 of the Original Agreement on the Closing Date certified by its secretary or assistant secretary as of the Closing Date, approving and adopting the Loan Documents to be executed and delivered by such Person on the Closing Date, and authorizing the execution and delivery thereof;

               (iv) specimen signatures of officers of each of the Loan Parties executing the Loan Documents delivered on the Closing Date on behalf of such Person, certified by the secretary or assistant secretary of such Person (or a certification by such secretary or assistant secretary that the officers of the Loan Parties executing Loan Documents delivered on the Closing Date are the same officers with respect to whom incumbency and signature certifications were delivered on October 30, 1997);

                    (v) a certification by a Secretary or Assistant Secretary as to the absence of any change to the Organizational Documents of each of the Loan Parties executing the Loan Documents delivered on the Closing Date since October 30, 1997 or if changed or not previously furnished to the Agent the Organizational Documents certified as of a recent date by the Secretary of State of its state of organization;

                   (vi) a certification by a Secretary or Assistant Secretary as to the absence of any change to the Operating Documents of each of the Loan Parties executing the Loan Documents delivered on the Closing Date since October 30, 1997 or if changed or not previously furnished to the Agent the Operating Documents certified as of the Closing Date as true and correct by its secretary or assistant secretary;

                  (vii) a certificate issued as of a recent date by the Secretary of State of the jurisdiction of formation of BREED as to the due existence and good standing of BREED;

                 (viii) appropriate certificates of qualification to do business, good standing and, where appropriate, authority to conduct business under assumed name, issued in respect of BREED as of a recent date by the Secretary of State or comparable official of each jurisdiction, if any, in which the failure to be qualified to do business or authorized so to conduct business could have a Material Adverse Effect;

                   (ix) stock certificates representing all of the shares of Pledged Stock with undated stock powers executed in blank for each certificate;

                    (x) copies of all partnership and joint venture agreements entered into after October 30, 1997 certified as true and complete by the Secretary or Assistant Secretary of the Loan Party thereto;

                   (xi) Modifications to Mortgage reflecting the amendments made herein in each state such Modification to Mortgage is required or advisable as determined by local counsel;

                  (xii) Intercompany Notes existing as of the Closing Date together with endorsements or instruments of assignment executed in blank and attached thereto;

                 (xiii) endorsements to the title policies insuring title to the Mortgaged Properties updating the time and date of coverage of such policy to the time and date of recordation of each Modification to Mortgage, acceptable in form and substance to the Agent, provided that, in lieu of such endorsements, title reports updating the title to the time and date of recordation of the Modification to Mortgage shall be acceptable to the Agent for the two Mortgaged Properties located in Tennessee;

                   (xiv) receipt and satisfactory review of Securities and Exchange Commission Form 10-Q for BREED and its Subsidiaries as of December 31, 1997 containing a consolidated balance and statements of income demonstrating results of operations which are satisfactory to the Agent;

                    (xv) receipt and satisfactory review of a pro forma consolidated balance sheet, income statement and statement of cash flows of BREED as of December 31, 1997, adjusted to (x) give effect to the Allied Acquisition (y) the restructuring of existing Indebtedness and (z) the restructuring plan related to the Allied Acquisition and the effect of the synergies resulting therefrom which pro forma statements shall demonstrate pro forma results of operations acceptable to the Agent;

                   (xvi) notice of appointment of the initial Authorized Representative(s);

                  (xvii) all schedules to the Credit Agreement and the other Loan Documents which shall be reviewed by and satisfactory to the Agent;

                 (xviii) evidence of the insurance program to be maintained by BREED and its Subsidiaries, which such program shall be reasonably satisfactory to the Agent;

                   (xix) evidence of the receipt by BREED of at least $300,000,000 in proceeds from the sale of the Senior Subordinated Notes;

                    (xx) evidence that all fees payable by BREED to the Agent, Agent's counsel, NMS and the Lenders have been paid in full;

                   (xxi)  an initial Borrowing Notice, if any; and

                  (xxii) such other documents, instruments, certificates and opinions as the Agent or any Lender may reasonably request in connection with the consummation of the transactions contemplated hereby, including the due perfection of a first priority security interest in all Collateral.

          (b)    In the good faith judgment of the Agent and the Lenders:

                     (i) there shall not have occurred or become known to the Agent or the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning BREED and its Subsidiaries delivered to the Agent prior to the making of the initial Loan that has had or could reasonably be expected to result in a Material Adverse Effect;

                    (ii) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened that purports to affect BREED or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect;

                 (iii) the Loan Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any applicable law, rule, regulation, order or decree of any Governmental Authority or arbitral authority or (B) any agreement, document or instrument to which any of the Loan Parties is a party or by which any of them or their properties is bound; and

                 (iv) BREED and its Subsidiaries shall be in compliance with all existing material financial obligations;

     7.2. Conditions of all Loans and Letters of Credit.  The obligations of the
          ---------------------------------------------
Lenders to make any Revolving Loans, of NationsBank to make any Swing Line Loan and the Issuing Bank to issue Letters of Credit, hereunder on or subsequent to the Closing Date are subject to the satisfaction of the following conditions:

          (a) the Agent or, in the case of Swing Line Loans, NationsBank shall have received a Borrowing Notice if required by Article III;
                                                     -----------

          (b) the representations and warranties of the Loan Parties set forth in Article VIII and in each of the other Loan Documents shall be true and
        ------------
     correct in all material respects on and as of the date of such Advance or Letter of Credit issuance or renewal or Swing Line Loan, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date and except that the financial statements referred to in Section 8.6(a) shall be deemed to be
                                         --------------
     those financial statements most recently delivered to the Agent and the Lenders pursuant to Section 9.1 and except as otherwise permitted hereunder
                         -----------
     from the date financial statements are delivered to the Agent and the Lenders in accordance with such Section;

          (c) in the case of the issuance of a Letter of Credit, the applicable Borrower or Borrowers shall have executed and delivered to the Issuing Bank an Application and Agreement for Letter of Credit in form and content acceptable to the Issuing Bank together with such other instruments and documents as it shall request;

          (d) at the time of (and after giving effect to) each Advance, Swing Line Loan or the issuance of a Letter of Credit, no Default or Event of Default specified in Article XI shall have occurred and be continuing; and
                          ----------

          (e) immediately after giving effect to:

                    (i) a Revolving Loan, the aggregate principal balance of all outstanding Revolving Loans, Participations and Reimbursement Obligations for each Lender shall not exceed such Lender's Revolving Credit Commitment;

                    (ii) a Letter of Credit or renewal thereof, the aggregate principal balance of all outstanding Participations in Letters of Credit and Reimbursement Obligations (or in the case of the Issuing Bank, its remaining interest after deduction of all Participations in Letters of Credit and Reimbursement Obligations of other Lenders) for each Lender and in the aggregate shall not exceed, respectively, (X) such Lender's Letter of Credit Commitment or (Y) the Total Letter of Credit Commitment;

                    (iii) a Swing Line Loan, the Swing Line Outstandings shall not exceed $20,000,000; and

                    (iv) a Loan or Letter of Credit issued in an Alternative Currency, the Dollar Value of Loans and Letter of Credit Outstandings in Alternative Currencies shall not exceed the Total Alternative Currency Sublimit; and

                    (v) a Loan or a Letter of Credit or renewal thereof, the sum of Letter of Credit Outstandings plus Revolving Credit Outstandings plus Swing Line Outstandings shall not exceed the Total Revolving Credit Commitment.

                                  ARTICLE VII

                         Representations and Warranties
                         ------------------------------

     Each Borrower represents and warrants with respect to itself and to its Subsidiaries (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans and the issuing of Letters of Credit), that:

     8.1  Organization and Authority.
          --------------------------

          (a) BREED and each Subsidiary is a corporation, partnership or statutory business trust duly organized and validly existing under the laws of the jurisdiction of its formation;

          (b) BREED and each Subsidiary (x) has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (y) is qualified to do business in every jurisdiction in which the conduct of its business or ownership of its assets requires it to be so qualified and where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect;

          (c) BREED has the power and authority to execute, deliver and perform this Agreement and the Notes, and to borrow hereunder, and to execute, deliver and perform each of the other Loan Documents to which it is a party;

          (d) Each Guarantor has the power and authority to execute, deliver and perform the Guaranty and each of the other Loan Documents to which it is a party; and

          (e) When executed and delivered, each of the Loan Documents to which any Loan Party is a party will be the legal, valid and binding obligation or agreement of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity);

     8.2  Loan Documents.  The execution, delivery and performance by each Loan
          --------------
Party of each of the Loan Documents to which it is a party:

          (a) have been duly authorized by all requisite Organizational Action (including any required shareholder or partner approval) of such Loan Party required for the lawful execution, delivery and performance thereof;

          (b) do not violate any provisions of (i) applicable law, rule or regulation, (ii) any judgment, writ, order, determination, decree or arbitral award of any Governmental Authority or arbitral authority binding on such Loan Party or its properties, or
     (iii) the Organizational Documents or Operating Documents of such Loan
     Party;

           (c) does not and will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time or both, would constitute an event of default, under any contract, indenture, agreement or other instrument or document to which such Loan Party is a party, or by which the properties or assets of such Loan Party are bound; and

           (d) except as provided in the Security Instruments, does not and will not result in the creation or imposition of any Lien upon any of the properties or assets of such Loan Party or any Subsidiary;

     8.3.  Solvency.  Each Loan Party is Solvent after giving effect to the
           --------
transactions contemplated by the Loan Documents;

     8.4.  Subsidiaries and Stockholders.  BREED has no Subsidiaries other than
           -----------------------------
those Persons listed as Subsidiaries in Schedule 8.4 and additional Subsidiaries
                                        ------------
created or acquired after the Closing Date in compliance with Section 9.19;
                                                              ------------
Schedule 8.4 states as of the date hereof the organizational form of each
------------
entity, the authorized and issued capitalization of each Subsidiary listed thereon, the number of shares or other equity interests of each class of capital stock or interest issued and outstanding of each such Subsidiary and the number and/or percentage of outstanding shares or other equity interest (including options, warrants and other rights to acquire any interest) of each such class of capital stock or other equity interest owned by BREED or by any such Subsidiary; the outstanding shares or other equity interests of each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable; and BREED and each such Subsidiary owns beneficially and of record all the shares and other interests it is listed as owning in Schedule
                                                                    --------
8.4, free and clear of any Lien;
---

     8.5.  Ownership Interests.  BREED owns no interest in any Person other than
           -------------------
the Persons listed in Schedule 8.4, Integrated Sensor Solutions, Inc. and the
                      ------------
joint ventures described in the agreements provided to the Agent pursuant to
Section 7.1(a)(x), equity investments in Persons not constituting Subsidiaries
-----------------
permitted under Section 10.6 and additional Subsidiaries created or acquired
                ------------
after the Closing Date in compliance with Section 9.19;
                                          ------------

     8.6.  Financial Condition.
           -------------------

           (a) BREED has heretofore furnished to each Lender (i) an audited consolidated balance sheet of BREED and its Subsidiaries as at June 30, 1997 and the notes thereto and the related consolidated statements of income, stockholders' equity and cash flows for the Fiscal Year then ended as examined and certified by Ernst & Young, LLP and (ii) an unaudited consolidated interim statement of income of BREED and its Subsidiaries as of December 31, 1997. Except as set forth therein, such financial statements (including the notes thereto in the case of the audited statements) present fairly the financial condition of

     BREED and its Subsidiaries as of the end of such Fiscal Year and six month period and results of their operations for the Fiscal Year and interim period then ended and the changes in its stockholders' equity for the Fiscal Year then ended, all in conformity with GAAP applied on a Consistent Basis, subject however, in the case of unaudited interim statements to year end audit adjustments;

           (b) since June 30, 1997 there has been no material adverse change in the condition, financial or otherwise, of BREED or any of its Subsidiaries or in the businesses, properties, performance, prospects or operations of BREED or its Subsidiaries, nor have such businesses or properties been materially adversely affected as a result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo or act of God; and

           (c) except as set forth in the financial statements referred to in
     Section 8.6(a) or in Schedule 8.6 or permitted by Section 10.4, neither
     --------------       ------------                 ------------
     BREED nor any Subsidiary has incurred, other than in the ordinary course of business, any Indebtedness, or other commitment or liability which remains outstanding or unsatisfied;

     8.7.  Title to Properties.  BREED and each of its Subsidiaries has title to
           -------------------
all its real and personal properties, subject to no transfer restrictions or Liens of any kind, except with respect to the real property subject to the Mortgages, the Permitted Encumbrances as defined in each of the Mortgages, and with respect to the other real and personal properties, the transfer restrictions and Liens described in Schedule 8.7 and Liens permitted by Section
                                    ------------                        -------
10.3;
----

     8.8.  Taxes.  BREED and each of its Subsidiaries has filed or caused to be
           -----
filed all federal, state and local tax returns which are required to be filed by it and, except for taxes and assessments being contested in good faith by appropriate proceedings diligently conducted and against which reserves reflected in the financial statements described in Section 8.6(a) and
                                                   --------------
satisfactory to BREED's independent certified public accountants have been established, have paid or caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due and the failure of which would reasonably be expected to have a Material Adverse Effect;

     8.9.  Other Agreements.  No Loan Party nor any Subsidiary is
           ----------------

           (a) a party to or subject to any judgment, order, decree, agreement, lease or instrument, or subject to other restrictions, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;

           (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which BREED or any Subsidiary is a party, which default has, or if not remedied within any applicable grace period could reasonably be likely to have, a Material Adverse Effect; or

            (c) a party to or bound by any agreement with any other Person (other than the Agent and the Lenders pursuant to this Agreement or any other Loan Document) which prohibits, limits or restricts the ability of any Subsidiary to make any payments, directly or indirectly, to BREED by way of dividends, advances, repayments of loans or advances, or other returns on investments, or by any other agreement or arrangement which restricts the ability of any Subsidiary to make any payment, directly or indirectly, to BREED.

     8.10.  Litigation. Except as set forth in Schedule 8.10, there is no
            ----------                         -------------
action, suit, investigation or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the best knowledge of the Borrowers, threatened by or against BREED or any Subsidiary or affecting BREED or any Subsidiary or to the best knowledge of the Borrowers any properties or rights of BREED or any Subsidiary, which could reasonably be expected to have a Material Adverse Effect;

     8.11.  Margin Stock. The proceeds of the borrowings made hereunder will be
            ------------
used by the Borrowers only for the purposes expressly authorized herein. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute any of the Loans under this Agreement a "purpose credit" within the meaning of Regulation U or Regulation X (12 C.F.R. Part 224) of the Board. Neither the Borrowers nor any agent acting in their behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof;

     8.12.  Investment Company.  No Loan Party is an "investment company," or an
            ------------------
"affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. (S) 80a-1, et seq.). The application of the proceeds of the Loans and repayment thereof by the Borrowers and the performance by the Loan Parties of the transactions contemplated by the Loan Documents will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder, in each case as in effect on the date hereof;

     8.13.  Patents, Etc. BREED and each Subsidiary owns or has the right to
            ------------
use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights necessary to or used in the conduct of its businesses as now conducted and as contemplated by the Loan Documents, in all cases without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, other proprietary right of any other Person, which conflict is reasonably likely to have a Material Adverse Effect;

     8.14.  No Untrue Statement.  Neither (a) this Agreement nor any other Loan
            -------------------
Document or certificate or document executed and delivered by or on behalf of BREED or any Subsidiary in accordance with or pursuant to any Loan Document nor (b) any statement, representation, or warranty provided to the Agent in connection with the negotiation or preparation of the Loan Documents contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such warranty, representation or statement contained therein not misleading;

     8.15.  No Consents, Etc. Neither the respective businesses or properties of
            ----------------
the Loan Parties or any Subsidiary, nor any relationship among the Loan Parties or any Subsidiary and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of any Loan Party or any Subsidiary as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by the Loan Documents, or if so, such consent, approval, authorization, filing, registration or qualification has been duly obtained or effected, or shall have been obtained or effected prior to the Closing Date, as the case may be;

     8.16.  Employee Benefit Plans.
            ----------------------

            (a) BREED, each ERISA Affiliate and each Subsidiary is in compliance in all material respects with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder and in compliance in all material respects with all Foreign Benefit Laws and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined, or BREED or its Subsidiaries is in the process of obtaining a determination, by the Internal Revenue Service, to be so qualified, each trust related to such plan has been determined to be exempt under Section 501(a) of the Code, and each Employee Benefit Plan subject to any Foreign Benefit Law has received, or is in the process of receiving, the required approvals by any Governmental Authority regulating such Employee Benefit Plan. No material liability has been incurred by BREED or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

            (b) Neither BREED, any ERISA Affiliate nor any Subsidiary has (i) engaged in a nonexempt prohibited transaction described in Section 4975 of the Code or Section 406 of ERISA affecting any of the Employee Benefit Plans or the trusts created thereunder which could subject any such Employee Benefit Plan or trust to a material tax or penalty on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA,
     (ii) incurred any accumulated funding deficiency with respect to any Employee Benefit Plan, whether or not waived, or any other material liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a

     Multiemployer Plan, (iv) failed to make a required installment or other required payment under Section 412 of the Code, Section 302 of ERISA or the terms of such Employee Benefit Plan, or (v) failed to make a required contribution or payment, or otherwise failed to operate in compliance with any Foreign Benefit Law regulating any Employee Benefit Plan;

            (c) No Termination Event has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan except for the hourly represented retirement plans of BREED's Grabill, Indiana and Niles, Michigan facilities, and neither BREED nor any ERISA Affiliate has incurred any unpaid withdrawal liability with respect to any Multiemployer Plan which such Termination Event or unpaid withdrawal liability could reasonably be expected to have a Material Adverse Effect;

            (d) The present value of all vested accrued benefits under each Employee Benefit Plan which is subject to Title IV of ERISA or whose funding is regulated by any Foreign Benefit Law, did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such Employee Benefit Plan allocable to such benefits;

            (e) To the best of BREED's knowledge, each Employee Benefit Plan subject to Title IV of ERISA or the funding of which is regulated by any Foreign Benefit Law, maintained by BREED, any ERISA Affiliate or any Subsidiary, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA, all Foreign Benefit Laws, and other applicable laws, regulations and rules;

            (f) The consummation of the Loans and the issuance of the Letters of Credit provided for herein will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption; and

            (g) No material proceeding, claim, lawsuit and/or investigation exists or, to the best knowledge of BREED after due inquiry, is threatened concerning or involving any Employee Benefit Plan;

     8.17.  No Default.  As of the date hereof, there does not exist any Default
            ----------
or Event of Default hereunder;

     8.18.  Environmental Matters.  BREED and each Subsidiary is in compliance
            ---------------------
with all applicable Environmental Laws in all material respects and has been issued and currently maintains or is pursuing all required federal, state, local and foreign permits, licenses, certificates and approvals the failure to obtain which could reasonably be expected to result in a Material Adverse Effect. Neither BREED nor any Subsidiary has been notified of any pending or threatened action, suit, proceeding or investigation which, and neither BREED nor any Subsidiary is aware of any facts which, (i) calls into question, or could reasonably be expected to call into question, compliance by BREED or any Subsidiary with any Environmental Laws, (ii) which seeks, or could reasonably be expected to form the basis of a meritorious proceeding, to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material or the operation of BREED's or any Subsidiary's business or facility, or (iii) seeks to cause, or could reasonably be expected to form the basis of a meritorious proceeding to cause, any property of BREED or any Subsidiary to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law, which in any of the foregoing instances would reasonably be expected to have a Material Adverse Effect;

      8.19. Employment Matters. (a) Except as set forth in Schedule 8.19, none
            ------------------                             -------------
of the employees of BREED or any Subsidiary is subject to any collective bargaining agreement and there are no strikes, work stoppages, election or decertification petitions or proceedings, unfair labor charges, equal opportunity proceedings, or other material labor/employee related controversies or proceedings pending or, to the best knowledge of BREED, threatened against BREED or any Subsidiary or between BREED or any Subsidiary and any of its employees, other than (in each of the foregoing cases) employee grievances arising in the ordinary course of business which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

      (b) Except to the extent a failure to maintain compliance would not have a Material Adverse Effect, BREED and each Subsidiary is in compliance in all material respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation and there is neither pending or, to the knowledge of BREED, threatened any litigation, administrative proceeding nor, to the knowledge of BREED, any investigation, in respect of such matters which, if decided adversely, could reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect;

      8.20. RICO.  Neither BREED nor any Subsidiary is engaged in or has engaged
            ----
in any course of conduct that could subject any of their respective properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law, civil or criminal, or other similar laws;

      8.21. Perfected Security Instruments. (a) At all times after execution and
            ------------------------------
delivery of each Pledge Agreement by the Pledgor thereunder and satisfaction of the conditions set forth in Section 7.1 and of the agreements set forth in
                            -----------
Article V, the security interests created in favor of the Agent for the benefit
---------
of the Lenders under the Pledge Agreements will constitute valid, perfected security interests in the Pledged Stock and Assigned Interests, subject to no other Liens;

      (b) At all times after execution and delivery of each Security Instrument (other than the Pledge Agreements and the Intercompany Note Pledge Agreement) by the parties thereto and completion of the filings and recordings listed on Schedule 8.21 hereto, the security interests created in favor of the
          -------------
Agent for the benefit of the Lenders under the Security Instruments (other than the Pledge Agreements and the Intercompany Note Pledge Agreement) will constitute valid, perfected security interests in the Collateral described therein, subject to no other Liens whatsoever, except for Permitted Liens, and with respect to the Mortgages, subject to no other Liens whatsoever, except for the Permitted Encumbrances as defined in each of the Mortgages.

      8.22. Year 2000 Compliance. BREED and its Subsidiaries have (i) initiated
            --------------------
a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by information received from suppliers and vendors) that could reasonably be expected to be adversely affected by the Year 2000 Problem, (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan substantially in accordance with that timetable. BREED reasonably believes that all computer applications (including those affected by information received from its suppliers and vendors) that are material to its or any of its Subsidiaries' business and operations will on a timely basis be Year 2000 Compliant, except to the extent that a failure to do so could not reasonably be expected to have Material Adverse Effect.

                                   ARTICLE IX

                             Affirmative Covenants
                             ---------------------

     Until the Facility Termination Date, unless the Required Lenders shall otherwise consent in writing, BREED will, and where applicable will cause each Subsidiary to:

      9.1. Financial Reports, Etc.  (a)  As soon as practical and in any event
           ----------------------
within 90 days after the end of each Fiscal Year of BREED, deliver or cause to be delivered to the Agent (with a copy for each Lender) (i) consolidated and consolidating (by major lines of business) balance sheets of BREED and its Subsidiaries as at the end of such Fiscal Year, and the notes thereto, and the related consolidated and consolidating statements of income, stockholders' equity and cash flows, and the respective notes thereto, for such Fiscal Year, setting forth comparative financial statements for the preceding Fiscal Year, all prepared in accordance with GAAP applied on a Consistent Basis and containing opinions (in the case of the consolidated statements) of Ernst & Young LLP, or other such independent certified public accountants selected by BREED and approved by the Agent, which are unqualified as to the scope of the audit performed and as to the "going concern" status of BREED and its Subsidiaries and without any exception not acceptable to the Required Lenders, and (ii) a certificate of an Authorized Representative demonstrating compliance with Sections 10.1(a) through 10.1(e), 10.4(k), 10.6(j), 10.6(n), 10.8(c), and
     ----------------         -------  -------  -------  -------  -------
10.19  which certificate shall be in the form of Exhibit T;
-----                                            ---------

      (b) as soon as practical and in any event within 45 days after the end of each fiscal quarter (except the last fiscal quarter of the Fiscal Year), deliver to the Agent (with a copy for each Lender), (i) consolidated and consolidating (by major line of business) balance sheets of BREED and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income and cash flows for such fiscal quarter and for the period from the beginning of the then current Fiscal Year through the end of such reporting period, and accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial position of BREED and its Subsidiaries as of the end of such fiscal period and the results of their operations and the changes in their financial position for such fiscal period, in conformity with the standards set forth in
Section 8.6(a) with respect to interim financial statements, and (ii) beginning
--------------
with the fiscal quarter ending September 30, 1998 a certificate of an Authorized Representative containing computations for such quarter comparable to that required pursuant to Section 9.1(a)(ii);
                     ------------------

      (c)  together with each delivery of the financial statements required by
Section 9.1(a)(i), deliver to the Agent (with a copy for each Lender) a letter
-----------------
from BREED's accountants specified in Section 9.1(a)(i) stating that in
                                      -----------------
performing the audit necessary to render an opinion on the financial statements delivered under Section 9.1(a)(i), they obtained no knowledge of any Default or
                -----------------
Event of Default by the Borrowers in the fulfillment of the terms and provisions of this Agreement insofar as they relate to financial matters (which at the date of such statement remains uncured); or if the accountants have obtained knowledge of such Default or Event of Default, a statement specifying the nature and period of existence thereof;

      (d) promptly upon their becoming available to BREED, BREED shall deliver to the Agent (with a copy for each Lender), a copy of (i) all regular or special reports or effective registration statements which BREED or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) any proxy statement distributed by BREED or any Subsidiary to its shareholders, bondholders or the financial community in general, and (iii) any management letter or other report submitted to BREED or any Subsidiary by independent accountants in connection with any annual, interim or special audit of BREED or any Subsidiary;

      (e) promptly deliver or cause to be delivered to the Agent, written notice of any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which BREED or any of its Subsidiaries is a party or by which BREED or any Subsidiary thereof or any of their respective properties may be bound;

      (f) promptly, from time to time, deliver or cause to be delivered to the Agent such other information regarding BREED's and any Subsidiary's operations, business affairs and financial condition as the Agent may reasonably request;

      (g) promptly upon (i) approval by BREED and Siemens, deliver to the Agent and each Lender the annual operating budget and business plan of BSRS Restraint,
(ii) upon receipt by BREED copies of all financial reports of BSRS Restraint together with sufficient copies for each Lender, and (iii) request such other information regarding BSRS Restraint as the Agent shall reasonably request.

      Subject to Section 13.1(f), the Agent and the Lenders are hereby
                 ---------------
authorized to deliver a copy of any such financial or other information delivered hereunder to the Lenders (or any affiliate of any Lender) or to the Agent, to any Governmental Authority having jurisdiction over the Agent or any of the Lenders pursuant to any written request therefor or in the ordinary course of examination of loan files, to the National Association of Insurance Commissioners or to any other Person pursuant to legal process or who shall acquire or consider the assignment of, or acquisition of any participation interest in, any Obligation permitted by this Agreement provided that notice is
                                                        --------
given to BREED if such information is delivered to a Person not enumerated herein.

      9.2. Maintain Properties.  Maintain all properties necessary to its
           -------------------
operations in good working order and condition, ordinary wear and tear excepted, make all needed repairs, replacements and renewals to such properties, and maintain free from Liens (except those created or permitted under the Loan Documents) all trademarks, trade names, patents, copyrights, trade secrets, know-how, and other intellectual property and proprietary information (or adequate licenses thereto), in each case as are necessary to conduct its business as currently conducted or as contemplated hereby, all in accordance with customary and prudent business practices.

      9.3. Existence, Qualification, Etc.  Except as otherwise expressly
           -----------------------------
permitted under Section 10.7, do or cause to be done all things necessary to
                ------------
preserve and keep in full force and effect its
existence and all material rights and franchises, and, except to the extent conveyed in connection with a transaction permitted under Section 10.5 hereof,
                                                          ------------
maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary and in which the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect.

      9.4. Regulations and Taxes.  Comply in all material respects with or
           ---------------------
contest in good faith all statutes and governmental regulations and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, would become a Lien against any of its properties except liabilities being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves acceptable to BREED's independent certified public accountants have been established unless and until any Lien resulting therefrom attaches to any of its property and becomes enforceable against the Lenders.

      9.5. Insurance.  (a) Keep all of its insurable properties adequately
           ---------
insured at all times with responsible insurance carriers against loss or damage by fire and other hazards, including containing provisions required by the Security Instruments, (b) maintain general public liability insurance at all times with responsible insurance carriers against liability on account of damage to persons and property and (c) maintain insurance under all applicable workers' compensation laws (or in the alternative, maintain required reserves if self-insured for workers' compensation purposes) and against loss by reason of business interruption such policies of insurance to have such limits, deductibles, exclusions, co-insurance and other provisions providing no less coverages than that specified in Schedule 9.5. Each of the policies of
                                 ------------
insurance described in this Section 9.5 shall comply in all respects with the
                            -----------
terms of the Security Instruments.

      9.6. True Books. Keep true books of record and account in which full, true
           ----------
and correct entries will be made of all of its dealings and transactions, and set up on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements.

      9.7. Right of Inspection.  Permit any representative designated by the
           -------------------
Agent or any Lender, to visit and inspect any of the properties, corporate books and financial reports of BREED or any Subsidiary and to discuss its affairs, finances and accounts with its principal officers and independent certified public accountants, all at reasonable times, at reasonable intervals and with reasonable prior notice and permit any Lender to discuss BREED's affairs, finances and accounts with its principal officers and its independent accountants all at reasonable times, at reasonable intervals and with reasonable prior notice.

      9.8. Observe all Laws.  Conform to and duly observe in all material
           ----------------
respects all laws, rules and regulations and all other valid requirements of any Governmental Authority with respect to the conduct of its business.

      9.9.  Governmental Licenses.  Obtain and maintain all licenses, permits,
            ---------------------
certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and as contemplated by the Loan Documents the failure to obtain which could reasonably be expected to result in a Material Adverse Effect.

      9.10. Covenants Extending to Other Persons. Cause each of its Subsidiaries
            ------------------------------------
to do with respect to itself, its business and its assets, each of the things required of BREED in Sections 9.2 through 9.9, and 9.18 inclusive.
                     ------------         ---      ----

      9.11. Officer's Knowledge of Default. Upon any Authorized Representative
            ------------------------------
or the General Counsel of BREED obtaining knowledge of any Default or Event of Default, or any event, development or occurrence which could reasonably be expected to have a Material Adverse Effect, cause such officer or an Authorized Representative to promptly notify the Agent of the nature thereof, the period of existence thereof, and what action BREED or such Subsidiary proposes to take with respect thereto.

      9.12. Suits or Other Proceedings. Upon any Authorized Representative or
            --------------------------
the General Counsel of BREED obtaining knowledge of any litigation or other proceedings being instituted against BREED or any Subsidiary or any attachment, levy, execution or other process being instituted against any assets of BREED or any Subsidiary making a claim or claims which is likely to result in damages in an aggregate amount greater than $10,000,000 not otherwise covered by insurance, or could reasonably be expected to have a Material Adverse Effect, promptly deliver to the Agent written notice thereof stating the nature and status of such litigation, dispute, proceeding, levy, execution or other process.

      9.13. Notice of Environmental Complaint or Condition.  Promptly provide to
            ----------------------------------------------
the Agent true, accurate and complete copies of any and all notices, complaints, orders, directives, claims, or citations received by BREED or any Subsidiary relating to any (a) violation or alleged violation by BREED or any Subsidiary of any applicable Environmental Law that may reasonably be expected to have a Material Adverse Effect; (b) release or threatened release by BREED or any Subsidiary, or at any facility or property owned or leased or operated by BREED or any Subsidiary or by any Person handling, transporting, or disposing of any Hazardous Material on behalf of BREED or any Subsidiary, of any Hazardous Material, except where occurring legally or if such release could not reasonably be expected to result in a Material Adverse Effect; or (c) liability or alleged liability of BREED or any Subsidiary for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials, which in any of the foregoing instances would reasonably be expected to have a Material Adverse Effect.

      9.14. Environmental Compliance.  If BREED or any Subsidiary shall receive
            ------------------------
any letter, notice, complaint, order, directive, claim or citation alleging that BREED or any Subsidiary has violated any Environmental Law, has released any Hazardous Material or is liable for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials, which in any of the foregoing instances would reasonably be expected to have a Material Adverse Effect, BREED shall, within the time period permitted by the applicable Environmental Law or the Governmental

Authority responsible for enforcing such Environmental Law, either (i) remove or remedy, or cause the applicable Subsidiary to remove or remedy, such violation or release or satisfy such liability or (ii) contest in good faith such violation so long as no remedial action shall be required to be taken during the period of such contest.

      9.15. Indemnification.  Without limiting the generality or application of
            ---------------
Section 13.9, BREED hereby agrees to indemnify and hold the Agent, the Lenders
------------
and NMS, and their respective officers, directors, employees and agents, harmless from and against any and all claims, losses, penalties, liabilities, damages and expenses (including assessment and cleanup costs and reasonable attorneys' fees and disbursements) arising directly or indirectly from, out of or by reason of (a) the violation of any Environmental Law by BREED or any Subsidiary or with respect to any property owned, operated or leased by BREED or any Subsidiary or (b) the handling, storage, treatment, emission or disposal of any Hazardous Materials by or on behalf of BREED or any Subsidiary or on or with respect to property owned or leased or operated by BREED or any Subsidiary. The provisions of this Section 9.15 shall survive the Facility Termination Date and
                   ------------
expiration or termination of this Agreement.

      9.16. Further Assurances. At the Borrowers' cost and expense, upon request
            ------------------
of the Agent, duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

      9.17. Employee Benefit Plans.
            ----------------------

      (a) With reasonable promptness, and in any event within thirty (30) days thereof, give notice to the Agent of (a) the establishment of any new Employee Benefit Plan (which notice shall include a summary of such plan), (b) the commencement of contributions to any Employee Benefit Plan to which BREED, any of its ERISA Affiliates or any of its Subsidiaries was not previously contributing, (c) any material increase in the benefits of any existing Employee Benefit Plan, (d) each funding waiver request filed with respect to any Employee Benefit Plan and all communications received or sent by BREED, any ERISA Affiliate or any Subsidiary with respect to such request and (e) the failure of BREED or any ERISA Affiliate or any Subsidiary to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code (in the case of Employee Benefit Plans regulated by the Code or ERISA) or any Foreign Benefit Law (in the case of any Employee Benefit Plan regulated by any Foreign Benefit
Law) by the due date;

      (b) Promptly and in any event within fifteen (15) days of becoming aware of the occurrence or forthcoming occurrence of any (a) Termination Event or (b) nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, in connection with any Pension Plan or any trust created thereunder, deliver to the Agent a notice specifying the nature thereof, what action BREED, any ERISA Affiliate or any Subsidiary has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, the PBGC or any other Governmental Authority with respect thereto; and

      (c) With reasonable promptness but in any event within fifteen (15) days for purposes of clauses (a), (b) and (c) below, deliver to the Agent copies of
(a) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code, (b) all notices received by BREED or any ERISA Affiliate or any Subsidiary of the PBGC's or any Governmental Authority's intent to terminate any Employee Benefit Plan or to have a trustee appointed to administer any Pension Plan, (c) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by BREED or any ERISA Affiliate with the Internal Revenue Service with respect to each Employee Benefit Plan and (d) all notices received by BREED or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA. BREED will notify the Agent in writing within five (5) Business Days of BREED or any ERISA Affiliate obtaining knowledge or reason to know that BREED or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.

      9.18. Continued Operations.  Except as permitted under Section 10.12,
            --------------------                             -------------
continue at all times to conduct its business and engage principally in the same or complementary line or lines of business substantially as heretofore conducted.

      9.19. Additional Support Documents.  Within thirty (30) days (or such
            -----------------------------
additional amount of time as is reasonably necessary in the case of a Foreign Subsidiary but in no event more than ninety (90) days) of the acquisition or creation of any Domestic Subsidiary or Direct Foreign Subsidiary or any Subsidiary of a Borrowing Subsidiary cause to be delivered to the Agent for the benefit of the Lenders each of the following:

            (a) in the case of a Domestic Subsidiary,

                (i) a Guaranty executed by such Domestic Subsidiary substantially in the form of Exhibit G hereto;
                                    ---------

                (ii) a Security Agreement executed by such Domestic Subsidiary substantially in the form of Exhibit R hereto;
                                   ---------

                (iii) if applicable, to the extent consented to by any necessary third party, Landlord Waivers (in the form of Exhibit L), Lease Assignments
                                                   ---------
     (in the form of Exhibit N), Mortgages, an Intellectual Property Security
                     ---------
     Agreement (in the form of Exhibit H), and an Intercompany Note Pledge
                               ---------
     Agreement (in the form of Exhibit Q);
                               ----------

            (b) (i)   in the case that such Subsidiary is directly owned by
     BREED or a Domestic Subsidiary or a Borrowing Subsidiary which has previously delivered a Pledge Agreement, Exhibit A and a revised Schedule I to the Pledge Agreement dated the date hereof together with (x) stock certificates or other appropriate evidence of ownership representing 100% of the capital stock and related interests and rights of a Domestic Subsidiary and a Subsidiary of a Borrowing Subsidiary or (y) not less than 65% of the Voting Stock and 100% of the non-voting common stock and related interests and rights of any Direct Foreign Subsidiary and (z) duly executed stock powers or powers of assignment in blank affixed thereto;

                 (ii) in the case that such Subsidiary is directly owned by a Domestic Subsidiary which has not previously delivered a Pledge Agreement, a Pledge Agreement substantially similar in form and content to that executed and delivered by certain Domestic Subsidiaries on the Closing Date, with appropriate revisions as to the identity of the pledgor and as required by applicable law, if such Subsidiary is a Foreign Subsidiary, and securing Obligations of such Pledgor under its Guaranty, together with (x) stock certificates or other appropriate evidence of ownership representing 100% of the capital stock and related interests and rights of a Domestic Subsidiary or (y) not less than 65% of the Voting Stock and 100% of the non-voting common stock and related interests and rights of any Direct Foreign Subsidiary (z) duly executed stock powers or powers of assignment in blank affixed thereto or a Certificate and Receipt of Registrar; or

            (c) in the case that such Subsidiary is a partnership that has not issued certificates evidencing ownership of such partnership or joint venture, the Collateral Assignment of Partnership Interests and Certificate and Receipt of Registrar of such partnership or such joint venture with respect to the registration of the Lien on Assigned Interests so long as such assignment is not prohibited by the Governing Documents of such partnership or joint venture;

            (d) an opinion of counsel to the Subsidiary dated as of the date of delivery of the Guaranty and other Loan Documents provided for in this
     Section 9.19 and addressed to the Agent and the Lenders, in form and
     ------------
     substance substantially identical to the opinion of counsel delivered pursuant to Section 7.1(a)(ii) hereof on the Closing Date with respect to
                 ------------------
     each Loan Party which is party to any Loan Document which such newly acquired or created Subsidiary is required to deliver or cause to be delivered pursuant to subparagraphs (a), (b), or (c) above.

            (e) current copies of the Organizational Documents and Operating Documents of such Subsidiary, resolutions (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such Organizational Documents or Operating Documents, of the shareholders) of such Subsidiary authorizing the actions and the execution and delivery of documents described in this Section 9.19.
                                                                   ------------

     9.20.  Diligent Pursuit of Waiver.  BREED shall use its best efforts to
            --------------------------
obtain a waiver of the limitations set forth in the letter dated August 26, 1996 to BREED from the Securities and Exchange Commission.

      9.21. Swap Agreements.  Not later than thirty (30) days following the
            ---------------
Closing Date, the Borrowers shall fix or effectively cap exposure to interest rate fluctuations relating to the Loans by entering into Swap Agreements or similar agreements creating Rate Hedging Obligations at prevailing rates, with counterparties having ratings of "A" or its equivalent or better by any nationally recognized credit rating agency, providing Rate Hedging Obligations which limit the risk of interest rate fluctuations in a notional amount of not less than (i) $300,000,000 or (ii) in the event that Outstandings are less than $300,000,000, fifty percent (50%) of all Outstandings.

      9.22. Subsidiary Support of Permitted Indebtedness.  So long as not
            --------------------------------------------
prohibited by law, BREED and each Subsidiary shall cause each of their Subsidiaries to make cash payments, directly or indirectly, to the Borrowers by way of dividends, advances, repayments of loans or advances, or other returns on investments, or by way of any other arrangement such that the Borrowers shall have the ability to satisfy all interest and principal payments required under the terms of this Agreement or any other Loan Document and under the terms of any other Permitted Indebtedness.

     9.23.  Convertible Debentures. In the event any distribution with respect
            ----------------------
to the Convertible Debentures would give rise to an Event of Default, promptly give the BTI Trust notice of the election by BREED to defer such distribution until payment in full of the Obligations, unless an Indenture Event of Default shall have occurred.

      9.24. Year 2000 Compliance.  BREED will promptly notify the Agent in the
            --------------------
event BREED discovers or determines that any computer application (including those affected by information received from its suppliers and vendors) that is material to its or any of its Subsidiaries' business and operations will not be Year 2000 Compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE X

                               Negative Covenants
                               ------------------

     Until the Facility Termination Date, unless the Required Lenders shall otherwise consent in writing, BREED will not, nor will it permit any Subsidiary (except as otherwise indicated) to:

      10.1. Financial Covenants.
            -------------------

            (a) Consolidated Net Worth. Permit Consolidated Net Worth to be less
                ----------------------
     than sum of (i) $235,000,000, plus (ii) on a cumulative basis (with no reduction for net losses during such period) 85% of Consolidated Net Income for the most recently completed fiscal quarter of BREED beginning with the fiscal quarter ending June 30, 1998, plus (iii) 100% of the Net Proceeds of any Equity Offering.

            (b) Consolidated Fixed Charge Ratio.  Cause, suffer or permit the
                -------------------------------
     Consolidated Fixed Charge Ratio as of the end of each Four-Quarter Period occurring during the respective periods set forth below to be less than the ratio set forth opposite each such period:

                 Period                        Ratio
                 ------                        -----

     June 30, 1998 to June 29, 1999        1.00 to 1.00

     June 30, 1999 to June 29, 2000        1.15 to 1.00

     Thereafter                            1.25 to 1.00

            (c) Consolidated Interest Coverage Ratio. Cause, suffer or permit
                ------------------------------------
     the Consolidated Interest Coverage Ratio as of the end of each Four-Quarter Period occurring during the respective periods set forth below to be less than the ratio set forth opposite each such period:

                 Period                        Ratio
                 ------                        -----

     June 30, 1998 to June 29, 1999        1.75 to 1.00

     June 30, 1999 to June 29, 2000        2.00 to 1.00

     June 30, 2000 to June 29, 2002        2.50 to 1.00

     Thereafter                            2.75 to 1.00

          (d) Consolidated Leverage Ratio.  Cause, suffer or permit at any time
              ---------------------------
     the Consolidated Leverage Ratio as of the end of each Four-Quarter Period occurring during the periods set forth below to exceed the ratio set forth opposite each such period:

             Period                            Ratio
             ------                            -----

     June 30, 1998 to June 29, 1999        5.75 to 1.00

     June 30, 1999 to June 29, 2000        4.25 to 1.00

     June 30, 2000 to June 29, 2001        3.75 to 1.00

     Thereafter                            3.50 to 1.00

          (e) Capital Expenditures.  Make or become committed to make during any
              --------------------
     Fiscal Year on a non-cumulative basis (so that amounts not expended in one Fiscal Year may not be incurred in a subsequent Fiscal Year) Capital Expenditures in excess of $100,000,000.

     10.2 Acquisitions.  Enter into any agreement, contract, binding commitment
          ------------
or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition unless such Acquisition is a Permitted Acquisition.

     10.3 Liens.  Incur, create or permit to exist any Lien, charge or other
          -----
encumbrance of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by BREED or any Subsidiary, other than Liens created in favor of the Agent and the Lenders under the Loan Documents and Swap Agreements and the following (collectively, the "Permitted Liens"):

          (a) Liens existing as of the date hereof and as set forth in Schedule
                                                                       --------
     8.7;
     ---

          (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP.

          (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

          (d) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of

     Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

           (e)  purchase money Liens to secure Indebtedness permitted under
     Section 10.4(f) and incurred to purchase equipment and other personal or
     ---------------
     real property in the ordinary course of business, provided such Indebtedness represents not less than 75% and not more than 100% of the purchase price of such assets as of the date of purchase thereof and no property other than the assets so purchased secured such Indebtedness;

           (f)  Liens arising in connection with Capital Leases permitted under
     Section 10.4(g) provided that no such Lien shall extend to any Collateral
     ---------------
     or to any other property other than the assets subject to such Capital Leases;

           (g) easements (including reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of BREED or any Subsidiary and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to BREED or any Subsidiary; and

           (h) Liens created or incurred in connection with Permitted Receivables Securitizations and Foreign Receivables Financing Transactions.

     10.4. Indebtedness.  Incur, create, assume or permit to exist any
           ------------
Indebtedness, howsoever evidenced, except the following, without duplication, (collectively the "Permitted Indebtedness"):

           (a) Indebtedness of BREED and its Domestic Subsidiaries existing as of the Closing Date as set forth in Schedule 8.6; provided, further, none
                                         ------------  --------  -------
     of the instruments and agreements evidencing or governing such Indebtedness shall be amended, modified or supplemented after the Closing Date to change any terms of subordination, repayment or rights of conversion, put, exchange or other rights from such terms and rights as in effect on the Closing Date; provided, however, that any such Indebtedness may be
                   --------  -------
     replaced, renewed or refinanced so long as the principal amount of such Indebtedness, and the rate of interest, fees, and other payments relating thereto, are not increased;

           (b) Indebtedness owing to the Agent or any Lender in connection with this Agreement, any Note or other Loan Document;

           (c)  the Senior Subordinated Notes;

           (d) Indebtedness arising in connection with Rate Hedging Obligations including those required under Section 9.21 so long as the notional amount
                                    ------------
     of such Indebtedness does not at any time exceed $500,000,000;

          (e) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

          (f) purchase money Indebtedness in an aggregate amount not to exceed $10,000,000 at any time;

          (g) Capital Leases in an aggregate principal amount not to exceed $30,000,000 at any time;

          (h) Intercompany Advances and Indebtedness evidenced by Intercompany Notes not constituting Intercompany Advances existing on the Closing Date and described in Schedule 10.4;
                      -------------

          (i) Contingent Obligations in respect of Indebtedness permitted to be incurred under this Section 10.4; provided, however, that (i) in the event
                         ------------  --------  -------
     any primary Indebtedness to which any such Contingent Obligation relates is subordinated to the Obligations, such Contingent Obligation is subordinated to the same extent and (ii) Contingent Obligations (without duplication), of BREED and its Domestic Subsidiaries in respect of Indebtedness incurred by Foreign Subsidiaries shall not exceed $140,000,000 at any one time outstanding;

          (j) unsecured Indebtedness in any aggregate outstanding amount at any time not exceeding $25,000,000;

          (k) Indebtedness of Foreign Subsidiaries, including Foreign Receivables Financing Transactions, in an aggregate outstanding amount at any time not exceeding $140,000,000;

          (l) Indebtedness under the Convertible Debentures, the Convertible Preferred Securities and the limited guaranty of the Convertible Preferred Securities;

          (m)  Subject to Section 10.19, Indebtedness in respect of BSRS
                          -------------
     Restraint;

          (n) Indebtedness incurred in connection with a Permitted Receivables Securitization; and

          (o) Indebtedness of Foreign Subsidiaries which are not Borrowing Subsidiaries to a Foreign Subsidiary which sole business is providing financing for Foreign Subsidiaries (the "Finance Subsidiary") and Indebtedness of the Finance Subsidiary to Foreign Subsidiaries to the extent permitted under Section 10.6(j) and (k);
                            -----------------------

provided, however, that the aggregate amount of Indebtedness at any time
--------
outstanding under clauses (a), (j) and (k) of this Section 10.4 shall not exceed
                                                   ------------
$160,000,000.

     10.5. Transfer of Assets. Sell, lease, transfer or otherwise dispose of
           ------------------
any assets of BREED or any Subsidiary other than:

            (a)   dispositions of assets in the ordinary course of business;

            (b) dispositions of property that is substantially worn, damaged, obsolete or, in the judgment of BREED, no longer best used or useful in its business or that of any Subsidiary; provided, however, such property may be
                                         --------  -------
     transferred to a Subsidiary;

            (c) transfers of assets as an investment or in connection with merger or consolidation transactions permitted by Sections 10.6 and 10.7;
                                                       -------------     ----

            (d) the sale, lease, transfer or other disposition of those assets which are described in Schedule 10.5;
                            -------------

            (e) sales of assets having a cumulative aggregate book value of not to exceed 20% of Consolidated Net Worth, which assets do not constitute capital stock of any Subsidiary if the purchase price of such capital stock exceeds on a cumulative basis 5% of Consolidated Net Worth, so long as (i) the purchase price for such assets is not less than the fair market value as reasonably determined in good faith by BREED, (ii) the Net Proceeds are applied as provided in Section 2.7, and (iii) no Default or Event of
                            -----------
     Default exists after giving effect to such sale; and

            (f) the sale of up to $25,000,000 or, if the Consolidated Leverage Ratio as at the most recent fiscal quarter end is less than 3.00 to 1.00, $75,000,000, of accounts receivable pursuant to a Permitted Receivables Securitization so long as amounts received in connection with such sale in excess of $25,000,000 are applied as provided in Section 2.7;
                                                      -----------

            (g) the disposition of all or any part of the assets of Gallino Plasturgia S.r.L.;

            (h) the transfer of accounts receivables and all instruments, documents and other assets relating thereto to a Receivables Subsidiary subject to the limitations of subsection (f) and (i) of this Section;

            (i)   pursuant to Foreign Receivables Sales Transactions; and

            (j) the sale, lease, transfer or other disposition of assets to BSRS Restraint pursuant to the terms of the Siemens Joint Venture Agreement.

     10.6.  Investments. Purchase, own, invest in or otherwise acquire, directly
            -----------
or indirectly, any stock or other securities, or make or permit to exist any interest whatsoever in any other Person or permit to exist any loans or advances to any Person, except that BREED and its Subsidiaries may maintain investments or invest in:

          (a)  any Person acquired in an Acquisition permitted hereunder;

          (b)  Eligible Securities;

          (c) investments, including joint ventures, existing as of the date hereof and as set forth in Schedule 8.4;
                                ------------

          (d) accounts receivable arising and trade credit granted in the ordinary course of business, and any securities received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss;

          (e)  Intercompany Advances;

          (f) investments in Guarantors formed for the purpose of an Equity Offering or a Debt Offering;

          (g) loans and advances to employees in the ordinary course of business in an aggregate amount not to exceed $4,000,000;

          (h) investments in Rate Hedging Obligations to the extent permitted in Section 10.4(d);
        ---------------

          (i) loans and investments in BSRS Restraint of up to the amount set forth below opposite the Fiscal Year indicated, provided, that beginning in
                                                     --------
     the Fiscal Year ending June 30, 2000 the amount of such loans or investments may exceed the amount set forth below, however, such excess occurring from and after the Fiscal Year ending June 30, 2000 shall be added to Consolidated Fixed Charges:

               Fiscal Year                               Amount
               -----------                               ------

                  1998                                $ 2,000,000

                  1999                                $10,000,000

                  2000                                $10,000,000

           2001 and thereafter                        $15,000,000

          (j) loans by Foreign Subsidiaries to the Financing Subsidiary in an aggregate amount at any time not exceeding $30,000,000;

          (k) loans by the Finance Subsidiary to the Foreign Subsidiaries in an aggregate amount at any time not exceeding $30,000,000;

            (l) investments set forth in Schedule 10.4;
                                         -------------

            (m) transfers of assets permitted under Section 10.5; and
                                                    ------------

            (n) additional loans and investments of up to an aggregate amount at anytime outstanding of ten percent (10%) of Consolidated Net Worth, subject to the limitations set forth in clauses (g) through (k) of this Section
                                                                     -------
     10.6.
     ----

      10.7. Merger or Consolidation. (a) Consolidate with or merge into any
            -----------------------
other Person, or (b) permit any other Person to merge into it; provided,
                                                               --------
however, (i) any Subsidiary of BREED may merge or transfer all or substantially
-------
all of its assets into or consolidate with its parent, a Guarantor, a Borrowing Subsidiary, or BREED, and (ii) any other Person may merge into or consolidate with BREED or any wholly-owned Subsidiary and any Subsidiary may merge into or consolidate with any other Person in order to consummate an Acquisition permitted by Section 10.2, provided further, that any resulting or surviving
             ------------  -------- -------
entity shall execute and deliver such agreements and other documents, including a Guaranty, and take such other action as the Agent may require to evidence or confirm its express assumption of the obligations and liabilities of its predecessor entities under the Loan Documents.

      10.8. Restricted Payments.  Make any Restricted Payment or apply or set
            -------------------
apart any of their assets therefor or agree to do any of the foregoing; provided, however BREED may make the following Restricted Payments if prior to
--------
and immediately after giving effect thereto no Default or Event of Default shall exist and be continuing:

            (a) the purchase, redemption or other acquisition of capital stock of BREED acquired solely with the Net Proceeds of an Equity Offering of capital stock of BREED having equal or inferior voting rights to the shares so acquired;

            (b) payments to the BTI Trust on the Convertible Debentures (and the BTI Trust may make distributions on the Convertible Preferred Securities);

            (c) if the Consolidated Leverage Ratio is equal to or less than 3.50 to 1.00 as at the end of the Four-Quarter Period most recently then ended cash dividends of up to an aggregate of $10,000,000 plus fifty percent (50%) of cumulative Consolidated Net Income earned subsequent to the Consolidated Leverage Ratio being equal to or less than 3.50 to 1.00.

     10.9.  Transactions with Affiliates. Other than transactions permitted
            ----------------------------
under Sections 10.4, 10.5, 10.6, 10.7 and 10.8, transactions between BREED and
      -------------  ----  ----  ----     ----
the BTI Trust (to the extent necessary for BREED to perform its obligations with respect to the Convertible Preferred Securities and for the BTI Trust to perform its obligations with respect to the Convertible Debentures), and transactions with Siemens or BSRS Restraint pursuant to the Siemens Joint Venture Agreement, permit Guarantors, Borrowing Subsidiaries or Direct Foreign Subsidiaries, to enter into any transaction after the Closing Date, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, or the rendering of any service, with any Affiliate of BREED that is not a Loan Party, except (a) that such Persons may render services to BREED or its Subsidiaries for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services, (b) that BREED or any Subsidiary may render services to such Persons for compensation at the same rates generally charged by BREED or such Subsidiary and (c) in either case in the ordinary course of business and pursuant to the reasonable requirements of BREED's (or any Subsidiary's) business consistent with past practice of BREED and its Subsidiaries and upon fair and reasonable terms no less favorable to BREED (or any Subsidiary) than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

     10.10. Compliance with ERISA, the Code and Foreign Benefit Laws.  With
            --------------------------------------------------------
respect to any Pension Plan, Employee Benefit Plan or Multiemployer Plan:

            (a) permit the occurrence of any Termination Event which would result in a liability on the part of BREED, any ERISA Affiliate, or any Subsidiary to the PBGC or any Governmental Authority which liability could be reasonably expected to have a Material Adverse Effect; or

            (b) permit the present value of all benefit liabilities under all Employee Benefit Plans to exceed the current value of the assets of such Employee Benefit Plans allocable to such benefit liabilities; or

            (c) permit any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived; or

            (d) fail to make any contribution or payment to any Multiemployer Plan which BREED or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or

            (e) engage, or permit BREED or any ERISA Affiliate to engage, in any prohibited transaction under Section 406 of ERISA or Sections 4975 of the Code for which a civil penalty pursuant to Section 502(I) of ERISA or a tax pursuant to Section 4975 of the Code may be imposed; or

            (f) permit the establishment of any Employee Benefit Plan providing post-retirement welfare benefits or establish or amend any Employee Benefit Plan which establishment or amendment could result in liability to BREED or any ERISA Affiliate or any Subsidiary or increase the obligation of BREED or any ERISA Affiliate or any Subsidiary to a Multiemployer Plan other than those to be established for certain employees acquired as part of the Allied Acquisition and those existing on the date hereof; or

            (g) fail, or permit BREED or any ERISA Affiliate or any Subsidiary to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code, all applicable Foreign Benefit Laws and all other applicable laws and the regulations and interpretations thereof.

      10.11. Accounting Changes. Change its Fiscal Year or make any change in
             ------------------
its accounting treatment and reporting practices except as required by GAAP.

      10.12. Dissolution, etc.  Wind up, liquidate or dissolve (voluntarily or
             ----------------
involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except for the dissolution of Gallino Plasturgia S.r.l. and Akebono Vaitec and in connection with a merger or consolidation permitted pursuant to Section 10.7 or as provided in the Repositioning Plan
                      ------------
furnished to the Agent and Lenders by BREED.

      10.13. Limitations on Sales and Leasebacks. Enter into any arrangement
             -----------------------------------
with any Person providing for the leasing by BREED or any Subsidiary of real or personal property, whether now owned or hereafter acquired in a related transaction or series of related transactions, which has been or is to be sold or transferred by BREED or any Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of BREED or any Subsidiary except (i) BREED or its Subsidiaries may enter into such transactions so long as the aggregate amount of lease payments payable by BREED and its Subsidiaries in all such transactions for any period of twelve consecutive months does not exceed $25,000,000, (ii) BREED, Guarantors and Direct Foreign Subsidiaries (65% of which stock is pledged to the Agent) may enter into such transactions on an arms-length basis and (iii) Foreign Subsidiaries which are not Direct Foreign Subsidiaries may engage in such transactions without limitation.

      10.14. Change in Control.  Cause, suffer or permit to exist or occur any
             -----------------
Change of Control.

      10.15. Negative Pledge Clauses. Enter into or cause, suffer or permit to
             -----------------------
exist any agreement with any Person other than the Agent and the Lenders pursuant to this Agreement or any other Loan Documents which prohibits or limits the ability of any of BREED or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, in favor of the Agent and the Lenders under the Loan Documents; provided that BREED and any Subsidiary may enter into such an
                --------
agreement in connection with, and limited solely to, property acquired with the proceeds of purchase money Indebtedness permitted hereunder.

      10.16. Prepayments, Etc. of Indebtedness. (a) Except as otherwise provided
             ---------------------------------
herein, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness; or

      (b) amend, modify or change in any manner any term or condition of any Indebtedness described in Section 10.4(a) or any lease so that the terms and
                          ---------------
conditions thereof are less favorable to the Agent and the Lenders than the terms of such Indebtedness or leases as of the Closing Date.

      10.17. Restrictive Agreements.  Enter into or cause, suffer or permit to
             ----------------------
exist any agreement with any other Person (other than the Agent and the Lenders pursuant to this Agreement or any other Loan Document) which prohibits, limits or restricts the ability of any Subsidiary to make any payments, directly or indirectly, to BREED by way of dividends, advances, repayments of loans or advances, or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to BREED.

      10.18. Subsidiaries and Partnership.  Create or acquire any Subsidiary or
             ----------------------------
become a general partner of any partnership except (a) for Receivables Subsidiaries, (b) as permitted by Section 10.2, (c) the Financing Subsidiary and
                                  ------------
(d) for other Subsidiaries with respect to which the requirements of Section
                                                                     -------
9.19 have been fulfilled.
----

      10.19. BSRS Restraint.  Permit that portion of the Indebtedness of BSRS
             --------------
Restraint for which it is directly or indirectly liable to exceed at any time $3,000,000.

                                  ARTICLE XI

                       Events of Default and Acceleration
                       ----------------------------------

      11.1. Events of Default. If any one or more of the following events
            -----------------
(herein called "Events of Default") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority), that is to say:

            (a) if default shall be made in the due and punctual payment of the principal of any Loan, Reimbursement Obligation or other Obligation, when and as the same shall be due and payable whether pursuant to any provision of Article II or Article III, at maturity, by acceleration or otherwise
        ----------    -----------
     and; or

            (b) if default shall be made in the due and punctual payment of any amount of interest on any Loan, Reimbursement Obligation or other Obligation or of any fees or other amounts payable to any of the Lenders or the Agent on the date on which the same shall be due and payable and such default continues unremedied for three Business Days; or

            (c) if default shall be made in the performance or observance of any covenant set forth in Section 2.7, 3.3(b), 9.7, 9.11, 9.12, or 9.19, or
                           ------------ ------  ---  ----  ----     ----
     Article X;
     ---------

            (d) if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in this Agreement or the Notes (other than as described in clauses (a), (b) or (c) above) and such default shall continue for thirty (30) or more days after the earlier of receipt of notice of such default by the Authorized Representative from the Agent or an Authorized Representative of BREED becomes aware of such default, or if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in any of the other Loan Documents (beyond any applicable grace period, if any, contained therein) (including without limitation failure of any Guarantor to pay the Agent all of the Guaranteed Obligations in accordance with, and as defined in, the Guaranty on the Business Day on which the Agent has demanded such payment in accordance with the terms of the Guaranty), or if any Loan Document ceases to be in full force and effect (other than by reason of any action by the Agent or any Lender), or if without the written consent of the Lenders, this Agreement or any other Loan Document shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than in accordance with its terms in the absence of default or by reason of any action by the Lenders or the Agent); or

          (e) if there shall occur (i) a default, which is not waived, in the payment of any principal, interest, premium or other amount with respect to any Indebtedness or Rate Hedging Obligation (other than the Loans and other Obligations) of BREED or any

     Subsidiary in an amount not less than $10,000,000 in the aggregate outstanding, or (ii) a default, which is not waived, in the performance, observance or fulfillment of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness or Rate Hedging Obligation referred to in clause (i) may have been issued, created, assumed, guaranteed or secured by BREED or any Subsidiary, or
     (iii) any other event of default as specified in any agreement or instrument under or pursuant to which any such Indebtedness or Rate Hedging Obligation may have been issued, created, assumed, guaranteed or secured by BREED or any Subsidiary, and any such default or event of default specified in clauses (i), (ii) or (iii) shall continue for more than the period of grace, if any, therein specified, or such default or event of default shall permit the holder of any such Indebtedness or Rate Hedging Obligation (or any agent or trustee acting on behalf of one or more holders) to accelerate the maturity thereof; or

          (f) if any representation, warranty or other statement of fact contained in any Loan Document or in any writing, certificate, report or statement at any time furnished to the Agent or any Lender by or on behalf of the Borrowers pursuant to or in connection with any Loan Document, or otherwise, shall be false or misleading in any material respect when given; or

          (g) if BREED or any Subsidiary shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency statute; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute; or

          (h) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of BREED or any Subsidiary or of the whole or any substantial part of its properties and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days, or approve a petition filed against BREED or any Subsidiary seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state, which petition is not dismissed within sixty (60) days; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of BREED or any Subsidiary or of the whole or any substantial part of its properties, which control is not relinquished within sixty (60) days; or if there is commenced against BREED or any Subsidiary any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state which proceeding or petition remains undismissed for a period of sixty (60) days; or if BREED or any Subsidiary takes any action to indicate its consent to or approval of any such proceeding or petition; or

          (i) if (i) one or more judgments or orders where the amount not covered by insurance (or the amount as to which the insurer is found not to be liable for) is in excess of $5,000,000 is rendered against BREED or any Subsidiary, or (ii) there is any attachment, injunction or execution against any of BREED's or Subsidiaries' properties for any amount in excess of $5,000,000 in the aggregate; and such judgment, attachment, injunction or execution remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of thirty (30) days; or

          (j) if BREED or any Subsidiary shall, other than in the ordinary course of business (as determined by past practices or as set forth in the Repositioning Plan) or as otherwise permitted in this Agreement, suspend all or any part of its operations material to the conduct of the business of BREED or such Subsidiary for a period of more than sixty (60) days; or

          (k)  any uninsured damage to or loss, theft or destruction of any of
     the   Collateral in an amount in excess of $5,000,000 shall occur;

          (l) any actual or asserted invalidity by any Loan Party of the Loan Documents; or

          (m) if there shall occur any Termination Event other than as permitted in Section 8.16(c) and 10.10(a); or
        ---------------     --------

          (n) there shall occur any Change in Control; or

          (o) the occurrence of any Indenture Event of Default or the failure to register securities of the Borrower or BTI Trust as required by any agreement or instrument to which either of them is a party;

then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall have not been waived,

              (A) either or both of the following actions may be taken:  (i)
          the Agent, with the consent of the Required Lenders, may, and at the direction of the Required Lenders shall, declare any obligation of the Lenders and the Issuing Bank to make further Revolving Loans and Swing Line Loans or to issue additional Letters of Credit terminated, whereupon the obligation of each Lender to make further Revolving Loans, of NationsBank to make further Swing Line Loans and of the Issuing Bank to issue additional Letters of Credit, hereunder shall terminate immediately, and (ii) the Agent shall at the direction of the Required Lenders, at their option, declare by notice to the Borrowers any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrowers to the Agent and the Lenders, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; provided, however, that notwithstanding the above,
                             --------  -------
            if there shall occur an Event of Default under clause (g) or (h) above, then the obligation of the Lenders to make Revolving Loans, of NationsBank to make Swing Line Loans and of the Issuing Bank to issue Letters of Credit hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the necessity of any action by the Agent or the Required Lenders or notice by or to the Agent or the Lenders;

                 (B) The Borrowers shall, upon demand of the Agent or the
            Required Lenders, deposit cash with the Agent in an amount equal to the amount of any Letter of Credit Outstandings, as collateral security for the repayment of any future drawings or payments under such Letters of Credit, and such amounts shall be held by the Agent pursuant to the terms of the LC Account Agreement; and

                 (C) the Agent and each of the Lenders shall have all of the rights and remedies available under the Loan Documents or under any applicable law.

      11.2. Agent to Act.  In case any one or more Events of Default shall occur
            ------------
and not have been waived or cured, the Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.

      11.3. Cumulative Rights.  No right or remedy herein conferred upon the
            -----------------
Lenders or the Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

      11.4. No Waiver. No course of dealing between the Borrowers and any Lender
            ---------
or the Agent or any failure or delay on the part of any Lender or the Agent in exercising any rights or remedies under any Loan Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise of any rights or remedies shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

      11.5. Allocation of Proceeds.  If an Event of Default has occurred and not
            ----------------------
been waived, and the maturity of the Notes has been accelerated pursuant to
Article XI hereof, all payments received by the Agent hereunder, in respect of
----------
any principal of or interest on the Obligations or any other amounts payable by the Borrowers hereunder, shall be applied by the Agent in the following order:

          (a) amounts due to the Lenders pursuant to Sections 3.10, 4.3 and
                                                     ----------------------
    13.5;

          (b) payments of interest on Loans, Swing Line Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders;

          (c) payments of principal of Loans, Swing Line Loans and Reimbursement Obligations, to be applied for the ratable benefit of the Lenders;

          (d) payments of cash amounts to the Agent in respect of outstanding Letters of Credit pursuant to Section 11.1(B);
                                  ---------------

          (e) amounts due to the Lenders pursuant to Sections 4.2(g), 9.15 and
                                                     ---------------------
    13.9;
    ----

          (f) payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders;

          (g) amounts due to any of the Lenders in respect of Obligations consisting of liabilities under any Swap Agreement with any of the Lenders on a pro rata basis according to the amounts owed; and

          (h) any surplus remaining after application as provided for herein, to the Borrowers or otherwise as may be required by applicable law.

    11.6. Judgment Currency.  The Borrowers, the Agent and each Lender hereby
          -----------------
agree that if, in the event that a judgment is given in relation to any sum due to the Agent or any Lender hereunder, such judgment is given in a currency (the "Judgment Currency") other than that in which such sum was originally denominated (the "Original Currency"), the Borrowers agree to indemnify the Agent or such Lender, as the case may be, to the extent that the amount of the Original Currency which could have been purchased by the Agent in accordance with normal banking procedures on the Business Day following receipt of such sum is less than the sum which could have been so purchased by the Agent had such purchase been made on the day on which such judgment was given or, if such day is not a Business Day, on the Business Day immediately preceding the giving of such judgment, and if the amount so purchased exceeds the amount which could have been so purchased by the Agent had such purchase been made on the day on which such judgment was given or, if such day is not a Business Day, on the Business Day immediately preceding such judgment, the Agent or the applicable Lenders agrees to remit such excess to the Borrowers. The agreements in this Section shall survive payment of all Obligations.

                                  ARTICLE XII

                                   The Agent
                                   ---------

      12.1. Appointment, Powers, and Immunities.  Each Lender hereby irrevocably
            -----------------------------------
appoints and authorizes the Agent to act as its agent under this Agreement and the other Loan Documents with such powers and discretion as are specifically delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 12.5 and the first
                                                      ------------
sentence of Section 12.6 hereof shall include its affiliates and its own and its
            ------------
affiliates' officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Loan Document or any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Loan Document, or any other document referred to or provided for therein or for any failure by any Loan Party or any other Person to perform any of its obligations thereunder;
(c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Loan Party or the satisfaction of any condition or to inspect the property (including the books and records) of any Loan Party or any of its Subsidiaries or affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Loan Document; and (e) shall not be responsible to any Lender for any action taken or omitted to be taken by it under or in connection with any Loan Document, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Each Lender hereby irrevocably designates and appoints NationsBank as the Agent for the Lenders under this Agreement, and each of the Lenders hereby irrevocably authorizes NationsBank as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are expressly delegated to the Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any of the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

      12.2. Reliance by Agent.  The Agent shall be entitled to rely upon any
            -----------------
certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telefacsimile) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Loan Party), independent accountants, and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until the Agent receives and accepts an Assignment and Acceptance executed in accordance with
Section 13.1 hereof.  As to any matters not expressly provided for by this
------------

Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Agent shall not be required to take any
         --------  -------
action that exposes the Agent to personal liability or that is contrary to any Loan Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

      12.3. Defaults.  The Agent shall not be deemed to have knowledge or notice
            --------
of the occurrence of a Default or Event of Default unless the Agent has received written notice from a Lender or the Borrowers specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to Section 12.2 hereof) take such action with respect to such
                  ------------
Default or Event of Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Agent shall have received such
         -------- ----
directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

      12.4. Rights as Lender. With respect to its Revolving Credit Commitment
            ----------------
and Term Loan A Commitment and the Loans made by it, NationsBank (and any successor acting as Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. NationsBank (and any successor acting as Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Loan Party or any of its Subsidiaries or affiliates as if it were not acting as Agent, and NationsBank (and any successor acting as Agent) and its affiliates may accept fees and other consideration from any Loan Party or any of its Subsidiaries or affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

      12.5. Indemnification.  The Lenders agree to indemnify the Agent (to the
            ---------------
extent not reimbursed under Section 13.9 hereof, but without limiting the
                            ------------
obligations of the Borrowers under such Section) ratably in accordance with their respective Total Credit Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Lender) in any way relating to or arising out of any Loan Document or the transactions contemplated thereby or any action taken or omitted by the Agent under any Loan Document; provided that no Lender shall be liable
                                      --------
for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any costs or expenses payable by the Borrowers under
Section 13.5, to the extent that the Agent is not promptly reimbursed for such
------------
costs and expenses by
the Borrowers. The agreements contained in this Section shall survive payment in full of the Loans and all other amounts payable under this Agreement.

      12.6. Non-Reliance on Agent and Other Lenders.  Each Lender agrees that it
            ---------------------------------------
has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Loan Parties and their Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Loan Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Loan Party or any of its Subsidiaries or affiliates that may come into the possession of the Agent or any of its affiliates.

      12.7. Resignation of Agent.  The Agent may resign at any time by giving
            --------------------
notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent meeting the requirements set forth herein. The Borrowers shall have the right to approve such Agent so long as no Default or Event of Default exist. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a commercial bank organized under the laws of the United States of America having combined capital and surplus of at least $500,000,000 and so long as no Default or Event of Default exists shall otherwise be reasonably acceptable to BREED. Upon the acceptance of any appointment as Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XII
                                                                -----------
shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

      12.8. Fees.  When and if there shall be more than one Lender under this
            -----
Agreement, the Borrowers agree to pay to the Agent, for its individual account, an Agent's fee as from time to time agreed to by the Borrowers and Agent in writing.

                                  ARTICLE XII

                                 Miscellaneous
                                 -------------

      13.1. Assignments and Participations. (a) Each Lender may assign to one or
            ------------------------------
more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Notes, its Revolving Credit Commitment, its Term Loan A Commitment and its Term Loan B Commitment); provided, however, that
                         --------  -------

            (i)   each such assignment shall be to an Eligible Assignee;

            (ii) except in the case of an assignment to another Lender, an Affiliate of a Lender, or Approved Fund or an assignment of all of a Lender's rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 or an integral multiple of $5,000,000 (or if less, the entire remaining amount of such Lender's Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment) in excess thereof;

            (iii) each such assignment by a Lender with respect to the Revolving Credit Facility shall be of a constant, and not varying, percentage of all of its rights and obligations under the Revolving Credit Facility and Letter of Credit Facility and the Revolving Note;

            (iv) each such assignment by a Lender with respect to the Term Loan A Facility shall be of a constant, and not varying, percentage of all of its rights and obligations under the Term Loan A Facility and the Term Note A;

            (v) each assignment by a Lender with respect to the Term Loan B Facility shall be a constant, and not varying, percentage of all of its rights and obligations under the Term Loan B Facility and the Term Note B; and

            (vi) the parties to such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in the form of Exhibit
                                                                         -------
B hereto, together with any Note subject to such assignment and a processing fee
-
of $3,500; provided, that in the case of contemporaneous assignments by a Lender
           --------
to more than one fund managed by or advised by the same investment advisor (which funds are not then Lenders hereunder), only a single $3,500 fee shall be payable for all such contemporaneous assignments.

Upon execution, delivery, acceptance and recordation of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section, the assignor, the Agent and the Borrowers shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of

America or a state thereof, it shall deliver to the Borrowers and the Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 6.6.
                -----------

     (b) The Agent shall maintain at its address referred to in Section 13.2 a
                                                                ------------
copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment and Term Loan A Commitment and Term Loan B Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and
              --------
binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

     (d) Each Lender may sell participations at its expense to one or more Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment and its Loans); provided, however, that (i)
                                                   --------  -------
such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to its Loans and its Notes and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Note, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Note, or extending its Revolving Credit Commitment, Term Loan A Commitment or Term Loan B Commitment) and (iv) the sale of any such participation which requires BREED to file a registration statement with federal or state regulatory authorities shall not be permitted.

     (e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

     (f) Any Lender may furnish any information concerning BREED or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) so long as such Lender shall require in writing

(which writing names the Borrowers as a third party beneficiary thereof) any such assignee or participant or prospective assignee or participant to maintain the confidentiality of any information delivered to it which is not publicly available subject to the last paragraph of Section 9.1.
                                           -----------

      (g)   Except in connection with a transaction permitted to occur by
Section 10.7, the Borrowers may not assign, nor shall they cause, suffer or
------------
permit any Guarantor to assign any rights, powers, duties or obligations under this Agreement of the other Loan Documents without the prior written consent of all the Lenders.

      13.2. Notices.  Any notice shall be conclusively deemed to have been
            -------
received by any party hereto and be effective (i) on the day on which delivered (including hand delivery by commercial courier service) to such party (against receipt therefor), (ii) on the date of receipt at such address, telefacsimile number or telex number as may from time to time be specified by such party in written notice to the other parties hereto or otherwise received), in the case of notice by telegram or telefacsimile, respectively (where the receipt of such message is verified by return), or (iii) on the fifth Business Day after the day on which mailed, if sent prepaid by certified or registered mail, return receipt requested, in each case delivered, transmitted or mailed, as the case may be, to the address or telefacsimile number, as appropriate, set forth below or such other address or number as such party shall specify by notice hereunder:

            (a)  if to the Borrowers:

                 BREED Technologies, Inc.
                 5300 Old Tampa Highway
                 Lakeland, Florida 33811
                 Attention: Treasurer
                 Telephone: (941) 668-6000
                 Telefacsimile: (941) 668-6105

            (b)  if to the Agent:

                 NationsBank, National Association
                 Independence Center, 15th Floor
                 NC1-001-15-04
                 Charlotte, North Carolina 28255
                 Attention: Agency Services
                 Telephone:     (704) 388-2374
                 Telefacsimile: (704) 386-9923
                 with a copy to:

                 NationsBank, National Association
                 400 N. Ashley Drive, 2nd Floor
                 Tampa, Florida 33602
                 Attention: Global Finance
                 Telephone:     (813) 224-5194
                 Telefacsimile: (813) 224-5948

            (c)  if to the Lenders:

                 At the addresses set forth on the signature pages hereof and on the signature page of each Assignment and Acceptance;

            (d) if to any Guarantor, at the address set forth on the signature page of the Guaranty or other Loan Document executed by such Guarantor, as the case may be.

      13.3. Right of Set-off; Adjustments. (a) Upon the occurrence and during
            -----------------------------
the continuance of any Event of Default, each Lender (and each of its affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its affiliates) to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement and the Note held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note and although the payment of such obligations may not have been accelerated. Each Lender agrees promptly to notify the Borrowers after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the
--------  -------
validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

      (b)   If any Lender (a "benefitted Lender") shall at any time receive any
                              -----------------
payment of all or part of the Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans owing to it, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or
         --------  -------
benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrowers agree that any Lender so purchasing a participation from a Lender pursuant to this Section 13.3 may, to the fullest extent permitted by law,
                 ------------
exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Person were the direct creditor of the Borrowers in the amount of such participation.

      13.4. Survival.  All covenants, agreements, representations and warranties
            --------
made herein shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit and the execution and delivery to the Lenders of this Agreement and the Notes and shall continue in full force and effect so long as any of Obligations remain outstanding or any Lender has any commitment hereunder or the Borrowers have continuing obligations hereunder unless otherwise provided herein. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of the Borrowers which are contained in the Loan Documents shall inure to the benefit of the successors and permitted assigns of the Lenders or any of them.

      13.5. Expenses.  The Borrowers agree to pay on demand all reasonable costs
            ---------
and expenses of the Agent in connection with the syndication, preparation, execution, and delivery of this Agreement, the other Loan Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of Smith Helms Mulliss & Moore, L.L.P., counsel for the Agent, with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Loan Documents. The Borrowers further agree to pay on demand all reasonable costs and expenses of the Agent, including, without limitation, the reasonable fees and expenses of counsel for the Agent, in connection with any future modification or amendment of this Agreement, the other Loan Documents, and the other documents delivered hereunder. The Borrowers further agree to pay on demand all reasonable costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable attorneys' fees and expenses and the cost of internal counsel), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Documents and the other documents to be delivered hereunder.

      13.6. Amendments and Waivers. Any provision of this Agreement or any other
            ----------------------
Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrowers and the Required Lenders (and, if
Article XII or the rights or duties of the Agent are affected thereby, by the
-----------
Agent); provided that no such amendment or waiver shall, unless signed by all
        --------
the Lenders, (i) increase the Revolving Credit Commitments or Term Loan A Commitments or Term Loan B Commitment of the Lenders, (ii) reduce the principal of or rate of interest on any Loan or any fees or other amounts payable hereunder, (iii) postpone any date fixed for the payment of any scheduled installment of principal of or interest on any Loan or any fees or other amounts payable hereunder or for termination of any Revolving Credit Commitment or Term Loan A Commitment or Term Loan B Commitment, (iv) change the percentage of the Revolving Credit Commitments or Term Loan A Commitments or Term Loan B Commitments or of the unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement or (v), except as otherwise provided in this Agreement, release any Guarantor or Pledged Stock or a material portion of the other Collateral except pursuant to any sale, merger or consolidation permitted hereunder; provided, further, that no modification of
                                   --------  -------
the relative proportion of any voluntary or mandatory prepayment to be received by the Lenders holding, (a) Term Loan A shall be made without the consent of the Lenders holding more than 50% of the Term Loan A, or (b) Term Loan B shall be made without the consent of the Lenders holding more than 50% of the Term Loan B or (c) Revolving Loans shall be made without the consent of the Lenders holding more than 50% of the Revolving Loans; and provided, further, that no such
                                          --------  -------
amendment or waiver which affects the rights, privileges, or obligations of NationsBank as issuer of Letters of Credit, shall be effective unless signed in writing by NationsBank.

Notwithstanding any provision of the other Loan Documents to the contrary, as between the Agent and the Lenders, execution by the Agent shall not be deemed conclusive evidence that the Agent has obtained the written consent of the Required Lenders. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on any Lender's or the Agent's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

      13.7. Counterparts.  This Agreement may be executed in any number of
            ------------
counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart.

      13.8. Termination.  The termination of this Agreement shall not affect any
            -----------
rights of the Borrowers, the Lenders or the Agent or any obligation of the Borrowers, the Lenders or the Agent, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into or rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated and the Obligations arising prior to or after such termination have been irrevocably paid in full. The rights granted to the Agent for the benefit of the Lenders under the Loan Documents shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations have been paid in full after the termination hereof (other than Obligations in the nature of continuing indemnities or expense reimbursement obligations not yet due and payable, which shall continue) or the Borrowers have furnished the Lenders and the Agent with an indemnification satisfactory to the Agent and each Lender with respect thereto. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until payment in full of the Obligations unless otherwise provided herein. Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Obligations, any Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrowers shall be liable to, and shall indemnify and hold the Agent or such Lender harmless for, the amount of such payment surrendered until the Agent or such Lender shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Agent or the Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

      13.9. Indemnification.  (a) The Borrowers agree to indemnify and hold
            ---------------
harmless the Agent and each Lender and each of their affiliates and their respective officers, directors and employees (each, an "Indemnified Party") from
                                                        -----------------
and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense is finally judicially determined to have directly and primarily resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.9(a) applies, such indemnity shall be effective whether or
        ---------------
not such investigation, litigation or proceeding is brought by the Borrowers, their directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

      (b) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 13.9 shall survive the payment in full of the Loans and all
        ------------
other amounts payable under this Agreement and the Notes.

      13.10. Severability.  If any provision of this Agreement or the other Loan
             ------------
Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

      13.11. Entire Agreement.  This Agreement, together with the other Loan
             ----------------
Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, commitments and other communications between or among the parties, both oral and written, with respect thereto.

      13.12. Agreement Controls.  In the event that any term of any of the Loan
             ------------------
Documents other than this Agreement conflicts with any express term of this Agreement, the terms and provisions of this Agreement shall control to the extent of such conflict.

      13.13. Usury Savings Clause. Notwithstanding any other provision herein,
             --------------------
the aggregate interest rate charged under any of the Notes, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate (as such term is defined below). If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the stated rates of interest set forth herein had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrowers. As used in this paragraph, the term "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

     13.14. Governing Law; Waiver of Jury Trial.
            -----------------------------------

            (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN CERTAIN PLEDGE AGREEMENTS COVERING SHARES OF DIRECT FOREIGN SUBSIDIARIES) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE NOTWITHSTANDING ITS EXECUTION AND DELIVERY OUTSIDE SUCH STATE.

            (b) THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY AGREE AND CONSENT THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF HILLSBOROUGH, STATE OF FLORIDA, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWERS EXPRESSLY WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER THEM AND THEIR PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND THE BORROWERS HEREBY IRREVOCABLY SUBMIT GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

            (c) THE BORROWERS AGREE THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWERS PROVIDED IN SECTION 13.2, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE
        ------------
     APPLICABLE LAWS IN EFFECT IN THE STATE OF FLORIDA.

            (d) NOTHING CONTAINED IN SUBSECTION (a) OR (b) HEREOF SHALL PRECLUDE
                                     --------------    ---
     THE AGENT OR ANY LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE THE BORROWERS OR ANY OF THE BORROWERS' PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, THE BORROWERS HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVE, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER THEM AND THEIR PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

            (e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO ANY LOAN DOCUMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, THE BORROWERS, THE AGENT AND THE LENDERS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

     13.15. Recovery Under Florida Mortgage. The recovery of the Agent under the
            -------------------------------
Mortgage executed by BREED Automotive of Florida, Inc. to secure the Obligations as defined therein encumbering approximately 430 acres of real property as described therein and to be recorded in the Clerk of Circuit Court of Polk County, Florida (the "Florida Mortgage") shall be limited to the principal amount of $50,000,000 together with accrued interest on such amount and other costs and fees as provided in such Florida Mortgage. The Florida Mortgage secures the first amounts advanced and the last amounts repaid to the Lenders.

     13.16. Economic and Monetary Union in the European Community.
            -----------------------------------------------------

     (a) The parties confirm that, except as provided in subsection (b) below of this Section 13.16, the occurrence or non-occurrence of an event associated
        -------------
with economic and monetary union in the European Community will not have the effect of altering any term of, or discharging or excusing performance under, this Agreement, any other Loan Document, any Loan or any transaction contemplated by any of the foregoing, nor give a party the right unilaterally to alter or terminate this Agreement, any other Loan Document, any Loan or any transaction contemplated by any of the foregoing or give rise to an Event of Default or otherwise be the basis for the effective designation of a Facility Termination Date.

     "An event associated with economic and monetary union in the European Community" includes, without limitation, each (and any combination) of the following:

            (i) the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise);

            (ii) the fixing of conversion rates between a member state's currency and the new currency or between the currencies of member states;

            (iii) the substitution of that new currency for the Euro or ECU as the unit of account of the European Community;

            (iv) the introduction of that new currency as lawful currency in a member state;

            (v) the withdrawal from legal tender of any currency that, before the introduction of the new currency, was lawful currency in one of the member states; or

            (vi) the disappearance or replacement of a relevant price source for the Euro or ECU or the national currency of any member state, or the failure of the agreed sponsor (or a successor sponsor) to publish or display a relevant rate, index, price, page or screen.

     (b) Any agreement between the parties that amends or overrides the provisions of this Section in respect of any Loan or any other transaction contemplated by this Agreement or any of the Loan Documents will be effective if it is in writing and expressly refers to this Section or to European monetary union or to an event associated with economic and monetary union in the European Community and would otherwise be effective in accordance with Section 13.6.
                                                              -------------

     (c) Each Borrower agrees that, notwithstanding anything to the contrary contained in any agreement relating to "an event associated with economic and monetary union in the European Community", upon the occurrence of any such event, the Lenders shall have the right to convert any or all Alternative Currency Loans into Loans denominated in Dollars determined as of such date as may be selected by the Agent in its sole discretion.

     13.17. Borrowers' Representative.  Each Borrower hereby appoints and
            -------------------------
authorizes BREED to act as its representative and agent hereunder to issue notices and other communications on its behalf. Notwithstanding any provision herein to the contrary, the Agent, Issuing Bank, NationsBank (as lender of Swing Line Loans) and each Lender agree that any notice or other communication issued by an Authorized Representative on behalf of any Borrower shall be acknowledged as a notice or other communication properly issued by such Borrower and that it shall not recognize any notice or other communication that was not issued by BREED as a properly authorized notice or other communication from any Borrower.


                        [Signatures on following pages]

  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.


                                         BREED TECHNOLOGIES, INC.
WITNESS:

  /s/ Judy Shatoff                       By: /s/ Robert J. Saltarelli
 ---------------------------------           -----------------------------------
                                         Name: Robert J. Saltarelli
  /s/ Stuart D. Boyd                     Title: Treasurer
 ---------------------------------


                                         BREED AUTOMOTIVE SAFETY SYSTEMS SL
WITNESS:

  /s/ Judy Shatoff                       By: /s/ Lizanne Guptill
 ---------------------------------          ------------------------------------
                                         Name: Lizanne Guptill
  /s/ Stuart D. Boyd                     Title: Vice-Secretary
 ---------------------------------


                                         BREED ITALIAN HOLDINGS, SRL
WITNESS:

  /s/ Judy Shatoff                       By: /s/ Lizanne Guptill
 ---------------------------------          ------------------------------------
                                         Name: Lizanne Guptill
  /s/ Stuart D. Boyd                     Title: Secretary
 ---------------------------------


                                         BREED UK LIMITED
WITNESS:

  /s/ Judy Shatoff                       By: /s/ Lizanne Guptill
 ---------------------------------          ------------------------------------
                                         Name: Lizanne Guptill
  /s/ Stuart D. Boyd                     Title: Secretary
 ---------------------------------


                                         BREED R.F., GMBH
WITNESS:

  /s/ Judy Shatoff                       By: /s/ Lizanne Guptill
 ---------------------------------          ------------------------------------
                                         Name: Lizanne Guptill
 /s/ Stuart D. Boyd                      Title: Secretary
 ---------------------------------



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                                       NATIONSBANK, NATIONAL ASSOCIATION,
                                       as Agent for the Lenders


                                       By: /s/ Miles C. Dearden III
                                          --------------------------------
                                       Name:  Miles C. Dearden III
                                       Title: Senior Vice President



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                                       NATIONSBANK, NATIONAL ASSOCIATION


                                       By: /s/ Miles C. Dearden III
                                          --------------------------------
                                       Name:  Miles C. Dearden III
                                       Title: Senior Vice President


                                       Domestic Lending Office:
                                       NationsBank, National Association
                                       Independence Center, 15th Floor
                                       NC1-001-15-04
                                       Charlotte, North Carolina  28255
                                       Attention: Agency Services
                                       Telephone:     (704) 388-2374
                                       Telefacsimile: (704) 386-9923

                                       Wire Transfer Instructions:
                                       NationsBank, National Association
                                       ABA #053000196
                                       Account No.: 3750894026
                                       Reference: BREED Technologies, Inc.
                                       Attention: Agency Services




                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                                       THE BANK OF NOVA SCOTIA


                                       By: /s/ W. J. Brown
                                          --------------------------------
                                       Name:  W. J. Brown
                                            ------------------------------
                                       Title: Vice President
                                             -----------------------------

                                       Lending Office:
                                       600 Peachtree Street, N.E.
                                       Suite 600
                                       Atlanta, Georgia 30308

                                       Wire Transfer Instructions:
                                       The Bank of Nova Scotia
                                       New York, New York
                                       ABA #026002532
                                       Account #0606634/BNS Atlanta Agency
                                       Attention: Phyllis Walker
                                       Reference: BREED Technologies, Inc.



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                                       BHF-BANK AKTIENGESELLSCHAFT


                                       By: /s/ John Sykes
                                          --------------------------------
                                       Name:  John Sykes
                                            ------------------------------
                                       Title:  Vice President
                                             -----------------------------


                                       By: /s/ Hans Scholz
                                          --------------------------------
                                       Name:  Hans Scholz
                                            ------------------------------
                                       Title:  Assistant Vice President
                                             -----------------------------

                                       Lending Office:
                                       590 Madison Avenue
                                       New York, New York 10022

                                       Wire Transfer Instructions:
                                       Bank of New York
                                       New York, New York
                                       ABA #021000018
                                       Account #8023014646
                                       Reference: BHF-BANK/BREED



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                                       THE LONG-TERM CREDIT BANK OF JAPAN,
                                       LTD.


                                       By: /s/ Thomas N. Meyer
                                          --------------------------------
                                       Name:  Thomas N. Meyer
                                            ------------------------------
                                       Title:  Senior Vice President
                                             -----------------------------

                                       Lending Office:
                                       165 Broadway
                                       New York, New York 10006

                                       Wire Transfer Instructions:
                                       Chase Manhattan Bank
                                       New York, New York
                                       ABA #021 000 021
                                       Account Name: The Long-Term Credit Bank
                                                     of Japan, New York Branch
                                       Account #544-7-75066
                                       Reference: BREED Technologies, Inc.




                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                                       THE FIRST NATIONAL BANK OF CHICAGO


                                       By: /s/ Kim Striegl
                                          --------------------------------
                                       Name:  Kim Striegl
                                            ------------------------------
                                       Title:  Authorized Agent
                                             -----------------------------

                                       Lending Office:
                                       One First National Plaza
                                       Suite 0167
                                       Chicago, Illinois 60670

                                       Wire Transfer Instructions:
                                       The First National Bank of Chicago
                                       Chicago, Illinois
                                       ABA #071000013
                                       Account #75217653
                                       Attention: DES/BREED TECH




                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                                       DRESDNER BANK AG NEW YORK AND
                                       GRAND CAYMAN BRANCHES


                                       By: /s/ Christopher E. Sarisky
                                          --------------------------------
                                       Name:  Christopher E. Sarisky
                                            ------------------------------
                                       Title:  Assistant Vice President
                                             -----------------------------


                                       By: /s/ Brigitte Sacin
                                          --------------------------------
                                       Name:  Brigitte Sacin
                                            ------------------------------
                                       Title:  Assistant Treasurer
                                             -----------------------------

                                       Lending Office:
                                       190 South LaSalle Street
                                       Suite 2700
                                       Chicago, Illinois 60603

                                       Wire Transfer Instructions:
                                       Dresdner Bank AG, New York
                                       New York, New York
                                       ABA #026 008 303
                                       For credit to: NYB 115.277/15
                                                      (for Interest & Principal
                                                        payments)
                                                      OR
                                                      NYB 115.277/16
                                                      (for L/C-related payments)
                                       Reference: BREED Technologies, Inc.



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                                       CANADIAN IMPERIAL BANK OF COMMERCE


                                       By: /s/ Stephanie E. Devane
                                          -------------------------------------
                                       Name:  Executive Director
                                            -----------------------------------
                                       Title:  CIBC Oppenheimer Corp., as Agent
                                             ----------------------------------

                                       Lending Office:
                                       425 Lexington Avenue
                                       8th Floor
                                       New York, NY 10017

                                       Wire Transfer Instructions:
                                       The Bank of New York
                                       ABA #021000018
                                       Account #890-0331-046 CIBC NY
                                       Attention:
                                                  -----------------------
                                       Reference: BREED Technologies, Inc.



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                                       VAN KAMPEN AMERICAN CAPITAL
                                       PRIME RATE INCOME TRUST


                                       By: /s/ Jeffrey W. Maillet
                                          -------------------------------------
                                       Name:  Jeffrey W. Maillet
                                            -----------------------------------
                                       Title:  Senior Vice President & Director
                                             ----------------------------------

                                       Lending Office:
                                       One Parkview Plaza, 5th Floor
                                       Oakbrook Terrace, Illinois 60181

                                       Wire Transfer Instructions:
                                       State Street Bank & Trust
                                       Boston, Massachusetts
                                       ABA #011000028
                                       Account #99001265
                                       Reference: VKAC PRIT (Breed Technologies)
                                       Attention: Mr. Sean Emerson
                                       Telecopier No.: 617-664-5366
                                       Telephone No.: 617-664-5481



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                                       VAN KAMPEN AMERICAN CAPITAL
                                       SENIOR FLOATING RATE FUND


                                       By: /s/ Jeffrey W. Maillet
                                          -------------------------------------
                                       Name:  Jeffrey W. Maillet
                                            -----------------------------------
                                       Title:  Senior Vice President & Director
                                             ----------------------------------

                                       Lending Office:
                                       One Parkview Plaza, 5th Floor
                                       Oakbrook Terrace, Illinois 60181

                                       Wire Transfer Instructions:
                                       State Street Bank & Trust
                                       Boston, Massachusetts
                                       ABA #011000028
                                       Account #99001265
                                       Reference: VKAC PRIT (Breed)
                                       Technologies)
                                       Attention: Mr. Sean Emerson
                                       Telecopier No.: 617-664-5366
                                       Telephone No.: 617-664-5481



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                                       WACHOVIA BANK, N.A.


                                       By:  /s/ Patrick A. Phelan
                                          --------------------------------
                                       Name:  Patrick A. Phelan
                                            ------------------------------
                                       Title:  Vice President
                                             -----------------------------

                                       Lending Office:
                                       191 Peachtree Street
                                       Atlanta, Georgia 30302

                                       Wire Transfer Instructions:
                                       Wachovia Bank, N.A.
                                       Atlanta, Georgia
                                       ABA #061000010
                                       Account #18-171-498
                                       Attention: Sharon Westmoreland
                                       Reference: BREED Technologies, Inc.



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                                       CREDIT LYONNAIS ATLANTA AGENCY


                                       By: /s/ David M. Cawrse
                                          -----------------------------------
                                       Name:  David M. Cawrse
                                            ---------------------------------
                                       Title:  First Vice President & Manager
                                             --------------------------------

                                       Lending Office:
                                       303 Peachtree Street, N.E.
                                       Suite 4400
                                       Atlanta, Georgia 30308

                                       Wire Transfer Instructions:
                                       Credit Lyonnais New York Branch
                                       New York, New York
                                       ABA #0360-0807-3
                                       Account #
                                                ------------------
                                       Credit: CL Atlanta Agency
                                       Attention: Loan Servicing
                                       Reference: BREED Technologies, Inc.



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                                       FLEET BANK, NATIONAL ASSOCIATION


                                       By: /s/ Barrett D. Bencivenga
                                          --------------------------------
                                       Name:  Barrett D. Bencivenga
                                            ------------------------------
                                       Title:  Senior Vice President
                                             -----------------------------

                                       Lending Office:
                                       208 Harristown Road, 2nd Floor
                                       Glen Rock, New Jersey 07452

                                       Wire Transfer Instructions:
                                       Fleet Bank, National Association
                                       Syndications/Agent Bank Unit
                                       ABA #021300019
                                       GL Account #1510351-03102
                                       Attention: Darlene Shoop
                                       Reference: BREED Technologies, Inc.
                                       Obligor Account #0002037661



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                                       THE FUJI BANK, LIMITED, NEW YORK
                                       BRANCH


                                       By: /s/ Teiji Teramoto
                                          --------------------------------
                                       Name:  Teiji Teramoto
                                            ------------------------------
                                       Title:  Vice President & Manager
                                             -----------------------------

                                       Lending Office:
                                       Two World Trade Center, 79th Floor
                                       New York, New York 10048

                                       Wire Transfer Instructions:
                                       The Fuji Bank, Limited, New York Branch
                                       New York, New York
                                       ABA #026 009 700
                                       Account Name: US Corporate Finance
                                       Account #515 011 U3
                                       Reference: BREED Technologies, Inc.



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                                       SOCIETE GENERALE


                                       By: /s/ Ralph Saheb
                                          --------------------------------
                                       Name:  Ralph Saheb
                                            ------------------------------
                                       Title:  Vice President, Manager
                                             -----------------------------

                                       Lending Office:
                                       2001 Ross Avenue
                                       Suite 4800
                                       Dallas, Texas 75201

                                       Wire Transfer Instructions:
                                       Societe Generale
                                       New York, New York
                                       ABA #026-004-226
                                       For further credit to BREED Tech
                                       Account #9044647



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                              ARAB BANKING CORPORATION (B.S.C.)


                              By: /s/ Louise Bilbro
                                 ---------------------------------------------
                              Name: Louise Bilbro
                                   -------------------------------------------
                              Title: Vice President
                                    ------------------------------------------

                              Lending Office:
                              277 Park Avenue, 32nd Floor
                              New York, New York 10172

                              Wire Transfer Instructions:
                              Chase Manhattan Bank
                              New York, New York
                              ABA #021-000-021
                              Name of Account: Arab Banking Corporation
                              Account #001-1-534682
                              Attention: Loan Administration
                              Reference: BREED Technologies, Inc.

                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                            BAYERISCHE VERIENSBANK AG,
                            NEW YORK BRANCH


                            By: /s/ E. Ebner V. Eschenbach   /s/ Sylvia K. Cheng
                               -------------------------------------------------

                            Name: E. Ebner V. Eschenbach         Sylvia K. Cheng
                                  ----------------------------------------------

                            Title: Vice President                 Vice President
                                  ----------------------------------------------

                            Lending Office:
                            150 E. 42nd Street, 30th Floor
                            New York, New York 10017

                            Wire Transfer Instructions:
                            Bayerische Vereinsbank AG
                            New York, New York
                            ABA #026008 808 Bay Vereins Bk
                            Attention: Loan Servicing
                            Reference: BREED Technologies, Inc.

                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                            COMPAGNIE FINANCIERE DE CIC ET DE
                            1'UNION EUROPEANNE



                            By: /s/ Anthony Rock         /s/ Sean Mounier
                               -------------------------------------------------
                            Name:   Anthony Rock             Sean Mounier
                                 -----------------------------------------------
                            Title: Vice President        First Vice President
                                  ----------------------------------------------


                            Lending Office:
                            520 Madison Avenue, 37th Floor
                            New York, New York 10022
                            Attn: Anthony Rock

                            Wire Transfer Instructions:
                            Bankers Trust
                            New York, New York
                            ABA #021-001-033
                            Account #042-015-20
                            Attention: Louvenia Davis
                            Reference: BREED Technologies, Inc.

                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                              CREDIT AGRICOLE INDOSUEZ



                              By: /s/ Dean Balice
                                 ----------------------------------------------
                              Name: Dean Balice
                                   --------------------------------------------
                              Title: Senior Vice President/Branch Manager
                                    -------------------------------------------



                              By: /s/ (illegible)
                                 ----------------------------------------------
                              Name: (illegible)
                                   --------------------------------------------
                              Title: First VP & Deputy Chief Credit Officer USA
                                    -------------------------------------------

                              Lending Office:
                              55 E. Monroe Street
                              Suite 4700
                              Chicago, Illinois 60603

                              Wire Transfer Instructions:
                              Citibank NA
                              New York, New York
                              ABA #021-000-089
                              Account #360 23 853
                              Attention: David Miller
                              Reference: BREED Technologies, Inc.



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                              FIRST COMMERCIAL BANK, NEW YORK



                              By: /s/ Vincent T.C. Chen
                                 -----------------------------------------------
                              Name: Vincent T. C. Chen
                                   ---------------------------------------------
                              Title: SVP & General Manager
                                    --------------------------------------------

                              Lending Office:
                              2 World Trade Center
                              Suite 7868
                              New York, New York 10048

                              Wire Transfer Instructions:
                              First Commercial Bank, New York
                              New York, New York
                              ABA #026012179
                              Attention: Helen Tong, Loan Dept.
                              Reference: BREED Technologies, Inc.



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                              GENERAL ELECTRIC CAPITAL CORPORATION


                              By: /s/ Janet K. Williams
                                 -----------------------------------------------
                              Name: Janet K. Williams
                                   ---------------------------------------------
                              Title: Duly Authorized Signatory
                                    --------------------------------------------

                              Lending Office:
                              201 High Ridge Road
                              Stamford, Connecticut 06927-5100

                              Wire Transfer Instructions:
                              Bankers Trust Company
                              New York, New York
                              ABA #021-001-033
                              Account Name: GECC CAF Depository
                              Account #50-232-854
                              Reference: CFN #2272 - BREED Technologies



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                              THE INDUSTRIAL BANK OF JAPAN, LIMITED


                              By: /s/ Jeffrey Cole
                                 -----------------------------------------------
                              Name: Jeffrey Cole
                                   ---------------------------------------------
                              Title: Senior Vice President
                                    --------------------------------------------

                              Lending Office:
                              1251 Avenue of the Americas
                              New York, New York 10020-1104

                              Wire Transfer Instructions:
                              The Industrial Bank of Japan, Limited
                              New York, New York
                              ABA #026008345
                              Attention: Credit Administration
                              Reference: BREED Technologies, Inc.



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                              IKB DEUTSCHE INDUSTRIEBANK AG
                              LUXEMBOURG BRANCH


                              By: /s/ Wolfram Kieisel     /s/ Manford Ziwey
                                 -----------------------------------------------
                              Name: Wolfram Kieisel           Manford Ziwey
                                   ---------------------------------------------
                              Title: Ass. Director              Director
                                    --------------------------------------------

                              Lending Office:
                              Wilhelm-Bozkes-StraBe 1, 40474 Dusseldorf
                              P.O. Box 10 11 18, 40002 Dusseldorf

                              Wire Transfer Instructions:
                              Bankers Trust Company
                              New York, New York
                              ABA #021-001-033
                              Account #04-082-832
                              Chips UID #245706
                              Reference: BREED Technologies, Inc.



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                              THE MITSUBISHI TRUST AND BANKING
                              CORPORATION, CHICAGO BRANCH


                              By: /s/ Hachiro Hosoda
                                 -----------------------------------------------
                              Name: Hachiro Hosoda
                                   ---------------------------------------------
                              Title: Deputy General Manager
                                    --------------------------------------------

                              Lending Office:
                              311 South Wacker Drive
                              Suite 6300
                              Chicago, Illinois 60606

                              Wire Transfer Instructions:
                              Harris Bank International
                              New York, New York
                              ABA #0260-0776-0
                              Account #990-266-77
                              Reference: BREED Technologies, Inc.



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                              TORONTO DOMINION (TEXAS), INC.


                              By: /s/ Debbie A. Greene
                                 -----------------------------------------------
                              Name: Debbie A. Greene
                                   ---------------------------------------------
                              Title: Vice President
                                    --------------------------------------------

                              Lending Office:
                              31 West 52nd Street
                              New York, New York 10019

                              Wire Transfer Instructions:

                              ------------------------------------
                              ------------------------------------
                              ABA #026009593
                              Account #6550-6-52270
                              Attention: Sheila M. Conley
                              Reference: BREED Technologies, Inc.



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                              PILGRIM AMERICA PRIME RATE TRUST

                              By:   PILGRIM AMERICA INVESTMENTS, INC.
                                    as its Investment Manager


                              By: /s/ Michael J. Bacevich
                                 -----------------------------------------------
                              Name: Michael J. Bacevich
                                   ---------------------------------------------
                              Title: Vice President
                                    --------------------------------------------

                              Lending Office:
                              c/o Pilgrim America Investments, Inc.
                              40 North Central Avenue
                              Suite 1200
                              Phoenix, Arizona 75044-4424

                              Wire Transfer Instructions:
                              State Street Bank & Trust Co.
                              Corporate Trust Department
                              ABA #011-00-0028
                              Account #9903-942-2
                              Reference: Pilgrim America Prime Rate Trust
                                         BREED Technologies, Inc.



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                              METROPOLITAN LIFE INSURANCE
                              COMPANY



                              By: /s/ James R. Dingler
                                 -----------------------------------------------
                              Name: James R. Dingler
                                   ---------------------------------------------
                              Title: Director
                                    --------------------------------------------

                              Lending Office:
                              334 Madison Avenue
                              Convent Station, New Jersey 07960

                              Wire Transfer Instructions:
                              Chase Manhattan Bank
                              New York, New York
                              ABA #021-000-021
                              Account #002-2-427850
                              Attention: Met Life Bank Syndications Account
                              Reference: BREED Technologies, Inc.



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                              MERRILL LYNCH SENIOR FLOATING RATE
                              FUND, INC.


                              By: /s/ Giles Marchand
                                 -----------------------------------------------
                              Name: Giles Marchand
                                   ---------------------------------------------
                              Title:
                                    --------------------------------------------

                              Lending Office:
                              c/o Merrill Lynch Asset Management
                              800 Scudders Mill Road, Area 1B
                              Plainsboro, New Jersey 08536

                              Wire Transfer Instructions:
                              Bank of New York
                              ABA #021-000-018
                              GLA #111-612
                              Account #245215
                              Account Name: Merrill Lynch Sr. Floating Rate Fund
                              Attention: Michelle Moore
                              Reference: BREED Technologies, Inc.



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                              OCTAGON LOAN TRUST

                              By:   Octagon Credit Investors
                                    as Manager


                              By: /s/ Richard W. Stewart
                                 -----------------------------------------------
                              Name: Richard W. Stewart
                                   ---------------------------------------------
                              Title: Managing Director
                                    --------------------------------------------

                              Lending Office:
                              380 Madison Avenue, 12th Floor
                              New York, New York 10017

                              Wire Transfer Instructions:
                              Name of Bank where funds are to be transferred:
                              State Street Bank and Trust Company
                              Contact: Wayne Elpus
                              Phone: 617/664-5596
                              Fax: 617/664-5291
                              ABA #011000028
                              Name of Account: Octagon Loan Trust
                              Account Number: 99039422
                              Reference: BREED Technologies, Inc.



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                              ALLSTATE INSURANCE COMPANY



                              By: /s/ Charles D. Mires
                                 -----------------------------------------------
                              Name: Charles D. Mires
                                   ---------------------------------------------
                              Title: Authorized Signatory
                                    --------------------------------------------


                              By: /s/ Jerry D. Zinkula
                                 -----------------------------------------------
                              Name: Jerry D. Zinkula
                                   ---------------------------------------------
                              Title: Authorized Signatory
                                    --------------------------------------------


                              Lending Office:
                              3075 Sanders Road
                              Northbrook, Illinois 60062-7127

                              Wire Transfer Instructions:
                              Harris Trust and Savings Bank
                              ABA #071000288
                              Account Name: Allstate Insurance Company
                                            Collection Account #168-114-7
                              Reference: BREED Technologies, Inc.
                                         Term Loan B due 2006



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                              AMARA-1 FINANCE LTD.


                              By: /s/ Ian David Moore
                                 -----------------------------------------------
                              Name: Ian David Moore
                                   ---------------------------------------------
                              Title: Director
                                    --------------------------------------------

                              Lending Office:
                              1166 Avenue of the Americas, 27th Floor
                              New York, New York 10036

                              Wire Transfer Instructions:
                              State Street Bank & Trust Co.
                              ABA #011-00-0028
                              Account #9903-942-2
                              Attention: Paul Thompson
                              Reference: AMARA-1 (BREED Technologies)



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                              AMARA-2 FINANCE LTD.


                              By: /s/ Ian David Moore
                                 -----------------------------------------------
                              Name: Ian David Moore
                                   ---------------------------------------------
                              Title: Director
                                    --------------------------------------------

                              Lending Office:

                              -----------------------------------

                              -----------------------------------

                              Wire Transfer Instructions:
                              State Street Bank & Trust Co.
                              ABA #011-00-0028
                              Account #9903-942-2
                              Attention: Paul Thompson
                              Reference: AMARA-2 (BREED Technologies)



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                              STRATA FUNDING LTD.


                              By: /s/ John Cullinane
                                 -----------------------------------------------
                              Name: John Cullinane
                                   ---------------------------------------------
                              Title: Director
                                    --------------------------------------------

                              Lending Office:
                              c/o Deutsche Morgan Grenfell (Cayman) Limited P.O. Box 1984 GT, Elizabethan Square
                              Grand Cayman, Cayman Islands

                              Wire Transfer Instructions:

                              State Street Bank & Trust Company

                              -------------------------------
                              ABA #011-00-0028
                              Account #9900-126-5
                              Attention: Terrie Ly
                              Reference: Strata/Breed Technologies



                                SIGNATURE PAGE
                               CREDIT AGREEMENT

                                   EXHIBIT A

                       Applicable Commitment Percentages

                         I.  Revolving Credit Facility
                             -------------------------

Lender                                            Revolving      Applicable
------                                            Credit         Commitment
                                                  Commitment     Percentage
                                                  ----------     ----------

NationsBank, National Association                 $9,315,789.47  6.210526316%

The Bank of Nova Scotia                           $8,368,421.05  5.578947368%

BHF-Bank Aktiengesellschaft                       $8,368,421.05  5.578947368%

The Long-Term Credit Bank of Japan, Ltd.          $8,368,421.05  5.578947368%

The First National Bank of Chicago                $8,368,421.05  5.578947368%

Dresdner Bank AG New York and
Grand Cayman Branches                             $8,368,421.05  5.578947368%

Canadian Imperial Bank of Commerce                $8,368,421.05  5.578947368%

Van Kampen American Capital Prime
Rate Income Trust                                 $7,198,641.76  4.799094507%

Van Kampen American Capital Senior
Floating Rate Fund                                $1,169,779.29   .779852860%

Wachovia Bank, N.A.                               $6,947,368.42  4.631578947%

Credit Lyonnais Atlanta Agency                    $6,947,368.42  4.631578947%

Fleet Bank, National Association                  $6,947,368.42  4.631578947%

The Fuji Bank, Limited, New York Branch           $6,947,368.42  4.631578947%

Societe Generale                                  $6,947,368.42  4.631578947%

Arab Banking Corporation (B.S.C.)                 $4,736,842.11  3.157894737%

Bayerische Veriensbank AG, New York Branch        $4,736,842.11  3.157894737%

Compagnie Financiere de CIC et de 1'union
Europeenne                                        $  4,736,842.11   3.157894737%

Credit Agricole Indosuez                          $  4,736,842.11   3.157894737%

First Commercial Bank, New York                   $  4,736,842.11   3.157894737%

General Electric Capital Corporation              $  4,736,842.11   3.157894737%

The Industrial Bank of Japan, Limited             $  4,736,842.11   3.157894737%

IBK Deutsche Industriebank AG
Luxembourg Branch                                 $  4,736,842.11   3.157894737%

The Mitsubishi Trust and Banking Corporation,
Chicago Branch                                    $  4,736,842.11   3.157894737%

Toronto Dominion (Texas) Inc.                     $  4,736,842.11   3.157894737%
                                                  ---------------   -----------

                                                  $150,000,000.00           100%


                           II.  Term Loan A Facility
                                --------------------

Lender                                            Term            Applicable
                                                  Loan A          Commitment
                                                  Commitment      Percentage
                                                  ----------      ----------

NationsBank, National Association                 $20,184,210.53  6.210526316%

The Bank of Nova Scotia                           $18,131,578.95  5.578947368%

BHF-Bank Aktiengesellschaft                       $18,131,578.95  5.578947368%

The Long-Term Credit Bank of Japan, Ltd.          $18,131,578.95  5.578947368%

The First National Bank of Chicago                $18,131,578.95  5.578947368%

Dresdner Bank AG New York and
Grand Cayman Branches                             $18,131,578.95  5.578947368%

Canadian Imperial Bank of Commerce                $18,131,578.95  5.578947368%

Van Kampen American Capital Prime
Rate Income Trust                                 $15,597,057.16  4.799094511%

Van Kampen American Capital Senior
Floating Rate Fund                                $ 2,534,521.79   .779852858%

Wachovia Bank, N.A.                               $15,052,631.58  4.631578947%

Credit Lyonnais Atlanta Agency                    $15,052,631.58  4.631578947%

Fleet Bank, National Association                  $15,052,631.58  4.631578947%

The Fuji Bank, Limited, New York Branch           $15,052,631.58  4.631578947%

Societe Generale                                  $15,052,631.58  4.631578947%

Arab Banking Corporation (B.S.C.)                 $10,263,157.89  3.157894737%

Bayerische Veriensbank AG, New York Branch        $10,263,157.89  3.157894737%

Compagnie Financiere de CIC et de 1'union
Europeenne                                        $10,263,157.89  3.157894737%

Credit Agricole Indosuez                          $10,263,157.89  3.157894737%

First Commercial Bank, New York                   $10,263,157.89  3.157894737%

General Electric Capital Corporation              $10,263,157.89  3.157894737%

The Industrial Bank of Japan, Limited             $10,263,157.89  3.157894737%

IBK Deutsche Industriebank AG
Luxembourg Branch                                 $10,263,157.89  3.157894737%

The Mitsubishi Trust and Banking Corporation,     $10,263,157.89  3.157894737%
Chicago Branch

Toronto Dominion (Texas) Inc.                     $10,263,157.89  3.157894737%
                                                  --------------  -----------

                                                  $325,000,000.00         100%

                           III.  Term Loan B Facility
                                 --------------------

Lender                                           Term             Applicable
------                                           Loan B           Commitment
                                                 Commitment       Percentage
                                                 ----------       ----------

NationsBank, National Association                $104,000,000.00  52.000%

Van Kampen American Capital
Prime Rate Income Trust                          $ 17,204,301.08  8.602150540%

Van Kampen American Capital
Senior Floating Rate Fund                        $  2,795,698.92  1.397849460%

Pilgrim America Prime Rate Trust                 $ 15,000,000.00  7.500%

Metropolitan Life Insurance Company              $ 15,000,000.00  7.500%

Merrill Lynch Senior Floating Rate Fund, Inc.    $ 10,000,000.00  5.000%

Octagon Loan Trust                               $  8,000,000.00  4.000%

Allstate Insurance Company                       $  8,000,000.00  4.000%

AMARA-1 Finance Ltd.                             $  3,000,000.00  1.500%

AMARA-2 Finance Ltd.                             $  4,000,000.00  2.500%

Strata Funding Ltd.                              $  3,000,000.00  1.500%
                                                 ---------------  -----------

                                                 $200,000,000.00          100%

                                   EXHIBIT B

                       Form of Assignment and Acceptance

                          DATED _______________, ____

     Reference is made to the Amended and Restated Credit Agreement dated as of April 28, 1998 (the "Agreement") among BREED TECHNOLOGIES, INC., a Delaware corporation (the "Borrower"), the Lenders (as defined in the Agreement), and NationsBank, National Association , as Agent for the Lenders ("Agent"). Unless otherwise defined herein, terms defined in the Agreement are used herein with the same meanings.

     The "Assignor" and the "Assignee" referred to on Schedule 1 agree as follows:

     1. The Assignor hereby sells and assigns to the Assignee, WITHOUT RECOURSE and without representation or warranty except as expressly set forth herein, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement and the other Loan Documents as of the date hereof equal to the percentage interest in any of the Revolving Credit Commitment, the Term Loan A Commitment or Term Loan B Commitment specified on Schedule 1. After giving effect to such sale and assignment, the Assignee's Revolving Credit Commitment, Term Loan A Commitment and Term Loan B Commitment and the amount of the Loans owing to the Assignee will be as set forth on Schedule 1.

     2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note or Notes held by the Assignor and requests that the Agent exchange such Note or Notes for new Notes payable to the order of the Assignee in an amount equal to the Revolving Credit Commitment or Term Loan A Commitment or Term Loan B Commitment, as the case may be, assumed by the Assignee pursuant hereto and to the Assignor in an amount equal to the Revolving Credit Commitment or Term Loan A Commitment or Term Loan B Commitment, as the case may be, retained by the Assignor, if any, as specified on Schedule 1.

     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in
Section 9.1  thereof and such other documents and information as it has deemed
-----------
appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service or other forms required under Section 6.6.
                                                            -----------

     4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date
                                              --------------
of acceptance hereof by the Agent, unless a later date is otherwise specified on
Schedule 1.

     5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

     6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

     7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Florida.

     8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telefacsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

     IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

                                   SCHEDULE 1
                                       to
                           ASSIGNMENT AND ACCEPTANCE

     Percentage interest assigned:

       (a)  Revolving Credit Commitment                    ________%
       (b)  Term Loan A Commitment                         ________%
       (c)  Term Loan B Commitment                         ________%

     Assignee's Revolving Credit Commitment:               $_______
     Aggregate outstanding principal amount
       of Revolving Loans assigned:                        $_______

     Principal amount of Revolving Note payable
       to Assignee:                                        $_______

     Principal amount of Revolving Note payable
       to Assignor:                                        $_______

     Assignee's Term Loan A Commitment:                    $_______

     Aggregate outstanding principal amount
       of Term Loan A assigned:                            $_______

     Principal amount of Term Note A payable
        to Assignee:                                       $_______

     Principal amount of Term Note A payable
        to Assignor:                                       $_______

     Assignee's Term Loan B Commitment:                    $_______

     Aggregate outstanding principal amount
       of Term Loan B assigned:                            $_______

     Principal amount of Term Note B payable
        to Assignee:                                       $_______

     Principal amount of Term Note B payable
        to Assignor:                                       $_______

     Effective Date (if other than date
     of acceptance by Agent):                              _______, 19__

                         [NAME OF ASSIGNOR], as Assignor


                                            By:
                                               ---------------------------------
                                               Title:

                                            Dated:                ,
                                                  ----------------  -------



                                            [NAME OF ASSIGNEE], as Assignee


                                            By:
                                               ---------------------------------
                                               Title:

                                            Lending Office:



Accepted [and Approved] *
this ___ day of ___________,  _____

NATIONSBANK NATIONAL ASSOCIATION


By:
   ----------------------------
Title:


[Approved this ____ day
of ____________, _____

BREED TECHNOLOGIES, INC.

By:              ]*
   --------------
Title:

* Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of "Eligible Assignee".

                                   EXHIBIT C

       Notice of Appointment (or Revocation) of Authorized Representative

       Reference is hereby made to the Amended and Restated Credit Agreement dated as of April 28, 1998 (the "Agreement") among BREED TECHNOLOGIES, INC., a Delaware corporation ("BREED"), and certain Subsidiaries of BREED designated as Borrowers therein (BREED and such Subsidiaries being collectively called the "Borrowers"), the Lenders (as defined in the Agreement), and NationsBank, National Association, as Agent for the Lenders ("Agent"). Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.

       The Borrower hereby nominates, constitutes and appoints each individual named below as an Authorized Representative under the Loan Documents, and hereby represents and warrants that (i) set forth opposite each such individual's name is a true and correct statement of such individual's office (to which such individual has been duly elected or appointed), a genuine specimen signature of such individual and an address for the giving of notice, and (ii) each such individual has been duly authorized by the Borrower to act as Authorized Representative under the Loan Documents:

Name and Address                     Office             Specimen Signature


--------------------------  ------------------------  ----------------------
--------------------------
--------------------------


--------------------------  ------------------------  ----------------------
--------------------------
--------------------------


Borrower hereby revokes (effective upon receipt hereof by the Agent) the prior appointment of ________________ as an Authorized Representative.

     This the ___ day of __________________, _____.


                                     BREED TECHNOLOGIES, INC.


                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------

                                  EXHIBIT D-1

                            Form of Borrowing Notice
                                (Revolving Loan)

To:    NationsBank, National Association,
       as Agent
       Independence Center, 15th Floor
       NC1-001-15-04
       Charlotte, North Carolina  28255
       Attention: Agency Services
       Telefacsimile:  (704)386-9923

       Reference is hereby made to the Amended and Restated Credit Agreement dated as of April 28, 1998 (the "Agreement") among BREED TECHNOLOGIES, INC., a Delaware corporation ("BREED"), and certain Subsidiaries of BREED designated as Borrowers therein (BREED and such Subsidiaries being collectively called the "Borrowers"), the Lenders (as defined in the Agreement), and NationsBank, National Association, as Agent for the Lenders ("Agent"). Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.

       BREED through its Authorized Representative hereby gives notice to the Agent that Loans of the type and amount set forth below be made on the date indicated to the Borrower indicated below if other than BREED:


          Name of Borrower: ___________________________________

Type of Loan                  Interest     Aggregate
(check one)                  Period/(1)/  Amount/(2)/  Date of Loan/(3)/
                             -----------  -----------  -----------------

Revolving Loan
--------------
Base Rate Loan                  ------     ---------      ------------

Eurodollar Rate Loan            ------     ---------      ------------

Alternative Currency/(4)/       ------     ---------      ------------

-----------------------------------------------------

(1) For any Eurodollar Rate Loan, one, two, three or, if available, six months.
(2) Must be $5,000,000 or if greater an integral multiple of $1,000,000, unless a Base Rate Refunding Loan.
(3)  At least three (3) Business Days later if a Eurodollar Rate Loan;
(4) Specify Pounds Sterling, Italian Lire, French Francs, Deutsch Marks, Spanish Pesetas, Japanese Yen, ECU or Euro.

                                     D-1-1

     The Borrower hereby requests that the proceeds of Loans described in this Borrowing Notice be made available to the Borrower as follows: [insert
                                                               --------
transmittal instructions]        .
---------------------------------


     The undersigned hereby certifies that:

     1. No Default or Event of Default exists either now or after giving effect to the borrowing described herein; and

     2.   All the representations and warranties set forth in Article VIII of
                                                              ------------
the Agreement and in the Loan Documents (other than those expressly stated to refer to a particular date) are true and correct in all material respects as of the date hereof except that the reference to the financial statements in Section
                                                                         -------
8.6(a) of the Agreement are to those financial statements most recently
------
delivered to you pursuant to Section 9.1 of the Agreement (it being understood
                             -----------
that any financial statements delivered pursuant to Section 9.1(b) have not been
                                                    --------------
certified by independent public accountants) and attached hereto are any changes to the Schedules referred to in connection with such representations and warranties.

     3. All conditions contained in the Agreement to the making of any Loan requested hereby have been met or satisfied in full .

                                      BREED TECHNOLOGIES, INC.


                                      BY:
                                         ---------------------------------------
                                               Authorized Representative

                                      DATE:
                                           -------------------------------------

                                     D-1-2

                                  EXHIBIT D-2

                            Form of Borrowing Notice
                               (Swing Line Loan)

To:  NationsBank, National Association,
     as Agent
     Independence Center, 15th Floor
     NC1-001-15-04
     Charlotte, North Carolina  28255
     Attention: Agency Services
     Telefacsimile:  (704)386-9923


     Reference is hereby made to the Amended and Restated Credit Agreement dated as of April 28, 1998 (the "Agreement") among BREED TECHNOLOGIES, INC., a Delaware corporation ("BREED"), and certain Subsidiaries of BREED designated as Borrowers therein (BREED and such Subsidiaries being collectively called the "Borrowers"), the Lenders (as defined in the Agreement), and NationsBank, National Association, as Agent for the Lenders ("Agent"). Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.

     BREED hereby gives notice to NationsBank that a Swing Line Loan of the amount set forth below be made on the date indicated:

               Amount/(1)/               Date of Loan
               -----------               ------------

                                                     ,
               -----------               ------------  ------

-----------------

(1) Must be $500,000 or if greater an integral multiple of $100,000, unless a Base Rate Refunding Loan.

       The Borrower hereby requests that the proceeds of Swing Line Loans described in this Borrowing Notice be made available to the Borrower as follows:
[insert transmittal instructions]
----------------------------------


       The undersigned hereby certifies that:

       1. No Default or Event of Default exists either now or after giving effect to the borrowing described herein; and

       2.   All the representations and warranties set forth in Article VIII of
                                                                ------------
the Agreement and in the Loan Documents (other than those expressly stated to refer to a particular date) are true and

                                     D-2-1
correct as of the date hereof except that the reference to the financial statements in Section 8.6(a) of the Agreement are to those financial statements
              --------------
most recently delivered to you pursuant to Section 9.1 of the Agreement (it
                                           -----------
being understood that any financial statements delivered pursuant to Section
                                                                     -------
9.1(b) have not been certified by independent public accountants) and attached
------
hereto are any changes to the Schedules referred to in connection with such representations and warranties.

     3. All conditions contained in the Agreement to the making of any Loan requested hereby have been met or satisfied in full.

                              BREED TECHNOLOGIES, INC.

                              BY:
                                 -----------------------------------------------
                                        Authorized Representative

                              DATE:
                                   ---------------------------------------------

                                     D-2-2

                                   EXHIBIT E

          Form of Collateral Assignment of Trademark License Agreement


                                 [See Attached]

              COLLATERAL ASSIGNMENT OF TRADEMARK LICENSE AGREEMENT


     THIS COLLATERAL ASSIGNMENT OF TRADEMARK LICENSE AGREEMENT (this "Agreement") is made and entered into as of the 30th day of October, 1997 (the "Agreement") by and between BREED TECHNOLOGIES, INC. (the "Guarantor and the "Assignor") and NATIONSBANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, as Agent (the "Agent") for each of the lenders (the "Lenders" and collectively with the Agent, the "Secured Parties") now or hereafter party to the Credit Agreement (as defined below). All capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Credit Agreement.

                              W I T N E S S E T H:
                              --------------------

     WHEREAS,  the Secured Parties have agreed to provide to BREED
     --------
Technologies, Inc. ("BREED") and certain Subsidiaries (collectively, the "Borrower") certain credit facilities, including a term loan facility and a revolving credit facility with a letter of credit sublimit and a multi-currency sublimit pursuant to the Credit Agreement dated as of October 30, 1997 among the Borrower and the Secured Parties (as from time to time amended, revised, modified, supplemented, or amended and restated the "Credit Agreement"); and

     WHEREAS, the Guarantor will materially benefit from the loans and advances to be made, and the letters of credit to be issued, under the Credit Agreement and the Guarantor is a party to that certain Guaranty Agreement (the "Guaranty") dated as of the date hereof pursuant to which the Guarantor guaranteed the Obligations of the Borrower; and

     WHEREAS, as collateral security for payment and performance of the Borrower's Obligations and the Guarantor's obligations under the Guaranty, the Assignor is willing to collaterally assign and pledge, and grant to the Agent for the benefit of the Secured Parties a security interest in, all of its right, interest and title to all of the licenses granted to Assignor in that certain Trademark License Agreement dated as of October 30, 1997 between the Assignor, AlliedSignal Inc. and AlliedSignal Technologies Inc., as amended, (the "License Agreement); and

     WHEREAS, the Secured Parties are unwilling to enter into the Loan Documents unless the Assignor enters into this Agreement;

     NOW, THEREFORE, in order to induce the Secured Parties to enter into the Loan Documents and to make Loans and issue Letters of Credit and in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

     1.   Creation of Security Interest and Collateral Assignment.
          -------------------------------------------------------

          (a) As collateral security for the payment and performance by the Borrower of its now or hereafter existing Obligations [and the Guarantor's obligations under the Guaranty] (the "Secured Obligations"), the Assignor hereby collaterally assigns and pledges to the Agent for the benefit of the Secured Parties, and grants to the Agent for the benefit of the Secured Parties pursuant to the Florida Uniform Commercial Code (the "UCC") a security interest in, all of the Assignor's now owned and hereafter acquired contract rights, title and interest in and to the License Agreement, and all obligations described therein, all moneys due and to become due thereunder, and all proceeds and all other amounts and sums receivable by the Assignor under the License Agreement (all of the foregoing collectively referred to as the "Collateral").

          (b) Simultaneously with the execution of this Agreement, the Assignor shall deliver an original executed copy of the License Agreement to the Agent, for the benefit of the Secured Parties, a copy of which is attached hereto as Exhibit A and incorporated herein by reference, together with all
               ---------
     necessary endorsements, assignments, and assignment statements necessary to provide the Agent with a valid first priority Lien with respect to the Collateral, including without limitation the execution in blank and delivery of the Absolute Assignment in the form of Exhibit B attached
                                                        ---------
     hereto and incorporated herein by reference. At any time or times hereafter at the request of the Agent, the Assignor shall execute and deliver all assignments, endorsements, conveyances, assignment statements, security agreements, affidavits, notices and all other agreements, instruments and documents that the Agent requests and shall take any and all other steps requested by the Agent in order to perfect and maintain the security interests, assignments and liens in and against the Collateral as contemplated herein.

     2.   Priority of Security Interests.  The Assignor warrants and represents
          ------------------------------
that the security interest in and assignment of the Collateral granted and made to the Agent, for the benefit of the Secured Parties, hereunder shall constitute at all times a valid first priority perfected security interest in and assignment by the Assignor of the Collateral and that such security interest in and assignment of the Collateral shall not become subordinate or junior to the security interests and assignments of any other Person. The Assignor shall not grant (without the prior written approval of the Agent and the Required Lenders) a security interest in or permit a Lien or encumbrance upon or assign or otherwise grant any interest in any of the Collateral to anyone except the Agent, for the benefit of the Secured Parties, as long as any of the Secured Obligations remain unpaid. The Assignor further warrants and represents that no previous assignments or security or other interests have been granted by the Assignor in the Collateral, and that the Assignor has the power and authority to assign and grant a security interest to the Agent, for the benefit of the Secured Parties, in the Collateral pursuant to this Agreement.

     3.   Status of the Collateral.
          ------------------------

          (a) The Assignor represents and warrants that it is now and at all times hereafter shall be the absolute owner, free and clear of all Liens, encumbrances and security interests, except the collateral assignment to the Agent granted herein or Permitted Liens, of indefeasible title to the Collateral, that the License Agreement is valid and enforceable against AlliedSignal Inc. and AlliedSignal Technologies Inc. and that the License Agreement represents a valid and legally enforceable agreement according to its terms.

          (b) Upon the occurrence of and during the continuation of an Event of Default, the Agent shall have the rights, without notice to the Assignor, to notify any or all parties to the License Agreement, including without limitation AlliedSignal Inc. and AlliedSignal Technologies, Inc., (i) that the Agent has an assignment of the License Agreement and to direct all such persons to make payments to the Agent, for the benefit of the Secured Parties, of all sums owing by them to the Assignor; (ii) to direct all notices to be given to the Assignor under the License Agreement to the Agent, (iii) to settle or compromise on behalf of the Assignor any dispute arising under the License Agreement; (iv) to extend and afford to the Agent, for the benefit of the Secured Parties, all rights of the Assignor under the License Agreement; (v) to sell or assign the Assignor's rights under the License Agreement upon such terms as the Agent shall deem advisable; and (vi) to discharge and release in the name of the Assignor the License Agreement. Any and all disbursements for costs and expenses incurred or paid by the Agent with respect to the enforcement, collection or protection of their interest in the Collateral, or against the Assignor, whether by suit or otherwise, including reasonable attorneys' fees, court costs and similar expenses, if any, shall become a part of the Secured Obligations secured by the Collateral, payable on demand.

          (c) The Assignor will not assign or otherwise transfer its rights and interest in the Collateral without the prior written consent of the Agent and the Required Lenders. The Assignor will not amend, modify or waive any term or provision of any of the Collateral nor shall it agree to a compromise or any modifications of the terms of repayment of any of the Collateral nor shall it release or terminate any of the Collateral without the prior written consent of the Agent.

     4.   Preservation and Protection of the Collateral.
          ---------------------------------------------

          (a) The Agent shall be under no duty or liability with respect to the collection, protection or preservation of the Collateral, or otherwise, beyond the use of reasonable care in the custody and preservation thereof while in its possession.

          (b) The Assignor agrees to pay when due all taxes, charges, Liens and assessments against the Collateral, unless being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves have been established in accordance with GAAP applied on a Consistent Basis. Upon the failure of the Assignor to so pay or contest such taxes, charges, Liens or assessment, the Agent at its option may pay or contest any of them (the Agent having the sole right to determine the legality or validity and the amount necessary to discharge such taxes, charges, Liens or assessments.)

     5.   Rights and Remedies Upon Acceleration Event.  Upon the occurrence of
          -------------------------------------------
and during the continuation of an Event of Default, the Agent shall have the following rights and remedies on behalf of the Secured Parties in addition to any rights and remedies set forth elsewhere in this Agreement, all of which may be exercised with or, if permitted by law, without notice to the Assignor:

          (a) All of the rights and remedies of a secured party under the UCC, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, to the extent permitted by law, in addition to any other rights and remedies contained in this Agreement, the Credit Agreement or any other Loan Document;

          (b) The right to complete the Absolute Assignment and to have all payments receivable by the Assignor under the Collateral remitted directly to the Agent for the benefit of the Secured Parties to be applied on account of the Secured Obligations in the manner set forth in Section 10.5
                                                                   ------------
     of the Credit Agreement. The Agent, as a result of the Absolute Assignment, shall have all rights and privileges of the Assignor granted by the License Agreement, or by law with respect to the License Agreement, and in the event of any default in payment or performance by the other party or parties to the License Agreement, the Agent on behalf of the Secured Parties may enforce and pursue all remedies which would otherwise then be available to such Assignor.

          (c) The right to sell, assign and deliver or collect the whole or part of any of the Collateral, or any substitute therefor or any addition thereto, in one or more sales, with or without any previous demands or demand of performance or, to the extent permitted by law, notice or advertisement, in such order as the Agent may elect; and any such sale may be made either at public or private sale at the Agent's place of business or elsewhere, either for cash or upon credit or for future delivery, at such price as the Agent may reasonably deem fair; and the Agent may be the purchaser of any or all Collateral so sold and hold the same thereafter in its own right free from any claim of the Assignor or right of redemption. The proceeds of any sale or other disposition of all or any part of the Collateral, after payment of all costs and expenses thereof, including reasonable attorneys' fees, may be applied by the Agent to the then outstanding balance of any of the Secured Obligations. The Borrower shall be liable for any deficiency remaining under the Secured Obligations in the manner set forth in Section 10.5 of the Credit Agreement. Nothing
                         ------------
     contained in any of the Collateral, including the words of endorsement or assignment "with recourse" or "without recourse" shall be deemed to diminish or relieve the makers thereof or obligors thereunder of its or their obligations to pay each of the License Agreements in full as required by its terms and the terms hereof.

     The rights, powers and remedies given to the Agent for the benefit of the Secured Parties by this Agreement shall be in addition to all rights, powers and remedies given to any Secured Party by virtue of any statute or rule of law.
Any forbearance or failure or delay by the Agent in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof; and every right, power and remedy of the Secured Parties shall continue in full force and effect until such right, power or remedy is specifically waived by the Required Lenders by an instrument in writing.

     6.   Anti-Marshalling Provisions.  The right is hereby given by each
          ---------------------------
Assignor to the Agent, for the benefit of the Secured Parties, to make releases (whether in whole or in part) of all or any part of the Collateral agreeable to the Agent without notice to, or the consent, approval or agreement of other parties and interests, including junior lienors, which releases shall not impair in any manner the validity of or priority of the Liens and security interests in the remaining Collateral conferred under such documents, nor release such Assignor from personal liability for the Secured Obligations hereby secured. Notwithstanding the existence of any other security interest in the Collateral held by the Agent, for the benefit of the Secured Parties, the Agent shall have the right to determine the order in which any or all of the Collateral shall be subjected to the remedies provided in this Agreement. The proceeds realized upon the exercise of the remedies provided herein shall be applied by the Agent, for the benefit of the Secured Parties, in the manner provided in Section 10.5
                                                                  ------------
of the Credit Agreement. Each Assignor hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein.

     7.   Attorney-in-Fact.  The Assignor hereby appoints the Agent as the
          ----------------
Assignor's attorney-in-fact for the purposes of carrying out the provisions of this Agreement and taking any action and executing any instrument which the Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest; provided, that the
                                                         --------
Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, the Agent shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to the Assignor representing any interest payment, principal payment or other distribution payable or distributable in respect of, or otherwise constituting, to the Collateral or any part thereof and to give full discharge for the same.

     8.   Absolute Rights and Obligations. All rights of the Secured Parties in
          -------------------------------
the Security Interests granted hereunder, and each of the Secured Obligations, shall be absolute and unconditional irrespective of:

          (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to departure from, the Credit Agreement or any other Loan Document, including, but not limited to, (i) an increase or decrease in the Secured Obligations and (ii) an amendment of any Loan Document to permit the Agent or the Lenders or any one or more of them to extend further or additional credit to the Borrower in any form including credit by way of loan, purchase of assets, guarantee or otherwise, which credit shall thereupon be and become subject to the Credit Agreement and the other Loan Documents as a Secured Obligation;

          (b) any taking and holding of collateral or guarantees (including without limitation any collateral pledged as security for the Secured Obligations under the other Security Instruments) for all or any of the Secured Obligations; or any amendment, alteration, exchange, substitution, transfer, enforcement, waiver, subordination, termination or release of any such collateral or guarantees, or any non-perfection of any such collateral, or any consent to departure from any such guaranty;

          (c) any manner of application of collateral, or proceeds thereof, securing payment or enforcement of all or any of the Secured Obligations, or the manner of sale of any such collateral;

          (d) any consent by the Secured Parties to the change, restructure or termination of the corporate structure or existence of the Borrower or any Assignor and any corresponding restructure of the Secured Obligations, or any other restructure or refinancing of the Secured Obligations or any portion thereof;

          (e) any modification, compromise, settlement or release by the Secured Parties, by operation of law or otherwise, collection or other liquidation of the Secured Obligations or the liability of the Borrower, any Assignor or any Guarantor (other than the Assignor against which this Agreement is to be enforced), or of any collateral for the Secured Obligation (including without limitation any collateral pledged as security for the Secured Obligations under the other Security Instruments), in whole or in part, and any refusal of payment by the Agent or any Lender in whole or in part, from any obligor or Guarantor (other than the Assignor against which this Agreement is sought to be enforced) in connection with any of the Secured Obligations, whether or not with notice to, or further assent by, or any reservation of rights against, any Assignor; or

          (f) any other circumstance (including without limitation any statute of limitations) that might otherwise constitute a defense available to, or a discharge of, the Borrower, any Guarantor or an Assignor.

     The granting of a Security Interest in the Collateral shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by any Secured Party, upon the insolvency, bankruptcy or reorganization of the Borrower or any Assignor or otherwise, all as though such payment had not been made.

     9.   Waiver by Assignor.
          ------------------

          (a) The Assignor waives demand, protest, and notice of any protest, default, release, compromise, settlement, extension or renewal and notice of any action taken by the Agent unless expressly required by law.

          (b) Upon the occurrence and during the continuation of an Event of Default, the Assignor irrevocably waives the right to direct the application of any and all payments (including any proceeds which are part of the Collateral) at any time or times hereafter which may be received by the Agent by or for the benefit of the Assignor and the Assignor does hereby irrevocably agree that the Agent shall have the continuing exclusive right to apply and reapply any and all such payments received at any time or times hereafter in such manner as it determines in its sole discretion.

          (c) The Assignor waives (to the extent permitted by applicable law) any right to require any Secured Party or any other obligee of the Secured Obligations to (i) proceed against the Borrower, any other Guarantor, or any other Person, (ii) proceed against or exhaust any collateral securing payment or performance of any of the Secured Obligations, or (iii) pursue any other remedy in its power; and waives (to the extent permitted by applicable law) any defense arising by reason of any disability or other defense of the Borrower, any Guarantor, any other Person, or by reason of the cessation from any cause whatsoever of the liability of the Borrower, any Guarantor or any other Person.

          (d) The Assignor authorizes any Secured Party and any other obligee of the Secured Obligations without notice (except notice required by applicable law) or demand and without affecting its liability hereunder or under the Loan Documents from time to time to (i) take and hold security, other than the Collateral herein described, for the payment of such Secured Obligations or any part thereof, and exchange, enforce, waive and release the Collateral herein described or any part thereof or any such other security; and (ii) apply such Collateral or other security and direct the order or manner of sale thereof as such Secured Party or obligee in its discretion may determine.

     10.  Definitions.  All terms used herein shall be defined in accordance
          -----------
with the appropriate definitions appearing in the Uniform Commercial Code as in effect in Florida, and such definitions are hereby incorporated herein by reference and made a part hereof.

     11.  Entire Agreement.  This Agreement, together with the Credit Agreement,
          ----------------
the Guaranty Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Neither this Agreement nor any portion or provision hereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than by an agreement, in writing signed by the parties hereto.

     12.  Binding Agreement; Assignment.  This Agreement, and the terms,
          -----------------------------
covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto, and to their respective successors and assigns, except that the Assignor shall not be permitted to assign this Agreement or any interest herein or in the Collateral, or any part thereof, or otherwise pledge, encumber or grant any option with respect to the Collateral, or any part thereof. All references herein to the Agent shall include any successor thereof, each Lender and any other obligees from time to time of the Secured Obligations.

     13.  Further Assurances.  The Assignor agrees at its own expense to do
          ------------------
such further acts and things, and to execute and deliver such additional conveyances, assignments, financing statements, agreements and instruments, as the Agent may at any time reasonably request in connection with the administration or enforcement of this Agreement or related to the Collateral or any part thereof or in order better to assure and confirm unto the Agent its rights, powers and remedies for the benefit of the Lenders hereunder. The Assignor hereby consents and agrees that the issuers of or obligors in respect of the Collateral shall be entitled to accept the provisions hereof as conclusive evidence of the right of the Agent, on behalf of the Lenders, to exercise its rights hereunder with respect to the Collateral, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by the Assignor or any other Person to any of such issuers or obligors.

     14.  Swap Agreements.  All obligations of the Borrower under Swap
          ---------------
Agreements shall be deemed to be Secured Obligations secured hereby, and each Lender or affiliate of a Lender party to any such Swap Agreement shall be deemed to be a Secured Party hereunder.

     15.  Severability.  In case any Lien, security interest or other right of
          ------------
any Secured Party or any provision hereof shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other Lien, security interest or other right granted hereby or provision hereof.

     16.  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts and all the counterparts taken together shall be deemed to constitute one and the same instrument.

     17.  Indemnification.  Without limitation of Section 12.9 of the Credit
          ---------------
Agreement or any other indemnification provision in any Loan Document, the Assignor hereby covenants and agrees to pay, indemnify, and hold the Secured Parties harmless from and against any and all other out-of-pocket liabilities, costs, expenses or disbursements of any kind or nature whatsoever arising in connection with any claim or litigation by any Person resulting from the execution, delivery, enforcement, performance and administration of this Agreement or the Loan Documents, or the transactions contemplated hereby or thereby, or in any respect relating to the Collateral or any transaction pursuant to which the Assignor has incurred any Obligation (all the foregoing, collectively, the "indemnified liabilities"); provided, however, that the
                                              --------  -------
Assignor shall have no obligation hereunder with respect to indemnified liabilities directly and primarily arising from the willful misconduct or gross negligence of the Agent or any Lender. The agreements in this subsection shall survive repayment of all Secured Obligations, termination or expiration of this Agreement and occurrence of the Facility Termination Date.

     18.  Termination.  This Agreement and all obligations of the Assignor
          -----------
hereunder shall terminate on the Facility Termination Date, at which time the Liens and rights granted to the Agent for the benefit of the Secured Parties hereunder shall automatically terminate and no longer be in effect, and the Collateral shall automatically be released from the Liens created hereby.

     19.  Remedies Cumulative.  All remedies hereunder are cumulative and are
          -------------------
not exclusive of any other rights and remedies of the Agent provided by law or under the Credit Agreement, the other Loan Documents, or other applicable agreements or instruments. The making of the Loans to, and the issuing of Letters of Credit for the benefit of, the Borrower pursuant to the Credit Agreement shall be conclusively presumed to have been made or extended, respectively, in reliance upon each Assignor's assignment of the Collateral pursuant to the terms hereof.

     20.  Notices.  Any notice required or permitted hereunder shall be given,
          -------
(a) with respect to the Assignor, at the address of the Borrower indicated in
Section 12.2 of the Credit Agreement and (b) with respect to the Agent or a
------------
Lender, at the Agent's address indicated in Section 12.2 of the Credit
                                            ------------
Agreement. All such notices shall be given and shall be effective as provided in Section 12.2 of the Credit Agreement.
   -------------

     21.  Governing Law; Venue; Waiver of Jury Trial.
          ------------------------------------------

          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE NOTWITHSTANDING ITS EXECUTION AND DELIVERY OUTSIDE SUCH STATE.

          (b) THE ASSIGNOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF HILLSBOROUGH, STATE OF FLORIDA, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE ASSIGNOR EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND THE ASSIGNOR HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

          (c) THE ASSIGNOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWER PROVIDED IN SECTION
     -------

     12.2 OF THE CREDIT AGREEMENT, OR BY ANY OTHER METHOD OF SERVICE PROVIDED
     ----
     FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF FLORIDA.

          (d) NOTHING CONTAINED IN SUBSECTIONS (b) or (c) HEREOF SHALL PRECLUDE
                                   ----------------------
     ANY SECURED PARTY FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE THE ASSIGNOR OR ANY OF THE ASSIGNOR'S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, THE ASSIGNOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

          (e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, THE ASSIGNOR AND THE AGENT ON BEHALF OF THE LENDERS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

                           [Signature page follows.]

     IN WITNESS WHEREOF, the parties have duly executed this Collateral Assignment of Trademark License Agreement on the day and year first written above.

                              ASSIGNOR:

                              BREED TECHNOLOGIES, INC.
WITNESS:
                              By:
                                 -----------------------------
                              Name: Lizanne Guptill
------------------                 ---------------------------
                              Title: Secretary
------------------                  --------------------------



                              AGENT:

                              NATIONSBANK, NATIONAL ASSOCIATION,
                              as Agent for the Lenders

WITNESS:
                              By:
                                 -----------------------------
                              Name: Miles C. Dearden, III
-----------------                  ---------------------------
                              Title: Senior Vice President
-----------------                   --------------------------



              COLLATERAL ASSIGNMENT OF TRADEMARK LICENSE AGREEMENT

                             SIGNATURE PAGE 1 OF 1

                                   EXHIBIT A

                               License Agreement
                               -----------------



                                 See Attached.

                                   EXHIBIT B

                          Form of Absolute Assignment
                          ---------------------------

               ABSOLUTE ASSIGNMENT OF TRADEMARK LICENSE AGREEMENT


     KNOW ALL MEN by these presents that BREED Technologies, Inc., a Delaware corporation (the "Licensee") is the Licensee of the Licensed Trademarks as set forth and defined in that certain Trademark License Agreement dated as of October 30, 1997 attached hereto with AlliedSignal Inc. and AlliedSignal Technologies Inc. ("License Agreement") and, in consideration of the credit facilities from NationsBank, National Association, a national banking association, as Agent (the "Agent") for each of the lenders (the "Lenders") now or hereafter party to that certain Credit Agreement dated as of October 30, 1997 among Breed Technologies, Inc. and certain Subsidiaries, the Agent and the Lenders (as from time to time amended, supplemented or restated, the "Credit Agreement") and has sold, assigned, transferred, sublicensed and set over, and by this assignment does sell, assign, transfer, sublicense and set over to the Agent, all of its right title, and interest in the License Agreement, and the obligations described therein and any monies due and to become due thereunder.

     TO HAVE AND TO HOLD the same unto Agent, its successors and assigns forever.

     IN WITNESS WHEREOF, the Licensee has caused this Assignment to be executed as of the ___ day of ____, ____.

WITNESS:
                                    BREED TECHNOLOGIES, INC.


-----------------


-----------------
                                    By:
                                       ----------------------------------
                                    Name:
                                         --------------------------------
                                    Title:
                                          -------------------------------

                                   EXHIBIT F

            Form of Collateral Assignment of Partnership Interests

                                [See Attached]

                 COLLATERAL ASSIGNMENT OF PARTNERSHIP INTERESTS

     THIS COLLATERAL ASSIGNMENT OF PARTNERSHIP INTERESTS (the "Assignment") is made and entered into as of this ____ day of _______, 199_ by and between _________________________________, a ________ corporation (the "Assignor"), and
NATIONSBANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, as Agent (the "Agent") for each of the financial institutions (the "Lenders" and collectively with the Agent the "Secured Parties") now or hereafter party to the Credit Agreement (as defined below). All capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Credit Agreement.

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, the Secured Parties have agreed to provide to BREED TECHNOLOGIES, INC., ("BREED") and certain Subsidiaries (collectively, the "Borrower") certain credit facilities, including a term loan facility and a revolving credit facility with a letter of credit sublimit and a multi-currency sublimit pursuant to the Amended and Restated Credit Agreement dated as of April 28, 1998 among the Borrower and the Secured Parties (as from time to time amended, revised, modified, supplemented, or amended and restated the "Credit Agreement"); and

     WHEREAS, _______________ is the sole limited partner, and ____________________ is the sole general partner, of ___________________, a
_______ limited partnership ("_________"); and

     WHEREAS, each Assignor pursuant to the terms of a Guaranty Agreement dated as of the date hereof (the "Guaranty"), has guaranteed to the Secured Parties the payment and performance of Borrower's Obligations (the "Guarantor's Obligations"); and

     WHEREAS, as collateral security for the payment and performance of the Guarantor's Obligations, each Assignor is willing to pledge and grant to the Agent for the benefit of the Secured Parties a security interest in, and collaterally assign to the Agent for the benefit of the Secured Parties, all of its Assigned Interests, including without limitation the Assigned Interests more particularly described on Schedule I hereto; and
                          ----------

     WHEREAS, the Secured Parties are unwilling to enter into the Loan Documents unless the Assignors enter into this Assignment; and

     NOW, THEREFORE, in order to induce the Secured Parties to enter into the Loan Documents and to make Loans and issue Letters of Credit and in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

     1.   Assignment.
          ----------

          (a) As collateral security for the payment and performance of all debts, obligations or liabilities now or hereafter existing, absolute or contingent, of the Assignors to the Secured Parties under the Guaranty and the other Loan Documents, including without limitation the Guarantor's Obligations for the respective applicable Assignors (all the foregoing collectively referred to herein as the "Secured Obligations"), each Assignor hereby collaterally assigns to the Agent for the benefit of the Secured Parties, and grants to the Agent for the benefit of the Secured Parties pursuant to the Florida Uniform Commercial Code (the "UCC") a first priority security interest in the Assigned Interests and all of the following:

              (i) all cash, securities, rights (including without limitation any and all rights to subscribe to additional partnership interests), and other property at any time and from time to time declared or distributed in respect of or in exchange for any or all of the Assigned Interests; and

              (ii) all other property hereafter delivered to any of the Assignors in substitution for or in addition to any of the foregoing and all certificates and instruments representing or evidencing any Assigned Interests or such other property.

     All such Assigned Interests, certificates, instruments, cash, securities, interest, distributions, rights and other property referred to in this

     Section 1 are herein collectively referred to as the "Assigned Collateral."
     ---------
     All of the Assigned Interests currently owned by the Assignors are listed on Schedule I hereto.
        ----------

          (b) All advances, charges, costs and expenses, including reasonable attorneys' fees, incurred or paid by any Secured Party in exercising any right, power or remedy conferred by this Assignment, or in the enforcement thereof, shall become a part of the Secured Obligations secured hereunder and shall be paid jointly and severally by the Assignors to the Agent for the benefit of the Secured Parties immediately upon demand therefor, with interest thereon if not paid when due until paid in full at the Default Rate.

     2.   Financing Statements.  At the time of execution of this Agreement,
          --------------------
each Assignor shall have furnished the Agent with properly executed financing statements and assignments as prescribed by the UCC, prepared and approved by the Agent in form and number sufficient for filing wherever required with respect to the Assigned Collateral, in order that the Agent, for the benefit of the Secured Parties, shall have a duly perfected security interest of record in the Assigned Collateral, to the extent a security interest in such Assigned Collateral can be perfected by filing a financing statement, following the filing of such financing statements with the appropriate local and state governmental authorities. Each Assignor shall execute as required by the Agent any additional financing statements or other documents to effect the same, together with any continuation statements determined by the Agent to be necessary so long as this Assignment remains in effect.

     3.   Rights in Assigned Collateral.  It is expressly understood and agreed
          -----------------------------
that the Agent shall not exercise any of the rights, remedies or powers conferred upon it under Section 10 hereof until an Event of Default shall occur.
                        ----------
Upon the occurrence of an Event of Default, the Agent shall have the right, at any time at its discretion and without notice to the Assignors, to exercise and enjoy each of the Assignors' rights, remedies, benefits and privileges in the Assigned Collateral provided under this Assignment.

     4.   Representations and Warranties.  Each Assignor represents and warrants
          ------------------------------
as follows:

          (a) the Assigned Interests have been duly authorized and validly issued;

          (b) the Assigned Interests constitute, and during the term of this Assignment will constitute, all of the general or limited partnership interests, respectively, owned by the Assignors;

          (c) each Assignor is, and during the term of this Assignment will be, the legal and beneficial owner of its respective portion of the Assigned Collateral free and clear of any Lien, security interest, option or other charge, claim, agreement, encumbrance or restriction except for the assignment, liens and security interest created by this Assignment;

          (d) each Assignor has the full power and authority to assign its respective portion of the Assigned Interests to the Agent pursuant to this Assignment;

          (e) the assignment of the Assigned Interests to the Agent and the filing of financing statements and registration thereof pursuant to
     Section 2 and Section 18 of this Assignment, respectively, creates a valid
     ---------     ----------
     and perfected first priority security interest in the Assigned Collateral, securing the payment of the Secured Obligations;

          (f) each Assignor will defend its respective title to the Assigned Collateral against the claims of all Persons;

          (g) no portion of the Assigned Interests is, or during the term of this Assignment will be, subject to any right of first refusal or other restriction which could affect the ability of any purchaser thereof from Agent to sell the same;

          (h) each Assignor shall at all times cause the Assigned Interests to be and remain uncertificated, and in the event, notwithstanding the foregoing, the Assigned Interests or any of them are certificated, to deliver such certificates promptly to the Agent together with such instruments of assignment and transfer duly executed in blank by such Assignor as the Agent shall request; and

          (i) each Assignor shall pay when due all taxes, charges, Liens and assessments against the Assigned Collateral, unless being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves have been established in accordance with GAAP applied on a Consistent Basis. Upon the failure of such Assignor to so pay or contest such taxes, charges, Liens or assessments, the Agent at its option may pay or contest any of them (the Agent having the sole right to determine the legality or validity and the amount necessary to discharge such taxes, charges, Liens or assessments) and all such payments and all costs or expenses incurred in connection with any such contest shall be deemed part of the Secured Obligations and shall be secured by the Assigned Collateral.

     5.   Voting Rights, Consensual Rights, Dividends and Distributions.
          -------------------------------------------------------------

          (a) So long as no Event of Default shall have occurred and be continuing:

               (i) each Assignor shall be entitled to exercise any and all management, voting and other consensual rights pertaining to the Assigned Collateral or any part thereof for any purpose not inconsistent with the terms of this Assignment, the Credit Agreement and the other Loan Documents;

               (ii) each Assignor shall be entitled to receive and retain any and all cash distributions paid on the Assigned Collateral which it is otherwise entitled to receive, notwithstanding the assignment and transfer of the Assigned Collateral and the grant of a security interest in Section
                                                                        -------
     1 of this Assignment; provided, however, upon the occurrence and during the
     -                     --------  -------
     continuation of an Event of Default all such rights and entitlements set forth herein of each Assignor to receive and retain any such cash distributions shall cease; provided further, however, any and all
                                -------- -------  -------
     liquidating distributions, distributions in property, returns of capital or other distributions made on or in respect of any of the Assigned Collateral, whether received in exchange for the Assigned Collateral or any part thereof or as a result of any merger, consolidation, acquisition or other exchange of assets to which any issuer of any Assigned Collateral may be a party or otherwise, and any and all cash and other property received in exchange for any of the Assigned Collateral shall be and become part of the Assigned Collateral hereunder and, if received by such Assignor, shall forthwith be delivered to the Agent as provided in Section 5(b)(ii) hereof;
                                                        ----------------
     and

          (b)  Upon the occurrence and during the continuance of an Event of
Default:

               (i) all rights of each Assignor to exercise the management, voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 5(a)(ii) and to receive and
                                           ----------------
          retain the distributions which it would otherwise be authorized to receive and retain pursuant to Section 5(a)(ii) shall become vested in
                                         ----------------
          the Agent, which shall thereupon have the sole right to exercise such management, voting and other consensual rights and to receive and hold as Assigned Collateral such distributions (whether or not the relevant Assigned Collateral shall have been transferred into the name of the Secured Parties or any of their nominees, each Assignor hereby irrevocably appointing and constituting the Agent as proxy and attorney-in-fact of such Assignor, which appointment is coupled with an interest, with full power of substitution, to act as if the Agent were the outright owner thereof);

               (ii) all distributions which are received by any Assignor contrary to the provisions of Section 5(a)(ii) or Section 5(b)(i)
                                        ----------------    ---------------
          shall be received in trust for the benefit of the Agent, shall be segregated from other funds of such Assignor and shall be paid over to the Agent forthwith as Assigned Collateral in the same form as so received (with any necessary endorsement); and

               (iii) the Agent shall execute and deliver (or cause to be executed and delivered) to each Assignor all such proxies and other instruments as such Assignor may reasonably request for the purpose of enabling such Assignor to exercise the management, voting, consensual and other rights which such Assignor is entitled to exercise pursuant to subparagraph (i) above and to receive such distributions and dividends which it is authorized to receive and retain pursuant to subparagraph (ii) above.

     6.   Other Liens; Additional Interests.
          ---------------------------------

          (a) No Assignor shall (i) make further assignments (whether direct, actual, conditional or collateral) of any of the Assigned Interests, or any interest therein, (ii) create or permit to exist any Lien, security interest, or other charge or encumbrance upon or with respect to any of the Assigned Collateral, except for the security interest under this Assignment, or (iii) amend, or permit the issuers of any partnership interests to amend, the limited partnership agreement or its certificate of limited partnership in any way adversely affecting the Assigned Collateral or the rights and interests of the Secured Parties therein without the prior written consent of the Agent.

          (b) Each Assignor agrees that it will assign, transfer, grant, and deliver to the Agent hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional interests in Assigned Collateral not owned by such Assignor on the date hereof and concurrently therewith deliver all financing statements and other documents to be delivered with respect thereto pursuant to Section 2 hereof.
                                                ---------

     7.   Agent Appointed Attorney-in-Fact.  Each Assignor hereby irrevocably
          --------------------------------
appoints the Agent as such Assignor's attorney-in-fact, which appointment is coupled with an interest, with full authority in the place and stead of such Assignor and in the name of such Assignor or otherwise, from time to time in Agent's discretion to take any action and to execute any instrument which the Agent may reasonably deem necessary or advisable to accomplish the purposes of this Assignment, including, without limitation, to receive, endorse and collect all instruments made payable to such Assignor representing any dividend, interest payment or other distribution in respect of the Assigned Collateral or any part thereof and to give full discharge for the same; provided, however, that no such action shall be taken or instrument executed in respect of management, voting and other consensual rights or distributions which such Assignor is entitled, respectively, to exercise or to receive and retain pursuant to Section 5(a) without prior written notice to such Assignor,
                   ------------
except upon the occurrence and during the continuation of an Event of Default.

     8.   Agent May Perform.  If any of the Assignors fail to perform any
          -----------------
agreement contained herein, the Agent may, but shall not be obligated to, itself perform, or cause performance of, such agreement, and the reasonable expenses of the Agent incurred in connection therewith shall be a Secured Obligation hereunder and payable by such Assignor in accordance with the provisions of
Section 12 hereof.
----------

     9.   Reasonable Care.  The Agent, by its execution of this Assignment,
          ---------------
accepts the assignment of the Assigned Collateral hereunder and agrees to hold the same as herein provided, but only upon the following terms and conditions:
(a) the Agent shall be under no obligation to take any action in respect to the Assigned Collateral pursuant to this Assignment other than to hold the Assigned Collateral delivered to the Agent in connection herewith; and (b) the Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Assigned Collateral if it treats the Assigned Collateral delivered herewith in the same manner as property of the same type belonging to the Agent.

     10.  Remedies Upon Event of Default and Acceleration.
          -----------------------------------------------

          (a) Each Assignor agrees that from time to time, upon the occurrence and during the continuation of an Event of Default, the Agent or its agent or agents shall have the right to retain or to sell, assign and deliver the Assigned Collateral at a price, upon such terms and using such methods as may be determined within the sole discretion of the Agent, on ten (10) days written notice to the Assignors (which each Assignor agrees is commercially reasonable notification within the meaning of Article 9 of the UCC) either at a public sale or private sale, for cash or upon credit or for future delivery. Any purchaser of the Assigned Collateral (including any Secured Party) at any such sale shall thereafter hold the same, absolutely, free from any claim or right of any kind, including any equity or right of redemption of any of the Assignors, who hereby specifically waive all rights of redemption, stay or appraisal which any Assignor has or may have under any rule of law or statute now existing or hereafter adopted. Each Assignor will at the request of the Agent execute any and all documents or instruments which the Agent deems necessary or appropriate to evidence the Agent's rights as aforesaid. Such a sale shall not be a prerequisite to the rights of the Agent to require any Assignor to pay the Agent in full, amounts required to be paid pursuant to Section 12 hereof. Furthermore, the
                                             ----------
     Assignors shall be jointly and severally liable for any deficiency remaining after the sale of the Assigned Collateral. Each Assignor hereby waives all rights, if any, of marshaling the Assigned Collateral and any other security at the time held for any of the Liabilities or otherwise.

          (b) With respect to the Assigned Collateral, each Assignor further agrees that the Agent, the Lenders or their agent or agents may: (i) reasonably restrict the eligibility of prospective buyers to those who are creditworthy; (ii) bid-in at any sale; (iii) conduct, adjourn, or cancel any public sale or private sale, for cash or on credit or for other property, as the Secured Parties see fit, subject to compliance with the terms of any applicable laws; (iv) sell and resell the Assigned Collateral on credit;
     (v) include in the reimbursement costs of such sale any expenses or indemnification reasonably necessary to effectuate the sale or necessary to comply with applicable laws, regulations or instruments; (vi) grant partial or limited waivers or releases without impairing other future rights of the Agent or Lenders; and (vii) if such sale is on credit, until the Secured Obligations have been paid in full, (a) defer any delivery of excess proceeds to any of the Assignors and (b) retain possession of the Assigned Collateral and a security interest in the Assigned Collateral, and each Assignor shall remain liable for the payment of the Secured Obligations.

          (c) Each Assignor recognizes that the Agent may be unable to effect a public sale of all or a part of the Assigned Collateral because of certain prohibitions contained in applicable laws and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers who fulfill certain suitability standards and who agree, among other things, to acquire the Assigned Collateral for their own account for investment and not for distribution or resale. Each Assignor consents to private sales so made even though such sales may be at prices and upon other terms less favorable than if the Assigned Collateral were sold at public sales. Each Assignor agrees that the Agent shall have no obligation to delay sale of the Assigned Collateral for the period of time necessary to permit the offering and sale of the Assigned Collateral to be registered for sale under applicable laws. Each Assignor agrees that private sales made under the foregoing circumstances will not, for that reason, be deemed to have been made in a manner which is not commercially reasonable, and that the Agent shall not be liable or accountable to any of the Assignors for any discount allowed by reason of the fact that such Assigned Collateral is sold in compliance with any such limitation or restriction. In case of any sale of the Assigned Collateral on credit or for future delivery, the Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for the Assigned Collateral and, in case of any such failure, the Assigned Collateral may again be sold upon like notice. In lieu of exercising the power of sale herein conferred upon it, the Agent may proceed by a suit or suits at law or in equity to foreclose on and sell the Assigned Collateral. Each Assignor agrees that the Agent shall have the right to continue to retain the Assigned Collateral until such time as the Agent in its sole judgment believes that an advantageous price can be secured for the Assigned Collateral, and the Agent shall not be liable to any of the Assignors for any loss in the value of the Assigned Collateral by reason of any delay in the sale thereof.

     11.  Application of Proceeds.  (i) All moneys collected by the Agent upon
          -----------------------
any sale or other disposition of the Assigned Collateral, together with all other moneys received by the Agent hereunder in respect of the Assigned Collateral, shall first be applied to the payment of all costs and expenses incurred by the Agent in connection with the provisions of Section 9 hereof, all
                                                           ---------
such sales and dispositions, the delivery of the Assigned Collateral or the collection of any such moneys (including, without limitation reasonable attorneys' fees and expenses), and (ii) the balance of such moneys after application thereof pursuant to clause (i) above shall be applied by the Agent in accordance with the terms of Section 10.5 of the Credit Agreement.
                                ------------

     12.  Expenses; Indemnity.  Each Assignor agrees that it will upon demand
          -------------------
pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Agent may reasonably incur in connection with (i) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Assigned Collateral hereunder or (ii) the failure by any of the Assignors to perform or observe any of the provisions hereof. Without limitation of
Section 13.9 of the Credit Agreement, the Assignors jointly and severally agree
------------
to indemnify and hold harmless the Agent from and against any and all claims and demands, losses, judgments and liabilities (including liabilities for penalties) of whatsoever kind or nature, growing out of or resulting from this Assignment or the exercise by the Agent of any right or remedy granted to it hereunder or under the Credit Agreement or any other Loan Document, other than any such claim, demand, loss, judgment or liability directly or primarily resulting from the gross negligence or willful misconduct of the Agent. In no event shall the Agent be liable, including any event caused by the Agent's own negligence, in the absence of gross negligence or willful misconduct on its part, for any matter or thing in connection with this Assignment other than to account for moneys actually received by it hereunder and to preserve, in accordance with the standards set forth herein, the Assigned Collateral delivered to it. If and to the extent that the obligations of any of the Assignors under this Section 12
                                                                   ----------
are unenforceable for any reason, each Assignor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

     13.  Anti-Marshalling Provisions.  The right is hereby given by each
          ---------------------------
Assignor to the Agent, for the benefit of the Secured Parties, to make releases (whether in whole or in part) of all or any part of the Assigned Collateral agreeable to the Agent without notice to, or the consent, approval or agreement of other parties and interests, including junior lienors, which releases shall not impair in any manner the validity of or priority of the Liens and security interests in the remaining Assigned Collateral conferred under such documents, nor release such Assignor from personal liability for the Secured Obligations hereby secured. Notwithstanding the existence of any other security interest in the Assigned Collateral held by the Agent, for the benefit of the Secured Parties, the Agent shall have the right to determine the order in which any or all of the Assigned Collateral shall be subjected to the remedies provided in this Agreement. The proceeds realized upon the exercise of the remedies provided herein shall be applied by the Agent, for the benefit of the Secured Parties, in the manner provided in Section 11.5 of the Credit Agreement. Each
                                   ------------
Assignor hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein.

     14.  Attorney-in-Fact.  Each Assignor hereby appoints the Agent as such
          ----------------
Assignor's attorney-in-fact for the purposes of carrying out the provisions of this Agreement and taking any action and executing any instrument which the Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable; provided, that the
                                                            --------
Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, the Agent shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to the applicable Assignor representing any interest payment, principal payment or other distribution payable or distributable in respect of, or otherwise constituting, the Assigned Collateral or any part thereof and to give full discharge for the same.

     15.       Absolute Rights and Obligations.  All rights of the Secured
               -------------------------------
Parties in the Assigned Interests granted hereunder, and each of the Secured Obligations, shall be absolute and unconditional irrespective of:

          (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to departure from, the Credit Agreement or any other Loan Document, including, but not limited to, (i) an increase or decrease in the Secured Obligations and (ii) an amendment of any Loan Document to permit the Agent or the Lenders or any one or more of them to extend further or additional credit to the Borrower in any form including credit by way of loan, purchase of assets, guarantee or otherwise, which credit shall thereupon be and become subject to the Credit Agreement and the other Loan Documents as a Secured Obligation;

          (b) any taking and holding of collateral or guarantees (including without limitation any collateral pledged as security for the Secured Obligations under the other Security Instruments) for all or any of the Secured Obligations; or any amendment, alteration, exchange, substitution, transfer, enforcement, waiver, subordination, termination or release of any such collateral or guarantees, or any non-perfection of any such collateral, or any consent to departure from any such guaranty;

          (c) any manner of application of collateral, or proceeds thereof, securing payment or enforcement of all or any of the Secured Obligations, or the manner of sale of any such collateral;

          (d) any consent by the Secured Parties to the change, restructure or termination of the corporate structure or existence of the Borrower or any Assignor and any corresponding restructure of the Secured Obligations, or any other restructure or refinancing of the Secured Obligations or any portion thereof;

          (e) any modification, compromise, settlement or release by the Secured Parties, by operation of law or otherwise, collection or other liquidation of the Secured Obligations or the liability of the Borrower, any Assignor or any Guarantor (other than the Assignors against which this Agreement is to be enforced), or of any collateral for the Secured Obligation (including without limitation any collateral pledged as security for the Secured Obligations under the other Security Instruments), in whole or in part, and any refusal of payment by the Agent or any Lender in whole or in part, from any obligor or Guarantor (other than the Assignors against which this Agreement is sought to be enforced) in connection with any of the Secured Obligations, whether or not with notice to, or further assent by, or any reservation of rights against, any Assignor; or

          (f) any other circumstance (including without limitation any statute of limitations) that might otherwise constitute a defense available to, or a discharge of, the Borrower, any Guarantor or Assignor.

     The granting of a Security Interest in the Assigned Interests shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by any Secured Party, upon the insolvency, bankruptcy or reorganization of the Borrower or any Assignor or otherwise, all as though such payment had not been made.

     16.  Definitions.  All terms used herein shall be defined in accordance
          -----------
with the appropriate definitions appearing in the Uniform Commercial Code as in effect in Florida, and such definitions are hereby incorporated herein by reference and made a part hereof.

     17.  Entire Agreement.  This Agreement, together with the Credit Agreement,
          ----------------
the Guaranty Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Neither this Agreement nor any portion or provision hereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than by an agreement, in writing signed by the parties hereto.

     18.  Registration of Assignment.  The registrar for each of the Assigned
          --------------------------
Interests (the "Registrar") shall be as follows:

               ___________________, as the general partner of
          ______________________, is and acts as the registrar of
          __________________ for all purposes of the registration of ownership and transfers of interests in __________ Interests.

The registration records of each of the issuers of Assigned Interests are maintained by and in the possession of the applicable Registrar (the "Registration Books") are the only records maintained to evidence the ownership and transfer of ownership or other interests, including security interests, in the Assigned Interests. There is no registration of record or to the knowledge of any Assignor any claim with respect thereto, of any lien, security interest or other encumbrance or other interest or restriction of transfer on the Assigned Interests, other than the assignment in favor of the Agent. The assignment granted the Assigned Interests hereby in favor of the Agent has been duly entered in the registration books maintained for such purpose by each applicable Registrar and each such Registrar has delivered to the Agent its Certificate, in the form of Exhibit A hereto, of even date herewith to such
                            ---------
effect. Each Registrar shall not cause, suffer or permit to occur any transfer of record of the Assigned Interests or any interest therein except in accordance with the prior written consent of the Agent. Upon receipt of written notice by the Agent that an Event of Default has occurred and that all or any part of the Assigned Interests for which it is the Registrar or any interest therein have been sold, assigned or otherwise disposed of by the Agent in accordance with the terms of this Assignment, and identifying the Agent(s) and interest(s) assigned, each Registrar shall forthwith cause the Assigned Interests for which it is the Registrar to be reregistered as appropriate to duly reflect of record such transfers. No Registrar shall resign or retire or permit its removal except upon circumstances where the successor registrar shall provide to the Assignment its written irrevocable acknowledgment of and covenant to comply with the terms of this Section 18.
     ----------

     19.  Amendments, Waivers and Consents.  No amendment or waiver of any
          --------------------------------
provision of this Assignment or consent to any departure by any of the Assignors from the terms hereof shall in any event be effective unless the same shall be in writing and signed by each Assignor and the Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising, any rights, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Agent preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     20.  Continuing Security Interest; Benefits of Assignment; Certain
          -------------------------------------------------------------
Representations and Warranties.  This Assignment shall create a continuing
------------------------------
security interest in the Assigned Collateral and shall (a) remain in full force and effect until termination pursuant to Section 26 hereof; (b) be binding upon
                                         ----------
each Assignor, and its respective personal representatives, heirs and assigns; and (c) inure to the benefit of the Agent as Agent for the Secured Parties and its successors, transferees and assigns. Each Assignor affirms to the Agent that each of the representations and warranties contained in the Credit Agreement and made by the Borrower with respect to such Assignor is true and correct and that each of the representations and warranties contained in the Guaranty, if any, with respect to such Assignor is true and correct.

     21.  Other Rights.  The rights, powers and remedies given to the Agent for
          ------------
the benefit of the Lenders by this Assignment shall be in addition to all rights, powers and remedies given to any Lenders by virtue of any statute or rule of law. Any forbearance or failure or delay by the Agent in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof. Every right, power and remedy of the Lenders shall continue in full force and effect until such right, power or remedy is specifically waived by the Required Lenders by an instrument in writing.

     22.  Further Assurances.  Each Assignor agrees that at any time and from
          ------------------
time to time, at the expense of such Assignor, such Assignor will promptly execute and deliver all further instruments, documents, and assignments, including without limitation financing statements and continuation statements, and take all further action as the Agent may request, including without limitation delivering additional documentation, certificates or instruments evidencing any Assigned Collateral, in order to carry out the terms of this Assignment or to perfect and protect any security interest granted or purported to be granted hereby, or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to the Assigned Collateral.

     23.  Binding Agreement; Assignment.  This Assignment, and the terms,
          -----------------------------
covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto, and to their respective successors and assigns, except that each Assignor shall not assign this Assignment or any interest herein or in the Assigned Collateral, or any part thereof, or otherwise pledge, assign, transfer, dispose, sell, encumber or grant any option with respect to the Assigned Collateral, or any part thereof, or any cash or property held by the Agent as Assigned Collateral under this Agreement. All references herein to the Agent shall include any successor thereof, each Lender and any other obligees from time to time of the Secured Obligations.

     24.  Severability.  In case any Lien, security interest or other right of
          ------------
any Secured Party or any provision hereof shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other Lien, security interest or other right granted hereby or provision hereof.

     25.  Counterparts.  This Assignment may be executed in any number of
          ------------
counterparts and all the counterparts taken together shall be deemed to constitute one and the same instrument.

     26.  Termination. This Assignment and all obligations of the Assignors
          -----------
hereunder shall terminate on the Facility Termination Date, at which time the Liens and rights granted to the Agent for the benefit of the Secured Parties hereunder shall automatically terminate and no longer be in effect, and the Assigned Interests shall automatically be released from the Liens created hereby. Upon such termination of this Assignment, the Agent shall, at the sole expense of the Assignors, deliver to the Assignors, such of the Assigned Collateral, if any, as shall not have been previously released to or at the direction of the Assignors sold or otherwise applied by the Agent in accordance with the terms hereof, together with appropriate instrument of reassignment and release and take such further actions as may be necessary to effect the same and as shall be reasonably acceptable to the Agent.

     27.  Remedies Cumulative.  All remedies hereunder are cumulative and are
          -------------------
not exclusive of any other rights and remedies of the Agent provided by law or under the Credit Agreement, the other Loan Documents, or other applicable agreements or instruments. The making of the Loans to, and the issuing of the Letters of Credit for the benefit of, the Borrower pursuant to the Credit Agreement shall be conclusively presumed to have been made or extended, respectively, in reliance upon each Assignor's assignment of the Assigned Interests pursuant to the terms hereof.

     28.  Notices.  Any notice required or permitted hereunder shall be given,
          -------
(a) with respect to any Assignor, care of the Borrower at its address indicated in Section 13.2 of the Credit Agreement and (b) with respect to the Agent or a
   ------------
Lender, at the Agent's address indicated in Section 13.2 of the Credit
                                            ------------
Agreement. All such notices shall be given and shall be effective as provided in Section 13.2 of the Credit Agreement.
   -------------


     29.  Governing Law; Venue; Waiver of Jury Trial.
          ------------------------------------------

          (a) THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE NOTWITHSTANDING ITS EXECUTION AND DELIVERY OUTSIDE SUCH STATE.

          (b) EACH ASSIGNOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF HILLSBOROUGH, STATE OF FLORIDA, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH ASSIGNOR EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH ASSIGNOR HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

          (c) EACH ASSIGNOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWER PROVIDED IN
     SECTION 13.2 OF THE CREDIT AGREEMENT, OR BY ANY OTHER METHOD OF SERVICE
     ------------
     PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF FLORIDA.

          (d)  NOTHING CONTAINED IN SUBSECTIONS (b) or (c) HEREOF   SHALL
                                    ----------------------
     PRECLUDE ANY SECURED PARTY FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE EACH ASSIGNOR OR ANY OF SUCH ASSIGNOR'S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH ASSIGNOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

          (e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, EACH ASSIGNOR AND THE AGENT ON BEHALF OF THE LENDERS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

                           [Signature pages follow.]

     IN WITNESS WHEREOF, the parties have duly executed this Collateral Assignment of Partnership Interests on the day and year first written above.

                              ASSIGNOR:

                              [INSERT NAME]

WITNESS:
                              By:
---------------------            ----------------------------------------
                              Name:
                                   --------------------------------------
---------------------         Title:
                                    -------------------------------------



                              AGENT:

                              NATIONSBANK, NATIONAL ASSOCIATION,
                              as Agent for the Lenders


WITNESS:
                              By:
---------------------            ----------------------------------------
                              Name:
                                   --------------------------------------
---------------------         Title:
                                    -------------------------------------








                COLLATERAL ASSIGNMENT OF PARTNERSHIP INTERESTS

                             SIGNATURE PAGE 1 OF 1

                                   EXHIBIT A
                                   ---------

                     RECEIPT AND CERTIFICATE OF REGISTRAR
                     ------------------------------------


     The undersigned hereby certifies, acknowledges and agrees as follows to and with NATIONSBANK, NATIONAL ASSOCIATION, as Agent, in connection with that certain Collateral Assignment of Partnership Interests of even date herewith by and among ____________ and the Agent. All capitalized terms not defined herein shall have the definitions therein set forth.

     1. The undersigned is the duly authorized and acting Registrar and as such has sole custody of and is solely responsible for the Registration Books for _____________ (the "Partnership").

     2. The Assignors are all of the general and limited partners of the Partnership and their interests in the Partnership (the "Assigned Interests") are reflected as such on the Registration Books. As of the date hereof,
Schedule 1 hereto sets forth the Assigned Interests being all interests of all
----------
general, special and limited partners in the Partnership.

     3. The undersigned, by execution of this Certificate, acknowledges receipt of irrevocable instructions and direction from each Assignor, acknowledged and agreed to by the Partnership , (i) to register on the Registration Books for the Partnership, the Lien in favor of the Agent for the benefit of the secured Parties upon the Assigned Interests as an assignment and security interest therein (the "Registered Assignment"), and (ii) to otherwise fully comply with the other provisions herein contained. The execution of this Certificate by each Assignor and the Partnership shall constitute such irrevocable instructions and direction.

     4. The Registered Assignment on the Assigned Interests has been duly registered of record on the Registration Books for the Partnership. There is no registration of record of, or to the knowledge of the Registrar any claim with respect to, any Lien or other interest or restriction of transfer on the Assigned Interests, other than the Registered Assignment.

     5. The Registrar will not cause, suffer or permit to occur any transfer of record of (i) the Assigned Interests or any interest therein, or (ii) any other interest in the Partnership the effect of which transfer would be to lessen the percentage interest in the Partnership of the Assigned Interests as specified in paragraph 2 above, except in accordance with the prior written consent, or as provided below at the direction, of the Agent.

     6. Upon receipt of written notice from the Agent that an Event of Default has occurred and that all or any part of the Assigned Interests or any interest therein has been sold, assigned or otherwise transferred by such holder pursuant to the Loan Documents, and identifying the Agent or Agents and the interest or interests assigned, the Registrar shall forthwith cause the Registration Books for the Partnership to be duly noted to reflect each of such transfers of record.

     7. The Registrar shall not resign or retire or permit its removal except upon circumstances where the successor Registrar shall provide to the Agent its written irrevocable acknowledgment of each of the above undertakings.

     This the ___ day of _________, ____.


                         REGISTRAR:


                         [NAME OF REGISTRAR]
                              as Registrar

                         By: __________________________________
                         Name: ________________________________
                         Title: _______________________________



ACKNOWLEDGED AND AGREED TO, THIS THE _____ DAY OF _____, 1998


                         [NAME OF PARTNER]
                              as general partner

                         By: __________________________________
                         Name: ________________________________
                         Title: _______________________________


                         [NAME OF PARTNER]
                              as limited partner

                         By: __________________________________
                         Name: ________________________________
                         Title: _______________________________

                                  Schedule 1
                                  ----------

                              Assigned Interests
                              ------------------


Name of Issuer                   Owner(s)                   Percentage Interest
================================================================================

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   EXHIBIT G

                               Form of Guaranty


                                [See Attached]

                              GUARANTY AGREEMENT

     THIS GUARANTY AGREEMENT (this "Guaranty Agreement" or this "Guaranty"), dated as of __________, 199_, is made by EACH OF THE UNDERSIGNED (each a "Guarantor" and collectively the "Guarantors") to NATIONSBANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, as Agent (the "Agent") for each of the lenders (the "Lenders" and collectively with the Agent the "Secured Parties") now or hereafter party to the Credit Agreement (as defined below). All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement


                             W I T N E S S E T H:
                             -------------------

     WHEREAS, the Secured Parties have agreed to provide to BREED Technologies, Inc. ("BREED") and certain Subsidiaries (collectively the "Borrower") certain credit facilities, including a term loan facility and a revolving credit facility with a letter of credit sublimit and a multi-currency sublimit pursuant to the Amended and Restated Credit Agreement dated as of April 28, 1998 among the Borrower, the Agent and the Lenders (as from time to time amended, revised, modified, supplemented or amended and restated, the "Credit Agreement"); and

     WHEREAS, each Guarantor is, directly or indirectly, a wholly owned Subsidiary of BREED; and

     WHEREAS, as a condition to entering into the Credit Agreement and making and continuing to make any loans or advances and issuing and continuing to issue letters of credit thereunder, each Guarantor is required to guarantee to the Secured Parties payment of the Borrower's Obligations in accordance with the terms of this Agreement; and

     WHEREAS, each Guarantor will materially benefit from the loans and advances to be made, and the letters of credit to be issued, under the Credit Agreement, and each Guarantor is willing to enter into this Guaranty to provide an inducement for the Secured Parties to continue to make loans and advances, and to issue letters of credit, under the Credit Agreement; and

     WHEREAS, the Secured Parties are unwilling to enter into the Loan Documents unless the Guarantors enter into this Agreement;

     NOW, THEREFORE, in order to induce the Secured Parties to enter into the Loan Documents and to make Loans and issue Letters of Credit, and in consideration of the premises and mutual covenants contained herein, each Guarantor hereby agrees as follows:

     1.   Guaranty.  Each Guarantor hereby jointly and severally,
          ---------
unconditionally, absolutely, continually and irrevocably guarantees to the Secured Parties the payment and performance in full of the Borrower's Liabilities (as defined below). For all purposes of this Guaranty Agreement, "Borrower's Liabilities" means: (a) the Borrower's prompt payment in full, when due or declared due and at all such times, of all Obligations and all other amounts pursuant to the terms of the Credit Agreement, the Notes, and all other Loan Documents executed in connection with the Credit Agreement and all Rate Hedging Obligations heretofore, now or at any time or times hereafter owing, arising, due or payable from the Borrower to the Lenders, including without limitation principal, interest, premium or fee (including, but not limited to, loan fees and attorneys' fees and expenses); and (b) the Borrower's prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by the Borrower under the Credit Agreement and all other Loan Documents executed in connection therewith and all Swap Agreements. The Guarantors' obligations to the Secured Parties under this Guaranty Agreement are hereinafter collectively referred to as the "Guarantors' Obligations"; provided, however, that the
                                              --------  -------
liability of each Guarantor individually with respect to the Guarantor's Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under
Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

     Each Guarantor agrees that it is jointly and severally, directly and primarily liable for the Borrower's Liabilities.

     2.   Payment.  If the Borrower shall default in payment or performance of
          -------
any Borrower's Liabilities, whether principal, interest, premium, fee (including, but not limited to, loan fees and attorneys' fees and expenses), or otherwise, when and as the same shall become due, whether according to the terms of the Credit Agreement, by acceleration, or otherwise, or upon the occurrence of any Event of Default under the Credit Agreement that has not been cured or waived, then any or all of the Guarantors will, upon demand thereof by the Agent or its successors or assigns AS OF THE DATE OF SUCH DEMAND, fully pay to the Agent, for the benefit of the Secured Parties, subject to any restriction set forth in Section 1 hereof, an amount equal to all Guarantors' Obligations then
         ---------
due and owing.

     3.   Unconditional Obligations.  This is a guaranty of payment and not of
          -------------------------
collection. The Guarantors' Obligations under this Guaranty Agreement shall be joint and several, absolute and unconditional irrespective of the validity, legality or enforceability of the Credit Agreement, the Notes or any other Loan Document or any other guaranty of the Borrower's Liabilities, and shall not be affected by any action taken under the Credit Agreement, the Notes or any other Loan Document, any other guaranty of the Borrower's Liabilities, or any other agreement between the Secured Parties and the Borrower or any other Person, in the exercise of any right or power therein conferred, or by any failure or omission to enforce any right conferred thereby, or by any waiver of any covenant or condition therein provided, or by any acceleration of the maturity of any of the Borrower's Liabilities, or by the release or other disposal of any security for any of the Borrower's Liabilities, or by the dissolution of the Borrower or the combination or consolidation of the Borrower into or with another entity or any transfer or disposition of any assets of the Borrower or by any extension or renewal of the Credit Agreement, any of the Notes or any other Loan Document, in whole or in part, or by any modification, alteration, amendment or addition of or to the Credit Agreement, any of the Notes or any other Loan Document, any other guaranty of the Borrower's Liabilities, or any other agreement between the Secured Parties and the Borrower or any other Person, or by any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor) which may or might in any manner or to any extent vary the risks of such Guarantor, or might otherwise constitute a legal or equitable discharge of a surety or a guarantor; it being the purpose and intent of the parties hereto that this Guaranty Agreement and the Guarantors' Obligations hereunder shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided.

     4.   Currency and Funds of Payment.  Each Guarantor hereby guarantees that
          -----------------------------
the Guarantors' Obligations will be paid in lawful currency of the United States of America and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Borrower's Liabilities, or the rights of the Secured Parties with respect thereto as against the Borrower, or cause or permit to be invoked any alteration in the time, amount or manner of payment by the Borrower of any or all of the Borrower's Liabilities.

     5.   Suits.  Each Guarantor from time to time shall pay to the Agent for
          -----
the benefit of the Secured Parties, on demand, at the Agent's place of business set forth in the Credit Agreement or such other address as the Agent shall give notice of to such Guarantor, the Guarantors' Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Agent or the Lenders or any of them may proceed to suit against any one or more or all of the Guarantors. At the Agent's election, one or more and successive or concurrent suits may be brought hereon by the Agent against any one or more or all of the Guarantors, whether or not suit has been commenced against the Borrower, any other guarantor of the Borrower's Liabilities, or any other Person and whether or not the Secured Parties have taken or failed to take any other action to collect all or any portion of the Borrower's Liabilities or have taken or failed to take any actions against any collateral securing payment or performance of all or any portion of the Borrower's Liabilities.

     6.   Set-Off and Waiver.  Each Guarantor waives any right to assert against
          ------------------
the Secured Parties as a defense, counterclaim, set-off or cross claim, any defense (legal or equitable) or other claim which such Guarantor may now or at any time hereafter have against the Borrower or the Secured Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Guarantor. If at any time hereafter the Secured Party employs counsel for advice or other representation to enforce the Guarantors' Obligations that arise out of an Event of Default, then, in any of the foregoing events, all of the reasonable attorneys' fees arising from such services and all expenses, costs and charges in any way or respect arising in connection therewith or relating thereto shall be paid by such Guarantor to the Agent, for the benefit of the Secured Parties, on demand.

     7.   Waiver; Subrogation.
          -------------------

          (a) Each Guarantor hereby waives notice of the following events or occurrences: (i) the Agent's acceptance of this Guaranty Agreement; (ii) the Lenders' heretofore, now or from time to time hereafter making Loans and issuing Letters of Credit and otherwise loaning monies or giving or extending credit to or for the benefit of the Borrower, whether pursuant to the Credit Agreement or the Notes or any other Loan Document or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) the Secured Parties or the Borrower heretofore, now or at any time hereafter, obtaining, amending, substituting for, releasing, waiving or modifying the Credit Agreement, the Notes or any other Loan Documents; (iv) presentment, demand, default, non-payment, partial payment and protest; (v) any Secured Party heretofore, now or at any time hereafter granting to the Borrower (or any other party liable to the Lenders on account of the Borrower's Liabilities) or to any certain Guarantor any indulgence or extensions of time of payment of the Borrower's Liabilities or Guarantors' Obligations, respectively; and (vi) any Secured Party heretofore, now or at any time hereafter accepting from the Borrower, any other Guarantor, any other guarantor of the Borrower's Liabilities or any other Person, any partial payment or payments on account of the Borrower's Liabilities or any collateral securing the payment thereof or the Agent settling, subordinating, compromising, discharging or releasing the same. Each Guarantor agrees that each Secured Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Secured Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Guarantor from the Guarantors' Obligations, and each Guarantor hereby consents to each and all of the foregoing events or occurrences.

          (b) Each Guarantor hereby agrees that payment or performance by such Guarantor of the Guarantors' Obligations under this Guaranty Agreement may be enforced by the Agent on behalf of the Lenders upon demand by the Agent to such Guarantor without the Agent being required, such Guarantor expressly waiving any right it may have to require the Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against the Borrower or any other Guarantor or any other guarantor of the Borrower's Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Agent by the Borrower, any other Guarantor or any other Person on account of the Borrower's Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY SUCH GUARANTOR THAT DEMAND UNDER THIS GUARANTY AGREEMENT MAY BE MADE BY THE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THE CREDIT AGREEMENT. Neither the Agent nor any Lender shall have any obligation to protect, secure or insure any of the foregoing security interests, Liens or encumbrances on the properties or interests in properties subject thereto. The Guarantors' Obligations shall in no way be impaired, affected, reduced, or released by reason of any Secured Party's failure or delay to do or take any of the acts, actions or things described in this Guaranty including, without limiting the generality of the foregoing, those acts, actions and things described in this Section 7.
                              ---------

          (c) Each Guarantor further agrees with respect to this Guaranty that such Guarantor shall have no right of subrogation, reimbursement or indemnity, nor any right of recourse to security for the Borrower's Liabilities until the Facility Termination Date.

     8.   Effectiveness; Enforceability.  This Guaranty Agreement shall be
          -----------------------------
effective as of the date of the initial Advance under the Credit Agreement and shall continue in full force and effect until the Facility Termination Date. This Guaranty Agreement shall be binding upon and inure to the benefit of each Guarantor, the Agent and the Lenders and their respective successors and assigns. Notwithstanding the foregoing, no Guarantor may, without the prior written consent of the Agent, assign any rights, powers, duties or obligations hereunder. Any claim or claims that the Secured Parties may at any time hereafter have against a Guarantor under this Guaranty Agreement may be asserted by any Secured Party by written notice directed to such Guarantor.

     9.   Representations and Warranties.  Each Guarantor warrants and
          ------------------------------
represents to the Agent for the benefit of the Lenders that it is duly authorized to execute, deliver and perform this Guaranty Agreement, that this Guaranty Agreement is legal, valid, binding and enforceable against such Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles; and that such Guarantor's execution, delivery and performance of this Guaranty Agreement do not violate or constitute a breach of its certificate of incorporation or other documents of corporate governance or any agreement to which such Guarantor is a party, or any applicable laws, orders, regulations, decrees or awards of any applicable governmental authority or arbitral body.

     10.  Expenses.  Each Guarantor agrees to be liable for the payment of all
          --------
reasonable fees and expenses, including attorney's fees, incurred by the Agent in connection with the enforcement of this Guaranty Agreement.

     11.  Reinstatement.  Each Guarantor agrees that this Guaranty Agreement
          -------------
shall continue to be effective or be reinstated, as the case may be, at any time payment received by the Agent under the Credit Agreement or this Guaranty Agreement is rescinded or must be restored for any reason.

     12.  Attorney-in-Fact.  Each Guarantor hereby appoints the Agent as such
          ----------------
Guarantor's attorney-in-fact for the purposes of carrying out the provisions of this Agreement and taking any action and executing any instrument which the Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable; provided, that the
                                                            --------
Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default.

     13.  Absolute Rights and Obligations.  All rights of the Secured Parties,
          -------------------------------
and all obligations of each Guarantor hereunder, shall be absolute and unconditional irrespective of:

          (1) any lack of validity or enforceability of the Credit Agreement, any other Loan Document or any other agreement or instrument relating to any of the Guarantor's Obligations;

          (2) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guarantor's Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument relating to any of the Guarantor's Obligations;

          (3) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Guarantor's Obligations; or

          (4) any other circumstances which might otherwise constitute a defense available to, or a discharge of, each Guarantor in respect of the Guarantor's Obligations or of this Agreement.

     14.  Reliance.  Each Guarantor represents and warrants to the Agent, for
          --------
the benefit of the Secured Parties, that: (a) such Guarantor has adequate means to obtain from Borrower, on a continuing basis, information concerning Borrower and Borrower's financial condition and affairs and has full and complete access to Borrower's books and records; (b) such Guarantor is not relying on any Secured Party, its or their employees, agents or other representatives, to provide such information, now or in the future; (c) such Guarantor is executing this Guaranty Agreement freely and deliberately, and understands the obligations and financial risk undertaken by providing this Guaranty; (d) such Guarantor has relied solely on the Guarantor's own independent investigation, appraisal and analysis of Borrower and Borrower's financial condition and affairs in deciding to provide this Guaranty and is fully aware of the same; and (e) such Guarantor has not depended or relied on any Secured Party, its or their employees, agents or representatives, for any information whatsoever concerning Borrower or Borrower's financial condition and affairs or other matters material to such Guarantor's decision to provide this Guaranty or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision. Each Guarantor agrees that neither the Agent nor any Lender has any duty or responsibility whatsoever, now or in the future, to provide to such Guarantor any information concerning Borrower or Borrower's financial condition and affairs, other than as expressly provided herein, and that, if such Guarantor receives any such information from the Agent or any Lender, its or their employees, agents or other representatives, such Guarantor will independently verify the information and will not rely on the Agent or any Lender, its or their employees, agents or other representatives, with respect to such information.

     15.  Definitions.  All terms used herein shall be defined in accordance
          -----------
with the appropriate definitions appearing in the Uniform Commercial Code as in effect in Florida, and such definitions are hereby incorporated herein by reference and made a part hereof.

     16.  Entire Agreement.  This Guaranty Agreement, together with the Credit
          ----------------
Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Neither this Guaranty Agreement nor any portion or provision hereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than by an agreement, in writing signed by the parties hereto.

     17.  Binding Agreement; Assignment.  This Guaranty Agreement, and the
          -----------------------------
terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto, and to their respective successors and assigns, except that no Guarantor shall be permitted to assign this Agreement or any interest herein. All references herein to the Agent shall include any successor thereof, each Lender and any other obligees from time to time of the Guarantor's Obligations.

     18.  Swap Agreements.  All obligations of the Borrower under Swap
          ---------------
Agreements shall be deemed to be Secured Obligations secured hereby, and each Lender or affiliate of a Lender party to any such Swap Agreement shall be deemed to be a Secured Party hereunder.

     19.  Severability.  In case any Lien, security interest or other right of
          ------------
any Secured Party or any provision hereof shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other Lien, security interest or other right granted hereby or provision hereof.

     20.  Counterparts.  This Guaranty Agreement may be executed in any number
          ------------
of counterparts and all the counterparts taken together shall be deemed to constitute one and the same instrument.

     21.  Indemnification.  Without limitation of Section 13.9 of the Credit
          ---------------                         -------------
Agreement or any other indemnification provision in any Loan Document, each Guarantor hereby covenants and agrees to pay, indemnify, and hold the Secured Parties harmless from and against any and all other out-of-pocket liabilities, costs, expenses or disbursements of any kind or nature whatsoever arising in connection with any claim or litigation by any Person resulting from the execution, delivery, enforcement, performance and administration of this Guaranty Agreement or the Loan Documents, or the transactions contemplated hereby or thereby, or in any respect relating to the Collateral or any transaction pursuant to which such Guarantor has incurred any Guarantor's Obligations (all the foregoing, collectively, the "indemnified liabilities"); provided, however, that such Guarantor shall have no obligation hereunder with
--------  -------
respect to indemnified liabilities directly or primarily arising from the willful misconduct or gross negligence of the Agent or any Lender. The agreements in this subsection shall survive repayment of all Secured Obligations, termination or expiration of this Guaranty Agreement and occurrence of the Facility Termination Date.

     22.  Termination. This Guaranty Agreement and all Guarantor's
          -----------
Obligations hereunder shall terminate on the Facility Termination Date.

     23.  Remedies Cumulative.  All remedies hereunder are cumulative and are
          -------------------
not exclusive of any other rights and remedies of the Agent provided by law or under the Credit Agreement, the other Loan Documents, or other applicable agreements or instruments. The making of the Loans to the Borrower pursuant to the Credit Agreement and the extension of the Revolving Credit Facility and the Term Loan Facility to the Borrower pursuant to the Credit Agreement shall be conclusively presumed to have been made or extended, respectively, in reliance upon the Guarantor's guaranty of the Guarantor's Obligations pursuant to the terms hereof.

     24.  Notices.   Any notice required or permitted hereunder shall be given,
          -------
(a) with respect to each Guarantor, at the address of the Borrower indicated in
Section 13.2 of the Credit Agreement and (b) with respect to the Agent or a
------------
Lender, at the Agent's address indicated in Section 13.2 of the Credit
                                            ------------
Agreement. All such notices shall be given and shall be effective as provided in Section 13.2 of the Credit Agreement.
   -------------

     25.  Governing Law.
          -------------

          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE NOTWITHSTANDING ITS EXECUTION AND DELIVERY OUTSIDE SUCH STATE.

          (b) EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF HILLSBOROUGH, STATE OF FLORIDA, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY HAVE NOW OR HEREAFTER TO THE LAYING OF THE VENUE OR TO THE JURISDICTION OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

          (c) EACH GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) AND IN ACCORDANCE WITH SECTION 13.2 OF THE
                                                             ------------
     CREDIT AGREEMENT, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF FLORIDA.

          (d) NOTHING CONTAINED IN SUBSECTIONS (b) OR (c) HEREOF SHALL PRECLUDE
                                   ---------------    ---
     THE AGENT OR ANY LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY PLACE WHERE THE GUARANTOR OR ANY OF THE GUARANTOR'S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT

     PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, THE JURISDICTION OF ANY OTHER COURT OR COURTS WHICH NOW OR HEREAFTER, BY REASON OF ITS PRESENT OR FUTURE DOMICILE, OR OTHERWISE, MAY BE AVAILABLE TO IT.

          (e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THE FOREGOING, EACH GUARANTOR HEREBY AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND EACH GUARANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY HAVE THAT EACH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.



                           [Signature Page Follows.]

     IN WITNESS WHEREOF, the parties have duly executed this Guaranty Agreement on the day and year first written above.

                                  GUARANTORS:

                                        [INSERT NAME]

WITNESS:
                              By:
                                 ------------------------------------------
                              Name:
------------------                 ----------------------------------------
                              Title:
                                    ---------------------------------------
------------------

                              GUARANTY AGREEMENT

                             SIGNATURE PAGE 1 OF 2

                                    AGENT:

                                    NATIONSBANK, NATIONAL ASSOCIATION,
                                    as Agent for the Lenders

WITNESS:
                                    By:
                                       ----------------------------------
                                    Name:
----------------------                   --------------------------------
                                    Title:
                                          -------------------------------
----------------------


                              GUARANTY AGREEMENT

                             SIGNATURE PAGE 2 OF 2

                                   EXHIBIT H

               Form of Intellectual Property Security Agreement


                                [See Attached]

                    INTELLECTUAL PROPERTY SECURITY AGREEMENT

     THIS INTELLECTUAL PROPERTY SECURITY AGREEMENT (this "Agreement") is made this 28th day of April, 1998 by EACH OF THE UNDERSIGNED (each a "Grantor" and collectively the "Grantors") in favor of NATIONSBANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, as Agent (the "Agent") for each of the financial institutions (the "Lenders" and collectively with the Agent the "Secured Parties") now or hereafter party to the Credit Agreement (as defined below). All capitalized terms used and not otherwise defined herein shall have the respective meanings assigned thereto in the Credit Agreement.

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, the Secured Parties have agreed to provide to BREED Technologies, Inc. ("BREED") and certain Subsidiaries (collectively the "Borrower") certain credit facilities, including a term loan facility and a revolving credit facility with a letter of credit sublimit and a multi-currency sublimit pursuant to the Amended and Restated Credit Agreement dated as of April 28, 1998 among the Borrower and certain Subsidiaries, the Agent and the Lenders (as from time to time amended, revised, modified, supplemented, or amended and restated the "Credit Agreement"); and

     WHEREAS, each of the Grantors is, directly or indirectly, a wholly-owned Subsidiary of BREED; and

     WHEREAS, each Grantor has entered into that certain Guaranty Agreement of even date herewith (the "Guaranty") pursuant to which it has jointly and severally guaranteed payment and performance of the Borrower's obligations under the Credit Agreement; and

     WHEREAS, the Grantors will materially benefit from the Borrower and the Secured Parties entering into the Credit Agreement, the making of loans and advances to, and the issuance of letters of credit on behalf of, the Borrower as contemplated thereby; and

     WHEREAS, as collateral security for payment and performance of the Borrower's Obligations and each Grantor's obligations under the Guaranty, each Grantor is willing to grant to the Agent for the benefit of the Secured Parties a security interest in the assets described herein; and

     WHEREAS, the Secured Parties are unwilling to enter into the Loan Documents unless the Grantors enter into this Agreement;

     NOW, THEREFORE, in order to induce the Secured Parties to enter into the Loan Documents and to make Loans and issue Letters of Credit and in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

     1.   Grant of Security.  Each Grantor hereby grants a security interest in
          -----------------
and collaterally assigns to the Agent, for the benefit of the Secured Parties, all of the following (collectively, the "Collateral"):

          (a) all of such Grantor's right, title and interest, whether now owned or hereafter acquired, in and to all United States and foreign patents and patent applications (including without limitation the patents and patent applications identified on Schedule I attached hereto and incorporated
                                ----------
     herein by reference) and including the right to recover for all past, present and future infringements thereof and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto (collectively, the "Patents");

          (b) all of such Grantor's right, title and interest, whether now owned or hereafter acquired, in and to all United States and foreign trademarks, trade names, trade dress, service marks, trademark and service mark registrations, and applications for trademark or service mark registration and any renewals thereof (including without limitation each trademark, trade name, trade dress, registration and application identified in
     Schedule II attached hereto and incorporated herein by reference) and
     -----------
     including all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto (including without limitation damages for past or future infringements thereof), the right to sue or otherwise recover for all past, present and future infringements thereof, all rights corresponding thereto throughout the world (but only such rights as now exist or may come to exist under applicable local law) and all other rights of any kind whatsoever of each Grantor accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark and service mark (collectively, the "Trademarks");

          (c) all of such Grantor's right, title and interest, whether now owned or hereafter acquired, in and to all United States and foreign copyrights and copyright applications (including without limitation the copyrights and copyright applications identified on Schedule III attached hereto and
                                          ------------
     incorporated herein by reference) and including the right to recover for all past, present and future infringements thereof and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto (collectively, the "Copyrights");

          (d) all license agreements regarding Patents, Trademarks or Copyrights with any other party, whether such Grantor is a licensor or licensee under any such license agreement (including without limitation the licenses listed on Schedule IV attached hereto and incorporated herein by
               -----------
     reference), and the right to prepare for sale, sell and advertise for sale, all Inventory (as defined in the Security Agreement) now or hereafter owned by such Grantor and now or hereafter covered by such licenses (collectively, the "Licenses")); and

          (e) all proceeds of any of the foregoing.

     In addition, each Grantor has executed in blank and delivered to the Agent an assignment of licenses and federally registered patents, trademarks and copyrights (the "IP Assignment") owned by it in the form of Exhibit A hereto.
                                                            ---------
Each Grantor hereby authorizes the Agent to complete as Assignee and record with the United States Patent and Trademark Office (the "Patent and Trademark Office") and the United States Copyright Office (the "Copyright Office") each IP Assignment upon the occurrence of an Event of Default that is continuing at the time of filing.

     In the event that the execution of this Agreement, or the assignment of any Collateral hereunder will result in a forfeiture or revocation of such Collateral, then this Agreement shall not apply to such Collateral.

     2.   Security for Obligations.  The security interests granted under this
          ------------------------
Agreement (the "Security Interests") by each Grantor secure the payment of all obligations of such Grantor under, in respect of or in connection with this Agreement, the Guaranty (including without limitation its joint and several "Guarantors' Obligations" thereunder) and each other Loan Document to which such Grantor is or becomes a party (all such obligations being the "Secured Obligations").

     The Security Interests granted by this Agreement are granted in conjunction with the security interests granted to the Agent, for the benefit of the Secured Parties, in other assets of each Grantor pursuant to the other Loan Documents.

     3.   Collateral Assignment.  In addition to, and not in limitation of, the
          ---------------------
grant of the Security Interests in the Patents, Trademarks, Copyrights and Licenses in Section 1 above, each Grantor hereby grants, assigns, transfers,
            ---------
conveys and sets over to the Agent, for the benefit of the Lenders, the Assignor's entire right, title and interest in and to the Patents, Trademarks, Copyrights and Licenses; provided, that such grant, assignment, transfer and
                         --------
conveyance shall become effective only at the election of the Agent after the occurrence of an Event of Default that is continuing at the time of such election. The Grantor hereby agrees that after the effectiveness of such grant, assignment, transfer and conveyance of any of the Patents, Trademarks, Copyrights and License, the use by the Agent of any of such Patents, Trademarks, Copyrights and Licenses shall be without any liability for royalties or other related charges from the Agent to any Grantor.

     4.   Further Assurances.
          ------------------

          (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable in the Agent's determination, or that the Agent may reasonably request, in order to (i) continue, perfect and protect any Security Interest granted or purported to be granted hereby, (ii) perfect the Agent's (for the benefit of the Secured Parties) Security Interest in and assign to the Agent, for the benefit of the Secured Parties, as security for the repayment and satisfaction of the Secured Obligations, all Collateral located in any foreign jurisdiction, and (iii) enable the Agent, for the benefit of the Lenders, to exercise and enforce its rights and remedies hereunder with respect to any part of the Collateral. Without limiting the generality of the foregoing, each Grantor will execute and file (with the appropriate governmental offices, authorities, agencies and regulatory bodies in the United States and any applicable foreign jurisdiction) such supplements to this Agreement and such financing or continuation statements, or amendments thereto, and such other instruments or notices, including executed IP Assignments, with the Patent and Trademark Office and the Copyright Office, as may be necessary or desirable, or as the Agent, on behalf of the Secured Parties, may reasonably request, in order to perfect and preserve the Security Interests granted hereby.

          (b) Each Grantor hereby authorizes the Agent, on behalf of the Secured Parties, upon the occurrence and during the continuation of an Event of Default, to file, where permitted by law, one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Grantor. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

          (c) Each Grantor will furnish to the Agent, on behalf of the Secured Parties, from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent, on behalf of the Secured Parties, may reasonably request, all in reasonable detail.

          (d) Each Grantor agrees that, should it have or obtain an ownership interest in any United States or foreign patent or patent application that is not now identified on Schedule I, any registered trademark or trademark
                              ----------
     application that is not now identified on Schedule II or any registered
                                               -----------
     copyright or copyright application that is not now identified on Schedule
                                                                      --------
     III or any license agreement in respect of any patent, trademark or
     ---
     copyright that is not now identified on Schedule IV:  (i) the provisions of
                                             -----------
     this Agreement shall automatically apply to such item, and such item shall automatically become part of the Collateral; and (ii) such Grantor shall, within three months after acquiring or becoming aware of such ownership interest, (A) give written notice thereof to the Agent and, (B) with respect to Trademarks and Patents, cause the ownership of such Trademarks and Patents to be properly registered with the Patent and Trademark Office,
     (C) with respect to Copyrights, cause the ownership of such Copyrights to be registered with the Copyright Office and (D) with respect to Patents, Trademarks, Copyrights and Licenses having material economic value, prepare, execute and file in the Patent and Trademark Office, the Copyright Office or in the equivalent agencies in any foreign jurisdiction, within the requisite time period, all documents that are known by such Grantor to be necessary or that the Agent, on behalf of the Secured Parties, reasonably requests in order to perfect the Security Interest of the Agent, on behalf of the Secured Parties, therein. Each Grantor authorizes the Agent, on behalf of the Secured Parties, to execute and file such a document in the name of such Grantor if such Grantor fails to do so.

          (e) Each Grantor agrees that should any of its Subsidiaries (other than a corporation which is a party hereto and whether now or hereafter existing) obtain any ownership interest in any United States or foreign intellectual property of a nature that would be Collateral hereunder if owned by such Grantor, such Grantor shall either cause such corporation (i) to become a party to the Guaranty and a party hereto, or (ii) to transfer and assign all such corporation's ownership interests therein to such Grantor, whereupon the provisions of subsection (d) of this Section 4 shall
                                                                 ---------
     be applicable thereto.

          (f) Each Grantor agrees: (i) to take all necessary steps in any proceeding before the Patent and Trademark Office, the Copyright Office or any similar office or agency in any other country or any political subdivision thereof or in any court, to maintain and pursue each patent application having material economic value now or hereafter included in the Collateral and to maintain each patent, trademark or copyright having material economic value now or hereafter included in the Collateral, including the filing of divisional, continuation, continuation-in-part and substitute applications, the filing of applications for reissue, renewal or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition and infringement proceedings; (ii) to take corresponding steps with respect to material unpatented inventions on which such Grantor is now or hereafter becomes entitled to seek protection; (iii) to bear any expenses incurred in connection with such activities; and (iv) not to abandon any right to file a material patent application, or abandon any material pending application with respect to any of the Collateral, without the prior written consent of the Agent.

          (g) No Grantor shall do any act or omit to do any act whereby any of the Collateral may become dedicated or abandoned, except where such dedication or abandonment (i) will not materially adversely affect the business, condition (financial or otherwise), operations, performance, or properties of such Grantor individually or of such Grantor and its Subsidiaries taken as a whole, and (ii) is in the ordinary course of such Grantor's business. Each Grantor agrees to notify the Agent promptly and in writing if it learns that any of the Collateral may become abandoned or dedicated or of any adverse determination or any development (including without limitation the institution of any proceeding in the Patent and Trademark Office, the Copyright Office or in the equivalent agencies in any foreign jurisdiction, or any court) regarding any part of the Collateral having material economic value.

          (h) In the event that any of the Collateral as to which it has granted the Security Interests is infringed or misappropriated by a third party, such Grantor shall promptly notify the Agent and shall, unless such Grantor shall reasonably determine that such Collateral would not reasonably be likely to, individually or in the aggregate, be of material economic value to such Grantor, take all reasonable steps to terminate the infringement or misappropriation, and take such other actions as such Grantor shall deem appropriate under the circumstances to protect such Collateral. Any expense incurred in connection with such activities shall be borne by such Grantor.

          (i) Each Grantor agrees (i) to maintain the quality of any and all products in connection with which the Collateral is used, consistent with the quality standards established by such Grantor for said products as of the date of determination, and (ii) to provide the Agent, on behalf of the Secured Parties, at least quarterly, with a certificate of an officer of such Grantor certifying such Grantor's compliance with the foregoing subsections (a) through (h).

          (j) Each Grantor shall protect its products with markings or such other measures as are required by statute.

     5.   General Representations and Warranties.  Each Grantor represents and
          --------------------------------------
warrants as follows:

          (a) It has the unqualified right to enter into this Agreement and to perform its terms.

          (b) No authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other Person is required either (i) for the grant by such Grantor of the Security Interests granted hereby (excluding such licenses which, by their terms, require the consent of the licensor to assign the license) or for the execution, delivery or performance of this Agreement by such Grantor, or (ii) for the perfection of or the exercise by the Agent, on behalf of the Secured Parties, of its rights and remedies hereunder, except for the filing of this Agreement with the Patent and Trademark Office, the Copyright Office and with the equivalent offices in any foreign jurisdiction with respect to each Trademark, and the filings required by the Uniform Commercial Code of the State in which such Grantor maintains its chief executive office, and except to the extent that the exercise of rights and remedies may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors rights generally or by general principles of equity.

          (c) Set forth on Schedule IV is a list, which is complete and
                           -----------
     accurate in all material respects as of the date hereof, of Licenses of such Grantor necessary for the conduct of its business as currently conducted or utilized and material in such Grantor's commercial manufacturing operations or materially used in the selling or marketing of such Grantor's products, including the expiration date of such Licenses.

          (d) Each License of such Grantor identified on Schedule IV is validly
                                                         -----------
     subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and is, to such Grantor's knowledge, valid and enforceable. No action or proceeding is pending or threatened seeking to limit, cancel or question the validity of Collateral.

          (e) It has notified the Agent in writing of all uses of any Patent, Trademark or Copyright, prior to such Grantor's use, of which such Grantor is aware, which would in the reasonable judgment of such Grantor lead to such item becoming invalid or unenforceable, including prior unauthorized uses by third parties and uses that were not supported by the goodwill of the business connected with such item.

          (f) It has not granted any release, covenant not to sue, or non-assertion assurance to any third person, nor allowed any shop right to arise with respect to any third person, with respect to any part of the Collateral.

          (g) It has protected its Collateral with markings or as otherwise required by statute.

          (h) The actions contemplated under or in connection with the Loan Documents will not impair the legal right of such Grantor to use any of the Collateral.

          (i) Except as disclosed to the Lenders in writing prior to the date of this Agreement, such Grantor has no knowledge of the existence of any right under any patent, trademark, license agreement, trade name, trade secret, know-how, confidential research, development and commercial information, or other proprietary information held by any other Person that would preclude such Grantor from publishing, distributing, marketing, selling, or using any product currently made by it, being made for it or sold or used by it, imported by it or exported by it, as the case may be, or to use any processes currently used by it (except, in each case, to the extent that such Grantor has granted an exclusive license to another Person), or materially interfere with the ability of such Grantor to carry on its business as currently carried on, and such Grantor has no knowledge of any claim to the contrary that is likely to be made.

          (j) Such Grantor has used consistent standards of quality in manufacturing, distribution and marketing of each product sold and provision of each service provided under any Collateral, and has taken all steps necessary to ensure that all licensed users of any Collateral use such consistent standards of quality.

          (k) No Subsidiaries and none of such Grantor's Subsidiaries (except to the extent that such Subsidiaries are also Grantors hereunder) has an ownership interest in any patents, patent applications, copyrights, copyright applications, trademark, trade name, trade dress, service marks, trademark or service mark registrations or any applications for trademark or service mark registration or any other intellectual property of a nature that would be Collateral hereunder if owned by such Grantor.

          (l) No claim has been made (and, as to Collateral with respect to which such Grantor is a licensor, to the knowledge of such Grantor, no claim has been made against the third party licensee), and such Grantor has no knowledge of any claim that is likely to be made, that the use by such Grantor of any Collateral does or may violate the rights of any Person.

          (m) The foregoing representations and warranties, and to the extent applicable, the following representations and warranties, are, as they apply to the Collateral acquired from AlliedSignal, Inc., et al. in connection with the acquisition of the SRS business, made upon the Grantors' information and belief and are made in reliance upon the representations and warranties of the Sellers of the AlliedSignal businesses.


     6.   Patent Representations and Warranties.  Each Grantor represents and
          -------------------------------------
warrants as follows:

          (a) It is the sole legal and beneficial owner of the Patents set forth opposite its name on Schedule I hereto, free and clear of any Lien,
                          ----------
     security interest, option, charge, pledge, assignment (whether conditional or not), or any other encumbrance except for the security interests created or permitted by this Agreement or the Credit Agreement and certain Licenses and registered user agreements described on Schedule IV and no effective
                                                 -----------
     financing statement or other instrument similar in effect covering all or any part of such Collateral is on file in any recording office, except such as may have been filed in favor of the Agent, for the benefit of the Secured Parties.

          (b) Set forth on Schedule I is a list of all of the Patents owned by
                           ----------
     such Grantor necessary for the conduct of its business as currently conducted or utilized and material in such Grantor's commercial manufacturing operations or materially used in the selling or marketing of such Grantor's products.

          (c) Each Patent of such Grantor identified on Schedule I hereto is
                                                        ----------
     subsisting and has not been adjudged unpatentable, invalid or unenforceable, in whole or in part, and to the knowledge of such Grantor is patentable, valid and enforceable, and each of such Patent applications has been filed in conformity with applicable rules and procedures of the Patent and Trademark Office and of the equivalent agencies in each applicable foreign jurisdiction and will be diligently prosecuted in conformity therewith so as to not improperly become abandoned.

     7.   Trademark Representations and Warranties.  Each Grantor represents and
          ----------------------------------------
warrants as follows:

          (a) It is the sole, legal and beneficial owner of the entire right, title and interest in and to the Trademarks purported to be granted by it hereunder, free and clear of any Lien, security interest, option, charge, pledge, registered user agreement, assignment (whether conditional or not), or covenant, or any other encumbrance, except for the Security Interests created or permitted by this Agreement or the Credit Agreement and certain Licenses and registered user agreements described on Schedule IV. No
                                                          -----------
     effective financing statement or other instrument similar in effect covering all or any part of the Trademarks purported to be granted by such Grantor hereunder is on file in any recording office, including, without limitation, the Patent and Trademark Office and the equivalent offices in any foreign jurisdiction, except such as may have been filed in favor of the Agent, for the benefit of the Lenders.

          (b) Set forth on Schedule II is a list of all of the Trademarks owned
                           -----------
     by such Grantor necessary for the conduct of its business as currently conducted or utilized and material in such Grantor's commercial manufacturing operations or materially used in the selling or marketing of such Grantor's products.

          (c) Each Trademark of such Grantor identified on Schedule II is
                                                           -----------
     validly subsisting and has not been abandoned or adjudged invalid, unregistrable or unenforceable, in whole or in part, and is, to such Grantor's knowledge, valid, registrable and enforceable.

     8.   Copyright Representations and Warranties.  Each Grantor represents and
          ----------------------------------------
warrants as follows:

          (a) It is the sole, legal and beneficial owner of the entire right, title and interest in and to the Copyrights purported to be granted by it hereunder, free and clear of any Lien, security interest, option, charge, pledge, registered user agreement, assignment (whether conditional or not), or covenant, or any other encumbrance, except for the Security Interests created or permitted by this Agreement or the Credit Agreement and certain Licenses and registered user agreements described on Schedule IV. No
                                                          -----------
     effective financing statement or other instrument similar in effect covering all or any part of the Copyrights purported to be granted by such Grantor hereunder is on file in any recording office, including, without limitation, the Copyright Office and the equivalent offices in any foreign jurisdiction, except such as may have been filed in favor of the Agent, for the benefit of the Lenders.

          (b) Set forth on Schedule III is a list of all of the Copyrights owned
                           ------------
     by such Grantor necessary for the conduct of its business as currently conducted or utilized and material in such Grantor's commercial manufacturing operations or materially used in the selling or marketing of such Grantor's products.

          (c) Each Copyright of such Grantor identified on Schedule III is
                                                           ------------
     validly subsisting and has not been abandoned or adjudged invalid, unregistrable or unenforceable, in whole or in part, and is, to such Grantor's knowledge, valid, registrable and enforceable.

     9.   Transfers and Other Liens.   No Grantor shall:
          -------------------------

          (a) sell, assign (by operation of law or otherwise) or otherwise dispose of (except for such Collateral which has ceased to provide any material economic value and which would otherwise have been disposed of in the ordinary course of the Grantor's business) any of, or grant any option with respect to, the Collateral, except as permitted by the Credit Agreement, except that any Grantor may license the Collateral (i) in the ordinary course of such Grantor's business, provided that such license is necessary or
                              --------
     desirable in the conduct of such Grantor's business, or (ii) in connection with a sale of assets in compliance with the Credit Agreement, provided
                                                                    --------
     that such license shall be on terms reasonably expected to maximize the gain to such Grantor resulting from the granting of such license. The Agent, for the benefit of the Lenders, shall execute any documents that such Grantor may reasonably request in order to permit the Grantor to exercise its right hereunder to license the Collateral, provided that the
                                                             --------
     Agent shall not be required to do anything that may, in the sole judgment of the Agent, adversely affect the validity of the Security Interests or the assignment of the Collateral located in any foreign jurisdiction;

          (b) create or suffer to exist any Lien, security interest or other charge or encumbrance upon or with respect to any of the Collateral except for the Security Interests created by this Agreement; or

          (c) take any other action in connection with any of the Collateral that would impair the value of the interest or rights of such Grantor in the Collateral taken as a whole or that would impair the interest or rights of the Agent for the benefit of the Secured Parties.

     10.  Agent Appointed Attorney-in-Fact.  Without limiting any other
          --------------------------------
provision of this Agreement, upon the occurrence and during the continuance of an Event of Default, each Grantor hereby irrevocably appoints the Agent, for the benefit of the Lenders, as such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Agent's discretion, to take any action and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

          (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

          (b) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (a) above;

          (c) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent, for the benefit of the Secured Parties, with respect to any of the Collateral; and

          (d) to execute, in connection with the sale provided for in Section 13
                                                                      ----------
     hereof, any endorsement, assignments, or other instruments of conveyance or transfer with respect to the Collateral.

     11.  Agent May Perform.
          -----------------

          (a) If any Grantor fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall be payable by such Grantor under Section 14(b) hereof to the fullest extent permitted
                           -------------
     by applicable law.

          (b) The Agent or its designated representatives shall have the right to the extent reasonably requested and upon reasonable prior notice, at any reasonable time during normal business hours of such Grantors and from time to time, to inspect the Grantors' premises and to examine the Grantors' books, records and operations relating to the Collateral.

     12.  The Agent's Duties.  The powers conferred on the Agent, for the
          ------------------
benefit of the Secured Parties, hereunder are solely to protect the interest of the Secured Parties in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, neither the Agent nor any Lender shall have any duty as to any Collateral or as to the taking of any necessary steps to preserve rights against other parties or any other rights pertaining to any Collateral. Each Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which such party accords its own property.

     13.  Remedies Upon Acceleration Event.  If an Event of Default shall
          --------------------------------
have occurred and be continuing:

          (a) The Agent, for the benefit of the Lenders, may exercise in respect of the Collateral of any defaulting Grantor, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code (the "UCC") and also may (i) exercise any and all rights and remedies of such Grantor under, in connection with, or otherwise in respect of, such Collateral, including the completion and filing of the IP Assignment, (ii) require such Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Agent forthwith, assemble all or part of the documents embodying such Collateral as directed by the Agent and make it available to the Agent, for the benefit of the Lenders, at a place to be designated by the Agent that is reasonably convenient to both the Agent and such Grantor, (iii) occupy any premises owned or leased by such Grantor where documents embodying such Collateral or any part thereof are assembled for a reasonable period in order to effectuate the Agent's rights and remedies hereunder or under applicable law, without obligation to such Grantor in respect of such occupation, (iv) license such Collateral or any part thereof, and (v) without notice except as specified below, sell such Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. Each Grantor agrees that at least ten days' notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (b) All payments received by any defaulting Grantor under or in connection with any of such Collateral shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of such Grantor and shall be immediately paid over to the Agent, for the benefit of the Secured Parties, in the same form as so received (with any necessary endorsement).

          (c) All payments made under or in connection with or otherwise in respect of the Collateral of any defaulting Grantor, and all cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of such Collateral may, in the discretion of the Agent, be held by the Agent, for the benefit of the Lenders, as collateral for, and then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 14 hereof) for the
                                                     ----------
     ratable benefit of the Secured Parties against all or any part of the Secured Obligations, in such order set forth in Section 10.5 of the Credit
                                                     ------------
     Agreement. Any sale or other disposition of the Collateral and the possession thereof by the Agent shall be in compliance with all provisions of applicable law (including applicable provisions of the UCC).

     14.  Indemnity and Expenses.
          ----------------------

          (a) Each Grantor agrees to indemnify the Agent, for the benefit of the Lenders, from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement that are incurred by the Agent (including without limitation enforcement of this Agreement), except claims, losses or liabilities directly resulting from the Agent's gross negligence or willful misconduct.

          (b) Each Grantor will upon demand pay to the Agent, for the benefit of the Secured Parties, the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, that the Agent, for the benefit of the Secured Parties, may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Secured Parties, or (iv) the failure by any Grantor to perform or observe any of the provisions hereof.

     15.  Absolute Rights and Obligations.  All rights of the Secured
          -------------------------------
Parties in the Security Interests granted hereunder, and each of the Secured Obligations, shall be absolute and unconditional irrespective of:

          (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to departure from, the Credit Agreement or any other Loan Document, including, but not limited to, (i) an increase or decrease in the Secured Obligations and (ii) an amendment of any Loan Document to permit the Agent or the Lenders or any one or more of them to extend further or additional credit to the Borrower in any form including credit by way of loan, purchase of assets, guarantee or otherwise, which credit shall thereupon be and become subject to the Credit Agreement and the other Loan Documents as a Secured Obligation;

          (b) any taking and holding of collateral or guarantees (including without limitation any collateral pledged as security for the Secured Obligations under the other Security Instruments) for all or any of the Secured Obligations; or any amendment, alteration, exchange, substitution, transfer, enforcement, waiver, subordination, termination or release of any such collateral or guarantees, or any non-perfection of any such collateral, or any consent to departure from any such guaranty;

          (c) any manner of application of collateral, or proceeds thereof, securing payment or enforcement of all or any of the Secured Obligations, or the manner of sale of any such collateral;

          (d) any consent by the Secured Parties to the change, restructure or termination of the corporate structure or existence of the Borrower or any Grantor and any corresponding restructure of the Secured Obligations, or any other restructure or refinancing of the Secured Obligations or any portion thereof;

          (e) any modification, compromise, settlement or release by the Secured Parties, by operation of law or otherwise, collection or other liquidation of the Secured Obligations or the liability of the Borrower, any Grantor or any Guarantor (other than the Grantor against which this Agreement is to be enforced), or of any collateral for the Secured Obligation (including without limitation any collateral pledged as security for the Secured Obligations under the other Security Instruments), in whole or in part, and any refusal of payment by the Agent or any Lender in whole or in part, from any obligor or Guarantor (other than the Grantor against which this Agreement is sought to be enforced) in connection with any of the Secured Obligations, whether or not with notice to, or further assent by, or any reservation of rights against, any Grantor; or

          (f) any other circumstance (including without limitation any statute of limitations) that might otherwise constitute a defense available to, or a discharge of, the Borrower, any Guarantor or a Grantor.

     The granting of a Security Interest in the Collateral shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by any Secured Party, upon the insolvency, bankruptcy or reorganization of the Borrower or any Grantor or otherwise, all as though such payment had not been made.

     16.  Waiver.  Each Grantor hereby waives promptness, diligence, notice of
          ------
acceptance and any other notice with respect to any of the Secured Obligations and this Agreement and any requirement that the Secured Parties protect, secure, perfect or insure any Security Interest or any Collateral subject thereto or exhaust any right or take any action against any Grantor or any other Person (including without limitation any Guarantor) or any collateral securing payment of the Secured Obligations (including without limitation any collateral pledged as security for the Secured Obligations under the other Security Instruments).

     17.  Subrogation. Prior to termination of this Agreement in accordance with
          -----------
the provisions of Section 19(c) hereof, no Grantor will exercise any rights that
                  -------------
it may acquire by way of subrogation under this Agreement. If an amount shall be paid to such Grantor on account of such subrogation rights at any time prior to termination of this Agreement in accordance with the provisions of Section 19(c)
                                                                   -------------
hereof, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Agent, for the benefit of the Secured Parties, to be credited and applied upon the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the Guaranty.


     18.  Amendments, Etc.
          ----------------

          (a) Except as provided in subsection (b) of this Section 18 hereof no
                                                           ----------
     amendment or waiver of any provision of this Agreement nor consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          (b) Upon the execution and delivery by any Person of a supplement to this Agreement pursuant to which such Person agrees to become a party hereto (each an "Intellectual Property Security Agreement Supplement"), (i) such Person or entity shall be referred to as an "Additional Grantor" and shall be and become a Grantor and each reference in this Agreement to "Grantor" shall also mean and be a reference to such Additional Grantor, and (ii) the schedules attached to each Intellectual Property Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedules I, II, III and IV hereto, and the Agent may attach
                -----------  --  ---     --
     such supplements to such Schedules, and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant hereto.

          (c) Any person that executes an Intellectual Property Security Agreement Supplement shall also execute and deliver such financing statements and all further instruments and documents and take all further action that may be necessary or desirable or that the Agent may reasonably request in order to perfect and protect any Security Interest purported to be granted thereby.

     19.  Continuing Security Interest; Assignments Under the Credit Agreement;
          ---------------------------------------------------------------------
Release of Collateral.
---------------------

          (a) This Agreement shall create a continuing Security Interest in the Collateral and shall (i) remain in full force and effect until terminated in accordance with the provisions of this Section 19(c) hereof, (ii) be
                                               -------------
     binding upon each Grantor, its successors and assigns, provided, however,
                                                            --------  -------
     no Grantor shall make any assignment hereof without the prior consent of the Agent, and (iii) inure, together with the rights and remedies of the Secured Parties hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), any Lender may assign to one or more Persons, or grant to one or more Persons participations in or to, all or any part of its rights and obligations under the Credit Agreement (to the extent permitted by the Credit Agreement); and to the extent of any such assignment or participation such other Person shall, to the fullest extent permitted by law, thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject however, to the provisions of the Credit Agreement, including Article XI thereof (concerning the Agent) and Section 11.1 thereof concerning
                                        ------------
     assignments and participations.

          (b) Except as permitted by the Credit Agreement, no Grantor shall sell, lease, transfer or otherwise dispose of any item of Collateral during the term of this Agreement without the prior written consent of the Agent to such sale, lease, transfer or other disposition.

          (c) On the Facility Termination Date, the Collateral shall be automatically released from the Liens created hereby, all rights to the Collateral shall automatically revert to the Grantors, and this Agreement and all obligations of the Grantors hereunder shall terminate without delivery of any instrument or performance of any act by any party. Upon such termination of this Agreement, the Agent shall reassign and redeliver such Collateral then held by or for the Agent and the Lenders and execute and deliver to each Grantor such documents as it shall reasonably request to evidence such termination.

     20.  Definitions.  All terms used herein shall be defined in accordance
          -----------
with the appropriate definitions appearing in the Uniform Commercial Code as in effect in Florida, and such definitions are hereby incorporated herein by reference and made a part hereof.

     21.  Entire Agreement.  This Agreement, together with the Credit Agreement,
          ----------------
the Guaranty Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Neither this

Agreement nor any portion or provision hereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than by an agreement, in writing signed by the parties hereto.

     22.  Further Assurances.  Each Grantor agrees at its own expense to do such
          ------------------
further acts and things, and to execute and deliver such additional conveyances, assignments, financing statements, agreements and instruments, as the Agent may at any time reasonably request in connection with the administration or enforcement of this Agreement or related to the Collateral or any part thereof or in order better to assure and confirm unto the Agent its rights, powers and remedies for the benefit of the Secured Parties hereunder. Each Grantor hereby consents and agrees that the issuers of or obligors in respect of the Collateral shall be entitled to accept the provisions hereof as conclusive evidence of the right of the Agent, on behalf of the Secured Parties, to exercise its rights hereunder with respect to the Collateral, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by any Grantor or any other Person to any of such issuers or obligors.

     23.  Binding Agreement; Assignment.  This Agreement, and the terms,
          -----------------------------
covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto, and to their respective successors and assigns, except that no Grantor shall be permitted to assign this Agreement or any interest herein or in the Collateral, or any part thereof, or otherwise pledge, encumber or grant any option with respect to the Collateral, or any part thereof, or any cash or property held by the Agent as Collateral under this Agreement. All references herein to the Agent shall include any successor thereof, each Lender and any other obligees from time to time of the Obligations.

     24.  Swap Agreements. All obligations of the Borrower under Swap Agreements
          ---------------
shall be deemed to be Secured Obligations secured hereby, and each Lender or affiliate of a Lender party to any such Swap Agreement shall be deemed to be a Secured Party hereunder.

     25.  Severability. If any term or provision of this Agreement is or shall
          ------------
become illegal, invalid or unenforceable in any jurisdiction, all other terms and provisions of this Agreement shall remain legal, valid and enforceable in such jurisdiction and such illegal, invalid or unenforceable provision shall be legal, valid and enforceable in any other jurisdiction.

     26.  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

     27.  Termination.  This Agreement and all obligations of each Grantor
          -----------
hereunder shall terminate on the Facility Termination Date, at which time the Liens and rights granted to the Agent for the benefit of the Secured Parties hereunder shall automatically terminate and no longer be in effect, and the Collateral shall automatically be released from the Liens created hereby. Upon such termination of this Agreement, the Agent shall, at the sole expense of the Grantors, reassign and redeliver to each applicable Grantor such Collateral then held by or for the Agent and execute and deliver to such Grantor such documents as such Grantor shall reasonably request and take such further actions as may be necessary to effect the same and as shall be reasonably acceptable to the Agent.

     28.  Remedies Cumulative.  All remedies hereunder are cumulative and are
          -------------------
not exclusive of any other rights and remedies of the Agent provided by law or under the Credit Agreement, the other Loan Documents, or other applicable agreements or instruments. The making of the Loans to, and issuing of Letters of Credits for the benefit of, the Borrower pursuant to the Credit Agreement shall be conclusively presumed to have been made or extended, respectively, in reliance upon the each Grantor's grant of a Security Interest in the Collateral pursuant to the terms hereof.

     29.  Notices.   Any notice required or permitted hereunder shall be given,
          -------
(a) with respect to each Pledgor, at the address of the Borrower indicated in
Section 13.2 of the Credit Agreement and (b) with respect to the Agent or a
------------
Lender, at the Agent's address indicated in Section 13.2 of the Credit
                                            ------------
Agreement. All such notices shall be given and shall be effective as provided in Section 13.2 of the Credit Agreement.
   -------------

     30.  Governing Law; Venue; Waiver of Jury Trial.
          ------------------------------------------

          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE NOTWITHSTANDING ITS EXECUTION AND DELIVERY OUTSIDE SUCH STATE.

          (b) EACH GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF HILLSBOROUGH, STATE OF FLORIDA, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GRANTOR EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY HAVE NOW OR HEREAFTER TO THE LAYING OF THE VENUE OR TO THE JURISDICTION OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

          (c) EACH GRANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWER PROVIDED BY
     SECTION 12.2 OF THE CREDIT AGREEMENT, OR BY ANY OTHER METHOD OF
     ------------

     SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF FLORIDA.

          (d) NOTHING CONTAINED IN SUBSECTIONS (b) OR (c) HEREOF SHALL PRECLUDE
                                   ---------------    ---
     THE AGENT OR ANY LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY PLACE WHERE EACH GRANTOR OR ANY OF SUCH GRANTOR'S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, THE JURISDICTION OF ANY OTHER COURT OR COURTS WHICH NOW OR HEREAFTER, BY REASON OF ITS PRESENT OR FUTURE DOMICILE, OR OTHERWISE, MAY BE AVAILABLE TO IT.

          (e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THE FOREGOING, EACH GRANTOR AND THE AGENT ON BEHALF OF THE LENDERS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND EACH PARTY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY HAVE THAT EACH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                            [Signature pages follow]

     IN WITNESS WHEREOF, the parties have duly executed this Intellectual Property Security Agreement on the day and year first written above.


                         GRANTORS:

                         [INSERT NAME]


                         By:
                            --------------------------------
                         Name:
                              ------------------------------
                         Title:
                               -----------------------------



                   INTELLECTUAL PROPERTY SECURITY AGREEMENT

                             SIGNATURE PAGE 1 OF 2

                         AGENT:

                         NATIONSBANK, NATIONAL ASSOCIATION,
                         as Agent for the Lenders


                         By:
                            ----------------------------------
                         Name:
                              --------------------------------
                         Title:
                               -------------------------------



                   INTELLECTUAL PROPERTY SECURITY AGREEMENT

                             SIGNATURE PAGE 2 OF 2

                                  SCHEDULE I
                                  ----------

                        Patents and Patent Applications
                        -------------------------------

                                  SCHEDULE II
                                  -----------

                     Trademarks and Trademark Applications
                     -------------------------------------

                                  SCHEDULE III
                                  ------------

                                   Copyrights
                                   ----------

                                  SCHEDULE IV
                                  -----------

                               License Agreements
                               ------------------

                                   EXHIBIT A
                                   ---------

           ASSIGNMENT OF PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

     THIS ASSIGNMENT OF PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES (this "Agreement") is made as of this ___ day of _______, ____ by EACH OF THE UNDERSIGNED (each a "Grantor"), to NATIONSBANK, NATIONAL ASSOCIATION, a national banking association, as Agent (the "Agent") for each of the lenders (the "Lenders" and collectively with the Agent, the "Secured Parties") now or hereafter party to the Credit Agreement (as defined below). All capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Credit Agreement (as defined below);

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the Secured Parties have agreed to provide to BREED Technologies, Inc. ("BREED") and certain Subsidiaries (collectively, the "Borrower") certain credit facilities, including a term loan facility and a revolving credit facility with a letter of credit sublimit and a multi-currency sublimit pursuant to the Amended and Restated Credit Agreement dated as of __________, 1998 among the Borrower, the Agent and the Lenders (as from time to time amended, revised, modified, supplemented, or amended and restated the "Credit Agreement"); and

     WHEREAS, each Grantor is a wholly-owned direct or indirect Subsidiary of the Borrower and will materially benefit from the loans and advances made and to be made, and the letters of credit issued and to be issued, under the Credit Agreement; and

     WHEREAS, each Grantor has entered into a Guaranty Agreement (the "Guaranty Agreement") dated as of __________, 199_ pursuant to which each Guarantor has guaranteed payment and performance of the Borrower's Obligations under the Credit Agreement; and

     WHEREAS, each Grantor has entered into an Intellectual Property Security Agreement (the "IP Security Agreement") dated as of __________, 199_ pursuant to which each Grantor has granted to the Agent for the benefit of the Lenders a security interest in the Marks, Copyrights, Licenses and Patents defined below in order to secured its obligations under the Guaranty Agreement; and

     WHEREAS, at least one Grantor (a) has adopted and used and is using each of the trademarks and service marks (the "Marks") identified on Annex I hereto, and is the owner of the registrations of and pending registration applications for such Marks in the United States Patent and Trademark Office identified on Annex I hereto, (b) is the owner of and uses the copyrights, copyright registrations and pending registration applications set forth on Annex II hereto (the "Copyrights"), (c) is a party to and has rights under the licenses and license agreements listed on Annex III hereto (the "Licenses") and (d) is the owner of and uses the patents, patent registrations and pending registration applications set forth on Annex IV hereto (the "Patents" and together with the Marks, the Copyrights and the Licenses, the "Collateral"); and

     WHEREAS, the Agent for the benefit of the Secured Parties desires to acquire the Marks, the Copyrights, the Licenses and the Patents and the registrations thereof and registration applications therefor, as applicable, in connection with the exercise of its remedies after the occurrence of an Event of Default under the Credit Agreement;

     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, each Grantor does hereby assign, sell and transfer unto the Agent all right, title and interest in and to the Marks, Copyrights, Licenses and Patents, together with (i) the registrations of and registration applications therefor, as applicable, (ii) the goodwill of the business symbolized by and associated with the Marks and the registrations thereof, (iii) the right to sue and recover for, and the right to profits or damages due or accrued arising out of or in connection with, any and all past, present or future infringements or dilution of or damage or injury to the Marks, Copyrights, Patents or the registrations thereof or such associated goodwill, and (iv) all rights of each Grantor to enforce all Licenses.

     Each Grantor hereby grants to the Agent, for the benefit of the Lenders, and notice is hereby given that each Grantor has granted to the Agent, for the benefit of the Lenders and the Agent, a first priority security interest in the Collateral to secure the payment and performance in full of all of the obligations of each Grantor under the Guaranty Agreement.

     This Assignment is intended to and shall take effect as a sealed instrument at such time as the Agent shall complete this instrument by signing its acceptance of this Assignment below.

                           [Signature page follows.]

     IN WITNESS WHEREOF, the parties have duly executed this Assignment of Patents, Trademarks, Copyrights and Licenses on the day and year first written above.


                         GRANTORS:

                         [INSERT NAME]


                         By:
                            ----------------------------------
                         Name:
                              --------------------------------
                         Title:
                               -------------------------------



               ASSIGNMENT OF TRADEMARKS, COPYRIGHTS AND LICENSES

                             SIGNATURE PAGE 1 OF 2

     The foregoing assignment of the Patents, Trademarks, Copyrights and Licenses and the registrations thereof and registration applications therefor by the Assignee and the Agent is hereby accepted as of the ____ day of _______, 199_.


                              NATIONSBANK, NATIONAL ASSOCIATION,
                              as Agent for the Lenders


                              By:
                                 --------------------------------
                              Name:
                                   ------------------------------
                              Title:
                                    -----------------------------



               ASSIGNMENT OF TRADEMARKS, COPYRIGHTS AND LICENSES

                             SIGNATURE PAGE 2 OF 2

STATE OF ________________________        )
                                         ) ss.
COUNTY OF _________________________      )

     Before me, the undersigned, a Notary Public in and for the county aforesaid, on this __ day of _________, 199_, personally appeared __________________________________________ to me known personally, and who, being by me duly sworn, deposes and says that he is the _______________________________ of __________________________________________,
and that the foregoing instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and said _______________________________ acknowledged said instrument to be the free act and deed of said corporation.


                              ---------------------------------------
                              Notary Public
                              My commission expires:

                                    ANNEX I
                                    -------

                            Trademark Registrations
                            -----------------------

          Trademark          United States Patent
             or              and Trademark Office
         Service Mark          Registration No.          Registration Date
         ------------        --------------------        -----------------


              [List chronologically in ascending numerical order]



                         Trademark Pending Applications
                         ------------------------------

            Trademark         United States Patent
               or             and Trademark Office
          Service Mark             Serial No.              Filing Date
          ------------        --------------------         -----------


              [List chronologically in ascending numerical order]

                                    ANNEX II
                                    --------

                                     Part I
                                     ------

                Copyrights Registered with U.S. Copyright Office
                ------------------------------------------------

                                         Copyright       Registration
          Title       [Author(s)]          Number             Date
          -----       -----------          ------             ----



                                    Part II
                                    -------

                           Copyrights Not Registered
                           -------------------------

                     Title                     [Author(s)]
                     -----                     -----------

                                   ANNEX III
                                   ---------

                                    Licenses
                                    --------

                                    ANNEX IV
                                    --------

                              Patent Registrations
                              --------------------

                              United States Patent
                              and Trademark Office
           Patent               Registration No.          Registration Date
           ------             --------------------        -----------------


              [List chronologically in ascending numerical order]



                              Pending Applications
                              --------------------

                              United States Patent
                              and Trademark Office
         Patent                    Serial No.                Filing Date
         ------               --------------------           -----------


              [List chronologically in ascending numerical order]

                                   EXHIBIT I

                          Form of Intercompany Notes


                                  ASSIGNMENT


          KNOW ALL MEN by these presents that the undersigned is the owner and holder of that certain promissory note dated ________ payable by ________________ to the undersigned in the original principal amount of $________ the ("Promissory Note") and has sold, assigned, transferred, endorsed and set over, and by this assignment does sell, assign, transfer, endorse and set over to ______________________________________________ all of its right title and interest in the Promissory Note, and the obligations described therein and the monies due and to become due thereunder.

          TO HAVE AND TO HOLD the same unto ______________________________, its successors and assigns forever.

          IN WITNESS WHEREOF, the undersigned has caused this Assignment to be executed on the __ day of __________, _____.




                                         ---------------------------------

                                         By:
                                            -------------------------------
                                         Name:
                                              -----------------------------
                                         Title:
                                               ----------------------------

                                                               Certificate No. 1

                               INTERCOMPANY NOTE



                                                            Dated: [Insert Date]

     FOR VALUE RECEIVED, the undersigned, [Insert name of Intercompany Note Maker], a ______ corporation (the "Payor"), hereby promises to pay to the order of [Insert name of Intercompany Note Holder], a __________ corporation (the "Payee"), UPON DEMAND, at [Insert address of Intercompany Note Holder], in lawful money of the United States of America and in immediately available funds, the aggregate amount of all loans and advances by the Payee to the Payor remaining outstanding at such time, such loans and advances constituting Intercompany Advances in accordance with Section 10.4(g) of the Amended and Restated Credit Agreement dated as of __________, 1998 (as amended, supplemented or restated from time to time, the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined) among BREED Technologies, Inc. ("BREED") and certain Subsidiaries of BREED designated as Borrowers therein, as Borrowers, NationsBank, National Association in its capacity as a Lender ("NationsBank") and each other financial institution executing and delivering a signature page to the Credit Agreement and each other financial institution which may hereafter execute and deliver an instrument of assignment with respect to the Credit Agreement (hereunder such financial institutions may be referred to individually as a "Lender" or collectively as the "Lenders"), and NationsBank in its capacity as the Agent for the Lenders (the "Agent"), provided that any and all amounts advanced by the Payor to the Payee at any time when amounts are outstanding hereunder shall be applied to the prepayment of such outstanding amounts, including any interest which constitutes part of such outstanding amounts.

     Interest shall be payable under this Intercompany Note on any and all principal amounts from time to time outstanding hereunder from and including the date of the initial advance by the Payee and the Payor until such principal amounts are paid in full, at a rate per annum equal to [_______________________ ____________________________________]. Accrued interest shall be payable upon demand, or if no demand is made therefor, quarterly on the last day of each calendar quarter.

     This Intercompany Note may, at the option of the Payor, be prepaid at any time in whole or in part, without penalty or premium

     The Payee agrees that the accounts of the Payor shall be prima facie evidence of the amounts advanced by the Payee to the Payor and the amounts repaid by the Payor to the Payee. All advances made by the Payee to the Payor hereunder, and all payments made on account of principal hereof, shall be recorded by the Payor and, prior to any transfer hereof, endorsed on the grid attached hereto that is part of this Intercompany Note; provided that the failure to record any such advance or payment shall not affect the obligations of the Payor and the Payee with respect thereto.

     The indebtedness evidenced by this Intercompany Note (the "Subordinated Indebtedness") is and shall be subordinate and subject in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all obligations of the Payor now or hereafter existing under or in respect of

     (a) the Loan Documents, whether for principal, interest (including, without limitation, interest accruing after the filing of a petition initiating any Proceeding (as defined below), whether or not such interest accrues after the filing of such petition for purposes of Chapter 11 of Title 11 of the United States Code or is an allowed claim in such Proceeding), fees, commissions, expenses or otherwise; and

     (b) any and all amendments, modifications, extensions, refinancing, renewals and refunding of the obligations referred to in clause (a) of this paragraph that are made in accordance with the applicable terms thereof (all such obligations under clauses (a) and (b) of this paragraph being, collectively, the "Senior Indebtedness").

For the purposes of the provisions hereof, the Senior Indebtedness shall not be deemed to have been paid in full until the Facility Termination Date; provided, however, that on such date neither the Agent nor any other Lender shall have made any claim against the Payee or any other Loan Party under any provision of any of the Loan Documents that has not been cash collateralized by an amount sufficient in the reasonable judgment of the Agent, to secure such claim.

     So long as the Senior Indebtedness shall not have been paid in full, the Payee shall not (a) ask, demand, sue for, take or receive from the Payor (except, so long as no Default or Event of Default shall have occurred and be continuing, in the ordinary course of business of the Payor and the Payee, directly or indirectly, in cash or other property or by setoff or in any manner (including, without limitation, from or by way of Collateral), payment of all or any of the Subordinated Indebtedness or (b) commence, or join with any creditor other than the Agent or any Lender in commencing, or directly or indirectly cause the Payor to commence, or assist the Payor in commencing, any Proceeding.

     Upon the occurrence and during the continuance of a Default or an Event of Default, no payment or distribution of any assets of the Payor of any kind or character (including, without limitation, any payment that may be payable by reason of any other Indebtedness of the Payor being subordinated to payment of the Subordinated Indebtedness) shall be made by or on behalf of the Payor for or on account of any Subordinated Indebtedness, and the Payee shall not ask, demand, sue for, take or receive from the Payor, directly or indirectly, in cash or other property or by setoff or in any other manner (including, without limitation, from or by way of Collateral), payment of all or any of the Subordinated Indebtedness, unless and until such Default or Event of Default shall have been cured or waived in writing or such Senior Indebtedness shall have been paid in full, after which the Payor may resume making any and all required payments in respect of the Subordinated Indebtedness (including any missed payments).

     In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of the Payor or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any federal or state bankruptcy or similar law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Payor or otherwise (each, a "Proceeding"), the Agent, for its benefit and for the ratable benefit of the Lenders, shall be entitled to receive payment in full of all of the Senior Indebtedness before the Payee is entitled to receive any payment or distribution of any kind or character on account of all or any of the Subordinated Indebtedness, and, to that end, any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Indebtedness in any such Proceeding (including, without limitation, any payment that may be payable by reason of any other Indebtedness of the Payor being subordinated to payment of the Subordinated Indebtedness) shall be paid or delivered directly to the Agent, for its benefit and for the ratable benefit of the Lenders for application (in the case of cash) to, or as collateral (in the case of noncash property or securities) for, the payment or prepayment of the Senior Indebtedness until all of the Senior Indebtedness shall have been paid in full.

     In the event that any Subordinated Indebtedness is declared due and payable before its stated maturity, if any, the Agent, for its benefit and for the ratable benefit of the Lenders, shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all of the Senior Indebtedness before the Payee is entitled to receive any payment (including, without limitation, any payment that may be payable by reason of the payment of any other Indebtedness of the Payor being subordinated to the payment of the Subordinated Indebtedness) by the Payor on account of the Subordinated Indebtedness.

     Until such time as the Senior Indebtedness has been paid in full, if any Proceeding is commenced by or against the Payor,

          (a) the Agent is hereby irrevocably authorized and empowered (in its own name or in the name of the Payee or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to above and give acquittance therefor, and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Indebtedness or enforcing any security interest or other lien securing payment of the Subordinated Indebtedness) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interest of the Agent and the Lenders hereunder; and

          (b) the Payee shall duly and promptly take such action as the Agent may request (i) to collect the Subordinated Indebtedness for the account of the Agent, for its benefit and for the ratable benefit of the Lenders, and to file appropriate claims or proofs of claim in respect of the Subordinated Indebtedness, (ii) to execute and deliver to the Agent such powers of attorney, assignments or other instruments as the Agent may request in order to enable to Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Indebtedness, and (iii) to collect and receive any and all payments or distributions that may be payable or deliverable upon or with respect to the Subordinated Indebtedness.

     All payments or distributions upon or with respect to the Subordinated Indebtedness that are received by the Payee contrary to the provisions of this Agreement shall be received in trust for the benefit of the Agent, for its benefit and for the ratable benefit of the Lenders, shall be segregated from other property or funds held by the Payee and shall be forthwith paid over or delivered directly to the Agent, for its benefit and for the ratable benefit of the Lenders, in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of noncash property or securities) for, the payment or prepayment of the Senior Indebtedness in accordance with the terms of the Loan Documents.

     The Agent is hereby authorized to demand specific performance of these provisions, whether or not the Payor shall have complied with any of the provisions hereof applicable to it, at any time when the Payee shall have failed to comply with any of these provisions. The Payee hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

     The Payee will not:

     (a) (i) Cancel or otherwise discharge any of the Subordinated Indebtedness (except upon payment in full of the Senior Indebtedness); (ii) convert or exchange any of the Subordinated Indebtedness into or for any other Indebtedness or equity interest; or (iii) subordinate any of the Subordinated Indebtedness to any Indebtedness of the Payor other than the Senior Indebtedness;

     (b) Sell, assign, pledge, encumber or otherwise dispose of any of the Subordinated Indebtedness other than the pledge of the instruments evidencing the Subordinated Indebtedness to the Agent, on behalf of the Lenders, under the applicable Security Instruments; or

     (c) Permit the terms of any of the Subordinated Indebtedness to be changed in such a manner as to have an adverse effect upon the rights or interests of the Secured Parties hereunder.

     No payment or distribution to the Agent or any Lender pursuant to the provisions hereof shall entitle the Payee to exercise any rights of subrogation in respect thereof until the Facility Termination Date.

     The holders of the Senior Indebtedness may, at any time and from time to time, without any consent of or notice to the Payee or any other holder of the Subordinated Indebtedness and without impairing or releasing the obligations of the Payee hereunder:

     (a) change the manner, place or terms of payment, or change or extend the time of payment of, or renew payment or change or extend the time or payment of, or renew or alter, the Senior Indebtedness (including any change in the rate of interest thereon), or amend in any manner any agreement under which any of the Senior Indebtedness is outstanding;

     (b) sell, exchange, release, not perfect and otherwise deal with any property at any time pledged, assigned or mortgaged to secure the Senior Indebtedness;

     (c) release anyone liable in any manner under or in respect of the Senior Indebtedness;

     (d) exercise or refrain from exercising any rights against the Payor, any other Loan Party or any other Person; and

     (e)  apply to the Senior Indebtedness any sums from time to time received.

     The foregoing provisions regarding subordination are and are intended solely for the purpose of defining the relative rights of the holders of the Senior Indebtedness on the one hand and the holders of the Subordinated Indebtedness on the other hand. Such provisions are for the benefit of the holders of the Senior Indebtedness and shall inure to the benefit of, and shall be enforceable by, the Agent, on behalf of itself and the Lenders, directly against the holders of the Subordinated Indebtedness, and no holder of the Senior Indebtedness shall be prejudiced in its right to enforce subordination of any of the Subordinated Indebtedness by any act or failure to act by the Payor or anyone in custody of its property or assets. Nothing contained in the foregoing provisions is intended to or shall impair, as between the Payor and the holders of the Subordinated Indebtedness, the obligations of the Payor to such holders.

     The Payor agrees to pay on demand all costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any Lender in enforcing the provisions hereof

     The Payor hereby waives presentment for payment, demands, notice of dishonor and protest of this Intercompany Note and further agrees that none of the terms or provisions hereof may be waived, altered, modified or amended, except as the Payee may consent in a writing duly signed for and on its behalf.

     No amendment, waiver or modification of this Intercompany Note (including, without limitation, the subordination provisions hereof), and no consent to any departure here from, shall adversely affect the Agent or any other Lender in any manner unless the same shall be in writing and signed by the Agent and/or such Lender, and then such waiver, modification or consent shall be effective only in the specific instance and for the specific purpose for which given.

     No failure or delay on the part of the Payee in exercising any of its rights, powers or privileges hereunder shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

     This Intercompany Note shall be governed by and construed in accordance with the laws of the State of Florida.


                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------

                      ADVANCES AND PAYMENTS OF PRINCIPAL

--------------------------------------------------------------------------------
                              Amount of
            Amount of      Principal Paid        Unpaid Principal     Notation
Date         Advance         or Prepaid             Balance           Made By
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                  ENDORSEMENT


PAY TO THE ORDER OF


Dated:
      ----------------                  ----------------------------------------


                                        By:
                                           -------------------------------------

                                        Title:
                                              ----------------------------------

                                   EXHIBIT J

                        Form of Subordination Agreement

                                [See Attached]

                            SUBORDINATION AGREEMENT


     THIS SUBORDINATION AGREEMENT (this "Agreement") is made and entered into as of this ____ day of _______, 199_ by and among each of BREED TECHNOLOGIES, INC., a Delaware corporation, ("BREED"), and EACH OF THE UNDERSIGNED (each an
"Initial Subordinated Creditor," and collectively with the Borrower, the "Initial Subordinated Creditors"), and NATIONSBANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, as Agent (the "Agent") for each of the financial institutions (the "Lenders" and collectively with the Agent, the "Secured Parties") now or hereafter party to the Credit Agreement (as defined below). All capitalized terms used herein and not defined shall have the respective meanings assigned thereto in the Credit Agreement.

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the Secured Parties have agreed to provide to the BREED and certain Subsidiaries (collectively, the "Borrower") a certain revolving credit facility with a letter of credit sublimit and a multi-currency sublimit pursuant to the Amended and Restated Credit Agreement dated as of April 28, 1998 among the Borrower, the Agent and the Lenders (as from time to time amended, revised, modified, supplemented or amended and restated, the "Credit Agreement"); and

     WHEREAS, certain Domestic Subsidiaries and Direct Foreign Subsidiaries have incurred and hereafter may incur Indebtedness owing to a Subordinated Creditor (as defined below) as an Intercompany Advance permitted under Section 10.4 of
                                                              ------------
the Credit Agreement, which Indebtedness is evidenced by an Intercompany Note;
and

     WHEREAS, each Initial Subordinated Creditor will materially and directly benefit from the loans and advances to be made, and the letters of credit to be issued, under the Credit Agreement, and the Secured Parties are not willing to make the credit facilities available to the Borrower under the Credit Agreement unless each Initial Subordinated Creditor executes and delivers this Agreement;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subordinated Creditors agree as follows:

     1.   Certain Definitions.  In addition to terms defined elsewhere in this
          -------------------
Agreement, the following terms, as used herein, shall have the following meanings:

          "Senior Creditors" means the Lenders, the Agent, and all other future
           ----------------
obligees or holders (or any one of them) of the Senior Obligations.

          "Senior Loan Documents" means  (i) the Credit Agreement and the
           ---------------------
Guaranty, together with the other Loan Documents and all other documents, instruments and agreements related thereto, and any amendments, restatements, supplements or modifications of or with respect to any of the foregoing, and (ii) any other agreement, document or instrument executed by the Borrower in connection with such Senior Obligations, whether a Swap Agreement or pursuant to a refinancing, refunding, restatement or replacement of any of the Senior Obligations.

          "Senior Obligations" means all Obligations and all other debt or other
           ------------------
obligations of any nature, whether now existing or hereafter arising, consisting of (i) all principal, interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceedings and any other interest that would have accrued but for the commencement of such proceedings, whether or not allowed), fees, reimbursement obligations arising in connection with letters of credit, indemnification obligations, costs and expenses payable by the Borrower or any Guarantor under the Senior Loan Documents, and (ii) all indebtedness of the Borrower and the Guarantors, or any of them, under any amendments, modification, renewals, extensions, restatements or loan documents evidencing refinancings, refundings or replacements of any of the foregoing.

          "Standstill Period" means the period of time from the date hereof to
           -----------------
and including the 91st day following the Facility Termination Date.

          "Subordinated Creditors" means, collectively, each Initial
           ----------------------
Subordinated Creditor together with any Subsidiary which is not an Initial Subordinated Creditor and which is the payee or obligee of any Subordinated Obligations and hereafter executes and delivers a signature page and becomes a party hereto in compliance with Section 10.4 of the Credit Agreement and any
                                ------------
future permitted holders or assignees (or any of them) of all or any portion of the Subordinated Obligations or any interest therein.

          "Subordinated Obligations" means, collectively, the indebtedness,
           ------------------------
obligations and liabilities consisting of Intercompany Advances and evidenced by the Intercompany Notes and all other indebtedness, obligations and liabilities of each Subordinated Obligations Credit Party owing to a Subordinated Creditor.

          "Subordinated Obligations Credit Party" means each a Domestic
           -------------------------------------
Subsidiary and Direct Foreign Subsidiary which is the maker of an Intercompany Note and its respective successors and permitted assigns, including, without limitation, any receiver, trustee or debtor in possession thereof together with any Domestic Subsidiary or Direct Foreign Subsidiary which after the date hereof receives a loan or advance permitted under Section 10.4 of the Credit Agreement
                                           ------------
and is the payor and obligor of Subordinated Obligations, including without limitation the maker hereafter of any Intercompany Note.

          "Subordinated Transaction Documents" means each Intercompany Note and
           ----------------------------------
all documents, instruments and agreements entered into in connection with any Subordinated Obligations and the other obligations evidenced thereby and any amendments, restatements, supplements or modification of or with respect to any of the foregoing and permitted hereunder.

     2.   Subordination; Subrogation.
          --------------------------

          (a) The rights, powers and remedies of the Subordinated Creditors in respect of the Subordinated Obligations are hereby subordinated to the rights, powers and remedies of the Senior Creditors in respect of the Senior Obligations as provided in this Agreement. Except to the extent expressly permitted under Section 3(a) hereof the Subordinated Creditors
                               ------------
     will not at any time during the Standstill Period ask, demand, sue for, take or receive from any Subordinated Obligations Credit Party or any other Person, by setoff, or in any other manner, the whole or any part of any amounts which may now or hereafter be owing by any Subordinated Obligations Credit Party to any Subordinated Creditor with respect to the Subordinated Obligations (whether such amounts represent principal, premium, interest or fees or other obligations which are due or not due, direct or indirect, absolute or contingent or obligations arising from the exercise of any redemption, put or similar right in respect of any warrants or any stock issued in connection with the exercise thereof), including, without limitation, the taking of any instruments evidencing such amounts (other than the delivery of the Subordinated Transaction Documents), nor any security for any of the foregoing.

          (b) The Subordinated Creditors agree that none of them shall obtain or maintain any Lien in any property, tangible or intangible, of any Subordinated Obligations Credit Party as security for payment of the Subordinated Obligations.

          (c) The Subordinated Creditors also hereby agree that, regardless of whether the Senior Obligations are secured or unsecured, following the occurrence and during the continuance of any Event of Default, the Senior Creditors shall be subrogated to the Subordinated Creditors with respect to the Subordinated Creditors' claims against each Subordinated Obligations Credit Party and the proceeds thereof until the end of the Standstill Period.

          (d) The Subordinated Creditors further agree (i) that they will not challenge any Liens of the Senior Creditors, or any of them, securing payment of any of the Senior Obligations; and (ii) that as between the Senior Creditors, on the one hand, and the Subordinated Creditors, on the other hand, the terms of this Agreement shall govern, even if part or all of the Senior Obligations or any Liens or security interests securing payment thereof are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise. The Subordinated Creditors acknowledge and agree that the terms and provisions of this Agreement and the Senior Loan Documents do not violate any term or provision of the Subordinated Transaction Documents, and that, to the extent that the terms and provisions of this Agreement are inconsistent with the Subordinated Transaction Documents, the Subordinated Transaction Documents shall be deemed to be superseded by, and amended to incorporate the terms of, this Agreement and the other Senior Loan Documents, as applicable.

     3.   Permitted Payments.
          ------------------

          (a) Provided that there shall not have occurred and be continuing any Event of Default at the time of such payment, and the making of such payment shall not cause, create, result in or otherwise give rise to any Event of Default, the Subordinated Obligations Credit Party may make and the Subordinated Creditors may receive (i) regularly scheduled interest payments when and as due on the Subordinated Obligations pursuant to the original terms thereof, and (ii) regularly scheduled payment of installments of principal of the Subordinated Obligations when due pursuant to the original terms thereof, but not on an accelerated basis.

          (b) Except as expressly set forth above, the Subordinated Creditors shall have no right during the Standstill Period to enforce any payment with respect to the Subordinated Obligations, or to otherwise take any action against any Subordinated Obligations Credit Party or any of their respective assets in connection therewith. Following expiration of the Standstill Period, the Subordinated Creditors may take appropriate action to enforce their rights and remedies following a default in the payment of Subordinated Obligations which shall not have been cured or waived.

          (c) It is understood and agreed by the Subordinated Creditors that payments of the Subordinated Obligations other than as expressly permitted in this Section 3 shall not be permitted.
             ---------

     4.   Senior Creditors' Priority; Grant of Authority to Senior Creditors;
          -------------------------------------------------------------------
Release Upon Sale.
-----------------

          (a) In the event of the occurrence of any Event of Default under the Credit Agreement which shall not have been cured or waived:

               (i) the Senior Creditors shall be entitled to receive final payment in full in cash of any and all of the Senior Obligations then owing or which become owing (including the aggregate stated amount then available for drawing under all letters of credit) prior to the payment of all or any part of the Subordinated Obligations, regardless of whether any such amount in respect of Senior Obligations, or any security therefor, is avoided, disallowed, set aside or otherwise invalidated in any insolvency, bankruptcy, reorganization, receivership or other proceeding, and including with respect to obligations to the Senior Creditors under the Senior Loan Documents, interest at the applicable rate or rates until payment has been made in full; and

               (ii) any payment or distribution of any kind or character, whether in cash, securities or other property, which shall be payable or deliverable upon or with respect to any or all of the Subordinated Obligations shall be paid or delivered forthwith directly to the Agent on behalf of the Senior Creditors for application against the Senior Obligations, whether due or not due, until the Senior Obligations shall have first been fully paid and satisfied in cash.

          (b) In order to enable the Senior Creditors to enforce their rights hereunder in any of the aforesaid actions or proceedings, the Senior Creditors are hereby irrevocably authorized and empowered, in their discretion, (i) to make and present for and on behalf of any or all of the Subordinated Creditors such proofs of claims against any Subordinated Obligations Credit Party on account of the Subordinated Obligations as the Senior Creditors may deem expedient or proper, and to vote such proofs of claims in any such proceeding, and to receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and to apply the same on account of any of the Senior Obligations, whether due or not due; and (ii) to demand, sue for, collect and receive each of the aforesaid payments and distributions and give acquittance therefor and to file claims and take such other actions, in the Senior Creditors' own name or names or in the name or names of the Subordinated Creditors, or otherwise, as the Senior Creditors may deem necessary or advisable for the enforcement of this Agreement. The Subordinated Creditors will execute and deliver to the Senior Creditors such powers of attorney, assignments and other instruments or documents, including notes and stock certificates (together with such assignments or endorsements as the Senior Creditors shall deem necessary or appropriate), as may be requested by the Senior Creditors in order to enable the Senior Creditors to enforce any and all claims upon or with respect to any or all of the Subordinated Obligations and to collect and receive any and all payments and distributions which may be payable or deliverable at any time upon or with respect to the Subordinated Obligations, all for the Senior Creditors' benefit.

     5.   Payments Received by Subordinated Creditors.  Except as expressly
          -------------------------------------------
permitted in Section 3(a) hereof, should any payment or distribution or security
             ------------
or instrument or property, or any proceeds thereof, be received by any Subordinated Creditor upon or with respect to the Subordinated Obligations prior to the end of the Standstill Period, then such Subordinated Creditor shall receive and hold the same in trust, as trustee, for the benefit of the Senior Creditors and shall forthwith deliver the same to the Agent on behalf of the Senior Creditors (together with any required or appropriate endorsement or assignment thereof by the Subordinated Creditor) for application on any of the Senior Obligations, due or not due. In the event of the failure of any Subordinated Creditor to make any such endorsement or assignment, the Agent, and any of its officers or employees, is hereby irrevocably authorized to make the same. Upon completion of the Standstill Period, the Subordinated Creditors shall be subrogated to any rights of the Senior Creditors against each Subordinated Obligations Credit Party to the extent of any payments with respect to the Subordinated Obligations paid to and retained by the Senior Creditors.

     6.   Instrument Legend.  Any instrument evidencing the Subordinated
          -----------------
Obligations or any portion thereof, will, on the date hereof, be inscribed with the following legend conspicuously indicating that payment thereof is subordinated to the claims of the Senior Creditors pursuant to the terms of this
Agreement:

          THIS PROMISSORY NOTE IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT (AS FROM TIME TO TIME AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED), DATED AS OF _________, 199_, AMONG [INSERT SUBORDINATED CREDITORS THEN PARTY] AND NATIONSBANK, NATIONAL ASSOCIATION, AS AGENT.

Any instrument evidencing any of the Subordinated Obligations or any portion thereof which is hereafter executed by any Subordinated Obligations Credit Party will, on the date thereof, be inscribed with the aforesaid legend. Upon completion of the Standstill Period, the foregoing legend may be removed from any instrument evidencing all or any part of the Subordinated Obligations, and any original documents evidencing any of the Subordinated Obligations which have been delivered to the Senior Creditors shall be returned to the Subordinated Creditors.

     7.   Assignment of Claims.  The Subordinated Creditors agree that until
          --------------------
completion of the Standstill Period, the Subordinated Creditors will not assign or transfer to others all or any portion of or any interest in any of the Subordinated Obligations or any claims that it has or may hereafter have against any Subordinated Obligations Credit Party relating to the Subordinated Obligations.

     8.   Continuing Nature of Subordination.  Except to the extent specifically
          ----------------------------------
provided herein, this Agreement shall continue to be effective until completion of the Standstill Period.

     9.   Additional Agreements.
          ---------------------

          (a)  The Senior Creditors at any time and from time to time, without
     the consent   of the Subordinated Creditors, may enter into such agreements with any Subordinated Obligations Credit Party or other Loan Party as the Senior Creditors may deem proper, amending, modifying or otherwise altering the terms of, all or any part of the Senior Obligations, or any of the Senior Loan Documents, or affecting the security underlying any or all of the Senior Obligations, and may exchange, sell, release, waive, surrender or otherwise deal with any such security, without in any way thereby impairing or affecting this Agreement.

          (b) It is understood and agreed by the Subordinated Creditors that the Subordinated Transaction Documents may not be modified or amended without the prior written consent of the Required Lenders which consent shall not be unreasonably withheld.

     10.  Senior Creditors' Waivers; Amendments.  No waiver shall be deemed to
          -------------------------------------
be made by the Senior Creditors of any of their rights hereunder unless the same shall be in writing signed on behalf of the Required Lenders, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the Senior Creditors in any other respect at any other time. All modifications of or amendments to this Agreement must be in writing and duly executed by each party hereto.

     11.  Application of Payments on Senior Obligations. The Subordinated
          ---------------------------------------------
Creditors hereby agree that all payments received by the Senior Creditors may be applied, reversed, and reapplied, in whole or in part, to any of the Senior Obligations, as the Senior Creditors, in their sole discretion, deem appropriate, and the Subordinated Creditors assent to (i) any extension or postponement of the time of payment of all or any part of the Senior Obligations and to any other indulgences with respect thereto; and (ii) any substitution, exchange or release of any collateral which may at any time secure any of the Senior Obligations.

     12.  Application to Post-Bankruptcy Matters.  This Agreement shall be
          --------------------------------------
applicable both before and after the filing of any petition by or against any Borrower or Subordinated Obligations Credit Party under any federal, state or foreign bankruptcy, insolvency, reorganization or receivership or similar law, and all allocations of payments between the Senior Creditors, on the one hand, and the Subordinated Creditors on the other hand, shall continue to be made after the filing thereof on the same basis that the payments were to be applied prior to the date of the petition, as if such petition had not been filed.

     13.  Anti-Marshalling Provisions.  The right is hereby given by each
          ---------------------------
Subordinated Creditor to the Agent, for the benefit of the Secured Parties, to make releases (whether in whole or in part) of all or any part of the Collateral agreeable to the Agent without notice to, or the consent, approval or agreement of other parties and interests, including junior lienors, which releases shall not impair in any manner the validity of or priority of the Liens and security interests in the remaining Collateral conferred under such documents, nor release such Subordinated Creditor from personal liability for the Secured Obligations hereby secured. Notwithstanding the existence of any other security interest in the Collateral held by the Agent, for the benefit of the Secured Parties, the Agent shall have the right to determine the order in which any or all of the Collateral shall be subjected to the remedies provided in this Agreement. The proceeds realized upon the exercise of the remedies provided herein shall be applied by the Agent, for the benefit of the Secured Parties, in the manner provided in Section 11.5 of the Credit Agreement. Each Subordinated
                       ------------
Creditor hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein.

     14.  Attorney-in-Fact.  Each Subordinated Creditor hereby appoints the
          ----------------
Agent as such Subordinated Creditor's attorney-in-fact for the purposes of carrying out the provisions of this Agreement and taking any action and executing any instrument which the Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable; provided, that the Agent shall have and may exercise rights
                    --------
under this power of attorney only upon the occurrence and during the continuance of an Event of Default.

     15.  Absolute Rights and Obligations.  All rights of the Secured Parties,
          -------------------------------
and all obligations of the Subordinated Creditors hereunder, shall be absolute and unconditional irrespective of:

          (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document or any other agreement or instrument relating to any of the Secured Obligations;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument relating to any of the Secured Obligations;

          (c) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations; or

          (d) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Subordinated Creditors in respect of the Secured Obligations or of this Agreement.

     16.  Definitions.  All terms used herein shall be defined in accordance
          -----------
with the appropriate definitions appearing in the Uniform Commercial Code as in effect in Florida, and such definitions are hereby incorporated herein by reference and made a part hereof.

     17.  Entire Agreement.  This Agreement, together with the Credit Agreement,
          ----------------
the Guaranty Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Neither this Agreement nor any portion or provision hereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than by an agreement, in writing signed by the parties hereto.

     18.  Binding Agreement; Assignment.  This Agreement, and the terms,
          -----------------------------
covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto, and to their respective successors and assigns (including any assignees of any of the Senior Creditors' rights under the Credit Agreement or the other Senior Loan Documents), except that no Subordinated Creditor shall be permitted to assign any Subordinated Obligations or any Subordinated Transaction Documents or interests therein or any interest herein, except as expressly permitted hereunder. All references herein to the Agent shall include any successor thereof, each Lender and any other obligees from time to time of the Senior Loan Documents.

     19.  Further Assurances.  Each Subordinated Creditor agrees at its own
          ------------------
expense to do such further acts and things, and to execute and deliver such additional, agreements and instruments, as the Agent may at any time request in connection with the administration or enforcement of this Agreement in order better to assure and confirm unto the Agent its rights, powers and remedies for the benefit of the Senior Creditors hereunder. Each Subordinated Creditor hereby consents and agrees that the issuers of or obligors in respect of the Subordinated Obligations shall be entitled to accept the provisions hereof as conclusive evidence of the right of the Agent, on behalf of the Secured Parties, to exercise its rights hereunder with respect to the Subordinated Obligations, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by each Subordinated Creditor or any other Person to any of such issuers or obligors.

     20.  Severability.  In case any Lien, security interest or other right of
          ------------
any Senior Creditor or any provision hereof shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other Lien, security interest or other right granted hereby or provision hereof.

     21.  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts and all the counterparts taken together shall be deemed to constitute one and the same instrument.

     22.  Indemnification.  Without limitation of Section 13.9 of the Credit
          ---------------                         ------------
Agreement or any other indemnification provision in any Loan Document, each Subordinated Creditor hereby covenants and agrees to pay, indemnify, and hold the Secured Parties harmless from and against any and all other out-of-pocket liabilities, costs, expenses or disbursements of any kind or nature whatsoever arising in connection with any claim or litigation by any Person resulting from the execution, delivery, enforcement, performance and administration of this Agreement or the Loan Documents, or the transactions contemplated hereby or thereby, or in any respect relating to the Collateral or any transaction pursuant to which each Subordinated Creditor has incurred any Obligation (all the foregoing, collectively, the "indemnified liabilities"); provided, however,
                                                             --------  -------
that each Subordinated Creditor shall have no obligation hereunder with respect to indemnified liabilities directly and primarily arising from the willful misconduct or gross negligence of the Agent or any Lender. The agreements in this subsection shall survive repayment of all Secured Obligations, termination or expiration of this Agreement and occurrence of the Facility Termination Date.

     23.  Termination.  This Agreement and all obligations of each Subordinated
          -----------
Creditor hereunder shall terminate on the Facility Termination Date, at which time the Liens and rights granted to the Agent for the benefit of the Secured Parties hereunder shall automatically terminate and no longer be in effect, and the Collateral shall automatically be released from the Liens created hereby.

     24.  Remedies Cumulative.  All remedies hereunder are cumulative and are
          -------------------
not exclusive of any other rights and remedies of the Senior Creditors provided by law or under the Credit Agreement, the other Loan Documents, or other applicable agreements or instruments. The making of the Loans, and issuing Letters of Credit for the benefit of, to the Borrower pursuant to the Credit Agreement be conclusively presumed to have been made or extended, respectively, in reliance upon each Subordinated Creditor's subordination of the Subordinated Obligations pursuant to the terms hereof.

     25.  Notices.  Any notice required or permitted hereunder shall be given,
          -------
(a) with respect each Subordinated Creditor, at the Borrower's address indicated in Section 13.2 of the Credit Agreement and (b) with respect to the Agent or a
   ------------
Lender, at the Agent's address indicated in Section 13.2 of the Credit
                                            ------------
Agreement. All such notices shall be given and shall be effective as provided in
Section 13.2 of the Credit Agreement.
-------------

     26.  Governing Law; Venue; Waiver of Jury Trial.
          ------------------------------------------

          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE NOTWITHSTANDING ITS EXECUTION AND DELIVERY OUTSIDE SUCH STATE.

          (b) EACH SUBORDINATED CREDITOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF HILLSBOROUGH, STATE OF FLORIDA, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH SUBORDINATED CREDITOR EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH SUBORDINATED CREDITOR HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

          (c)  EACH SUBORDINATED CREDITOR AGREES THAT SERVICE OF   PROCESS MAY
     BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWER PROVIDED IN
     SECTION  13.2 OF THE CREDIT AGREEMENT, OR BY ANY OTHER METHOD OF SERVICE
     -------------
     PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF FLORIDA.

          (d)  NOTHING CONTAINED IN SUBSECTIONS (b) or (c) HEREOF   SHALL
                                    ----------------------
     PRECLUDE ANY SENIOR CREDITOR FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE EACH SUBORDINATED CREDITOR OR ANY OF SUCH SUBORDINATED CREDITOR'S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH SUBORDINATED CREDITOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS

     PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

          (e)  IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND   ANY RIGHTS OR
     REMEDIES UNDER OR RELATED TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, EACH SUBORDINATED CREDITOR AND THE AGENT ON BEHALF OF THE SENIOR CREDITORS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

                           [Signature page follows.]

     IN WITNESS WHEREOF, the parties have duly executed this Subordination Agreement on the day and year first written above.

                              SUBORDINATED CREDITORS:

                              BREED TECHNOLOGIES, INC.

WITNESS:
                              By:
                                 ----------------------------------
                              Name:
---------------------              --------------------------------
                              Title:
                                    -------------------------------

---------------------


                              [INSERT NAME]


WITNESS:
                              By:
                                 ----------------------------------
                              Name:
---------------------              --------------------------------
                              Title:
                                    -------------------------------

---------------------



                              AGENT:

                              NATIONSBANK, NATIONAL ASSOCIATION,
                              as Agent for the Lenders

WITNESS:
                              By:
                                 ----------------------------------
                              Name:
---------------------              --------------------------------
                              Title:
                                    -------------------------------

---------------------



                            SUBORDINATION AGREEMENT


                             SIGNATURE PAGE 1 OF 1

                                   EXHIBIT K

                    Form of Interest Rate Selection Notice

To:  NationsBank, National Association,
     as Agent
     Independence Center, 15th Floor
     NC1-001-15-04
     Charlotte, North Carolina 28255
     Attention: Agency Services
     Telefacsimile: (704) 386-9923

     Reference is hereby made to the Amended and Restated Credit Agreement dated as of April 28, 1998 (the "Agreement") among BREED TECHNOLOGIES, INC., a Delaware corporation ("BREED"), and certain Subsidiaries of BREED designated as Borrowers therein (BREED and such Subsidiaries being collectively called the "Borrowers"), the Lenders (as defined in the Agreement), and NationsBank, National Association, as Agent for the Lenders ("Agent"). Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.

     BREED through its Authorized Representative hereby gives notice to the Agent of the following selection of a type of Loan and Interest Period for the Borrower indicated if other than BREED:


                   Name of Borrower:
                                     --------------------------------

Type of Loan                  Interest        Aggregate
(check one)                  Period/(1)/      Amount/(2)/      Date of Loan/(3)/
 ---------                   -----------      -----------      -----------------

Revolving Loan
--------------
Base Rate Loan                 ______          _________          ____________

Eurodollar Rate Loan           ______          _________          ____________

Alternative Currency/(4)/      ______          _________          ____________

Term Loan A Segment
-------------------
Base Rate Loan                 ______          _________          ____________

Eurodollar Rate Loan           ______          _________          ____________

Term Loan B Segment
-------------------
Base Rate Loan                 ______          _________          ____________

Eurodollar Rate Loan           ______          _________          ____________

(1)  For any Eurodollar Rate Loan, one, two, three or, if available, six months.
(2) Must be $5,000,000 or if greater an integral multiple of $1,000,000, unless a Base Rate Refunding Loan.
(3)  At least three (3) Business Days later if a Eurodollar Rate Loan;
(4) Specify Pounds Sterling, Italian Lire, French Francs, Deutsch Marks, Spanish Pesetas, Yen, ECU or Euro.

                                    BREED TECHNOLOGIES, INC.

                                    BY:
                                       -----------------------------------
                                           Authorized Representative

                                    DATE:
                                         ---------------------------------

                                   EXHIBIT L

                            Form of Landlord Waiver

                                [See Attached]

                                                                       EXHIBIT L

                    LANDLORD WAIVER AND ESTOPPEL CERTIFICATE



TO:      NationsBank, N.A.
         Independence Center, NC1 001-15-04
         Charlotte, North Carolina  28255
         Attention:  _______________, Agency Services


     _____________________ (the "Lessee") is the lessee under a lease (the "Lease") between the Lessee and the undersigned ("Lessor") covering the premises (the "Premises") commonly known as ___________________ located at _______________________ as more fully described in the Lease. The undersigned is the fee simple owner of the Premises.

     Breed Technologies, Inc. ("Breed") and certain Subsidiaries have entered into that certain Amended and Restated Credit Agreement, dated as of April 28, 1998 (together with related documentation being referred to hereinafter as the "Loan Documents"), with NationsBank, National Association, as agent (in such capacity, the "Agent") for the several financial institutions from time to time parties thereto (the "Lenders"). Pursuant to that certain Guaranty Agreement executed by Lessee for the benefit of the Agent and the Lenders (the "Guaranty"), Lessee has guaranteed Breed's obligations under the Loan Documents. As a condition to the Lenders making loans and providing other financial accommodations to Breed pursuant to the Credit Agreement, and as security for Lessee's obligation under the Guaranty, the Lessee has granted to the Agent, for the benefit of the Lenders, liens on certain of the Lessee's personal property as defined in the Loan Documents, whether now owned or hereafter acquired (said personal property of the Lessee being hereinafter called the "Collateral," portions of which Collateral are or may hereafter be located on the Premises).

     To induce the Lenders to make loans and to provide other financial accommodations to Breed, and for other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby certifies and agrees that:

     1. The undersigned is the lessor under the Lease and is the record owner of the Premises.

     2. Attached hereto as Exhibit A is a true and complete copy of the Lease except that certain financial terms have been blacked out.

     3. The Lease has not been modified or terminated, and, to the best of the undersigned's knowledge, the Lease continues in full force and effect.

     4. Any liens or claims against the Collateral that the Agent has or may hereafter have by virtue of the security interest granted in the Collateral by the Lessee to the Agent, for the benefit of the Lenders, or otherwise, are superior to any liens on or claims against the Collateral (including, without limitation, rights of levy or distraint for rent) which the undersigned now has or may hereafter have by virtue of any statute, agreement or otherwise;

     5. The Collateral located on the Premises shall at any time be removable by the Agent in accordance with the Loan Documents if removable by the Lessee pursuant to the terms of the Lease.

     6. No default has occurred and remains uncured under the Lease and, to the best of the undersigned's knowledge, no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default or an event of default under the Lease.

     7. The undersigned will notify the Agent if the Lessee defaults on any of its lease obligations to the undersigned and allow the Agent thirty
          (30) days from its receipt of notice in which to cure or cause the Lessee to cure any such defaults.

     8. If, for any reason, the undersigned either deems itself entitled to take possession of the Premises during the term of the Lease or sells or otherwise transfers all or any part of its interest in the Premises, the undersigned will notify the Agent thirty (30) days before taking such action.

     9. If the Lessee defaults on any of its obligations to the Agent and the Lenders and, as a result, the Agent undertakes to enforce its security interest in the Collateral, the undersigned (a) will reasonably cooperate with the Agent in its efforts (i) to assemble all of the Collateral located on the Premises for up to ninety (90) days after the Agent declares such default, or, (ii) at the Agent's option, to remove the Collateral from the Premises within a reasonable time (and whether or not any or all of the Collateral is not removable by the Lessee pursuant to the terms of the Lease), not to exceed ninety (90) days after the Agent declares such default, provided that the Agent pays or causes the Lessee to pay to the undersigned the reserved rental at the rate set forth in the Lease, prorated for so long as the Agent occupies the Premises, and provided further that the Agent pays or causes the Lessee to pay reasonable compensation to the undersigned for any damage to the Premises caused by removal of any Collateral not removable by the Lessee pursuant to the terms of the Lease, and (c) will not hinder the Agent's actions in enforcing its security interest in the Collateral.

     10. The Collateral shall not be deemed a fixture or a part of the Premises but shall at all times be considered personal property.

     11. Any notice(s) required or desired to be given hereunder shall be directed to the party to be notified at the following addresses: if to the Agent, at the address stated above, and if to the undersigned, at
          ____________________________________________.

     12. The undersigned hereby disclaims any interest in the Collateral which may be prior to any security therein between the Agent and the Lessee. The undersigned hereby waives all rights, present or future, to levy on or distrain any of the Collateral and any additions and accessions thereto as substitutions therefore.

     13. The agreements contained herein shall continue in force until all of the Lessee's obligations and liabilities to the Agent and the Lenders are paid and satisfied in full and all financing arrangements among the Agent, the Lenders and the Lessee have been terminated.

     14. This Certificate may be assigned by the Agent for the benefit of the Lenders by giving thirty (30) days notice of the assignment to the Lessor.

     15. The undersigned will notify all successor owners, transferees, purchasers and mortgagees of the existence of this waiver. The agreements contained herein may not be modified or terminated orally and shall be binding upon the successors, assigns and personal representatives of the undersigned, and upon any purchasers, including any mortgagee, from the undersigned.

     This Certificate has been duly executed and delivered by the undersigned as of the _____ day of ______, 1998.

                                                     LESSOR:



                                             By: _________________________

                                           Name: _________________________

                                          Title: ________________________

                                   EXHIBIT M

                         Form of LC Account Agreement

                                [See Attached]

                             LC ACCOUNT AGREEMENT


     THIS LC ACCOUNT AGREEMENT (the "Agreement") is made and entered into as of this ___ day of _______, 1998 by and between BREED TECHNOLOGIES, INC., a Delaware corporation ("BREED" or the "Pledgor"), and NATIONSBANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, as Agent (the "Agent") for each of the financial institutions (the "Lenders" and collectively with the Agent, the "Secured Parties") now or hereafter party to the Credit Agreement (as defined below).
All capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in either or both of the Credit Agreement.

                             W I T N E S S E T H:
                             --------------------


     WHEREAS, the Secured Parties have agreed to provide to BREED and certain Subsidiaries (collectively, the "Borrower") certain credit facilities, including a term loan facility and a revolving credit facility with a letter of credit sublimit and a multi-currency sublimit pursuant to the Amended and Restated Credit Agreement dated as of April 28, 1998 among the Borrower, the Agent and the Lenders (as from time to time amended, revised, modified, supplemented, or amended and restated the "Credit Agreement"); and

     WHEREAS, as a condition precedent to the Lenders' obligations to make the Loans or to issue Letters of Credit, the Pledgor is required to execute and deliver to the Agent a copy of this Agreement on or before the Closing Date;

     WHEREAS, the Secured Parties are unwilling to enter into the Loan Documents unless each Pledgor enters into this Agreement;

     NOW, THEREFORE, in order to induce the Secured Parties to enter into the Loan Documents and to make Loans and issue Letters of Credit and in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

     1.   Definitions.  The following capitalized terms used in this Agreement
          ------------
shall have the following meanings notwithstanding any definition thereof in the Credit Agreement. Other capitalized terms used but not defined herein shall have the meanings therefor set forth in the Credit Agreement.

     "Collateral" means (a) all funds from time to time on deposit in the LC
      ----------
Account; (b) all Investments and all certificates and instruments from time to time representing or evidencing such Investments; (c) all notes, certificates of deposit, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Agent for or on behalf of the Pledgor in substitution for or in addition to any or all of the Collateral described in clause (a) or (b) above; (d) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Collateral described in clause (a), (b) or (c) above; and (e) to the extent not covered by clauses (a) through (d) above, all proceeds of any or all of the foregoing Collateral.

     "Investments" means those investments, if any, made by the Agent pursuant
      -----------
to Section 5 hereof.
   ---------

     "LC Account" means the cash collateral account established and maintained
      ----------
pursuant to Section 2 hereof.
            ----------

     "Secured Obligations" means (i) all Obligations of the Pledgor now existing
      -------------------
or hereafter arising under or in respect of the Credit Agreement or the Notes (including, without limitation, the Pledgor's obligation to pay principal and interest and all other charges, fees, expenses, commissions, reimbursements, indemnities and other payments related to or in respect of the obligations contained in the Credit Agreement or the Notes) or any documents or agreement related to the Credit Agreement or the Notes; and (ii) without duplication, all obligations of the Pledgor now or hereafter existing under or in respect of this Agreement, including, without limitation, with respect to all charges, fees, expenses, commissions, reimbursements, indemnities and other payments related to or in respect of the obligations contained in this Agreement.

     2.   LC Account; Cash Collateralization of Letters of Credit.
          -------------------------------------------------------

          (i) At any time, in the Agent's sole discretion, the Agent shall establish and maintain at its offices at 101 North Tryon Street, Charlotte, North Carolina, in its name and under its sole dominion and control, a cash collateral account designated as Breed Technologies, Inc. Cash LC Account (the "LC Account").

          (ii) In the event that the Pledgor delivers to the Agent an amount equal to the maximum amount remaining undrawn or unpaid under any Letters of Credit either (A) as required pursuant to Article X of the Credit
                                                  ---------
     Agreement or (B) as otherwise agreed by the parties hereto to provide cash collateral for the undrawn amount of any Letter of Credit other than after the occurrence and during the continuation of an Event of Default, the Agent shall deposit such amount into the LC Account to be held pursuant to the terms of this Agreement. Upon a drawing under the Letters of Credit in respect of which any amounts described above have been deposited in the LC Account, the Agent shall apply such amounts to reimburse NationsBank for the amount of such drawing. In the event the Letters of Credit are canceled or expire or in the event of any reduction in the maximum amount available at any time for drawing under such Letters of Credit (the "Maximum Available Amount"), the Agent shall apply the amount then in the LC Account less the Maximum Available Amount immediately after such cancellation, expiration or reduction, if any, first, to the cash
                                                    -----
     collateralization of the Letters of Credit if the Pledgor has failed to pay all or a portion of the maximum amounts described in the first sentence of this clause (ii) above, second, to the payment in full of the
                             ------
     outstanding Secured Obligations and third, the balance, if any, to the
                                         -----
     Pledgor or as otherwise required by law.

          (iii) Interest and other income received in respect of Investments of any amounts deposited in the LC Account pursuant to clause (ii) of this
     Section 2 shall be held by the Agent as additional Collateral hereunder.
     ---------

     3.   Pledge; Security for Secured Obligations.  The Pledgor hereby grants
          ----------------------------------------
and pledges to the Agent, for itself and on behalf of the Secured Parties, a first priority lien and security interest in the Collateral now existing or hereafter arising or acquired, as collateral security for the prompt payment in full when due, whether at stated maturity, by acceleration or otherwise (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the filing of a petition in bankruptcy or the operation of the automatic stay under Section 362(a) of the Bankruptcy
Code), of all Secured Obligations.

     4.   Delivery of Collateral.   The Collateral shall be delivered to the
          ----------------------
Agent, for the benefit of the Lenders, in the form of immediately available funds.

     5.   Investing of Amounts in the LC Account; Amounts held by the Agent.
          -----------------------------------------------------------------
Cash held by the Agent in the LC Account shall not be invested or reinvested except as provided in this Section 5.
                           ---------

          (i)    Subject to the remedies and other rights provided in Section 11
                                                                   ----------
     hereof and provided that the lien and security interest in favor of the Agent and Secured Parties remains perfected and so long as no Event of Default shall have occurred and be continuing, any funds on deposit in the LC Account shall be invested by the Agent in cash equivalents.

          (ii) The Agent shall have no responsibility and the Pledgor hereby agrees to hold the Agent and the Lenders harmless for any loss in the value of the Collateral resulting from a fluctuation in interest rates or otherwise. Any interest on Investments permitted hereunder and the net proceeds of the sale or payment of any such Investments shall constitute part of the Collateral and be held in the LC Account by the Agent.

     6.   Representations and Warranties.  In addition to its representations
          ------------------------------
and warranties made pursuant to Article VI of the Credit Agreement, the Pledgor
                                ----------
represents and warrants to the Agent (for itself and as agent on behalf of the Lenders), that the following statements are true, correct and complete:

          (i) The Pledgor will be the legal and beneficial owner of the Collateral free and clear of any Lien except for the lien and security interest created by this Agreement and Permitted Liens in favor of Governmental Authorities;

          (ii) The pledge and assignment of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations.

     7.   Further Assurances.  The Pledgor agrees that at any time and from time
          ------------------
to time, at the Pledgor's expense, the Pledgor will promptly execute and deliver to the Agent any further instruments and documents, and take any further actions, that may be necessary or that the Agent may reasonably request in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

     8.   Transfers and Other Liens. The Pledgor agrees that it will not (a)
          -------------------------
sell or otherwise dispose of any of the Collateral, or (b) create or permit to exist any Lien upon or with respect to any of the Collateral, except for the Lien and security interest created by this Agreement and the Credit Agreement and Permitted Liens in favor of Governmental Authorities.

     9.   The Agent Appointed Attorney-in Fact. Upon the occurrence and during
          ------------------------------------
the continuation of an Event of Default, the Pledgor hereby appoints the Agent as its attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Agent's reasonable discretion to take any action and to execute any instrument which the Agent may reasonably deem necessary or advisable to accomplish the purposes of the Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor or either of them representing any payment, dividend, or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same. In performing its functions and duties under this Agreement, the Agent shall act solely for the Secured Parties and the Agent has not assumed nor shall be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Pledgor.

     10.  The Agent May Perform.  If Pledgor fails to perform any agreement
          ---------------------
contained herein, after notice to Pledgor, the Agent may itself perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall be payable by Pledgor under Section 13 hereof.
                                                       ----------

     11.  Standard of Care; No Responsibility For Certain Matters.  In dealing
          -------------------------------------------------------
with the Collateral in its possession, the Agent shall exercise the same care which it would exercise in dealing with similar collateral property pledged by others in transactions of a similar nature, but it shall not be responsible for
(a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent has or is deemed to have knowledge of such matters, (b) taking any steps to preserve rights against any parties with respect to any Collateral (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Collateral), (c) the collection of any proceeds,
(d) any loss resulting from Investments made pursuant to Section 4 hereof, or
                                                         ---------
(e) determining (x) the correctness of any statement or calculation made by the Pledgor in any written instructions, or (y) whether any deposit in the LC Account is proper.

     12.  Remedies upon Default; Application of Proceeds.  If the Borrower shall
          ----------------------------------------------
fail to perform any action required hereunder or shall otherwise breach any term or provision hereof (a "Default" hereunder) which Default shall not have been waived in accordance with Section 13.6 of the Credit Agreement:
                          ------------

          (i) The Agent may and shall at the request of the Required Lenders exercise in respect of the Collateral, in addition to other rights and remedies provided for herein otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code (the "Code") as in effect in the state in which the Collateral is located at that time, and the Agent may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker's board or at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices, and upon such other terms as the Agent may deem commercially reasonable. Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days' notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (ii) In addition to the remedies set forth in part (i) above and subject to the provisions of Section 2(ii) hereof, any cash held by the
                                   -------------
     Agent as Collateral and all cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or part of the Collateral shall be applied (after payment of any amounts payable to the Agent pursuant to Section 12 hereof) by the Agent to pay the Secured
                           ----------
     Obligations pursuant to Article XI of the Credit Agreement.
                             ----------

     13.  Expenses.  In addition to any payments of expenses of the Agent
          --------
pursuant to the Credit Agreement or the other Loan Documents, the Pledgor agrees to pay promptly to the Agent all the costs and expenses, including reasonable attorneys fees and expenses, which the Agent may incur in connection with (a) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (b) the exercise or enforcement of any of the rights of the Agent hereunder, or (c) the failure by the Pledgor to perform or observe any of the provisions hereof.

     14.  No Delays; Waiver, etc.  No delay or failure on the part of the Agent
          ----------------------
in exercising, and no course of dealing with respect to, any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Agent of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. The remedies herein provided are to the fullest extent permitted by law cumulative and are not exclusive of any remedies provided by law.

     15.  Amendments, Etc.  No amendment, modification, termination or waiver of
          ---------------
any provision of this Agreement, or consent to any departure by the Pledgor therefrom, shall in any event be effective without the written concurrence of the Agent.

     16.  Continuing Security Interest; Termination.  This Agreement shall
          -----------------------------------------
create a continuing security interest in the Collateral and shall (a) remain in full force and effect until all Secured Obligations (other than Secured Obligations in the nature of continuing indemnities or expense reimbursement obligations not yet due and payable) shall have been indefeasibly paid in full in cash, the commitments or other obligations of the Agent or any Lender to make any Loan under the Credit Agreement shall have expired, the Letters of Credit shall have expired and the Facility Termination Date shall have occurred, (b) be binding upon Pledgor, its successors and assigns, and (c) inure to the benefit of the Agent, the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c) and subject to the provisions of the Credit Agreement, any Lender may assign or otherwise transfer any Note held by it to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. Upon the indefeasible payment in full in cash of the Secured Obligations (other than Secured Obligations in the nature of continuing indemnities or expense reimbursement obligations not yet due and payable), and the cancellation or expiration of the Letters of Credit and termination or expiration of all commitments and other obligations of the Agent and any Lender to make any Loan and the occurrence of the Facility Termination Date, Pledgor shall be entitled, subject to the provisions of Section 11 hereof, to the return, upon its request
                             ----------
and at its expense, of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

     17.  Successors and Assigns.  Whenever in this Agreement any of the parties
          ----------------------
hereto is referred to, such reference shall be deemed to include the successors and assigns of such party and all covenants, promises, and agreements by or on behalf of the Pledgor or by and on behalf of the Agent shall bind and inure to the benefit of the successors and assigns of the Pledgor, the Agent and the Lenders.

     18.  Anti-Marshalling Provisions.  The right is hereby given by each
          ---------------------------
Pledgor to the Agent, for the benefit of the Secured Parties, to make releases (whether in whole or in part) of all or any part of the Collateral agreeable to the Agent without notice to, or the consent, approval or agreement of other parties and interests, including junior lienors, which releases shall not impair in any manner the validity of or priority of the Liens and security interests in the remaining Collateral conferred under such documents, nor release the Pledgor from personal liability for the Secured Obligations hereby secured. Notwithstanding the existence of any other security interest in the Collateral held by the Agent, for the benefit of the Secured Parties, the Agent shall have the right to determine the order in which any or all of the Collateral shall be subjected to the remedies provided in this Agreement. The proceeds realized upon the exercise of the remedies provided herein shall be applied by the Agent, for the benefit of the Secured Parties, in the manner provided in Section 11.5
                                                                  ------------
of the Credit Agreement. The Pledgor hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein.

     19.  Absolute Rights and Obligations.  All rights of the Secured Parties,
          -------------------------------
and all obligations of the Pledgors hereunder, shall be absolute and unconditional irrespective of:

          (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document or any other agreement or instrument relating to any of the Secured Obligations;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument relating to any of the Secured Obligations;

          (c) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations; or

          (d) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Pledgors in respect of the Secured Obligations or of this Agreement.

     20.  Definitions.   All terms used herein shall be defined in accordance
          -----------
with the appropriate definitions appearing in the Uniform Commercial Code as in effect in Florida, and such definitions are hereby incorporated herein by reference and made a part hereof.

     21.  Entire Agreement.  This Agreement, together with the Credit Agreement,
          ----------------
the Guaranty Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Neither this Agreement nor any portion or provision hereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than by an agreement, in writing signed by the parties hereto.

     22.  Further Assurances.  The Pledgor agrees at its own expense to do such
          ------------------
further acts and things, and to execute and deliver such additional conveyances, assignments, financing statements, agreements and instruments, as the Agent may at any time reasonably request in connection with the administration or enforcement of this Agreement or related to the Collateral or any part thereof or in order better to assure and confirm unto the Agent its rights, powers and remedies for the benefit of the Secured Parties hereunder. The Pledgor hereby consents and agrees that the issuers of or obligors in respect of the Collateral shall be entitled to accept the provisions hereof as conclusive evidence of the right of the Agent, on behalf of the Secured Parties, to exercise its rights hereunder with respect to the Collateral, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by any Pledgor or any other Person to any of such issuers or obligors.

     23.  Binding Agreement; Assignment.  This Agreement, and the terms,
          -----------------------------
covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto, and to their respective successors and assigns, except that the Pledgor shall not be permitted to assign this Agreement or any interest herein or in the Collateral, or any part thereof, or otherwise pledge, encumber or grant any option with respect to the Collateral, or any part thereof, or any cash or property held by the Agent as Collateral under this Agreement. All references herein to the Agent shall include any successor thereof, each Lender and any other obligees from time to time of the Obligations.

     24.  Swap Agreements.  All obligations of the Borrower under Swap
          ---------------
Agreements shall be deemed to be Secured Obligations secured hereby, and each Lender or affiliate of a Lender party to any such Swap Agreement shall be deemed to be a Secured Party hereunder.

     25.  Severability.  In case any Lien, security interest or other right of
          ------------
any Secured Party or any provision hereof shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other Lien, security interest or other right granted hereby or provision hereof.

     26.  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts and all the counterparts taken together shall be deemed to constitute one and the same instrument.

     27.  Indemnification.  Without limitation of  Section 13.9 of  the Credit
          ---------------                          ------------
Agreement or any other indemnification provision in any Loan Document, the Pledgor hereby covenants and agrees to pay, indemnify, and hold the Secured Parties harmless from and against any and all other out-of-pocket liabilities, costs, expenses or disbursements of any kind or nature whatsoever arising in connection with any claim or litigation by any Person resulting from the execution, delivery, enforcement, performance and administration of this Agreement or the Loan Documents, or the transactions contemplated hereby or thereby, or in any respect relating to the Collateral or any transaction pursuant to which the Pledgor has incurred any Obligation (all the foregoing, collectively, the "indemnified liabilities"); provided, however, that the
                                              --------  -------
Pledgor shall have no obligation hereunder with respect to indemnified liabilities directly or primarily arising from the willful misconduct or gross negligence of the Agent or any Lender. The agreements in this subsection shall survive repayment of all Secured Obligations, termination or expiration of this Agreement and occurrence of the Facility Termination Date.

     28.  Termination. This Agreement and all obligations of the Pledgor
          -----------
hereunder shall terminate on the Facility Termination Date, at which time the Liens and rights granted to the Agent for the benefit of the Secured Parties hereunder shall automatically terminate and no longer be in effect, and the Collateral shall automatically be released from the Liens created hereby. Upon such termination of this Agreement, the Agent shall, at the sole expense of the Pledgor, deliver to the Pledgor the Collateral, together with any cash then constituting the Collateral, not then sold or otherwise disposed of in accordance with the provisions hereof and take such further actions as may be necessary to effect the same and as shall be reasonably acceptable to the Agent.

     29.  Remedies Cumulative.  All remedies hereunder are cumulative and are
          -------------------
not exclusive of any other rights and remedies of the Agent provided by law or under the Credit Agreement, the other Loan Documents, or other applicable agreements or instruments. The making of the Loans to the Borrower pursuant to the Credit Agreement and the extension of the Revolving Credit Facility and the Term Loan Facility to the Borrower pursuant to the Credit Agreement shall be conclusively presumed to have been made or extended, respectively, in reliance upon the Pledgor's pledge of the Collateral pursuant to the terms hereof.

     30.  Notices.   Any notice required or permitted hereunder shall be given,
          -------
(a) with respect to the Pledgor, at the address of the Borrower indicated in
Section 13.2 of the Credit Agreement and (b) with respect to the Agent or a
------------
Lender, at the Agent's address indicated in Section 13.2 of the Credit
                                            ------------
Agreement. All such notices shall be given and shall be effective as provided in Section 13.2 of the Credit Agreement.
   -------------

     31.  Governing Law; Venue; Waiver of Jury Trial.
          ------------------------------------------

          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE NOTWITHSTANDING ITS EXECUTION AND DELIVERY OUTSIDE SUCH STATE.

          (b) THE PLEDGOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF HILLSBOROUGH, STATE OF FLORIDA, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PLEDGOR EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND THE PLEDGOR HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

          (c) THE PLEDGOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWER PROVIDED IN SECTION 13.2
                                                                  ------------
     OF THE CREDIT AGREEMENT, OR BY ANY OTHER METHOD OF

     SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF FLORIDA.

          (d)  NOTHING CONTAINED IN SUBSECTIONS (b) or (c) HEREOF SHALL PRECLUDE
                                    ----------------------
     ANY SECURED PARTY FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE THE PLEDGOR OR ANY OF THE PLEDGOR'S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, THE PLEDGOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

          (e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, THE PLEDGOR AND THE AGENT ON BEHALF OF THE LENDERS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

                           [Signature page follows.]

     IN WITNESS WHEREOF, the Pledgor and the Agent have caused this LC Account Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.


WITNESS:                      BREED TECHNOLOGIES, INC.


                              By:
------------------               -------------------------------
                              Name:
                                   -----------------------------
                              Title:
------------------                  ----------------------------



WITNESS:                      NATIONSBANK, NATIONAL ASSOCIATION,
                              as Agent for the Lenders


                              By:
------------------               -------------------------------
                              Name:
                                   -----------------------------
                              Title:
------------------                  ----------------------------



                             LC ACCOUNT AGREEMENT

                             SIGNATURE PAGE 1 OF 1

                                   EXHIBIT N

                           Form of Lease Assignment

                                [See Attached]

                   ASSIGNMENT OF LESSEE'S INTEREST IN LEASES


     This ASSIGNMENT OF LESSEE'S INTEREST IN LEASES (this "Assignment") is made as of the ___ day of ___________, 1998, by _______________________, a
______________corporation ("Assignor"), in favor of NATIONSBANK, NATIONAL ASSOCIATION, a national banking association acting in its capacity as agent (collectively with its successors and assigns, the "Agent") for the Secured Creditors (as defined herein) under the Credit Agreement (as defined herein). All capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Credit Agreement (as defined below).

                              W I T N E S S E T H
                              - - - - - - - - - -


     WHEREAS, Breed Technologies, Inc., a Delaware corporation ("Breed"), and the other Subsidiaries of Breed designated as Borrowers in the Original Credit Agreement (as defined below) (collectively, the "Borrower") have heretofore entered into that certain Credit Agreement between the Borrower, the Agent, and the lenders party thereto (the "Original Lenders") dated as of October 30, 1997 (the "Original Credit Agreement") pursuant to which the Original Lenders have made available to the Borrower certain credit facilities of up to $900,000,000; and

     WHEREAS, Breed has requested that the Original Agreement be amended and restated in its entirety and the Borrower has entered into that certain Amended and Restated Credit Agreement between the Borrower, the Agent, and the lenders from time to time party to the Amended and Restated Credit Agreement (collectively, the "Lenders") dated as of April 28, 1998 (as amended, modified, extended, renewed, restated and supplemented from time to time, the "Credit Agreement") pursuant to which the Lenders have made available to the Borrower term loans and a revolving credit facility up to the amount of $675,000,000 (collectively, the "Loans") (the Agent, the Lenders and NationsBanc Montgomery Securities LLC, and each of their respective successors and assigns are herein collectively defined as the "Secured Creditors");

     WHEREAS, the Assignor is a subsidiary of BREED Technologies, Inc. and has entered into [an assignment from the tenant thereunder of] that certain Lease Agreement dated ___________,


DRAWN BY AND RETURN TO:

SMITH HELMS MULLISS & MOORE, L.L.P.
214 North Church Street (28202)
P.O. Box 31247
Charlotte, North Carolina 28231
Attn: Elizabeth W. Goode

19__, between _________________________________________, and ________________
(the "Lease"), which Lease encumbers the real property located at
________________________ and more particularly described on Exhibit A attached
                                                            ---------
hereto and by this reference incorporated herein (the "Real Property");

     WHEREAS, the Assignor has heretofore guaranteed the payment and performance of the Obligations in the Original Agreement pursuant to that certain Guaranty Agreement dated as of October 30, 1997;

     WHEREAS, the Assignor has confirmed its guaranty of the payment and performance of the Obligations as defined in the Credit Agreement pursuant to that certain Guaranty Agreement dated as of the date hereof (the "Guaranty") (the obligations of Assignee under the Guaranty being defined as the "Guarantor's Obligations" therein and herein);

     WHEREAS, the Lenders have required an assignment of the Lease by Assignor to Agent for the benefit of the Lenders as security for the Guarantor's Obligations and for all other obligations of Assignor under the Loan Documents (as defined in the Credit Agreement) (all such obligations together with the Guarantor's Obligations being defined collectively as the "Secured Obligations");

     NOW THEREFORE, Assignor and Agent, on behalf of the Secured Creditors, in consideration of the making of the Loans by the Lenders to the Borrower, the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt of which is hereby acknowledged, hereby agree as follows:

                            ARTICLE I.  ASSIGNMENT
                            ----------------------

     Assignor hereby presently, irrevocably, absolutely and unconditionally transfers, assigns and sets over unto Agent, for the benefit of the Secured Creditors, all of Assignor's right, title, and interest, as lessee, in and to the Lease, together with all extensions, modifications, supplements, renewals, amendments, assignments and replacements thereof, and also together with all option rights granted in the Lease to Assignor and also together with the rights of Assignor to enforce any and all of the agreements, terms, covenants and conditions in the Lease and to give notices thereunder. So long as there shall exist no Event of Default as defined herein, Assignor shall have the right with respect to the Lease to fulfill, perform or enjoy each and every covenant, condition and benefit to be fulfilled, performed or enjoyed by Assignor, as lessee under the Lease. The foregoing transfer, assignment and set over shall not be effective in the event such transfer, assignment and set over would create a default under the Lease.

                     ARTICLE II.  WARRANTIES AND COVENANTS
                     -------------------------------------

     2.1  Warranties of Assignor.  Assignor hereby warrants and represents to
          ----------------------
the Secured Creditors the following:

          (a) Assignor is the sole holder of the lessee's interest under the Lease and has good right to sell, assign, transfer and set over the Lease to Agent;

          (b) Assignor has made no assignment other than this Assignment of any of Assignor's rights in the Lease;

          (c) There is no default by either lessor or lessee under the Lease which has not been cured or any state of facts which, with the passing of time or giving of notice, or both, would constitute a default by either lessor or lessee under the Lease;

          (d) The Lease provides for rent to be paid monthly in advance, all rent due to date has been paid and no rent has been paid more than one month in advance;

          (e) Assignor, as lessee under the Lease, has no defense, setoff or counterclaim against the lessor under the Lease;

          (f) The Lease constitutes the entire agreement between the parties thereto, and there are no agreements, undertakings, representations, or warranties, either oral or written, which have not been submitted to the Agent; and

          (g) The Lease is valid, in full force and effect, and enforceable in accordance with its terms.

     2.2  Covenants of Assignor.  Assignor hereby covenants and agrees that
          ---------------------
Assignor shall:

          (a) Fulfill, perform and observe all of the obligations of lessee under the Lease;

          (b) Give prompt written notice to Agent of any default or claim of default by lessor or by lessee under the Lease, along with a complete copy of any written notice of such default or claim of default;

          (c) Enforce, short of termination, the performance of the lessor under the Lease;

          (d) Not alter, modify or amend the Lease, nor terminate, cancel or accept a surrender of the Lease, nor waive any material term or condition of the Lease without the prior written consent of Agent, which consent shall not be unreasonably withheld or delayed;

          (e) Not pay rent more than one month in advance of the time any such rent becomes due;

          (f) Not assign lessee's interest under the Lease, nor sublet any portion of the Real Property, without the prior written consent of the Agent, or suffer or permit such to occur by operation of law;

          (g) Not take any action which will cause or permit the estate of the lessee under the Lease to merge with Assignor's interests as lessor of the Real Property, if any, without Agent's prior written consent; and

          (h) Maintain at the Assignor's principal place of business all books, records, documents and accounts relating to the Lease and the Real Property and the Assignor's business thereon.

     2.3  Covenants of Agent.  Upon the payment and performance in full of the
          ------------------
Secured Obligations, the termination of the Guaranty, and the occurrence of the Facility Termination Date, this Assignment shall be terminated and released of record by Agent and shall thereupon be of no further force or effect.

                    ARTICLE III  DEFAULTS; AGENT'S REMEDIES
                    ---------------------------------------

     3.1  Events of Default.  Any of the following shall constitute an Event of
          -----------------
Default hereunder:

          (a) The occurrence of an Event of Default under, and as defined and described in the Credit Agreement or the Guaranty;

          (b) Any breach by Assignor, as lessee under the Lease, of any covenant, agreement, or condition of this Assignment or of the Lease, which is not cured within the earlier of (i) any cure period set forth in the Lease or (ii) thirty (30) days after written notice of the breach from Agent to Assignor.

     3.2  Remedies.  Upon an Event of Default, Agent may at any time thereafter,
          --------
at its option and without notice or demand of any kind, and without regard to the adequacy of security for payment of the Secured Obligations, exercise any or all of the following remedies:

          (a) Declare all of the Secured Obligations immediately due and payable;

          (b) Through a receiver or other court appointed agent, take physical possession of each tract of the Real Property and of all books, records, documents and accounts, or copies thereof, relating to the Real Property and the Assignor's business thereon located, and manage and operate the Real Property and the Assignor's business thereon without interference from Assignor, at Assignor's expense, including, without limitation, the right to rent and lease the Real Property and to hire a manager for the Real Property;

          (c) In the event the Event of Default is Assignor's failure or refusal
     (i) to pay or cause to be paid, as the same shall become due and payable, any rental or other fee or charge payable by the Assignor under the Lease or (ii) to perform any act which the Assignor is obligated to do or perform thereunder, or should the Assignor fail to make any payment or to do any act as herein provided, then the Agent, but without obligation so to do, without notice to or demand on the Assignor and without releasing the Assignor from any obligation herein, may make such payment or do or perform such act on behalf of the Assignor, including, but not limited to, appearing in and defending any action purporting to affect the security hereof or the rights and powers of the Agent and performing any obligation of the Assignor in the Lease contained, and in exercising any such powers, paying necessary costs and expenses, employing counsel and incurring and paying reasonable attorney's fees; and the Assignor will pay immediately upon demand all payments made and all costs and expenses paid or incurred by the Agent under the authority hereof, together with interest thereon at the Default Rate (as defined in the Credit Agreement) from the date paid or incurred by the Agent, and the same shall be added to the Secured Obligations and shall be secured hereby. Agent expressly does not assume and shall not be or remain liable, jointly with Assignor or severally, for the payment of rent, additional rent or for the due performance of any terms, covenants, conditions and agreements of the Assignor contained in the Lease, unless the Agent elects to pay or do the same pursuant to this
     Section 3.2;

          (d) Any other remedies permitted to Agent under applicable law.

     The foregoing remedies are in addition to any remedies afforded Agent under any other of the Loan Documents or in law or equity, by statute or otherwise, all of which rights and remedies are reserved by Agent. All of the remedies of Agent shall be cumulative and may be exercised at Agent's option concurrently or successively and the exercise or beginning of exercise by Agent of any such remedies shall not preclude the simultaneous or subsequent exercise of the same remedy or any other remedy available to Agent. No failure or delay on the part of Agent to exercise any remedy shall operate as a waiver thereof.

     3.3  Application of Proceeds.  Any amounts collected by Agent hereunder
          -----------------------
shall be applied by Agent, to pay, in such order as Agent shall elect, the Secured Obligations, including all principal amounts guaranteed; accrued, unpaid interest; prepayment fees; late charges; advances; and all costs and expenses, including reasonable attorneys fees, incurred by Agent in operating, protecting, preserving and realizing on Agent's interest in the Real Property including any fees incurred in the representation of the Agent or the Secured Creditors in any proceeding under Title 11, United States Code; and any other amount owing under the Guaranty or any other of the Loan Documents.

     3.4  Non-Merger of Estates.  In the event that the estates of the lessor
          ---------------------
and lessee under the Lease are held by the same entity, it is the intention of the parties that such estates shall be and remain separate and distinct and shall not merge until such time as a separate written document signed by the owner of all interests under the Lease, and expressly providing for cancellation or termination of the Lease, is recorded in the appropriate recording office.

     3.5  No Mortgagee In Possession.  It is understood and agreed that neither
          --------------------------
the assignment of the Lease to Agent nor the exercise by Agent of any of its rights or remedies on behalf of the Secured Creditors under this Assignment shall be deemed to make Agent a "mortgagee-in-possession" or otherwise responsible or liable in any manner with respect to the Lease or the Real Property or the use, occupancy, enjoyment or operation of all or any portion thereof, unless and until Agent, in person or by its agent, assumes actual possession thereof, nor shall appointment of a receiver by any court at the request of Agent or by agreement with Assignor or the entering into possession of the Real Property or any part thereof by such receiver be deemed to make Agent a "mortgagee-in-possession" or otherwise responsible or liable in any manner with respect to the Lease, the Real Property or the use, occupancy, enjoyment or operation of all or any portion thereof.

                  ARTICLE IV.  NO LIABILITY, INDEMNIFICATION
                  ------------------------------------------

     4.1  No Liability.  Nothing in this Assignment shall be construed to impose
          ------------
upon Agent any obligation or responsibility of Assignor, to lessor under the Lease or to any other third party, for the control, care, management or repair of the Real Property, the performance of any of the lessee's obligations under the Lease, or for any dangerous or defective condition on the Real Property.

     4.2  Indemnification.  Assignor shall indemnify and hold Agent harmless
          ---------------
from and against all obligations, liabilities, losses, costs, expenses, civil fines, penalties or damages (including reasonable attorneys fees) which Agent may incur by reason of this Assignment or in connection with the Lease or with regard to the Real Property prior to such time as Agent takes actual physical possession of and manages and operates the Real Property after an Event of Default. Assignor shall, with counsel satisfactory to Agent, defend Agent against any claim or litigation involving Agent for the same. Should Agent incur such obligation, liability, loss, cost, expense, civil fine, penalty or damage, Assignor shall reimburse Agent upon demand. Any amount owed Agent under this provision and not paid after demand shall bear interest at the Default Rate (as defined in the Credit Agreement), and shall be secured by the Loan Documents.

                           ARTICLE V.  MISCELLANEOUS
                           -------------------------

     5.1  Modifications, Etc.  Assignor hereby consents and agrees that Agent
          ------------------
may at any time and from time to time, without notice to or further consent from Assignor, either with or without consideration, surrender any property or other security of any kind or nature whatsoever held by Agent or by any person, firm or corporation on Agent's behalf or for its account, securing the Obligations; substitute for any collateral so held by Agent, other collateral of like kind, or of any kind; grant releases, compromises and indulgences with respect to the Credit Agreement or any other of the Loan Documents to any person or entities now or hereafter liable thereunder or hereunder; release any guarantor or endorser of the Notes, from its obligations under the Credit Agreement or any other of the Loan Documents; or take or fail to take any action of any type whatsoever; and no such action which Agent shall take or fail to take in connection with the Loan Documents, or any of them, or any security for the payment of the Obligations or for the performance of any obligations or undertakings of Assignor pursuant to the Loan Documents, nor any course of dealing with Assignor or any other person, shall release Assignor's obligations hereunder, affect this Assignment in any way or afford Assignor any recourse against Agent, except as expressly provided otherwise. The provisions of this Assignment shall extend and be applicable to all renewals, amendments, extensions, consolidations and modifications of the Loan Documents and the Lease, and any and all references herein to the Loan Documents or the Lease shall be deemed to include any such renewals, amendments, extensions, consolidations or modifications thereof.

     5.2  Further Assurance.  At any time and from time to time, upon request by
          -----------------
Agent, Assignor will make, execute and deliver, or cause to be made, executed and delivered, to Agent and, where appropriate, cause to be recorded and/or filed and from time to time thereafter to be re-recorded and/or refiled at such time and in such offices and places as shall be deemed desirable by Agent, any and all such other and further assignments, mortgages, deeds of trust, security agreements, financing statements, continuation statements, instruments of further assurance, certificates and other documents as may, in the reasonable opinion of Agent, be necessary in order to effectuate, complete, or perfect, or to continue and preserve (a) the obligations of Assignor under this Assignment and (b) the security interest created by this Assignment as a first and prior security interest upon the Lease. Upon any failure by Assignor so to do, Agent may make, execute, record, file, rerecord and/or refile any and all such assignments, mortgages, deeds of trust, security agreements, financing statements, continuation statements, instruments, certificates, and documents for and in the name of Assignor, and Assignor hereby irrevocably appoints Agent the agent and attorney in fact of Assignor so to do.

     5.3  Successors and Assigns.  All of the terms and conditions of this
          ----------------------
Assignment are hereby made binding upon the executors, heirs, administrators, successors and permitted assigns of both Agent and Assignor, including any trustee or debtor-in-possession appointed in any proceeding under Title 11, United States Code.

     5.4  Notices.  All notices shall be in writing, except as to telephonic
          -------
notices expressly permitted and required herein, and written notice shall be delivered by hand delivery, telefacsimile, overnight courier or certified or registered mail. Any notice shall be conclusively deemed to have been received by any party hereto and be effective on the day on which delivered to such party (except as to telephonic or telefacsimile notice upon receipt therefor, and in the case of telex, verification by return) at the address set forth below or such other address as such party shall specify to the other parties in writing, or if sent prepaid by certified or registered mail return receipt requested on the third Business Day after the day on which mailed, addressed to such party at said address:

          (a)  if to the Assignor:

               BREED Technologies, Inc.
               5300 Old Tampa Highway
               Lakeland, Florida 33811
               Attention:  General Counsel

               Telephone:     (941) 668-6000
               Telefacsimile: ___________________

          (b)  if to the Agent:

               NationsBank, National Association
               400 N. Ashley Drive, 2nd Floor
               Tampa, Florida 33602
               Attention:  Global Finance
               Telephone:____________________
               Telefacsimile:_________________

               with a copy to:

               NationsBank, National Association
               Independence Center
               15th Floor, NC1-001-15-04
               Charlotte, North Carolina 28255
               Attention:  Agency Services
               Telephone:       (704) 388-2374
               Telefacsimile:   (704) 386-9923

               with a copy to:

               Smith Helms Mulliss & Moore, L.L.P.
               214 North Church Street
               Charlotte, North Carolina 28202
               Attention:  R. Malloy McKeithen
               Telephone:       (704) 343-2000
               Telefacsimile:   (704) 334-8467


     5.5  APPLICABLE LAW:  THE PARTIES TO THIS ASSIGNMENT AGREE THAT THEIR
          --------------
RIGHTS AND OBLIGATIONS UNDER THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF FLORIDA, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW RULES AND PRINCIPLES THEREOF. THE PARTIES FURTHER AGREE AND STIPULATE THAT THIS ASSIGNMENT AND THE LOAN DOCUMENTS WERE NEGOTIATED PRIMARILY IN FLORIDA AND THAT FLORIDA HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTIONS SECURED BY THIS ASSIGNMENT. NOTWITHSTANDING THE FOREGOING, THE PARTIES AGREE THAT THE PROCEDURES GOVERNING THE ENFORCEMENT BY AGENT OF THE PROVISIONAL REMEDIES AGAINST ASSIGNOR, INCLUDING BY WAY OF ILLUSTRATION BUT NOT LIMITATION, ACTIONS FOR REPLEVIN, FOR CLAIM AND DELIVERY OF PROPERTY, FOR INJUNCTIVE RELIEF OR FOR THE APPOINTMENT OF A RECEIVER AND THE

REQUIREMENTS NECESSARY TO CREATE OR GRANT, PERFECT OR FORECLOSE ON, OR DETERMINE THE PRIORITY OF, THE LIEN AND SECURITY INTEREST OF THIS ASSIGNMENT, SHALL BE GOVERNED BY THE LAWS OF THE STATE IN WHICH THE REAL PROPERTY IS LOCATED.

     5.6  Captions.  The captions of this Assignment are inserted only for the
          --------
purpose of convenience, and in no way define, limit or prescribe the scope or extent of this Assignment or any part hereof.

     5.7  Exhibits.  All Exhibits referred to herein and attached hereto are
          --------
hereby incorporated and made a part of this Assignment.

     5.8  No Oral Modifications; Amendments.  No oral amendment to this
          ---------------------------------
Assignment shall be binding on the parties hereto. Any modification of or amendment to this Assignment must be in writing signed by both parties.

     5.9  Terms.  Common nouns and pronouns shall be deemed to refer to the
          -----
masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require.

     5.10 Invalidity.  If any provision of this Assignment shall be held
          ----------
invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Assignment.

     IN WITNESS WHEREOF, Assignor has duly executed this Assignment under seal as of the date hereinabove set forth.



                              ASSIGNOR:

                              ------------------------------------


                              By:                                 (SEAL)
                                 ---------------------------------
                              Name:
                                   -------------------------------
                              Title:
                                    ------------------------------


                              Attest:                             (SEAL)
                                     -----------------------------
                              Name:
                                   -------------------------------
                              Title:
                                    ------------------------------

                                                        (CORPORATE SEAL)

SIGNED, SEALED AND DELIVERED
  IN THE PRESENCE OF:

----------------------------
Print Name:
           -----------------


----------------------------
Print Name:
           -----------------

STATE OF                      )
        ----------------------
                              ) ss.

COUNTY OF                     )
         ---------------------


     The foregoing instrument was acknowledged before me this _____ day of October, 1997, by ____________________, __________ President and
____________________, _____ Secretary of ________________________________, a
___________________ corporation.



                                ----------------------------------------
                                         Notary Public


My commission expires:

-------------------------------

[NOTARIAL SEAL]

                                   EXHIBIT A
                                   ---------

                         Description of Real Property
                         ----------------------------

                                  EXHIBIT O-1

                            Form of Revolving Note

                                Promissory Note
                               (Revolving Loan)

$____________                                             __________, __________

                                                                __________, ____


     FOR VALUE RECEIVED, BREED TECHNOLOGIES, INC., a Delaware corporation having its principal place of business located in Lakeland, Florida ("BREED"), BREED AUTOMOTIVE SAFETY SYSTEMS, S.L., BREED ITALIAN HOLDINGS, S.R.L., BREED UK LIMITED, and BREED R.F., GMBH (each a "Borrower" and collectively with BREED the "Borrowers"), hereby promise to pay to the order of _______________________ (the "Lender"), in its individual capacity, at the office of NATIONSBANK, NATIONAL ASSOCIATION, as agent for the Lenders (the "Agent"), located at One Independence Center, 101 North Tryon Street, NC1-001-15-04, Charlotte, North Carolina 28255 (or at such other place or places as the Agent may designate in writing) at the times set forth in the Amended and Restated Credit Agreement dated as of April 28, 1998 among the Borrowers, the financial institutions party thereto (collectively with the Lender, the "Lenders") and the Agent (as amended, supplemented or restated and in effect from time to time, the "Agreement"; all capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement), in lawful money of the United States of America or in the applicable Alternative Currency, as the case may be, in immediately available funds, the principal amount of ________________ DOLLARS ($_________) or, if less than such principal amount, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrowers pursuant to the Agreement, on the Revolving Credit Termination Date or such earlier date as may be required pursuant to the terms of the Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates provided in Article III of
                                                                 ------------
the Agreement. All or any portion of the principal amount of Revolving Loans may be prepaid or required to be prepaid as provided in the Agreement.

     Each Borrower shall be jointly and severally liable as a primary obligor; provided that a Borrower which is a Foreign Subsidiary shall be liable hereunder
--------
only for Obligations made by or on its behalf together with interest, fees and expenses relating thereto as provided in Section 3.1(d) of the Agreement.
                                         --------------

     If payment of all sums due hereunder is accelerated under the terms of the Agreement or under the terms of the other Loan Documents executed in connection with the Agreement, the then


THIS REVOLVING NOTE AND OTHER REVOLVING NOTES OF EVEN DATE ARE GIVEN IN SUBSTITUTION AND NOT PAYMENT OF REVOLVING NOTES OF THE BORROWER DATED OCTOBER 30, 1997 ISSUED PURSUANT TO A CREDIT AGREEMENT DATED OCTOBER 30, 1997

                                     O-1-1
remaining principal amount and accrued but unpaid interest shall bear interest which shall be payable on demand at the rates per annum set forth in the proviso to Section 3.2(a) of the Agreement or the maximum rate permitted under
   --------------
applicable law, if lower, until such principal and interest have been paid in full. Further, in the event of such acceleration, this Revolving Note, and all other indebtedness of the Borrowers to the Lender shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrowers.

     In the event this Revolving Note is not paid when due at any stated or accelerated maturity, the Borrowers agree to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys' fees and disbursements, and interest due hereunder thereon at the rates set forth above.

     Interest hereunder shall be computed as provided in the Agreement.

     This Revolving Note is one of the Revolving Notes referred to in the Agreement and is issued pursuant to and entitled to the benefits and security of the Agreement to which reference is hereby made for a more complete statement of the terms and conditions upon which the Revolving Loans evidenced hereby were or are made and are to be repaid. This Revolving Note is subject to certain restrictions on transfer or assignment as provided in the Agreement.

     All Persons bound on this obligation, whether primarily or secondarily liable as principals, sureties, guarantors, endorsers or otherwise, hereby waive to the full extent permitted by law the benefits of all provisions of law for stay or delay of execution or sale of property or other satisfaction of judgment against any of them on account of liability hereon until judgment be obtained and execution issues against any other of them and returned satisfied or until it can be shown that the maker or any other party hereto had no property available for the satisfaction of the debt evidenced by this instrument, or until any other proceedings can be had against any of them, also their right, if any, to require the holder hereof to hold as security for this Revolving Note any collateral deposited by any of said Persons as security. Protest, notice of protest, notice of dishonor, dishonor, demand or any other formality are hereby waived by all parties bound hereon.

     IN WITNESS WHEREOF, the Borrowers have caused this Revolving Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.


                                        BREED TECHNOLOGIES, INC.

WITNESS:

                                        By:
------------------------                   -------------------------------------
                                        Name:
------------------------                     -----------------------------------
                                        Title:
                                              ----------------------------------

                                     O-1-2

                                        BREED AUTOMOTIVE SAFETY SYSTEMS SL

WITNESS:

                                        By:
------------------------                   -------------------------------------
                                        Name:
------------------------                     -----------------------------------
                                        Title:
                                              ----------------------------------


                                        BREED ITALIAN HOLDINGS, S.R.L.

WITNESS:

                                        By:
------------------------                   -------------------------------------
                                        Name:
------------------------                     -----------------------------------
                                        Title:
                                              ----------------------------------


                                        BREED UK LIMITED

WITNESS:

                                        By:
------------------------                   -------------------------------------
                                        Name:
------------------------                     -----------------------------------
                                        Title:
                                              ----------------------------------


                                        BREED R.F. GMBH

WITNESS:

                                        By:
------------------------                   -------------------------------------
                                        Name:
------------------------                     -----------------------------------
                                        Title:
                                              ----------------------------------

                                     O-1-3

                                  EXHIBIT O-2

                              Form of Term Note A

                                Promissory Note
                                 (Term Loan A)


$____________                                            __________, ___________

                                                                 _________, ____


     FOR VALUE RECEIVED, BREED TECHNOLOGIES, INC., a Delaware corporation having its principal place of business located in Lakeland, Florida (the "Borrower"), hereby promises to pay to the order of _________________________ (the "Lender"), in its individual capacity, at the office of NATIONSBANK, NATIONAL ASSOCIATION, as agent for the Lenders (the "Agent"), located at One Independence Center, 101 North Tryon Street, NC1-001-15-04, Charlotte, North Carolina 28255 (or at such other place or places as the Agent may designate in writing) at the times set forth in the Amended and Restated Credit Agreement dated as of April 28, 1998 among the Borrowers, the financial institutions party thereto (collectively with the Lender, the "Lenders") and the Agent (as amended, supplemented or restated and in effect from time to time, the "Agreement"; all capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement), in lawful money of the United States of America in immediately available funds, the principal amount of ______________________ DOLLARS ($___________) or, if less than such principal amount, the aggregate unpaid principal amount of the Term Loan made by the Lender to the Borrower pursuant to the Agreement, on the Term Loan A Termination Date or such earlier date as may be required pursuant to the terms of the Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates provided in Article II of the Agreement.
                                                  ----------
All or any portion of the principal amount of Term Loans may be prepaid as provided in the Agreement.

     If payment of all sums due hereunder is accelerated under the terms of the Agreement or under the terms of the other Loan Documents executed in connection with the Agreement, the then remaining principal amount and accrued but unpaid interest shall bear interest which shall be payable on demand at the rates per annum set forth in the proviso to Section 2.4 of the Agreement or the maximum
                                  -----------
rate permitted under applicable law, if lower, until such principal and interest have been paid in full. Further, in the event of such acceleration, this Term Note, and all other indebtedness of the Borrower to the Lender shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

THIS TERM NOTE A AND OTHER TERM NOTES OF EVEN DATE ARE GIVEN IN SUBSTITUTION AND NOT PAYMENT OF TERM NOTES OF THE BORROWER DATED OCTOBER 30, 1997 ISSUED PURSUANT TO A CREDIT AGREEMENT DATED OCTOBER 30, 1997

                                     O-2-1

     In the event this Term Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys' fees and disbursements, and interest due hereunder thereon at the rates set forth above.

     Interest hereunder shall be computed as provided in the Agreement.

     This Term Note is one of the Term Notes A referred to in the Agreement and is issued pursuant to and entitled to the benefits and security of the Agreement to which reference is hereby made for a more complete statement of the terms and conditions upon which the Term Loans evidenced hereby were or are made and are to be repaid. This Term Note is subject to certain restrictions on transfer or assignment as provided in the Agreement.

      All Persons bound on this obligation, whether primarily or secondarily liable as principals, sureties, guarantors, endorsers or otherwise, hereby waive to the full extent permitted by law the benefits of all provisions of law for stay or delay of execution or sale of property or other satisfaction of judgment against any of them on account of liability hereon until judgment be obtained and execution issues against any other of them and returned satisfied or until it can be shown that the maker or any other party hereto had no property available for the satisfaction of the debt evidenced by this instrument, or until any other proceedings can be had against any of them, and also their right, if any, to require the holder hereof to hold as security for this Term Note any collateral deposited by any of said Persons as security. Protest, notice of protest, notice of dishonor, dishonor, demand or any other formality are hereby waived by all parties bound hereon.

     IN WITNESS WHEREOF, the Borrower has caused this Term Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.

                                       BREED TECHNOLOGIES, INC.

WITNESS:

                                       By:
-----------------------------             --------------------------------
                                       Name:
                                            ------------------------------
                                       Title:
-----------------------------                -----------------------------

                                     O-2-2

                                  EXHIBIT O-3

                              Form of Term Note B

                                Promissory Note
                                 (Term Loan B)


$____________                                             __________, __________

                                                                 _________, ____


     FOR VALUE RECEIVED, BREED TECHNOLOGIES, INC., a Delaware corporation having its principal place of business located in Lakeland, Florida (the "Borrower"), hereby promises to pay to the order of ______________________________________
(the "Lender"), in its individual capacity, at the office of NATIONSBANK, NATIONAL ASSOCIATION, as agent for the Lenders (the "Agent"), located at One Independence Center, 101 North Tryon Street, NC1-001-15-04, Charlotte, North Carolina 28255 (or at such other place or places as the Agent may designate in writing) at the times set forth in the Amended and Restated Credit Agreement dated as of April 28, 1998 among the Borrowers, the financial institutions party thereto (collectively with the Lender, the "Lenders") and the Agent (as amended, supplemented or restated and in effect from time to time, the "Agreement"; all capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement), in lawful money of the United States of America in immediately available funds, the principal amount of ______________________ DOLLARS ($___________) or, if less than such principal amount, the aggregate unpaid principal amount of the Term Loan made by the Lender to the Borrower pursuant to the Agreement, on the Term Loan B Termination Date or such earlier date as may be required pursuant to the terms of the Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates provided in Article II of the Agreement. All or any portion of the principal
            ----------
amount of Term Loans may be prepaid as provided in the Agreement.

     If payment of all sums due hereunder is accelerated under the terms of the Agreement or under the terms of the other Loan Documents executed in connection with the Agreement, the then remaining principal amount and accrued but unpaid interest shall bear interest which shall be payable on demand at the rates per annum set forth in the proviso to Section 2.4 of the Agreement or the maximum
                                  -----------
rate permitted under applicable law, if lower, until such principal and interest have been paid in full. Further, in the event of such acceleration, this Term Note, and all other indebtedness of the Borrower to the Lender shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

THIS TERM NOTE B AND OTHER TERM NOTES OF EVEN DATE ARE GIVEN IN SUBSTITUTION AND NOT PAYMENT OF TERM NOTES OF THE BORROWER DATED OCTOBER 30, 1997 ISSUED PURSUANT TO A CREDIT AGREEMENT DATED OCTOBER 30, 1997

                                     O-3-1

     In the event this Term Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys' fees and disbursements, and interest due hereunder thereon at the rates set forth above.

     Interest hereunder shall be computed as provided in the Agreement.

     This Term Note is one of the Term Notes B referred to in the Agreement and is issued pursuant to and entitled to the benefits and security of the Agreement to which reference is hereby made for a more complete statement of the terms and conditions upon which the Term Loans evidenced hereby were or are made and are to be repaid. This Term Note is subject to certain restrictions on transfer or assignment as provided in the Agreement.

      All Persons bound on this obligation, whether primarily or secondarily liable as principals, sureties, guarantors, endorsers or otherwise, hereby waive to the full extent permitted by law the benefits of all provisions of law for stay or delay of execution or sale of property or other satisfaction of judgment against any of them on account of liability hereon until judgment be obtained and execution issues against any other of them and returned satisfied or until it can be shown that the maker or any other party hereto had no property available for the satisfaction of the debt evidenced by this instrument, or until any other proceedings can be had against any of them, and also their right, if any, to require the holder hereof to hold as security for this Term Note any collateral deposited by any of said Persons as security. Protest, notice of protest, notice of dishonor, dishonor, demand or any other formality are hereby waived by all parties bound hereon.


     IN WITNESS WHEREOF, the Borrower has caused this Term Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.

                                       BREED TECHNOLOGIES, INC.

WITNESS:

                                       By:
-----------------------------             --------------------------------
                                       Name:
                                            ------------------------------
                                       Title:
-----------------------------                -----------------------------

                                     O-3-2

                                   EXHIBIT O-4

                            Form of Swing Line Note

                                Promissory Note
                               (Swing Line Loan)

$20,000,000                                               __________, __________

                                                                 _________, ____


     FOR VALUE RECEIVED, BREED TECHNOLOGIES, INC., a Delaware corporation having its principal place of business located in Lakeland, Florida (the "Borrower"), hereby promises to pay to the order of NATIONSBANK, NATIONAL ASSOCIATION (the "Lender"), in its individual capacity, at the office of NATIONSBANK, NATIONAL ASSOCIATION, as agent for the Lenders (the "Agent"), located at One Independence Center, 101 North Tryon Street, NC1-001-15-04, Charlotte, North Carolina 28255 (or at such other place or places as the Agent may designate in writing) at the times set forth in the Amended and Restated Credit Agreement dated as of April 28, 1998 among the Borrower, certain Borrowing Subsidiaries, the financial institutions party thereto (collectively with the Lender, the "Lenders") and the Agent (as amended, supplemented or restated and in effect from time to time, the "Agreement"; all capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement), in lawful money of the United States of America in immediately available funds, the principal amount of
TWENTY MILLION DOLLARS ($20,000,000) or, if less than such principal amount, the aggregate unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower pursuant to the Agreement, on the Revolving Credit Termination Date or such earlier date as may be required pursuant to the terms of the Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates provided in Article
                                                                         -------
III of the Agreement.  All or any portion of the principal amount of  Swing Line
---
Loans may be prepaid or required to be prepaid as provided in the Agreement.

     If payment of all sums due hereunder is accelerated under the terms of the Agreement or under the terms of the other Loan Documents executed in connection with the Agreement, the then remaining principal amount and accrued but unpaid interest shall bear interest which shall be payable on demand at the rates per annum set forth in the proviso to Section 3.14(b) of the Agreement or the
                                  ---------------
maximum rate permitted under applicable law, if lower, until such principal and interest have been paid in full. Further, in the event of such acceleration, this Swing Line Note, and all other indebtedness of the Borrower to the Lender shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

     In the event this Swing Line Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including

                                     O-4-1
reasonable attorneys' fees and disbursements, and interest due hereunder thereon at the rates set forth above.

     Interest hereunder shall be computed as provided in the Agreement.

     This Swing Line Note is the Swing Line Note referred to in the Agreement and is issued pursuant to and entitled to the benefits and security of the Agreement to which reference is hereby made for a more complete statement of the terms and conditions upon which the Revolving Loans evidenced hereby were or are made and are to be repaid. This Revolving Note is subject to certain restrictions on transfer or assignment as provided in the Agreement.

     All Persons bound on this obligation, whether primarily or secondarily liable as principals, sureties, guarantors, endorsers or otherwise, hereby waive to the full extent permitted by law the benefits of all provisions of law for stay or delay of execution or sale of property or other satisfaction of judgment against any of them on account of liability hereon until judgment be obtained and execution issues against any other of them and returned satisfied or until it can be shown that the maker or any other party hereto had no property available for the satisfaction of the debt evidenced by this instrument, or until any other proceedings can be had against any of them, also their right, if any, to require the holder hereof to hold as security for this Swing Line Note any collateral deposited by any of said Persons as security. Protest, notice of protest, notice of dishonor, dishonor, demand or any other formality are hereby waived by all parties bound hereon.

     IN WITNESS WHEREOF, the Borrower has caused this Swing Line Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.


                                       BREED TECHNOLOGIES, INC.

WITNESS:

                                       By:
-----------------------------             --------------------------------
                                       Name:
                                            ------------------------------
                                       Title:
-----------------------------                -----------------------------

                                     O-4-2

                                   EXHIBIT P

               Form of Stock Pledge Agreement (U.S. Subsidiaries)

                                 [See Attached]

                             STOCK PLEDGE AGREEMENT
                               (US Subsidiaries)

     THIS STOCK PLEDGE AGREEMENT (the "Agreement") is made and entered into as of this ___ day of ________, 199_ by and between EACH OF THE UNDERSIGNED direct and indirect subsidiaries of BREED Technologies, Inc. ("BREED") (the "Pledgors", and each individually a "Pledgor"), and NATIONSBANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, as Agent (the "Agent") for each of the financial institutions (the "Lenders" and collectively with the Agent the "Secured Parties") now or hereafter party to the Credit Agreement (as defined below). All capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Credit Agreement.

                              W I T N E S S E T H:
                              --------------------


     WHEREAS, the Secured Parties have agreed to provide to BREED and certain Subsidiaries (collectively, the "Borrower") certain credit facilities, including a term loan facility and a revolving credit facility with a letter of credit sublimit and a multi-currency sublimit pursuant to the Amended and Restated Credit Agreement dated as of April 28, 1998 among the Borrower, the Agent and the Lenders (as from time to time amended, revised, modified, supplemented, or amended and restated the "Credit Agreement"); and

     WHEREAS, each of the Subsidiary Pledgors has entered into that certain Guaranty Agreement of even date herewith (the "Guaranty") together with certain other subsidiaries of BREED and the Agent; and

     WHEREAS, as collateral security for the payment and performance of the Borrower's Obligations and the Subsidiary Pledgors' obligations under the Guaranty, each Pledgor is willing to pledge and grant to the Agent for the benefit of the Lenders a security interest in all of the issued and outstanding shares of capital stock, whether now in existence or hereafter issued, of each of its subsidiaries which are Domestic Subsidiaries, and at least 65% of the issued and outstanding shares of capital stock or equivalent indicia of ownership under the law or practice of any foreign jurisdiction, whether now in existence or hereafter issued, of each of its subsidiaries which are Direct Foreign Subsidiaries, all of which are required to be subject to a Pledge Agreement pursuant to the Credit Agreement (the "Pledged Stock"), including without limitation the Pledged Stock in such Subsidiaries more particularly described on Schedule I hereto (such Subsidiaries, together with all other
             ----------
Subsidiaries whose capital stock may be required to be subject to a Pledge Agreement from time to time, are hereinafter referred to collectively as the "Pledged Subsidiaries"); and

     WHEREAS, the Lenders are unwilling to enter into the Loan Documents unless each Pledgor enters into this Agreement;

     NOW, THEREFORE, in order to induce the Secured Parties to enter into the Loan Documents and to make Loans and issue Letters of Credit and in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

     1.   Pledge of Stock; Other Collateral.
          ---------------------------------

     (a) As collateral security for the payment and performance by the Borrower of its now or hereafter existing Obligations and by the Subsidiary Pledgors of their now or hereafter existing liabilities and obligations under the Guaranty (collectively with the Obligations, the "Secured Obligations"), each Pledgor hereby pledges and collaterally assigns to the Agent for the benefit of the Lenders, and grants to the Agent for the benefit of the Lenders a first priority lien and security interest in, the Pledged Stock and all of the following:

               (i) all cash, securities, dividends, rights, and other property at any time and from time to time declared or distributed in respect of or in exchange for any or all of the Pledged Stock, other than cash dividends permitted to be retained by the Pledgors under Section 9 hereof;

               (ii) all other property hereafter delivered to the Agent in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such property and all cash, securities, interest, dividends, rights, and other property at any time and from time to time declared or distributed in respect of or in exchange for any or all of the Pledged Stock; and

               (iii)  all proceeds of any of the foregoing.

All such Pledged Stock, certificates, instruments, cash, securities, interest, dividends, rights and other property referred to in this Section 1, other than
                                                         ---------
cash dividends issued in respect of such Pledged Stock that are permitted to be retained by the Pledgors under Section 9 hereof, are herein collectively referred to as the "Collateral." All of the Pledged Stock described on Schedule
                                                                        --------
I in effect from time to time is currently owned by the respective Pledgors and
-
represented by the stock certificates listed on Schedule I hereto. Certificates
                                                ----------
evidencing all the Pledged Stock on the Closing Date, together with stock powers duly executed in blank by the Pledgors, have been delivered to the Agent.

     (b) Each Pledgor agrees to deliver all the Collateral to the Agent at such location or locations as the Agent shall from time to time designate by written notice pursuant to Section 25 hereof for its custody at all times until
                   ----------
termination of this Agreement, together with such instruments of assignment and transfer as requested by the Agent.

     (c) Each Pledgor agrees to deliver all share certificates, documents, agreements, financing statements, amendments thereto, assignments or other writings as the Agent may request to carry out the terms of this Agreement or to protect or enforce the lien and security interest in the Collateral hereunder granted thereby to the Agent for the benefit of the Lenders and further agrees to do and cause to be done all things determined by the Agent to be necessary to perfect and keep in full force the Lien in the Collateral hereunder granted thereby in favor of the Agent for the benefit of the Lenders, including, but not limited to, the prompt payment of all documented out-of-pocket fees and expenses incurred in connection with any filings made to perfect or continue the lien and security interest in the Collateral hereunder granted thereby in favor of the Agent for the benefit of the Lenders. Each Pledgor agrees to make appropriate entries upon its books and records (including without limitation its stock record and transfer books) disclosing the Lien in the Collateral hereunder granted thereby to the Agent for the benefit of the Lenders hereunder.

     (d) All advances, charges, costs and expenses, including reasonable attorneys' fees, incurred or paid by any Secured Party in exercising any right, power or remedy conferred by this Agreement, or in the enforcement thereof, shall become a part of the Secured Obligations and shall be paid to the Agent for the benefit of the Lenders by the Pledgors immediately upon demand therefor, with interest thereon until paid in full at the Default Rate for Base Rate Loans.

     2.  Status of Pledged Stock. Each Pledgor hereby represents and warrants
         -----------------------
to the Agent for the benefit of the Lenders that (i) all of the shares of Pledged Stock of its Subsidiaries are validly issued and outstanding, fully paid and nonassessable and constitute all the authorized, issued and outstanding shares of common stock of each of the Pledged Subsidiaries of such Pledgor which are Domestic Subsidiaries and at least 65% of the authorized, issued and outstanding shares of common stock of each of the Pledged Subsidiaries of such Pledgor which are Direct Foreign Subsidiaries, (ii) such Pledgor is the registered and record and beneficial owner of such Pledged Stock, free and clear of all Liens, charges, equities, encumbrances and restrictions on pledge or transfer (other than the Liens created under the Loan Documents and restrictions imposed by applicable law), (iii) such Pledgor has full corporate power, legal right and lawful authority to execute this Agreement and to pledge, assign and transfer such Pledged Stock in the manner and form hereof, and (iv) the pledge, assignment and delivery of such Pledged Stock by the Pledgors to the Agent for the benefit of the Lenders pursuant to this Agreement creates, together with the delivery of the certificates evidencing such Pledged Stock, which delivery has heretofore been accomplished, a valid and perfected first priority security interest in such Pledged Stock in favor of the Agent for the benefit of the Lenders, securing the payment of the Secured Obligations. Except as permitted under Sections 10.5 or 10.7 of the Credit Agreement, none of the Pledged Stock
      ---------------------
(nor any interest therein or thereto) shall be sold, transferred or assigned, nor any Lien created therein, without the Agent's prior written consent, which may be withheld for any reason. Each Pledgor covenants with the Agent for the benefit of the Lenders that it shall at all times cause the Pledged Stock to be represented by the certificates now and hereafter delivered to the Agent in accordance with Section 1 hereof and that it shall not cause, suffer or permit
                ---------
any of the Pledged Subsidiaries to issue any capital stock, or securities convertible into, or exercisable or exchangeable for, capital stock, at any time during the term of this Agreement other than to the Pledgors and subject to this Agreement pursuant to Section 23 hereof.
                      ----------

     3.   Preservation and Protection of Collateral.
          -----------------------------------------

     (a) The Agent shall be under no duty or liability with respect to the collection, protection or preservation of the Collateral, or otherwise, other than the obligation to deal with the Collateral while in its possession in the same manner as the Agent deals with similar securities or property for its own account.

     (b) Each Pledgor agrees to pay when due all taxes, charges, Liens and assessments against the Collateral in which it has an interest, unless being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves have been established in accordance with GAAP and evidenced to the satisfaction of the Agent and provided further that all enforcement proceedings in the nature of levy or foreclosure are effectively stayed. Upon the failure of the Pledgors to so pay or contest such taxes, charges, Liens or assessments, the Agent at its option may pay or contest any of them (the Agent having the sole right to determine the legality or validity and the amount necessary to discharge such taxes, charges, Liens or assessments).

     4.   Default.   Upon the occurrence and during the continuance of any Event
          -------
of Default, the Agent is given full power and authority, then or at any time thereafter, to sell, assign and deliver or collect the whole or any part of the Collateral, or any substitute therefor or any addition thereto, in one or more sales, with or without any previous demands or demand of performance or, to the extent permitted by law, notice or advertisement, in such order as the Agent may elect; and any such sale may be made either at public or private sale at the Agent's place of business or elsewhere, either for cash or upon credit or for future delivery, at such price as the Agent may reasonably deem fair; and the Agent may be the purchaser of any or all Collateral so sold and hold the same thereafter in its own right free from any claim of the Pledgors or right of redemption. Demands of performance, advertisements and presence of property and sale and notice of sale are hereby waived to the extent permissible by law and the Pledgors acknowledge that the Collateral is of a type customarily sold on a recognized market. Any sale hereunder may be conducted by an auctioneer or any officer or agent of the Agent. Each Pledgor recognizes that the Agent may be unable to effect a public sale of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "Securities Act"), and applicable law, and may be otherwise delayed or adversely affected in effecting any sale by reason of present or future restrictions thereon imposed by governmental authorities, and that as a consequence of such prohibitions and restrictions the Agent may be compelled (i) to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the stock for their own account, for investment and not with a view to the distribution or resale thereof, or (ii) to seek regulatory approval of any proposed sale or sales, or (iii) to limit the amount of Collateral sold to any Person or group. Each Pledgor agrees and acknowledges that private sales so made may be at prices and upon terms less favorable to the Pledgors than if such Collateral was sold either at public sales or at private sales not subject to other regulatory restrictions, and that the Agent has no obligation to delay the sale of any of the Collateral for the period of time necessary to permit the issuer of such Collateral to register or otherwise qualify the Pledged Stock, even if such issuer would agree to register or otherwise qualify for public sale under the Securities Act or applicable state law. The Pledgor agrees that private sales made under the foregoing circumstances will not, for that reason, be deemed to have been made in a manner which is not commercially reasonable. Each Pledgor hereby acknowledges that a ready market may not exist for the Pledged Stock since it is not traded on a national securities exchange or quoted on an automated quotation system and agrees and acknowledges that in such event the Pledged Stock may be sold for an amount less than a pro rata share of the fair market value of the issuer's assets minus its liabilities. In addition to the foregoing, the Lenders may exercise such other rights and remedies as may be available under the Loan Documents, at law or in equity.

     5.   Proceeds of Sale.  The proceeds of the sale of any of the Collateral
          ----------------
and all sums received or collected from or on account of such Collateral shall be applied to the payment of expenses incurred or paid by the Agent in connection with any holding, sale, transfer or delivery of the Collateral, to the payment of any other costs, charges, reasonable attorneys' fees or expenses mentioned herein, and to the payment of the Secured Obligations or any part thereof, all in such order and manner as is provided in Section 11.5 of the
                                                        ------------
Credit Agreement and otherwise as the Agent may determine and as permitted by applicable law. The Agent shall, upon satisfaction in full of all such Secured Obligations, pay any balance to the Pledgors or otherwise as may be required by applicable law.

     6.   Presentments, Demands and Notices.  The Agent shall not be under any
          ---------------------------------
duty or obligation whatsoever to make or give any presentments, demands for performances, notices of nonperformance, protests, notice of protest or notice of dishonor in connection with any obligations or evidences of indebtedness held thereby as collateral, or in connection with any obligations or evidences of indebtedness which constitute in whole or in part the Secured Obligations secured hereunder.

     7.   Attorney-in-Fact. Each Pledgor hereby appoints the Agent as such
          ----------------
Pledgor's attorney-in-fact for the purposes of carrying out the provisions of this Agreement and taking any action and executing any instrument which the Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable; provided, that the
                                                            --------
Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, the Agent shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to such Pledgor representing any dividend, interest payment, principal payment or other distribution payable or distributable in respect of, or otherwise constituting, the Collateral or any part thereof and to give full discharge for the same.

     8.   Waiver by Pledgors.  Each Pledgor waives (to the extent permitted by
          ------------------
applicable law) any right to require the Agent or any Lender or any other obligee of the Secured Obligations to (a) proceed against any other Pledgor or any Person, including without limitation ant Guarantor, (b) proceed against or exhaust any Collateral or other collateral for the Secured

Obligations, or (c) pursue any other remedy in its power; and waives (to the extent permitted by applicable law) any defense arising by reason of any disability or other defense of any other Pledgor or any other Person, including without limitation any Guarantor, or by reason of the cessation from any cause whatsoever of the liability of any other Pledgor or any other Person, including without limitation, any Guarantor. The Agent may at any time deliver (without representation, recourse or warranty) the Collateral or any part thereof to any Pledgor who has an interest therein and the receipt thereof by such Pledgor shall be a complete and full acquittance for the Collateral so delivered, and the Agent shall thereafter be discharged from any liability or responsibility therefor.

     9.   Dividends and Voting Rights.
          ---------------------------

     (a) All dividends and other distributions with respect to the Pledged Stock shall be subject to the pledge hereunder, except for cash dividends which are, to the extent permitted to be made under the Credit Agreement, permitted to be retained by the Pledgors so long as no Event of Default shall have occurred and be continuing, and any such dividends may be retained by the Pledgors free from any Lien hereunder. Upon the occurrence and during the continuance of any Event of Default, all such cash and other dividends shall be promptly delivered to the Agent (together, if the Agent shall request, with stock powers or instruments of assignment duly executed in blank affixed to any stock certificate or other negotiable document or instrument so distributed) to be held, released or disposed of by it hereunder or, at the option of the Agent, to be applied to the Secured Obligations as they become due.

     (b) So long as no Event of Default shall have occurred and be continuing, the registration of the Collateral in the name of any Pledgor shall not be changed and the Pledgors shall be entitled to exercise all voting and other rights and powers pertaining to the Collateral for all purposes not inconsistent with the terms hereof.

     (c) Upon the occurrence and during the continuance of any Event of Default, at the option of the Agent, all rights of the Pledgors to receive and retain dividends upon the Collateral shall cease and shall thereupon be vested in the Agent for the benefit of the Lenders.

     (d) Upon the occurrence and during the continuance of any Event of Default, at the option of the Agent, all rights of the Pledgors to exercise the voting or consensual rights and powers which it is authorized to exercise with respect to the Collateral pursuant to subsection (b) above shall cease and the Agent may thereupon (but shall not be obligated to), at its request, cause such Collateral to be registered in the name of the Agent or its nominee or agent for the benefit of the Lenders and exercise such voting or consensual rights and powers as appertain to ownership of such Collateral, and to that end each Pledgor hereby appoints the Agent as its proxy, with full power of substitution, to vote and exercise all other rights as a shareholder with respect to the Pledged Stock hereunder upon the occurrence and during the continuance of any Event of Default, which proxy is coupled with an interest and is irrevocable prior to termination of this Agreement as set forth in Section 22 hereof, and
                                                       ----------
each Pledgor hereby agrees to provide such further proxies as the Agent may request; provided, however, that the Agent in its discretion may from time to
         --------  -------
time refrain from exercising, and shall not be obligated to exercise, any such voting or consensual rights or such proxy.

     10.  Power of Sale.  Until the Facility Termination Date, the power of sale
          -------------
and other rights, powers and remedies granted to the Agent for the benefit of the Lenders hereunder shall continue to exist and may be exercised by the Agent at any time and from time to time irrespective of the fact that any Secured Obligations or any part thereof may have become barred by any statute of limitations or that the liability of any Pledgor may have ceased.

     11.  Other Rights.  The rights, powers and remedies given to the Agent for
          ------------
the benefit of the Lenders by this Agreement shall be in addition to all rights, powers and remedies given to any Lenders by virtue of any statute or rule of law. Any forbearance or failure or delay by the Agent in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof. Every right, power and remedy of the Lenders shall continue in full force and effect until such right, power or remedy is specifically waived by the Required Lenders by an instrument in writing.

     12.  Anti-Marshalling Provisions.  The right is hereby given by each
          ---------------------------
Pledgor to the Agent, for the benefit of the Secured Parties, to make releases (whether in whole or in part) of all or any part of the Collateral agreeable to the Agent without notice to, or the consent, approval or agreement of other parties and interests, including junior lienors, which releases shall not impair in any manner the validity of or priority of the Liens and security interests in the remaining Collateral conferred under such documents, nor release such Pledgor from personal liability for the Secured Obligations hereby secured. Notwithstanding the existence of any other security interest in the Collateral held by the Agent, for the benefit of the Secured Parties, the Agent shall have the right to determine the order in which any or all of the Collateral shall be subjected to the remedies provided in this Agreement. The proceeds realized upon the exercise of the remedies provided herein shall be applied by the Agent, for the benefit of the Secured Parties, in the manner provided in Section 11.5
                                                                  ------------
of the Credit Agreement. Each Pledgor hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein.

     13.  Absolute Rights and Obligations.  All rights of the Secured Parties,
          -------------------------------
and all obligations of the Pledgors hereunder, shall be absolute and unconditional irrespective of:

          (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document or any other agreement or instrument relating to any of the Secured Obligations;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument relating to any of the Secured Obligations;

          (c) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations; or

          (d) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Pledgors in respect of the Secured Obligations or of this Agreement.

     14.  Definitions.  All terms used herein unless otherwise defined in the
          -----------
Credit Agreement shall be defined in accordance with the appropriate definitions appearing in the Uniform Commercial Code as in effect in Florida, and such definitions are hereby incorporated herein by reference and made a part hereof.

     15.  Entire Agreement.  This Agreement, together with the Credit Agreement,
          ----------------
the Guaranty Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Neither this Agreement nor any portion or provision hereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than by an agreement, in writing signed by the parties hereto.

     16.  Further Assurances.  Each Pledgor agrees at its own expense to do such
          ------------------
further acts and things, and to execute and deliver such additional conveyances, assignments, financing statements, agreements and instruments, as the Agent may at any time request in connection with the administration or enforcement of this Agreement or related to the Collateral or any part thereof or in order better to assure and confirm unto the Agent its rights, powers and remedies for the benefit of the Lenders hereunder. Each Pledgor hereby consents and agrees that the issuers of or obligors in respect of the Collateral shall be entitled to accept the provisions hereof as conclusive evidence of the right of the Agent, on behalf of the Lenders, to exercise its rights hereunder with respect to the Collateral, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by the Pledgors or any other Person to any of such issuers or obligors.

     17.  Binding Agreement; Assignment.  This Agreement, and the terms,
          -----------------------------
covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto, and to their respective successors and assigns, except that no Pledgor shall assign this Agreement or any interest herein or in the Collateral, or any part thereof, or otherwise pledge, encumber or grant any option with respect to the Collateral, or any part thereof, or any cash or property held by the Agent as Collateral under this Agreement. All references herein to the Agent shall include any successor thereof, each Lender and any other obligees from time to time of the Secured Obligations.

     18.  Swap Agreements.  All obligations of the Borrower under Swap
          ---------------
Agreements shall be deemed to be Secured Obligations secured hereby, and each Lender or affiliate of a Lender party to any such Swap Agreement shall be deemed to be a Secured Party hereunder.

     19.  Severability.  In case any Lien, security interest or other right of
          ------------
any Secured Party or any provision hereof shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other Lien, security interest or other right granted hereby or provision hereof.

     20.  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts and all the counterparts taken together shall be deemed to constitute one and the same instrument.

     21.  Indemnification.  Without limitation of Section 13.9 of the Credit
          ---------------                         ------------
Agreement or any other indemnification provision in any Loan Document, the Pledgor hereby covenants and agrees to pay, indemnify, and hold the Secured Parties harmless from and against any and all other out-of-pocket liabilities, costs, expenses or disbursements of any kind or nature whatsoever arising in connection with any claim or litigation by any Person resulting from the execution, delivery, enforcement, performance and administration of this Agreement or the Loan Documents, or the transactions contemplated hereby or thereby, or in any respect relating to the Collateral or any transaction pursuant to which the Pledgor has incurred any Obligation (all the foregoing, collectively, the "indemnified liabilities"); provided, however, that the
                                              --------  -------
Pledgor shall have no obligation hereunder with respect to indemnified liabilities directly or primarily arising from the willful misconduct or gross negligence of the Agent or any Lender. The agreements in this subsection shall survive repayment of all Secured Obligations, termination or expiration of this Agreement and occurrence of the Facility Termination Date.

     22.  Termination.  This Agreement and all obligations of the Pledgors
          -----------
hereunder shall terminate on the Facility Termination Date, at which time the Liens and rights granted to the Agent for the benefit of the Lenders hereunder shall automatically terminate and no longer be in effect, and the Collateral shall automatically be released from the Liens created hereby. Upon such termination of this Agreement, the Agent shall, at the sole expense of the Pledgors, deliver to the Pledgors the certificates evidencing the Pledged Stock (and any other property received as a dividend or distribution or otherwise in respect of the Pledged Stock then in its custody), together with any cash then constituting the Collateral, not then sold or otherwise disposed of in accordance with the provisions hereof and take such further actions as may be necessary to effect the same and as shall be reasonably acceptable to the Agent.

     23.  Additional Shares.  If any Pledgor shall acquire or hold (a) any
          -----------------
additional shares of capital stock of any Pledged Subsidiary or (b) any shares of capital stock of any Subsidiary not listed on Schedule I hereto which are
                                                 ----------
required to be subject to a Pledge Agreement pursuant to the terms of Article IV
                                                                      ----------
or any other provision of the Credit Agreement (any such shares described in clauses (a) or (b) above being referred to herein as the "Additional Shares"), such Pledgor shall deliver to the Agent for the benefit of the Lenders (i) a revised Schedule I hereto reflecting the ownership and pledge of such Additional
        ----------
Shares and (ii) a Stock Pledge Agreement Supplement
in the form of Exhibit A hereto with respect to such Additional Shares duly
               ---------
completed and signed by such Pledgor. Each Pledgor shall comply with the requirements of this Section 23 concurrently with the acquisition of any such
                     ----------
Additional Shares in the case of shares described in clause (a) above, and within the time period specified in Article IV or elsewhere in the Credit
                                    ----------
Agreement with respect to shares described in clause (b) above.

     24.  Remedies Cumulative.  All remedies hereunder are cumulative and are
          -------------------
not exclusive of any other rights and remedies of the Agent provided by law or under the Credit Agreement, the other Loan Documents, or other applicable agreements or instruments. The making of the Loans to the Borrower pursuant to the Credit Agreement, and the issuing of Letters of Credit for the benefit of, shall be conclusively presumed to have been made or extended, respectively, in reliance upon each Assignor's assignment of the Assigned Interests pursuant to the terms hereof.

     25.  Notices.  Any notice required or permitted hereunder shall be given,
          -------
(a) with respect to any Pledgor, care of the Borrower at its address indicated in Section 13.2 of the Credit Agreement and (b) with respect to the Agent or a
   ------------
Lender, at the Agent's address indicated in Section 13.2 of the Credit
                                            ------------
Agreement. All such notices shall be given and shall be effective as provided in
Section 13.2 of the Credit Agreement.
------------

     26.  Governing Law; Venue; Waiver of Jury Trial.
          ------------------------------------------

          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE NOTWITHSTANDING ITS EXECUTION AND DELIVERY OUTSIDE SUCH STATE.

          (b) EACH PLEDGOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF HILLSBOROUGH, STATE OF FLORIDA, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PLEDGOR EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH PLEDGOR HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

          (c) EACH PLEDGOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWER PROVIDED IN
     SECTION 13.2 OF THE CREDIT AGREEMENT, OR BY ANY OTHER METHOD OF SERVICE
     ------------
     PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF FLORIDA.

          (d)  NOTHING CONTAINED IN SUBSECTIONS (b) or (c) HEREOF   SHALL
                                    ----------------------
     PRECLUDE ANY SECURED PARTY FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE EACH PLEDGOR OR ANY OF SUCH PLEDGOR'S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH PLEDGOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

          (e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, EACH PLEDGOR AND THE AGENT ON BEHALF OF THE LENDERS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

                           [Signature pages follow.]

     IN WITNESS WHEREOF, the parties have duly executed this Stock Pledge Agreement on the day and year first written above.


                         PLEDGORS:

                         [INSERT NAME]

WITNESS:

                         By:
                            --------------------------
                         Name:
---------------------         ------------------------
                         Title:
                               -----------------------
---------------------



                            STOCK PLEDGE AGREEMENT

                             SIGNATURE PAGE 1 OF 2

                         AGENT:

                         NATIONSBANK, NATIONAL ASSOCIATION, as Agent for the Lenders

WITNESS:
                         By:
                            ----------------------------------------
                         Name:
--------------------          --------------------------------------
                         Title:
                               -------------------------------------
--------------------



                            STOCK PLEDGE AGREEMENT

                             SIGNATURE PAGE 2 OF 2

                                   SCHEDULE I
                                   ----------

                                   EXHIBIT A


                       STOCK PLEDGE AGREEMENT SUPPLEMENT

     THIS STOCK PLEDGE AGREEMENT SUPPLEMENT (this " Supplement"), dated as of ______________, 199__ is made by and between ___________________________,
_____________________________ (the "Pledgor"), and NATIONSBANK, NATIONAL
ASSOCIATION, a national banking association organized and existing under the laws of the United States, as Agent (the "Agent") for each of the financial institutions (the "Lenders") now or hereafter party to the Amended and Restated Credit Agreement dated as of April 28, 1998 among such Lenders, the Agent and Breed Technologies, Inc. and certain Subsidiaries. All capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Stock Pledge Agreement (as defined below).

     WHEREAS, the Pledgor is a party to that certain Stock Pledge Agreement dated as of __________, 1998 by the Pledgor and certain affiliates of the Pledgor in favor of the Agent for the benefit of the Lenders (the "Stock Pledge Agreement"); and

     WHEREAS, the Pledgor is required under the terms of the Credit Agreement and the Stock Pledge Agreement to cause certain shares of capital stock held by it and listed on Annex A to this Supplement (the "Additional Shares") to become
                 -------
subject to the Stock Pledge Agreement; and

     WHEREAS, a material part of the consideration given in connection with and as an inducement to the execution and delivery of the Credit Agreement by the Secured Parties was the obligation of the Pledgor to pledge to the Agent for the benefit of the Lenders the Additional Shares, whether then owned and not required to be subject to a pledge or subsequently acquired or created; and

     WHEREAS, the Secured Parties have required the Pledgor to pledge to the Agent for the benefit of the Lenders all of the Additional Shares in accordance with the terms of the Credit Agreement and the Stock Pledge Agreement;

     NOW, THEREFORE, the Pledgor hereby agrees as follows with the Agent, for the benefit of the Lenders:

     1. The Pledgor hereby reaffirms and acknowledges the pledge and collateral assignment to, and the grant of security interest in, the Additional Shares contained in the Stock Pledge Agreement and pledges and collaterally assigns to the Agent for the benefit of the Lenders, and grants to the Agent for the benefit of the Lenders a first priority lien and security interest in, the Additional Shares and all of the following:

          (a) all cash, securities, dividends, rights, and other property at any time and from time to time declared or distributed in respect of or in exchange for any or all of the Additional Shares, other than cash dividends permitted to be retained by the Pledgor under Section 9 of the Stock Pledge Agreement;

          (b) all other property hereafter delivered to the Agent in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such property and all cash, securities, interest, dividends, rights, and other property at any time and from time to time declared or distributed in respect of or in exchange for any or all of the Additional Shares; and

          (c) all proceeds of any of the foregoing.

The Pledgor hereby acknowledges, agrees and confirms that, by its execution of this Supplement, the Additional Shares constitute "Pledged Stock" under and are subject to the Stock Pledge Agreement. Each of the representations and warranties with respect to Pledged Stock contained in the Stock Pledge Agreement is hereby made by the Pledgor with respect to the Additional Shares. A revised
Schedule I to the Stock Pledge Agreement reflecting the Additional Shares and
----------
all other Pledged Stock, together with stock certificates representing the Additional Shares with stock powers duly executed in blank by the Pledgor, have been delivered herewith to the Agent.

     IN WITNESS WHEREOF, the Pledgor has caused this Supplement to be duly executed by its authorized officer as of the day and year first above written.


                              -------------------------------

                              By:
                                 ----------------------------
                              Name:
                                   --------------------------
                              Title:
                                    -------------------------


Acknowledged and accepted:

NATIONSBANK, NATIONAL ASSOCIATION,
as Agent for the Lenders

By:
   -------------------------------
Name:
     -----------------------------
Title:
      ----------------------------

                                    ANNEX A



                               Additional Shares


  Name of Pledged       Class of Stock    Total Number    Certificate Numbers
  ---------------       --------------    ------------    -------------------
Subsidiary or Issuer                     Shares Pledged
--------------------                     --------------

                                   EXHIBIT Q

                   Form of Intercompany Note Pledge Agreement


                                 [See Attached]

                                                                       EXHIBIT Q


                       INTERCOMPANY NOTE PLEDGE AGREEMENT

     THIS INTERCOMPANY NOTE PLEDGE AGREEMENT (the "Agreement") is made and entered into as of this 28th day of April, 1998 by and between BREED TECHNOLOGIES, INC., a Delaware corporation ("BREED"), EACH OF THE UNDERSIGNED (each a "Guarantor", and collectively with BREED, the "Pledgors", and each individually a "Pledgor"), and NATIONSBANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, as Agent (the "Agent") for each of the financial institutions (the "Lenders" and collectively with the Agent, the "Secured Partner") now or hereafter party to the Credit Agreement (as defined below). All capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Credit Agreement.

                              W I T N E S S E T H:

     WHEREAS, the Secured Parties have agreed to provide to the BREED and certain Subsidiaries (collectively, the "Borrower") certain credit facilities, including a term loan facility and a revolving credit facility with a letter of credit sublimit and a multi-currency sublimit pursuant to the Amended and Restated Credit Agreement dated as of April 28, 1998 among the Borrower, the Agent and the Lenders (as from time to time amended, revised, modified, supplemented, or amended and restated the "Credit Agreement"); and

     WHEREAS, each Pledgor other than BREED is a Guarantor pursuant to that certain Guaranty Agreement (the "Guaranty") dated as of the date hereof pursuant to each which each Guarantor guaranteed payment and performance of the Obligations of the Borrower; and

     WHEREAS, as collateral security for the payment and performance of the Borrower's Obligations and, if such Pledgor is a Guarantor, such Guarantor's obligations under the Guaranty, (collectively the "Secured Obligations"), each Pledgor is willing to pledge and grant to the Secured Parties a security interest in all of the Intercompany Notes held by it from time to time evidencing loans and advances made by such Pledgor to any one or more of its Subsidiaries which are Domestic Subsidiaries and Direct Foreign Subsidiaries, whether now in existence or hereafter issued (the "Pledged Notes"), including without limitation the Pledged Notes more particularly described on Schedule I hereto; and

     WHEREAS, the Secured Parties are unwilling to enter into the Loan Documents unless each Pledgor enters into this Agreement;

     NOW, THEREFORE, in order to induce the Secured Parties to enter into the Loan Documents and to make Loans and issue Letters of Credit and in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1. PLEDGE OF INTERCOMPANY NOTES; OTHER COLLATERAL.

     (a) As collateral security for the payment and performance of all Secured Obligations now or hereafter existing, absolute or contingent, each Pledgor hereby pledges and collaterally assigns to the Agent for the benefit of the Secured Parties, and grants to the Agent for the benefit of the Secured Parties pursuant to the Florida Uniform Commercial Code (the "UCC") a first priority security interest in, the Pledged Notes and all of the following:

          (i) all cash, securities, dividends, rights and other property at any time and from time to time declared or distributed in respect of or in exchange for any or all of the Pledged Notes, other than cash dividends permitted to be retained by the Pledgor hereunder;

          (ii) all other property hereafter delivered to the Agent in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such property and all cash, securities, interest, dividends, rights, and other property at any time and from time to time declared or distributed in respect of or in exchange for any or all of the Pledged Notes; and

               (iii) all proceeds of any of the foregoing.

     All such Pledged Notes, certificates, instruments, cash, securities, interest, dividends, rights and other property referred to in this Section 1, other than payments of principal and interest under and in accordance with the terms of such Pledged Notes that are permitted to be retained by the Pledgors hereunder and under the other Loan Documents, are herein collectively referred to as the "Collateral." Each of the Pledged Notes described on Schedule I in effect from time to time are currently owned by such Pledgor as thereon indicated. The Pledged Notes as of the Closing Date, each with an assignment duly executed in blank by the applicable Pledgor substantially in the form of Exhibit A, have been delivered to the Agent.

          (b) Each Pledgor agrees to deliver all the Collateral to the Agent at such location as the Agent shall from time to time designate by written notice pursuant to Section 24 hereof for its custody at all times until termination of this Agreement, together with such instruments of assignment and transfer as requested by the Agent.

          (c) Each Pledgor agrees to deliver all notes, documents, agreements, financing statements, amendments thereto, assignments or other writings as the Agent may request to carry out the terms of this Agreement or to protect or enforce the Lien in the Collateral hereunder granted thereby to the Agent for the benefit of the Secured Parties and further agrees to do and cause to be done all things determined by the Agent to be necessary to perfect and keep in full force such Lien, including, but not limited to, the prompt payment of all documented out-of-pocket fees and expenses incurred in connection with any filings made to perfect or continue such Lien. Each Pledgor agrees to make appropriate entries upon its books and records disclosing the Lien in the Collateral hereunder granted thereby to the Agent for the benefit of the Secured Parties hereunder.

          (d) All advances, charges, costs and expenses, including reasonable attorneys' fees incurred or paid by the Agent or any Lender in exercising any right, power or remedy conferred by this Agreement, or in the enforcement thereof, shall become a part of the Secured Obligations and shall be paid to the Agent for the benefit of the Secured Parties by the Pledgors immediately upon demand therefor, with interest thereon until paid in full at the Default Rate.

     2. STATUS OF PLEDGED NOTES. Each Pledgor hereby represents and warrants to the Agent for the benefit of the Secured Parties that (i) the Pledged Notes payable to it or its order evidence, and constitute the only instruments evidencing, all Intercompany Advances outstanding from the Pledgor to any of its Domestic Subsidiary or a Direct Foreign Subsidiary (collectively the "Restricted Subsidiaries"), (ii) each Pledgor is the record and beneficial owner of the Pledged Notes payable to it or its order, such ownership being free and clear of all Liens, charges, equities, encumbrances and restrictions on pledge or transfer (other than the pledge hereunder and applicable restrictions pursuant to federal and state securities laws), (iii) each Pledgor has full corporate power, legal right and lawful authority to execute this Agreement and to pledge, assign and transfer the Pledged Notes in the manner and form hereof, and (iv) the pledge, assignment and delivery of the Pledged Notes payable to it or its order to the Agent for the benefit of the Secured Parties pursuant to this Agreement creates, together with the delivery of the Pledged Notes, which delivery has heretofore been accomplished, a valid and perfected first priority security interest in the Pledged Notes in favor of the Agent for the benefit of the Secured Parties, securing the payment of the Secured Obligations. Except as otherwise expressly permitted herein or in the Credit Agreement, none of the Pledged Notes (nor any interest therein or thereto) shall be sold, transferred or assigned, nor any Lien created therein other than pursuant to the Loan Documents, without the Agent's prior written consent, which may be withheld for any reason.

     3. PRESERVATION AND PROTECTION OF COLLATERAL.

          (a) The Agent shall be under no duty or liability with respect to the collection, protection or preservation of the collateral, or otherwise, beyond the use of reasonable care in the custody and preservation thereof while in its possession.

          (b) The Pledgor agrees to pay when due all taxes, charges, Liens and assessments against the Collateral, unless being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves have been established in accordance with GAAP applied on a Consistent Basis and evidenced to the satisfaction of the Agent and provided further that all enforcement proceedings in the nature of levy or foreclosure are effectively stayed. Upon the failure of the Pledgor to so pay or contest such taxes, charges, Liens or assessments, the Agent at its option may pay or contest any of them (the Agent having the sole right to determine the legality or validity and the amount necessary to discharge such taxes, charges, Liens or assessments).

     4. RIGHTS AND REMEDIES UPON DEFAULT. Upon the occurrence and during the continuance of any Event of Default, the Agent is given full power and authority, then or at any time thereafter, to sell, assign and deliver or collect the whole or any part of the Collateral, or any substitute therefor or any addition thereto, in one or more sales, with or without any previous demands or demand of performance or, to the extent permitted by law, notice or advertisement, in such order as the Agent may elect; and any such sale may be made either at public or private sale at the Agent's place of business or elsewhere, either for cash or upon credit or for future delivery, at such price as the Agent may reasonably deem fair; and the Agent may be the purchaser of any or all Collateral so sold and hold the same thereafter in its own right free from any claim of any Pledgor or right of redemption. Demands of performance, advertisements and presence of property and sale and notice of sale are hereby waived to the extent permissible by law. Any sale hereunder may be conducted by an auctioneer or any officer or agent of the Agent. Each Pledgor recognizes that the Agent may be unable to effect a public sale of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "Securities Act"), and applicable state law, and may be otherwise delayed or adversely affected in effecting any sale by reason of present or future restrictions thereon imposed by governmental authorities, and that as a consequence of such prohibitions and restrictions the Agent may be compelled (i) to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the stock for their own account, for investment and not with a view to the distribution or resale thereof, or (ii) to seek regulatory approval of any proposed sale or sales, or
(iii) to limit the amount of Collateral sold to any Person or group. Each Pledgor agrees and acknowledges that private sales so made may be at prices and upon terms less favorable to such Pledgor than if such Collateral was sold either at public sales or at private sales not subject to other regulatory restrictions, and that the Agent has no obligation to delay the sale of any of the Collateral for the period of time necessary to permit the issuer of such Collateral to register or otherwise qualify the Pledged Notes, even if any issuer or maker of the Pledged Notes would agree to register or otherwise qualify such Collateral for public sale under the Securities Act or applicable state law. The Pledgor agrees that private sales made under the foregoing circumstances will not, for that reason, be deemed to have been made in a manner which is not commercially reasonable. Each Pledgor hereby acknowledges that a ready market does not exist for the Pledged Notes and agrees and acknowledges that as a result thereof the Pledged Notes may be sold for an amount less than a pro rata share of the fair market value of the issuer's assets minus its liabilities. In addition to the foregoing, the Secured Parties may exercise such other rights and remedies as may be available under the Loan Documents, at law (including without limitation the UCC) or in equity.

     5. PROCEEDS OF SALE. The proceeds of the sale of any of the Collateral and all sums received or collected from or on account of such Collateral from and after the occurrence of any Event of Default shall be applied to the payment of expenses incurred or paid by the Agent in connection with any holding, sale, transfer or delivery of the Collateral, to the payment of any other costs, charges, reasonable attorneys' fees or expenses mentioned herein, and to the payment of the Obligations or any part thereof, all in such order and manner as is provided in Section 11.5 of the Credit Agreement.

     6. PRESENTMENTS, DEMANDS AND NOTICES. The Agent shall not be under any duty or obligation whatsoever to make or give any presentments, demands for performances, notices of nonperformance, protests, notice of protest or notice of dishonor in connection with any obligations or evidences of indebtedness held thereby as collateral, or in connection with any obligations or evidences of indebtedness which constitute in whole or in part the Secured Obligations.

     7. ANTI-MARSHALLING PROVISIONS. The right is hereby given by each Pledgor to the Agent, for the benefit of the Secured Parties, to make releases (whether in whole or in part) of all or any part of the Collateral agreeable to the Agent without notice to, or the consent, approval or agreement of other parties and interests, including junior lienors, which releases shall not impair in any manner the validity of or priority of the Liens and security interests in the remaining Collateral conferred under such documents, nor release such Pledgor from personal liability for the Secured Obligations hereby secured. Notwithstanding the existence of any other security interest in the Collateral held by the Agent, for the benefit of the Secured Parties, the Agent shall have the right to determine the order in which any or all of the Collateral shall be subjected to the remedies provided in this Agreement. The proceeds realized upon the exercise of the remedies provided herein shall be applied by the Agent, for the benefit of the Secured Parties, in the manner provided in Section 11.5 of the Credit Agreement. Each Pledgor hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein.

     8. ATTORNEY-IN-FACT. Each Pledgor hereby appoints the Agent as such Pledgor's attorney-in-fact for the purposes of carrying out the provisions of this Agreement and taking any action and executing any instrument which the Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable; provided, that the Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, the Agent shall have the right and power to enforce the Pledged Notes in accordance with their terms, in its own name or in the name of the applicable Pledgor, and to receive, endorse and collect all checks and other orders for the payment of money made payable to the applicable Pledgor representing any interest payment, principal payment or other distribution payable or distributable in respect of, or otherwise constituting, the Collateral or any part thereof and to give full discharge for the same.

     9. ABSOLUTE RIGHTS AND OBLIGATIONS. All rights of the Secured Parties, and all obligations of the Pledgors hereunder, shall be absolute and unconditional irrespective of:

          (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document or any other agreement or instrument relating to any of the Secured Obligations;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument relating to any of the Secured Obligations;

          (c) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations; or

          (d) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Pledgors in respect of the Secured Obligations or of this Agreement.

     10. WAIVER BY PLEDGORS. Each Pledgor waives (to the extent permitted by applicable law) any right to require any Secured Party or any other obligee of the Secured Obligations to (a) proceed against any Person, including without limitation any Guarantor, (b) proceed against or exhaust any collateral securing payment or performance of any of the Secured Obligations, or (c) pursue any other remedy in its power; and waives (to the extent permitted by applicable law) any defense arising by reason of any disability or other defense of any other Person, including without limitation any Guarantor, or by reason of the cessation from any cause whatsoever of the liability of any other Person, including without limitation any Guarantor. The Agent may at any time deliver (without representation, recourse or warranty) the Collateral or any part thereof to the applicable Pledgor and the receipt thereof by such Pledgor shall be a complete and full acquittance for the Collateral so delivered, and the Secured Parties shall thereafter be discharged from any liability or responsibility therefor.

     11. PAYMENTS AND ENFORCEMENT RIGHTS.

          (a) All payments of principal, interest, fees and other amounts with respect to the Pledged Notes shall be subject to the pledge hereunder, except for those payments of principal and interest which, to the extent permitted to be made under the Credit Agreement and the Subordination Agreement and the terms (including any subordination provisions) of the Pledged Notes, are permitted to be retained by the Pledgor to which each such Pledged Note is payable so long as no Event of Default shall have occurred and be continuing, and any such payments may be retained by the applicable Pledgor free from any Lien hereunder. Upon the occurrence and during the continuance of any Event of Default, all such payments and other amounts received in respect of the Pledged Notes shall be promptly delivered to the Agent (together, if the Agent shall request, with stock powers or instruments of assignment duly executed in blank affixed to any capital stock or other negotiable document or instrument so distributed) to be applied to the Secured Obligations pursuant to Section 5 hereof.

          (b) So long as no Event of Default shall have occurred and be continuing, the Pledgors shall be entitled to exercise all rights of enforcement, and other rights and powers pertaining to the Collateral for all purposes not inconsistent with the terms hereof.

          (c) Upon the occurrence and during the continuance of any Event of Default, at the option of the Agent, all rights of the Pledgors to receive and retain payments in respect of the Collateral shall cease and shall thereupon be vested in the Agent for the benefit of the Secured Parties.

          (d) Upon the occurrence and during the continuance of any Event of Default, at the option of the Agent, all rights of the Pledgors to exercise rights of enforcement or other rights and powers in respect of the Pledged Notes which they are authorized to exercise pursuant to subsection (b) above shall cease and the Agent may thereupon (but shall not be obligated to), at its request, cause such Collateral to be registered in the name of the Agent or its nominee or agent for the benefit of the Secured Parties and exercise such enforcement and other rights and powers as appertain to ownership of such Collateral, pursuant to the power of attorney conferred under Section 8 hereof, and each Pledgor hereby agrees to provide such further powers of attorney as the Agent may request; provided, however, that the Agent in its discretion may from time to time refrain from exercising, and shall not be obligated to exercise, any such enforcement or other power or right.

     12. POWER OF SALE. Until occurrence of the Facility Termination Date, the power of sale and other rights, powers and remedies granted to the Agent for the benefit of the Secured Parties hereunder shall continue to exist and may be exercised by the Agent at any time and from time to time irrespective of the fact that any Secured Obligations or any part thereof may have become barred by any statute of limitations or that the liability of any Pledgor may have ceased.

     13. OTHER RIGHTS. The rights, powers and remedies given to the Agent for the benefit of the Secured Parties by this Agreement shall be in addition to all rights, powers and remedies given to any Secured Party by virtue of any statute or rule of law. Any forbearance or failure or delay by the Agent in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof; and every right, power and remedy of the Secured Parties shall continue in full force and effect until such right, power or remedy is specifically waived by the Required Lenders by an instrument in writing.

     14. DEFINITIONS. All terms used herein shall be defined in accordance with the appropriate definitions appearing in the Uniform Commercial Code as in effect in Florida, and such definitions are hereby incorporated herein by reference and made a part hereof.

     15. ENTIRE AGREEMENT. This Agreement, together with the Credit Agreement, the Guaranty Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Neither this Agreement nor any portion or provision hereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than by an agreement, in writing signed by the parties hereto.

     16. FURTHER ASSURANCES. Each Pledgor agrees at its own expense to do such further acts and things, and to execute and deliver such additional conveyances, assignments, financing statements, agreements and instruments, as the Agent may at any time reasonably request in connection with the administration or enforcement of this Agreement or related to the Collateral or any part thereof or in order better to assure and confirm unto the Agent its rights, powers and remedies for the benefit of the Secured Parties hereunder. Each Pledgor hereby consents and agrees that the issuers of or obligors in respect of the Collateral shall be entitled to accept the provisions hereof as conclusive evidence of the right of the Agent, on behalf of the Secured Parties, to exercise its rights hereunder with respect to the Collateral, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by any Pledgor or any other Person to any of such issuers or obligors.

     17. BINDING AGREEMENT; ASSIGNMENT. This Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto, and to their respective successors and assigns, except that no Pledgor shall be permitted to assign this Agreement or any interest herein or in the Collateral, or any part thereof, or otherwise pledge, encumber or grant any option with respect to the Collateral, or any part thereof, or any cash or property held by the Agent as Collateral under this Agreement. All references herein to the Agent shall include any successor thereof, each Lender and any other obligees from time to time of the Obligations.

     18. SWAP AGREEMENTS. All obligations of the Borrower under Swap Agreements shall be deemed to be Secured Obligations secured hereby, and each Lender or affiliate of a Lender party to any such Swap Agreement shall be deemed to be a Secured Party hereunder.

     19. SEVERABILITY. In case any Lien, security interest or other right of any Secured Party or any provision hereof shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other Lien, security interest or other right granted hereby or provision hereof.

     20. COUNTERPARTS. This Agreement may be executed in any number of counterparts and all the counterparts taken together shall be deemed to constitute one and the same instrument.

     21. INDEMNIFICATION. Without limitation of Section 13.9 of the Credit Agreement or any other indemnification provision in any Loan Document, the Assignor hereby covenants and agrees to pay, indemnify, and hold the Secured Parties harmless from and against any and all other out-of-pocket liabilities, costs, expenses or disbursements of any kind or nature whatsoever arising in connection with any claim or litigation by any Person resulting from the execution, delivery, enforcement, performance and administration of this Agreement or the Loan Documents, or the transactions contemplated hereby or thereby, or in any respect relating to the Collateral or any transaction pursuant to which the Assignor has incurred any Obligation (all the foregoing, collectively, the "indemnified liabilities"); provided, however, that the Assignor shall have no obligation hereunder with respect to indemnified liabilities directly or primarily arising from the willful misconduct or gross negligence of the Agent or any Lender. The agreements in this subsection shall survive repayment of all Secured Obligations, termination or expiration of this Agreement and occurrence of the Facility Termination Date.

     22. TERMINATION. This Agreement and all obligations of the Pledgor hereunder shall terminate on the Facility Termination Date, at which time the Liens and rights granted to the Agent for the benefit of the Secured Parties hereunder shall automatically terminate and no longer be in effect, and the Collateral shall automatically be released from the Liens created hereby. Upon such termination of this Agreement, the Agent shall, at the sole expense of the Pledgors, deliver to each applicable Pledgor the Pledged Notes (and any other property received as a dividend or distribution or otherwise in respect of the Pledged Notes then in its custody), together with any cash then constituting the Collateral, not then sold or otherwise disposed of in accordance with the provisions hereof and take such further actions as may be necessary to effect the same and as shall be reasonably acceptable to the Agent.

     23. REMEDIES CUMULATIVE. All remedies hereunder are cumulative and are not exclusive of any other rights and remedies of the Agent provided by law or under the Credit Agreement, the other Loan Documents, or other applicable agreements or instruments. The making of the Loans to the Borrower pursuant to the Credit Agreement and the extension of the Revolving Credit Facility and the Term Loan Facility to the Borrower pursuant to the Credit Agreement shall be conclusively presumed to have been made or extended, respectively, in reliance upon the Pledgors' pledge of the Pledged Notes pursuant tot the terms hereof.

     24. NOTICES. Any notice required or permitted hereunder shall be given, (a) with respect to each Pledgor, at the address of the Borrower indicated in
Section 13.2 of the Credit Agreement and (b) with respect to the Agent or a Lender, at the Agent's address indicated in Section 13.2 of the Credit Agreement. All such notices shall be given and shall be effective as provided in
Section 13.2 of the Credit Agreement.

     25. GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL.

          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE NOTWITHSTANDING ITS EXECUTION AND DELIVERY OUTSIDE SUCH STATE.

          (b) EACH PLEDGOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF HILLSBOROUGH, STATE OF FLORIDA, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PLEDGOR EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND THE PLEDGOR HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

          (c) EACH PLEDGOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDINGS, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWER PROVIDED IN
     SECTION 13.2 OF THE CREDIT AGREEMENT, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF FLORIDA.

          (d) NOTHING CONTAINED IN SUBSECTIONS (b) OR (c) HEREOF SHALL PRECLUDE ANY SECURED PARTY FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE EACH PLEDGOR OR ANY OF SUCH PLEDGOR'S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH PLEDGOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT

     AND ITS PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

          (e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, EACH PLEDGOR AND THE AGENT ON BEHALF OF THE LENDERS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

                            [Signature Page Follows.]

     IN WITNESS WHEREOF, the parties have duly executed this Intercompany Note Pledge Agreement on the day and year first written above.




WITNESS:                            PLEDGORS:

                                    BREED TECHNOLOGIES, INC.


                                      By:
                                         ----------------------------------
                                    Name: Robert J. Saltarelli
-------------------                      ----------------------------------
                                   Title: Treasurer
-------------------                       ----------------------------------



                                    BREED EUROPEAN HOLDINGS, LTD.

WITNESS:
                                      By:
                                          ----------------------------------
-------------------                 Name:  Lisanne Guptill
                                          ----------------------------------
-------------------                Title:  Secretary
                                          ----------------------------------




                                    BREED AUTOMOTIVE WEST, INC.

WITNESS:
                                      By:
                                          ----------------------------------
-------------------                 Name:  Stuart D. Boyd
                                          ----------------------------------
-------------------                Title:  Secretary
                                          ----------------------------------



                                    AGENT:

                                    NATIONSBANK, NATIONAL ASSOCIATION,
                                    as Agent for the Lenders

WITNESS:
                                      By:
                                          ----------------------------------
-------------------                 Name:  Miles C. Dearden III
                                          ----------------------------------
-------------------                Title:  Senior Vice President
                                          ----------------------------------



                       INTERCOMPANY NOTE PLEDGE AGREEMENT


                              SIGNATURE PAGE 1 OF 1

                                    Exhibit A

                               Form of Assignment

                          ASSIGNMENT OF PROMISSORY NOTE


     KNOW ALL MEN by these presents that the undersigned is the owner and holder of that certain promissory note dated __________ payable by __________ to the undersigned in the original amount of $________ (the "Promissory Note") and has sold, assigned, transferred, endorsed and set over, and by this assignment does sell, assign, transfer, endorse and set over to __________, all of its right, title and interest in the Promissory Note, and the obligations described therein and the monies due and to become due thereunder.

     TO HAVE AND TO HOLD the same unto ______________, its successors and assigns forever.

     IN WITNESS WHEREOF, the undersigned has caused this Assignment to be executed as of the ___ day of _________, ____.


                                                     ---------------------------

                                                     By:
                                                          ----------------------
                                                   Name:
                                                          ----------------------
                                                  Title:
                                                          ----------------------


                       INTERCOMPANY NOTE PLEDGE AGREEMENT

                                   SCHEDULE I


  Name of Obligor            Name of Obligee        Date           Face Amount
  ---------------            ---------------        ----           -----------


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                       INTERCOMPANY NOTE PLEDGE AGREEMENT

                                   EXHIBIT R

                           Form of Security Agreement


                                 [See Attached]

                              SECURITY AGREEMENT

     THIS SECURITY AGREEMENT (this "Agreement") is made and entered into as of __________, 199_ by BREED TECHNOLOGIES, INC., a Delaware corporation ("BREED"), and EACH OF THE UNDERSIGNED (each a "Guarantor", and collectively with the Borrower, the "Grantors"), and NATIONSBANK, NATIONAL ASSOCIATION, a national banking association, as Agent (the "Agent") for each of the lenders (the "Lenders" and collectively with the Agent, the "Secured Parties") now or hereafter party to the Credit Agreement (as defined below). All capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Credit Agreement (as defined below);

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the Secured Parties have agreed to provide to BREED and certain Subsidiaries (collectively, the "Borrower") certain credit facilities, including a term loan facility and a revolving credit facility with a letter of credit sublimit and a multi-currency sublimit pursuant to the Amended and Restated Credit Agreement dated as of April 28, 1998 among the Borrower, certain Subsidiaries, the Agent and the Lenders (as from time to time amended, revised, modified, supplemented or amended and restated, the "Credit Agreement"); and

     WHEREAS, as collateral security for payment and performance of its Obligations, BREED is willing to grant to the Agent for the benefit of the Secured Parties a security interest in all of its personal property and assets pursuant to the terms of this Agreement; and

     WHEREAS, each Guarantor will materially benefit from the Loans and Advances to be made, and the Letters of Credit to be issued, under the Credit Agreement and each Guarantor is a party to that certain Guaranty Agreement (the "Guaranty") dated as of the date hereof pursuant to which each Guarantor guaranteed the Obligations of the Borrower; and

     WHEREAS, as collateral security for payment and performance of its obligations under the Guaranty, each Guarantor is willing to grant to the Agent for the benefit of the Secured Parties a security interest in all of its personal property and assets; and

     WHEREAS, the Secured Parties are unwilling to enter into the Loan Documents unless BREED and the Guarantors enter into this Agreement;

     NOW, THEREFORE, in order to induce the Secured Parties to enter into the Loan Documents and to make Loans and issue Letters of Credit and in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

     1.   Grant of Security Interest.  As collateral security for the payment,
          --------------------------
performance, and satisfaction of all obligations and liabilities of the Guarantors under the Guaranty and all of the Borrower's Obligations (collectively, the "Secured Obligations"), each Grantor hereby affirms, grants, pledges and assigns to the Agent for the benefit of the Lenders and grants to the Agent for the benefit of the Lenders a continuing first priority security interest in and to all of the property of such Grantor, whether now owned or existing or hereafter acquired or arising and wheresoever located, including without limitation the following:

          (a) All accounts, accounts receivable, contracts, notes, bills, acceptances, choses in action, chattel paper, instruments, documents and other forms of obligations at any time owing to each Grantor arising out of goods sold or leased or for services rendered by such Grantor, the proceeds thereof and all of such Grantor's rights with respect to any goods represented thereby, whether or not delivered, goods returned by customers and all rights as an unpaid vendor or lienor, including rights of stoppage in transit and of recovering possession by proceedings including replevin and reclamation, together with all customer lists, books and records, ledger and account cards, computer tapes, software, disks, printouts and records, whether now in existence or hereafter created, relating thereto (collectively referred to hereinafter as "Accounts");

          (b) All inventory of each Grantor wherever located in the United States of America and any state, district, territory or other political subdivision thereof, including without limitation, all goods manufactured or acquired for sale or lease, and any piece goods, raw materials, work in process and finished merchandise, findings or component materials, and all supplies, goods, incidentals, office supplies, packaging materials and any and all items used or consumed in the operation of the business of such Grantor or which may contribute to the finished product or to the sale, promotion and shipment thereof, in which such Grantor now or at any time hereafter may have an interest, whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of such Grantor or is held by such Grantor or by others for such Grantor's account (collectively referred to hereinafter as "Inventory");

          (c) All goods of each Grantor, including without limitation, all machinery, equipment, parts, supplies, apparatus, appliances, tools, patterns, molds, dies, blueprints, fittings, furniture, furnishings, fixtures and articles of tangible personal property of every description now or hereafter owned by such Grantor or in which such Grantor may have or may hereafter acquire any interest, at any location (collectively referred to hereinafter as "Equipment");

          (d) All general intangibles of each Grantor in which a Grantor now has or hereafter acquires any rights, including but not limited to, causes of action, corporate or business records, inventions, designs, goodwill, trade names, trade secrets, trade processes, licenses, permits, franchises, customer lists, computer programs, all claims under guaranties, tax refund claims, rights and claims against carriers and shippers, leases, claims under insurance policies, all rights to indemnification and all other intangible personal property and intellectual property of every kind and nature (collectively referred to hereinafter as "General Intangibles");

          (e) All rights now or hereafter accruing to each Grantor under contracts (including without limitation the Trademark License Agreement by and among AlliedSignal Inc., AlliedSignal Technologies, Inc., BREED Technologies, Inc. and BREED Automotive Technologies, Inc., dated as of the date hereof), leases, agreements or other instruments to perform services, to hold and use land and facilities, and to enforce all rights thereunder (collectively referred to hereinafter as "Contract Rights");

          (f) All books and records relating to any of the Collateral (as hereinafter defined) (including without limitation, customer data, credit files, computer programs, printouts, and other computer materials and records of each Grantor pertaining to any of the foregoing); and

          (g) All accessions to, substitutions for and all replacements, products and proceeds of the foregoing, including without limitation proceeds of insurance policies insuring the Collateral (as hereinafter defined).

     All of the property and interests in property described in subsections (a) through (g) and all other property and interests in personal property which shall, from time to time, secure the Secured Obligations are herein collectively referred to as the "Collateral."

     2.   Financing Statements.  At the time of execution of this Agreement,
          --------------------
each Grantor shall have furnished the Agent with properly executed financing statements, registrar's certificates, amendments and assignments as prescribed by the Uniform Commercial Code as presently in effect in the states where the Collateral is located, prepared and approved by the Agent in form and number sufficient for filing wherever required with respect to the Collateral, in order that the Agent, for the benefit of the Lenders, shall have a duly perfected security interest of record in the Collateral, to the extent a security interest in such Collateral can be perfected by filing a financing statement, following the filing of such financing statements with the appropriate local and state governmental authorities, subject only to Permitted Liens. Each Grantor shall execute as reasonably required by the Agent any additional financing statements or other documents to effect the same, together with any necessary continuation statements so long as this Agreement remains in effect.

     3.   Maintenance of Security Interest.  Each Grantor will, from time to
          --------------------------------
time, upon the request of the Agent, deliver specific assignments of Collateral, together with such other instruments and documents, financing statements, amendments thereto, assignments or other writings as the Agent may request to carry out the terms of this Agreement or to protect or enforce the Agent's security interest in the Collateral.

     With respect to any and all Collateral to be secured and conveyed under this Agreement, each Grantor agrees to do and cause to be done all things necessary to perfect and keep in full force the security interest granted in favor of the Agent for the benefit of the Lenders, including, but not limited to, the prompt payment of all fees and expenses incurred in connection with any filings made to perfect or continue a security interest in the Collateral in favor of the Agent for the benefit of the Lenders.

     Each Grantor agrees to make appropriate entries upon its financial statements and books and records disclosing the security interest granted hereunder to the Agent for the benefit of the Secured Parties.

     4.   Receipt of Payment.  In the event an Event of Default shall occur and
          ------------------
be continuing and a Grantor (or any of its affiliates, subsidiaries, stockholders, directors, officers, employees or agents) shall receive any proceeds of Collateral, including without limitation monies, checks, notes, drafts or any other items of payment, each Grantor shall hold all such items of payment in trust for the Agent, for the benefit of the Secured Parties, and as the property of the Agent, for the benefit of the Secured Parties, separate from the funds of such Grantor, and no later than the first Business Day following the receipt thereof, at the election of the Agent, such Grantor shall cause the same to be forwarded to the Agent for its custody and possession on behalf of the Lenders as additional Collateral.

     5.   Covenants.  Each Grantor covenants with the Agent that from and after
          ---------
the date of this Agreement until termination hereof in accordance with Section
                                                                       -------
28 hereof:
--

          (a) Inspection.  The Agent (by any of its officers, employees and
              ----------
     agents), on behalf of the Lenders, shall have the right upon prior notice to an executive officer of the Borrower, and at any reasonable times during such Grantor's usual business hours, to inspect the Collateral, all records related thereto (and to make extracts or copies from such records), and the premises upon which any of the Collateral is located, to discuss such Grantor's affairs and finances with any Person (other than Account Debtors) and to verify with any Person other than Account Debtors the amount, quality, quantity, value and condition of, or any other matter relating to, the Collateral and, if an Event of Default has occurred and is continuing, to discuss such Grantor's affairs and finances with such Grantor's Account Debtors and to verify the amount, quality, value and condition of, or any other matter relating to, the Collateral and such Account Debtors. Upon or after the occurrence and during the continuation of an Event of Default, the Agent may at any time and from time to time employ and maintain on such Grantor's premises a custodian selected by the Agent who shall have full authority to do all acts necessary to protect the Agent's (for the benefit of the Secured Parties) interest. All expenses incurred by the Agent, on behalf of the Secured Parties, by reason of the employment of such custodian shall be paid by such Grantor, added to the Secured Obligations and secured by the Collateral.

          (b) Assignments, Records and Schedules of Accounts.  Each Grantor
              ----------------------------------------------
     shall keep accurate and complete records of its Accounts ("Account Records") and from time to time at intervals designated by the Agent such Grantor shall provide the Agent with a schedule of Accounts in form and substance acceptable to the Agent describing all Accounts created or acquired by such Grantor ("Schedule of Accounts"); provided, however, that
                                                        --------  -------
     such Grantor's failure to execute and deliver any such Schedule of Accounts shall not affect or limit the Agent's security interest or other rights in and to any Accounts for the benefit of the Secured Parties. If requested by the Agent, each Grantor shall furnish the Agent with copies of proof of delivery and other documents relating to the Accounts so scheduled, including without limitation repayment histories and present status reports (collectively, "Account Documents") and such other matter and information relating to the status of then existing Accounts as the Agent shall request. No Grantor shall remove any Account Records or Account Documents or change its chief executive offices from the locations set forth in Exhibit A hereto without 30 days prior written notice to the Agent as
     ---------
     provided in Section 19 hereof and delivery to the Agent by the applicable
                 ----------
     Grantor prior to such removal of executed financing statements, amendments and other documents necessary in the determination of the Agent to maintain the security interests granted hereunder.

          (c) Notice Regarding Disputed Accounts.  In the event any amounts due
              ----------------------------------
     and owing in excess of $250,000 individually, or $500,000 in the aggregate amount, are in dispute between any Account Debtor and a Grantor (which shall include without limitation any dispute in which an offset claim or counterclaim may result), such Grantor shall provide the Agent with written notice thereof as soon as practicable, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy.

          (d) Verification of Accounts.  If an Event of Default has occurred and
              ------------------------
     is continuing, any of the Agent's officers, employees or agents shall have the right, at any reasonable time or times hereafter, to verify with Account Debtors the validity, amount or any other matter relating to any Accounts and, whether or not a Default or Event of Default has occurred, any of the Agent's officers, employees or agents shall have the right to verify the same with any Grantor.

          (e) Change of Trade Styles.  No Grantor shall change, amend, alter,
              ----------------------
     terminate, or cease using its material trade names or styles under which it sells Inventory as of the date of this Agreement ("Trade Styles"), or use additional Trade Styles, without giving the Agent at least 30 days' prior written notice and delivery to the Agent by the applicable Grantor prior to such removal, change, amendment, alteration, or use, of executed financing statements, amendments and other documents necessary in the determination of the Agent to maintain the security interests granted hereunder.

          (f) Safekeeping of Inventory.  Each Grantor shall be responsible for
              ------------------------
     the safekeeping of its Inventory, and, subject to Section 13 hereof, in no
                                                       ----------
     event shall the Agent have any responsibility for:

                (i) Any loss or damage to Inventory or destruction thereof occurring or arising in any manner or fashion from any cause;

                (ii)   Any diminution in the value of Inventory; or

                (iii) Any act or default of any carrier, warehouseman, bailee or forwarding agency thereof or other Person in any way dealing with or handling Inventory.

          (g) Location, Records and Schedules of Inventory.  Each Grantor shall
              --------------------------------------------
     keep correct and accurate records itemizing and describing the kind, type, location and quantity of Inventory, its cost therefor and the selling price of Inventory held for sale, and the daily withdrawals therefrom and additions thereto, and shall furnish to the Agent from time to time at reasonable intervals designated by the Agent, a current schedule of Inventory ("Schedule of Inventory") based upon its most recent physical inventory and its daily inventory records. Each Grantor shall conduct a physical inventory, no less than annually, and shall furnish to the Agent such other documents and reports thereof as the Agent shall reasonably request with respect to the Inventory. Subject to compliance at all times with Sections 6(c), (d) and (e), no Grantor shall, other than in the
          --------------------------
     ordinary course of business in connection with its sale, remove any material amount of Inventory from the locations set forth on Exhibit B
                                                                  ---------
     hereto to a location not also set forth on Exhibit B hereto, each of such
                                                ---------
     locations being owned by a Grantor unless otherwise indicated, without 30 days prior written notice to the Agent as provided in Section 29 hereof and
                                                           ----------
     delivery to the Agent by the applicable Grantor prior to such removal of executed financing statements, amendments and other documents necessary in the determination of the Agent to maintain the security interests granted hereunder.

          (h) Returns of Inventory.  If any Account Debtor returns any Inventory
              --------------------
     to a Grantor after shipment thereof, and such return generates a credit in excess of $500,000 on any individual Account or $1,000,000 in the aggregate on any Accounts of such Account Debtor, such Grantor shall notify the Agent in writing of the same as soon as practicable.

          (i) Evidence of Ownership of Equipment.  The Grantors, as soon as
              ----------------------------------
     practicable following a request therefor by the Agent, shall deliver to the Agent any and all evidence of ownership of any of the Equipment (including without limitation certificates of title and applications for title).

          (j) Location, Records and Schedules of Equipment.  The Grantors shall
              --------------------------------------------
     maintain accurate, itemized records itemizing and describing the kind, type, quality, quantity and value of its Equipment and shall furnish the Agent upon request with a current schedule containing the foregoing information, but, other than during the continuance of an Event of Default, not more often than once per fiscal quarter. No Grantor shall remove any material portion of the Equipment from the locations set forth in Exhibit C
                                                                       ---------
     hereto to a location not also set forth on Exhibit C hereto without at
                                                ---------
     least 30 days' prior written notice to the Agent as provided in Section 29
                                                                     ----------
     hereof and delivery to the Agent by the applicable Grantor prior to such removal of executed financing statements, amendments and other documents necessary to maintain the security interests granted hereunder.

          (k) Sale or Mortgage of Equipment.  Other than in the ordinary course
              -----------------------------
     of business with respect to disposition of obsolescent Equipment or replacement of Equipment with other Equipment performing similar functions and having similar or better utility and value, and except as permitted by the Credit Agreement prior to the occurrence and continuance of an Event of Default, no Grantor shall sell, exchange, lease, mortgage, encumber, pledge or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of the Agent.

          (l) Maintenance of Equipment.  Each Grantor shall keep and maintain
              ------------------------
     its Equipment in good operating condition and repair, ordinary wear and tear excepted. No Grantor shall permit any such items to become a fixture to real property (unless such Grantor has granted the Agent for the benefit of the Lenders a lien on such real property) or accessions to other personal property.

          (m)  Transfers and Other Liens.  Each Grantor shall not (i) sell,
               -------------------------
     assign (by   operation of law or otherwise) or otherwise dispose of any of, or grant any option with respect to, the Collateral, except for dispositions permitted under the Credit Agreement and Section 5(k) hereof,
                                                           ------------
     (ii) create or suffer to exist any Lien, security interest or other charge or encumbrance upon or with respect to any of the Collateral except for the security interests created by this Agreement or other Permitted Liens; or
     (iii) take any other action in connection with any of the Collateral that would materially impair the value of the interest or rights of such Grantor in the Collateral taken as a whole or that would materially impair the interest or rights of the Agent for the benefit of the Lenders.

     6.   Warranties and Representations Regarding Collateral Generally.  Each
          -------------------------------------------------------------
Grantor warrants and represents that:

          (a) It is and, except as permitted by the Credit Agreement and Section
                                                                         -------
     5(m) hereof, will continue to be the owner of the Collateral hereunder, now
     ----
     owned and upon the acquisition of the same, free and clear of all Liens, claims, encumbrances and security interests other than the security interest in favor of the Agent for the benefit of the Lenders hereunder and Permitted Liens, and that it will defend such Collateral and any products and proceeds thereof against all material claims and demands of all Persons (other than holders of Permitted Liens) at any time claiming the same or any interest therein adverse to the Secured Parties.

          (b) It has the unqualified right to enter into this Agreement and to perform its terms.

          (c) No authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other Person is required either (i) for the grant by such Grantor of the security interests granted hereby or for the execution, delivery or performance of this Agreement by such Grantor, or (ii) for the perfection of or the exercise by the Agent, on behalf of the Secured Parties, of its rights and remedies hereunder, except for the filings required by the Uniform Commercial Code of the State in which such Grantor maintains its chief executive office.

          (d) No effective financing statement or other instrument similar in effect covering all or any part of the Collateral purported to be granted by such Grantor hereunder is on file in any recording office, except such as may have been filed in favor of the Agent, for the benefit of the Secured Parties other than Permitted Liens.

     7.   Account Warranties and Representations.  With respect to its Accounts,
          --------------------------------------
each Grantor warrants and represents to the Agent for the benefit of the Secured Parties that the Agent and each Lender may rely on all statements or representations made by such Grantor on or with respect to any Schedule of Accounts prepared and delivered by it and that:

          (a) All Account Records and Account Documents are located only at such Grantor's locations as set forth on Exhibit A attached hereto and
                                         ---------
     incorporated herein by reference or at such other locations as to which the Grantor has notified the Agent in writing not less than 30 days prior to such relocation;

          (b) The Accounts are genuine, are in all material respects what they purport to be, are not evidenced by an instrument or document or, if evidenced by an instrument or document, are only evidenced by one original instrument or document;

          (c) The Accounts cover bona fide sales and deliveries of Inventory usually dealt in by such Grantor, or the rendition by such Grantor of services, to an Account Debtor in the ordinary course of business;

          (d) The amounts of the face value shown on any Schedule of Accounts or invoice statement delivered to the Agent with respect to any Account, are actually owing to such Grantor and are not contingent for any reason; and there are no setoffs, discounts, allowances, claims, counterclaims or disputes of any kind or description in an amount greater than $1,000,000 in the aggregate, or greater than $500,000 individually, existing or asserted with respect thereto and such Grantor has not made any agreement with any Account Debtor thereunder for any deduction therefrom, except as may be stated in the Schedule of Accounts and reflected in the calculation of the face value of each respective invoice related thereto;

          (e) Except for conditions generally applicable to such Grantor's industry and markets, there are no facts, events, or occurrences known to such Grantor pertaining particularly to any Accounts which are reasonably expected to materially impair in any way the validity, collectibility or enforcement of Accounts that would reasonably be likely, in the aggregate, to be of material economic value, or in the aggregate materially reduce the amount payable thereunder from the amount of the invoice face value shown on any Schedule of Accounts, and on all contracts, invoices and statements delivered to the Agent, with respect thereto;

          (f) The goods or services giving rise thereto are not, and were not at the time of the sale or performance thereof, subject to any Lien, claim, encumbrance or security interest, except those of the Agent for the benefit of Secured Parties and Permitted Liens;

          (g) The Accounts have not been pledged to any Person other than to the Agent for the benefit of the Secured Parties under this Agreement and will be owned by such Grantor free and clear of any Liens, claims, encumbrances or security interests except Permitted Liens;

          (h) The Agent's and the Lenders' security interest therein will not be subject to any offset, deduction, counterclaim, Lien or other adverse condition, other than Permitted Liens; and

          (i) The location of its chief executive office and any state in which it (i) has a place of business in only one county of such state or (ii) resides in such state (within the meaning of the applicable Uniform Commercial Code) but does not have any place of business in such state, is set forth on Exhibit A attached hereto and incorporated herein by reference
                  ---------
     and each Grantor shall deliver to the Agent not less than 30 days written notice prior to any change of such location or status of places of business or residency.

     8.   Inventory Warranties and Representations.  With respect to its
          ----------------------------------------
Inventory, each Grantor warrants and represents to the Agent for the benefit of the Lenders that the Secured Parties may rely on all statements or representations made by such Grantor on or with respect to any Inventory and that:

          (a) All Inventory, other than Inventory having a value of less than $1,000,000 in the aggregate for all locations, is located only at such Grantor's locations as set forth on Exhibit B attached hereto and
                                         ---------
     incorporated herein by reference;

          (b) None of its Inventory is or will be subject to any Lien, claim, encumbrance or security interest whatsoever, except for the security interest of the Agent for the benefit of the Lenders hereunder and Permitted Liens;

          (c) No Inventory of such Grantor that would reasonably be likely, in the aggregate with the Inventory of all Grantors, to be of value in excess of $1,000,000 is, and shall not at any time or times hereafter be, stored with a bailee, warehouseman, or similar party without the Agent's prior written consent which consent shall not be unreasonably withheld and, if the Agent gives such consent, such Grantor will concurrently therewith cause any such bailee, warehouseman, or similar party to issue and deliver to the Agent upon its request therefor, in form and substance reasonably acceptable to the Agent, warehouse receipts therefor in the Agent's name and take such other action and be party to such document as deemed necessary or prudent by the Agent to maintain the security interest of the Lenders in such Inventory; provided, however, Grantor shall be entitled to store Inventory for periods of less than 30 days with any bailee, warehouseman or similar party who the Grantor can demonstrate it has been directed to utilize by any customer without compliance with this subsection
     (c) so long as the value of such Inventory does not exceed $2,500,000;

          (d) No Inventory is, and shall not at any time or times hereafter be, under consignment to any Person, the value of which, when aggregated with all other Inventory under consignment of such Grantor and all other Material Subsidiaries, would exceed $500,000; and

          (e) No Inventory is at or shall be kept at any location that is leased by such Grantor from any other Person, the value of which, when aggregated with all other Inventory kept at any location which is leased by all Grantors, would exceed $500,000, unless such location and lessee is set forth on Exhibit B hereto and the Grantor has used its best efforts to have
              ---------
     the lessor waive its rights with respect to such Inventory in form and substance acceptable to the Agent and delivered in writing to the Agent prior to such amount of Inventory being at such one or more locations.

     9.   Equipment Representations and Warranties.  With respect to its
          ----------------------------------------
Equipment, each Grantor warrants and represents to the Agent for the benefit of the Lenders that the Secured Parties may rely on all statements or representations made by such Grantor on or with respect to any Equipment and that:

          (a) All Equipment (other than Equipment located at facilities of Grantor's suppliers) is located only at such Grantor's locations set forth in Exhibit C hereto or at such other locations as to which such Grantor has
        ---------
     notified the Agent in writing not less than 30 days prior to such relocation and has provided to the Agent executed financing statements for such location satisfying the requirements of Section 2 hereof;

          (b) None of its Equipment is or will be subject to any Lien, claim, encumbrance or security interest whatsoever, except for the security interest of the Agent, for the benefit of the Lenders, hereunder and Permitted Liens;

          (c) No Equipment of such Grantor is at or shall be kept at any location that is leased by such Grantor from any other Person unless such location and lessee is set forth on Exhibit C hereto and the Grantor has
                                         ---------
     used its best efforts to have the lessor waive its rights with respect to such Equipment in form and substance acceptable to the Agent.

     10.  Casualty and Liability Insurance Required.
          -----------------------------------------

          (a) Each Grantor will keep the Collateral continuously insured against such risks as are customarily insured against by businesses of like size and type engaged in the same or similar operations including, without limiting the generality of any other covenant herein contained:

              (i) casualty insurance on the Inventory and the Equipment in an amount not less than the full insurable value thereof, against loss or damage by theft, fire and lightning and other hazards ordinarily included under uniform broad form standard extended coverage policies, limited only as may be provided in the standard broad form of extended coverage endorsement at the time in use in the states in which the Collateral is located;

              (ii) comprehensive general liability insurance against claims for bodily injury, death or property damage occurring with or about such Collateral (such coverage to include provisions waiving subrogation against the Secured Parties), with Agent and Lenders as additional insured parties, in amounts as shall be reasonably satisfactory to Agent;

              (iii) liability insurance with respect to the operation of its facilities under the workers' compensation laws of the states in which such Collateral is located; and

              (iv)    business interruption insurance.

          (b) Each insurance policy obtained in satisfaction of the requirements of Section 10(a) hereof:
        -------------

              (i) may be provided by blanket policies now or hereafter maintained by each Grantor or the Borrower;

              (ii) shall be issued by such insurer (or insurers) as shall be financially responsible, of recognized standing and reasonably acceptable to the Agent;

              (iii) shall be in such form and have such provisions (including without limitation the loss payable clause, the waiver of subrogation clause, the deductible amount, if any, and the standard mortgagee endorsement clause), as are generally considered standard provisions for the type of insurance involved and are reasonably acceptable in all respects to the Agent;

              (iv) shall prohibit cancellation or substantial modification, termination or lapse in coverage by the insurer without at least 30 days' prior written notice to the Agent, except for non-payment of premium, in which case such policies shall provide ten (10) days' prior written notice;

              (v) without limiting the generality of the foregoing, all insurance policies where applicable under Section 10(a)(i) carried on
                                                    ----------------
          the Collateral shall name the Agent, for the benefit of the Lenders, as loss payee and the Agent and Lenders as parties insured thereunder in respect of any claim for payment.

          (c) Prior to expiration of any such policy, such Grantor shall furnish the Agent with evidence satisfactory to the Agent that the policy or certificate has been renewed or replaced or is no longer required by this Agreement.

          (d) Each Grantor hereby irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent), for the benefit of the Lenders, effective upon the occurrence and during the continuance of an Event of Default, as such Grantor's true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item or payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance.

          (e) In the event such Grantor shall fail to maintain, or fail to cause to be maintained, the full insurance coverage required hereunder or shall fail to keep any of its Collateral in good repair and good operating condition subject to ordinary wear and tear, the Agent may (but shall be under no obligation to), without waiving or releasing any Secured Obligation or Event of Default by such Grantor hereunder, contract for the required policies of insurance and pay the premiums on the same or make any required repairs, renewals and replacements; and all sums so disbursed by Agent, including reasonable attorneys' fees, court costs, expenses and other charges related thereto, shall be payable on demand by such Grantor to the Agent and shall be additional Secured Obligations secured by the Collateral.

          (f) Each Grantor agrees that to the extent that it shall not carry insurance required by Section 10(a) hereof, it shall in the event of any
                           -------------
     loss or casualty pay promptly to the Agent, for the benefit of the Secured Parties, for application in accordance with the provisions of Section 10(h)
                                                                   -------------
     hereof, such amount as would have been received as Net Proceeds (as hereinafter defined) by the Agent, for the benefit of the Secured Parties, under the provisions of Section 10(h) hereof had such insurance been
                             -------------
     carried to the extent required.

          (g) The Net Proceeds of the insurance carried pursuant to the provisions of Sections 10(a)(ii) and 10(a)(iii) hereof shall be applied by
                   ------------------     ----------
     such Grantor toward extinguishment of the defect or claim or satisfaction of the liability with respect to which such insurance proceeds may be paid.

          (h) The Net Proceeds of the insurance carried with respect to the Collateral pursuant to the provisions of Section 10(a)(i) hereof shall be
                                              ----------------
     paid to such Grantor and held by such Grantor in a separate account and applied as follows: (i) as long as no Event of Default shall have occurred and be continuing, after any loss under any such insurance and payment of the proceeds of such insurance, each Grantor shall have a period of 30 days after payment of the insurance proceeds with respect to such loss to elect to either (x) repair or replace the Collateral so damaged, (y) deliver such Net Proceeds to the Agent, for the benefit of the Lenders, as additional Collateral or (z) apply such Net Proceeds to the acquisition of tangible assets used or useful in the conduct of the business of such Grantor, subject to the provisions of this Agreement. If such Grantor elects to repair or replace the Collateral so damaged, such Grantor agrees the Collateral shall be repaired to a condition substantially similar to its condition prior to damage or replaced with Collateral in a condition substantially similar to the condition of the Collateral so replaced prior to damage; and (ii) at all times during which an Event of Default shall have occurred and be continuing, after any loss under such insurance and payment of the proceeds of such insurance, such Grantor shall immediately deliver such Net Proceeds to such Agent, for the benefit of the Secured Parties, as additional Collateral.

          (i) "Net Proceeds" when used with respect to any insurance proceeds shall mean the gross proceeds from such proceeds, award or other amount, less all taxes, fees and expenses (including attorneys' fees) incurred in the realization thereof.

          (j) In case of any material damage to or destruction of all or any part of the Collateral pledged hereunder by a Grantor, such Grantor shall give prompt notice thereof to the Agent. Each such notice shall describe generally the nature and extent of such damage, destruction, taking, loss, proceeding or negotiations. Each Grantor is hereby authorized and empowered to adjust or compromise any loss under any such insurance.

          (k) All insurance policies covering the Mortgaged Property shall comply in all respects with Section 4.6 of the Mortgages.
                                 -----------

     11.  Rights and Remedies Upon Event of Default.  Upon and after an Event of
          -----------------------------------------
Default, the Agent shall have the following rights and remedies on behalf of the Lenders in addition to any rights and remedies set forth elsewhere in this Agreement, all of which may be exercised with or, if allowed by law, without notice to a Grantor:

          (a) All of the rights and remedies of a secured party under the Uniform Commercial Code of the state where such rights and remedies are asserted, or under other applicable law, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, to the extent permitted by law, in addition to any other rights and remedies contained in this Agreement, the Guaranty Agreement or any other Loan Document;

          (b) The right to foreclose the Liens and security interests created under this Agreement by any available judicial procedure or without judicial process;

          (c) The right to (i) enter upon the premises of a Grantor through self-help and without judicial process, without first obtaining a final judgment or giving such Grantor notice and opportunity for a hearing on the validity of the Agent's claim and without any obligation to pay rent to such Grantor, or any other place or places where any Collateral is located and kept, and remove the Collateral therefrom to the premises of the Agent or any agent of the Agent, for such time as the Agent may desire, in order effectively to collect or liquidate the Collateral, and (ii) require such Grantor to assemble the Collateral and make it available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties;

          (d) The right to (i) demand payment of the Accounts; (ii) enforce payment of the Accounts, by legal proceedings or otherwise; (iii) exercise all of a Grantor's rights and remedies with respect to the collection of the Accounts and General Intangibles; (iv) settle, adjust, compromise, extend or renew the Accounts, General Intangibles and Contract Rights; (v) settle, adjust or compromise any legal proceedings brought to collect the Accounts; (vi) if permitted by applicable law, sell or assign the Accounts, General Intangibles and Contract Rights upon such terms, for such amounts and at such time or times as the Agent deems advisable; (vii) discharge and release the Accounts;
     (viii) take control, in any manner, of any item of payment or proceeds referred to in Section 4 above; (ix) prepare, file and sign a Grantor's
                    ---------
     name on a Proof of Claim in bankruptcy or similar document against any Account Debtor; (x) prepare, file and sign a Grantor's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts; (xi) endorse the name of a Grantor upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory or Equipment; (xii) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral to which a Grantor has access; (xiii) to open such Grantor's mail and collect any and all amounts due to such Grantor from Persons obligated on any Accounts ("Account Debtors"); (xiv) to take over such Grantor's post office boxes or make other arrangements as the Agent, on behalf of the Lenders, deems necessary to receive such Grantor's mail, including notifying the post office authorities to change the address for delivery of such Grantor's mail to such address as the Agent, on behalf of the Lenders, may designate; and (xv) to notify any or all Account Debtors that the Accounts have been assigned to the Agent for the benefit of the Lenders and that Agent has a security interest therein for the benefit of the Lenders (provided that the Agent may at any time give such notice to an Account Debtor that is a department, agency or authority of the United States government); each Grantor hereby agrees that any such notice, in the Agent's sole discretion, may be sent on such Grantor's stationery, in which event such Grantor shall co-sign such notice with the Agent; and (xvi) do all acts and things and execute all documents necessary, in Agent's sole discretion, to collect the Accounts and General Intangibles; and

          (e) The right to sell, assign, lease or to otherwise dispose of all or any Collateral in its then existing condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, with or without representations and warranties, all as the Agent, in its sole discretion, may deem advisable. The Agent shall have the right to conduct such sales on a Grantor's premises or elsewhere and shall have the right to use a Grantor's premises without charge for such sales for such time or times as the Agent may see fit. The Agent may, if it deems it reasonable, postpone or adjourn any sale of the Collateral from time to time by an announcement at the time and place of such postponed or adjourned sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that the Agent has no obligation to preserve rights to the Collateral against prior parties or to marshall any Collateral for the benefit of any Person. The Agent is hereby granted a license or other right to use, without charge, each Grantor's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and a Grantor's rights under any license and any franchise agreement shall inure to the Agent's benefit. If any of the Collateral shall require repairs, maintenance, preparation or the like, or is in process or other unfinished state, the Agent shall have the right, but shall not be obligated, to perform such repairs, maintenance, preparation, processing or completion of manufacturing for the purpose of putting the same in such saleable form as the Agent shall deem appropriate, but the Agent shall have the right to sell or dispose of the Collateral without such processing and no Guarantor shall have any claim against the Agent for the value that may have been added to such Collateral with such processing. In addition, each Grantor agrees that in the event notice is necessary under applicable law, written notice mailed to such Grantor in the manner specified herein ten
     (10) days prior to the date of public sale of any of the Collateral or prior to the date after which any private sale or other disposition of the Collateral will be made shall constitute commercially reasonable notice to such Grantor. All notice is hereby waived with respect to any of the Collateral which threatens to decline speedily in value or is of a type customarily sold on a recognized market. The Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale, free from any right of redemption which is hereby expressly waived by such Grantor and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Secured Obligations. The net cash proceeds resulting from the collection, liquidation, sale, lease or other disposition of the Collateral shall be applied first to the expenses (including all attorneys' fees) of retaking, holding, storing, processing and preparing for sale, selling, collecting, liquidating and the like, and then to the satisfaction of all Secured Obligations in accordance with the terms of Section 11.5 of the Credit Agreement. Any sale or other
              ------------
     disposition of the Collateral and the possession thereof by the Agent shall be in compliance with all provisions of applicable law (including applicable provisions of the Uniform Commercial Code). Each Grantor shall be liable to the Agent, for the benefit of the Lenders, and shall pay to the Agent, for the benefit of the Lenders, on demand any deficiency which may remain after such sale, disposition, collection or liquidation of the Collateral.

     12.  Anti-Marshalling Provisions.  The right is hereby given by each
          ---------------------------
Grantor to the Agent, for the benefit of the Secured Parties, to make releases (whether in whole or in part) of all or any part of the Collateral agreeable to the Agent without notice to, or the consent, approval or agreement of other parties and interests, including junior lienors, which releases shall not impair in any manner the validity of or priority of the Liens and security interests in the remaining Collateral conferred under such documents, nor release such Grantor from personal liability for the Secured Obligations hereby secured. Notwithstanding the existence of any other security interest in the Collateral held by the Agent, for the benefit of the Secured Parties, the Agent shall have the right to determine the order in which any or all of the Collateral shall be subjected to the remedies provided in this Agreement. The proceeds realized upon the exercise of the remedies provided herein shall be applied by the Agent, for the benefit of the Secured Parties, in the manner provided in Section 11.5
                                                                  ------------
of the Credit Agreement. Each Grantor hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein.

     13.  Indemnity and Expenses.
          ----------------------

          (a) Each Grantor agrees to indemnify the Agent, for the benefit of the Secured Parties, from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement that are incurred by the Agent (including without limitation enforcement of this Agreement), except claims, losses or liabilities directly resulting from the Agent's gross negligence or willful misconduct.

          (b) Each Grantor will upon demand pay to the Agent, for the benefit of the Secured Parties, the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, that the Agent, for the benefit of the Lenders, may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Secured Parties, or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

     14.  Appointment of Agent as Grantor's Lawful Attorney.  Without limitation
          -------------------------------------------------
of any other provision of this Agreement, each Grantor irrevocably designates, makes, constitutes and appoints the Agent (and all Persons designated by the Agent), for the benefit of the Secured Parties, as the Grantor's true and lawful attorney (and agent-in-fact) at all times on and after the occurrence and during the continuation of an Event of Default, to take all actions and to do all things required to be taken or done by the Grantor under this Agreement, including without limitation:

          (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

          (b) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (a) above;

          (c) to endorse such Grantor's name on any checks, notes, drafts or any other payment relating to or constituting proceeds of the Collateral which comes into the Agent's possession or Agent's control, and deposit the same to the account of the Agent, for the benefit of the Lenders, on account and for payment of the Secured Obligations.

          (d) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent, for the benefit of the Lenders, with respect to any of the Collateral; and

          (e) to execute, in connection with the sale provided for in Section
                                                                      -------
     11, any endorsement, assignments, or other instruments of conveyance or transfer with respect to the Collateral.

All acts of the Agent or its designee taken pursuant to this Section 14 are
                                                             ----------
hereby ratified and confirmed by each Grantor and the Agent or its designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or law, other than as a result of its gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable by such Grantor until this Agreement has been terminated in accordance with Section 28 hereof.
                ----------

     15.  Supplemental Documentation.  At the Agent's request, each Grantor
          --------------------------
shall execute and deliver to the Agent, at any time or times hereafter, all documents, instruments and other written matter that the Agent may request to perfect and maintain perfected the Agent's (for the benefit of the Secured Parties) security interest in the Collateral, in form and substance acceptable to the Agent, and pay all charges, expenses and fees the Agent may reasonably incur in filing any of such documents, and all taxes relating thereto. Each Grantor agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or a financing statement is sufficient as a financing statement and may be filed by the Agent in any filing office.

     16.  Waivers.  In addition to the other waivers contained herein, each
          -------
Grantor hereby expressly waives, to the extent permitted by law: presentment for payment, demand, protest, notice of demand, notice of protest, notice of default or dishonor, notice of payments and nonpayments and all other notices and consents to any action taken by the Agent unless expressly required by this Agreement.

     17.  Trade Names.  Each Grantor represents that the only trade name(s) or
          -----------
style(s) used by such Grantor are as set forth on Exhibit D, next to the name of
                                                  ---------
such Grantor.

     18.  Absolute Rights and Obligations.  All rights of the Secured Parties in
          -------------------------------
the Security Interests granted hereunder, and each of the Secured Obligations, shall be absolute and unconditional irrespective of:

          (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to departure from, the Credit Agreement or any other Loan Document, including, but not limited to, (i) an increase or decrease in the Secured Obligations and (ii) an amendment of any Loan Document to permit the Agent or the Lenders or any one or more of them to extend further or additional credit to the Borrower in any form including credit by way of loan, purchase of assets, guarantee or otherwise, which credit shall thereupon be and become subject to the Credit Agreement and the other Loan Documents as a Secured Obligation;

          (b) any taking and holding of collateral or guarantees (including without limitation any collateral pledged as security for the Secured Obligations under the other Security Instruments) for all or any of the Secured Obligations; or any amendment, alteration, exchange, substitution, transfer, enforcement, waiver, subordination, termination or release of any such collateral or guarantees, or any non-perfection of any such collateral, or any consent to departure from any such guaranty;

          (c) any manner of application of collateral, or proceeds thereof, securing payment or enforcement of all or any of the Secured Obligations, or the manner of sale of any such collateral;

          (d) any consent by the Secured Parties to the change, restructure or termination of the corporate structure or existence of the Borrower or any Grantor and any corresponding restructure of the Secured Obligations, or any other restructure or refinancing of the Secured Obligations or any portion thereof;

          (e) any modification, compromise, settlement or release by the Secured Parties, by operation of law or otherwise, collection or other liquidation of the Secured Obligations or the liability of the Borrower, any Grantor or any Guarantor (other than the Grantor against which this Agreement is to be enforced), or of any collateral for the Secured Obligation (including without limitation any collateral pledged as security for the Secured Obligations under the other Security Instruments), in whole or in part, and any refusal of payment by the Agent or any Lender in whole or in part, from any obligor or Guarantor (other than the Grantor against which this Agreement is sought to be enforced) in connection with any of the Secured Obligations, whether or not with notice to, or further assent by, or any reservation of rights against, any Grantor; or

          (f) any other circumstance (including without limitation any statute of limitations) that might otherwise constitute a defense available to, or a discharge of, the Borrower, any Guarantor or a Grantor.

     The granting of a Security Interest in the Collateral shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by any Secured Party, upon the insolvency, bankruptcy or reorganization of the Borrower or any Grantor or otherwise, all as though such payment had not been made.

     19.  Definitions.  All terms used herein shall be defined in accordance
          -----------
with the appropriate definitions appearing in the Uniform Commercial Code as in effect in Florida, and such definitions are hereby incorporated herein by reference and made a part hereof.

     20.  Entire Agreement.  This Agreement, together with the Credit Agreement,
          ----------------
the Guaranty Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Neither this Agreement nor any portion or provision hereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than by an agreement, in writing signed by the parties hereto.

     21.  Further Assurances.  Each Grantor agrees at its own expense to do such
          ------------------
further acts and things, and to execute and deliver such additional conveyances, assignments, financing statements, agreements and instruments, as the Agent may at any time reasonably request in connection with the administration or enforcement of this Agreement or related to the Collateral or any part thereof or in order better to assure and confirm unto the Agent its rights, powers and remedies for the benefit of the Secured Parties hereunder. Each Grantor hereby consents and agrees that the issuers of or obligors in respect of the Collateral shall be entitled to accept the provisions hereof as conclusive evidence of the right of the Agent, on behalf of the Secured Parties, to exercise its rights hereunder with respect to the Collateral, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by any Grantor or any other Person to any of such issuers or obligors.

     22.  Binding Agreement; Assignment.  This Agreement, and the terms,
          -----------------------------
covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto, and to their respective successors and assigns, except that no Grantor shall be permitted to assign this Agreement or any interest herein or in the Collateral, or any part thereof, or otherwise pledge, encumber or grant any option with respect to the Collateral, or any part thereof, or any cash or property held by the Agent as Collateral under this Agreement. All references herein to the Agent shall include any successor thereof, each Lender and any other obligees from time to time of the Obligations.

     23.  Swap Agreements. All obligations of the Borrower under Swap Agreements
          ---------------
shall be deemed to be Secured Obligations secured hereby, and each Lender or affiliate of a Lender party to any such Swap Agreement shall be deemed to be a Secured Party hereunder.

     24.  Severability.  The provisions of this Agreement are independent of and
          ------------
separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

     25.  Successors and Assigns.  This Agreement shall be binding upon the
          ----------------------
successors and assigns of each Grantor, and the right, remedies, powers, and privileges of the Agent hereunder shall inure to the benefit of the successors and assigns of the Agent; provided, however, that no Grantor shall make any
                          --------  -------
assignment hereof without the prior written consent of the Agent.

     26.  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts and all the counterparts taken together shall be deemed to constitute one and the same instrument.

     27.  Remedies Cumulative.  All remedies hereunder are cumulative and are
          -------------------
not exclusive of any other rights and remedies of the Agent provided by law or under the Credit Agreement, the other Loan Documents, or other applicable agreements or instruments. The making of the Loans to, and issuing of Letters of Credit for the benefit of, the Borrower pursuant to the Credit Agreement and the extension of the Revolving Credit Facility and the Term Loan Facility to the Borrower pursuant to the Credit Agreement shall be conclusively presumed to have been made or extended, respectively, in reliance upon each Assignor's assignment of the Assigned Interests pursuant to the terms hereof.

     28.  Termination.  This Agreement and all obligations of each Grantor
          -----------
hereunder shall terminate on the Facility Termination Date, at which time the Liens and rights granted to the Agent for the benefit of the Secured Parties hereunder shall automatically terminate and no longer be in effect, and the Collateral shall automatically be released from the Liens created hereby. Upon such termination of this Agreement, the Agent shall, at the sole expense of the Grantors, reassign and redeliver to each applicable Grantor such Collateral then held by or for the Agent and execute and deliver to such Grantor such documents as such Grantor shall reasonably request and take such further actions as may be necessary to effect the same and as shall be reasonably acceptable to the Agent.

     29.  Notices.  Any notice required or permitted hereunder shall be given,
          -------
(a) with respect to the Borrower or any Grantor, at the Borrower's address indicated in Section 13.2 of the Credit Agreement and (b) with respect to the
             ------------
Agent or a Lender, at the Agent's address indicated in Section 13.2 of the
                                                       ------------
Credit Agreement. All such notices shall be given and shall be effective as provided in Section 13.2 of the Credit Agreement.
            ------------

     30.  Governing Law; Venue; Waiver of Trial by Jury.
          ---------------------------------------------

          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE NOTWITHSTANDING ITS EXECUTION AND DELIVERY OUTSIDE SUCH STATE.

          (b) EACH GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF HILLSBOROUGH, STATE OF FLORIDA, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GRANTOR EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY HAVE NOW OR HEREAFTER TO THE LAYING OF THE VENUE OR TO THE JURISDICTION OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

          (c) EACH GRANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF THE BORROWER PROVIDED BY
     SECTION 13.2 OF THE CREDIT AGREEMENT, OR BY ANY OTHER METHOD OF SERVICE
     ------------
     PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF FLORIDA.

          (d) NOTHING CONTAINED IN SUBSECTIONS (b) OR (c) HEREOF SHALL PRECLUDE
                                   ---------------    ---
     THE AGENT OR ANY LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY PLACE WHERE EACH GRANTOR OR ANY OF SUCH GRANTOR'S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, THE JURISDICTION OF ANY OTHER COURT OR COURTS WHICH NOW OR HEREAFTER, BY REASON OF ITS PRESENT OR FUTURE DOMICILE, OR OTHERWISE, MAY BE AVAILABLE TO IT.

          (e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THE FOREGOING, EACH GRANTOR AND THE AGENT ON BEHALF OF THE LENDERS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND EACH PARTY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY HAVE THAT EACH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                            [Signature pages follow]

     IN WITNESS WHEREOF, the parties have duly executed this Security Agreement on the day and year first written above.

                                   GRANTORS:


                                       [INSERT NAME]
WITNESS:
                                       By:
                                          -----------------------------------
                                       Name:
-------------------------                   ---------------------------------
                                       Title:
                                             --------------------------------
-------------------------

                              SECURITY AGREEMENT

                             SIGNATURE PAGE 1 OF 2

                                       AGENT

                                       NATIONSBANK, NATIONAL ASSOCIATION,
                                       as Agent for the Lenders

WITNESS:
                                       By:
                                          -----------------------------------
                                       Name:
----------------------                      ---------------------------------
                                       Title:
                                             --------------------------------
----------------------



                              SECURITY AGREEMENT

                            SIGNATURE PAGE 2 OF 2

                                   EXHIBIT A
                                   ---------

                             Location of Accounts
                             --------------------

                                   EXHIBIT B
                                   ---------

                             Location of Inventory
                             ---------------------

                                   EXHIBIT C
                                   ---------

                             Location of Equipment
                             ---------------------

                                   EXHIBIT D
                                   ---------

                            Trade Names and Styles
                            ----------------------

                                  EXHIBIT S-1

                      Form of Opinion of In-House Counsel



                                [See attached.]


                                     S-1-1

                                                                     Exhibit S-1




                                                April 28, 1998



NationsBank, National Association,
  as Agent and each of the Lenders
  Party to the Credit Agreement
  Referenced Below
NationsBank Corporate Center
Charlotte, NC   28255-0065


Re: $525,000,000 Term Loan Facilities and $150,000,000 Revolving Credit and Letter of Credit Facility among NationsBank, National Association, as Agent, the Lenders party thereto, BREED Technologies, Inc. and certain Subsidiaries designated as Borrowers therein

Ladies and Gentlemen:

     I am associate general counsel to BREED Technologies, Inc., a Delaware corporation ("BREED") and certain Domestic Subsidiaries of BREED identified on
Schedule I hereto (the "CORPORATE GUARANTORS") and Schedule II hereto (the "PARTNERSHIP GUARANTORS" and, together with the Corporate Guarantors, the "GUARANTORS") in connection with the term loan facilities of $525,000,000 and the revolving credit facility of up to $150,000,000, including the $25,000,000 sublimit for the Letter of Credit Facility constituting part of the Revolving Credit Facility, the term loan facilities being made available to BREED and the Revolving Credit Facility being made available to BREED and certain foreign Subsidiaries of BREED designated as Borrowers (the "BORROWING SUBSIDIARIES") on this date pursuant to the Amended and Restated Credit Agreement of even date herewith among you, the Lenders, BREED and the Borrowing Subsidiaries (thE "RESTATED CREDIT AGREEMENT"), and the other transactions contemplated under the Restated Credit Agreement.

     This opinion is being delivered in accordance with the conditions set forth in Section 7.1 of the Restated Credit Agreement. All capitalized terms not otherwise defined herein shall have the meanings provided therefor in the Restated Credit Agreement.

NationsBank, National Association, as Agent and each of the Lenders Party to the Credit Agreement Referenced Below
April 28, 1998
Page 2

     In my capacity as associate general counsel, I have reviewed the following documents:

1.   the Restated Credit Agreement;

2.   the Notes;

3.   the Confirmation of Guaranty Agreement;

4. the Modification to a Credit Line Deed of Trust, Mortgage, Open-End Mortgage, Deed of Trust, Deed to Secure Debt, Leasehold Mortgage, Open-End Leasehold Mortgage, Leasehold Deed of Trust, Leasehold Deed to Secure Debt, Security Agreement, Fixture Filing, Assignment of Leases and Rents and Financing Statement, dated as of April 28, 1998, between BREED and NationsBank, National Association (the "MODIFICATION OF BREED MORTGAGE");

5. the Modification to a Credit Line Deed of Trust, Mortgage, Open-End Mortgage, Deed of Trust, Deed to Secure Debt, Leasehold Mortgage, Open-End Leasehold Mortgage, Leasehold Deed of Trust, Leasehold Deed to Secure Debt, Security Agreement, Fixture Filing, Assignment of Leases and Rents and Financing Statement, dated as of April 28, 1998, between, BREED Automotive of Florida, Inc. ("BREED FLORIDA") and NationsBank, National Association (the "MODIFICATION OF FLORIDA MORTGAGE");

6. the Modification to a Credit Line Deed of Trust, Mortgage, Open-End Mortgage, Deed of Trust, Deed to Secure Debt, Leasehold Mortgage, Open-End Leasehold Mortgage, Leasehold Deed of Trust, Leasehold Deed to Secure Debt, Security Agreement, Fixture Filing, Assignment of Leases and Rents and Financing Statement, dated as of April 28, 1998, between BREED Manufacturing of Texas, Inc. ("BREED TEXAS") and NationsBank, National Association (the "MODIFICATION OF TEXAS MORTGAGE");

7. the Modification to a Credit Line Deed of Trust, Mortgage, Open-End Mortgage, Deed of Trust, Deed to Secure Debt, Leasehold Mortgage, Open-End Leasehold Mortgage, Leasehold Deed of Trust, Leasehold Deed to Secure Debt, Security Agreement, Fixture Filing, Assignment of Leases and Rents and Financing Statement, dated as of April 28, 1998, between BREED Tennessee Holdings, Inc. ("BREED TENNESSEE") and NationsBank, National Association relating to real estate located in Blount County, Tennessee (the "MODIFICATION OF BLOUNT COUNTY, TENNESSEE MORTGAGE");

NationsBank, National Association, as Agent and each of the Lenders Party to the Credit Agreement Referenced Below
April 28, 1998
Page 3

8. the Modification to a Credit Line Deed of Trust, Mortgage, Open-End Mortgage, Deed of Trust, Deed to Secure Debt, Leasehold Mortgage, Open-End Leasehold Mortgage, Leasehold Deed of Trust, Leasehold Deed to Secure Debt, Security Agreement, Fixture Filing, Assignment of Leases and Rents and Financing Statement, dated as of April 28, 1998, between BREED Alabama, Inc. ("BREED ALABAMA") and NationsBank, National Association (the "MODIFICATION OF ALABAMA MORTGAGE");

9. the Modification to a Credit Line Deed of Trust, Mortgage, Open-End Mortgage, Deed of Trust, Deed to Secure Debt, Leasehold Mortgage, Open-End Leasehold Mortgage, Leasehold Deed of Trust, Leasehold Deed to Secure Debt, Security Agreement, Fixture Filing, Assignment of Leases and Rents and Financing Statement, dated as of April 28, 1998, between BREED Tennessee Holdings, L.P. ("BREED TENNESSEE") and NationsBank, National Association relating to real estate located in Knox County, Tennessee (the "MODIFICATION OF KNOX COUNTY, TENNESSEE MORTGAGE");

10. the Modification of Assignment of Lessee's Interest in Leases dated as April 28, 1998 between BREED and NationsBank, National Association relating to the Farmington Hills, Michigan leasehold owned by BREED (the "MICHIGAN MODIFICATION OF ASSIGNMENT");

11. the Modification of Assignment of Lessee's Interest in Leases dated as of April 28, 1998 between BREED and NationsBank, National Association relating to the Ohio leasehold owned by BREED (the "OHIO MODIFICATION OF ASSIGNMENT");

12.  the charter documents and bylaws of BREED and the Guarantors;

13. the certificates of the various state regulatory authorities relating to BREED described on Schedule III hereto;

14. copies of certified copies of resolutions of the boards of directors of BREED, the Corporate Guarantors and the general partners of the Partnership Guarantors authorizing, among other things, the execution, delivery and performance by BREED and each of the Guarantors of the Credit Agreement and each of the other agreements, documents and instruments to which they are a party, and

15. such other documents, instruments and certificates as I have considered necessary for the purposes of this opinion.

NationsBank, National Association, as Agent and each of the Lenders Party to the Credit Agreement Referenced Below
April 28, 1998
Page 4

     The documents described in items 3 through 11 immediately above are refereed to herein as the "LOAN DOCUMENTS." The documents described in items 4 through 9 above are referred to herein as the "MODIFICATIONS TO THE MORTGAGES." The documents described in items 10 and 11 are referred to herein as the "MODIFICATIONS OF ASSIGNMENTS."

     I express no opinion herein with respect to the laws of any state or jurisdiction other than the laws of the State of Florida.

     References in this opinion to the "FLORIDA UCC" shall mean the Uniform Commercial Code as in effect on the date hereof in The State of Florida.

     With respect to paragraph 3 below, the opinion therein that each Corporate Guarantor or Partnership Guarantor is validly existing and in good standing under the laws of its respective state of formation is based solely upon certificates of the Secretary of State of the relevant jurisdictions certifying that such Corporate Guarantor or Partnership Guarantor is validly existing and in good standing under the laws such jurisdiction as of the date specified in such certificate and my lack of knowledge of any facts which would indicate that any Corporate Guarantor or Partnership Guarantor is not validly existing or in good standing under the laws such jurisdiction.

     Based upon the subject to the foregoing, it is my opinion that:

     1. BREED has full corporate power and authority to enter into the Modification of BREED Mortgage and to perform its obligations thereunder.

     2. The Modification of BREED Mortgage to which BREED is a party has been duly executed and delivered by BREED, and constitutes the legal, valid and binding obligation of BREED, enforceable against BREED in accordance with its respective terms, subject as to enforcement of remedies to bankruptcy laws and general equitable principles and the discretion of courts in granting equitable remedies.

     3. Each Corporate Guarantor is a corporation validly existing and in good standing under the laws of its respective state of its formation and is duly qualified to transact business as a foreign entity in the jurisdiction specified with respect to each such Corporate Guarantor on Schedule IV hereto. Each Partnership Guarantor is a limited partnership validly existing and in good standing under the laws of its respective state of formation.

     4. Each of the Loan Documents to which each Guarantor is a party has been duly authorized and executed and delivered by such Guarantor.

NationsBank, National Association, as Agent and each of the Lenders Party to the Credit Agreement Referenced Below
April 28, 1998
Page 5

     5. The Modification of BREED Mortgage has been duly authorized and executed and delivered by BREED. The Modification of Florida Mortgage has been duly authorized and executed and delivered by BREED Florida.

     6. Neither the execution or delivery of, nor performance by BREED or any Guarantor of its obligations under, the Loan Documents (a) does or will conflict with, violate or constitute a breach of (i) the charter or bylaws of BREED or any Guarantor, (ii) any laws, rules or regulations applicable to BREED or any other Guarantor, (iii) any contract listed on Schedule V hereto, or (iv) to my knowledge, any judgment, writ, determination, order, decree or arbitral award to which BREED or any Guarantor is a party or by which BREED or any Guarantor or any of their properties is bound, (b) requires the prior consent of, notice to, license from or filing with any Governmental Authority which has not been duly obtained or made on or prior to the date hereof, or (c) does or will result in the creation or imposition of any lien, pledge, charge or encumbrance of any nature upon or with respect to any of the properties of BREED or any Guarantor under any contract listed on Schedule V hereto, except for the Liens in your favor expressly created pursuant to the Loan Documents.

     7. Except as disclosed in the Loan Documents, to my knowledge there is no pending or threatened action, suit, investigation or proceeding (including, without limitation, any action, suit, investigation, or proceeding under any environmental or labor law), before or by any court, or governmental department, commission, board, bureau, instrumentality, agency or arbitral authority, (i) which calls into question the validity or enforceability of any of the Loan Documents, or the titles to their respective offices or authority of any officers of BREED or any Guarantor or (ii) an adverse result in which would reasonably be likely to have a Material Adverse Effect.

     My opinions contained herein are rendered solely in connection with the transactions contemplated under the Loan Documents and may not be relied upon in any manner by any Person other than the addressees hereof, any successor or assignee of any addressee (including successive assignees) and any Person who shall acquire a participation interest in the interest of any Lender (collectively, the "RELIANCE PARTIES"), or by any Reliance Party for any other purpose. My opinions herein shall not be quoted or otherwise included, summarized or referred to in any publication or document, in whole or in part, for any purposes whatsoever, or furnished to any Person other than a Reliance Party (or a Person considering whether to become a Reliance Party),

NationsBank, National Association, as Agent and each of the Lenders Party to the Credit Agreement Referenced Below
April 28, 1998
Page 6

except as may be required of any Reliance Party by applicable law or regulation or in accordance with any auditing or oversight function or request of regulatory agencies to which a Reliance Party is subject.


                                                              Very truly yours,

                                   SCHEDULE I
                                   ----------
                              CORPORATE GUARANTORS
                              --------------------


                                                                                    State of
                                         Name                                     Incorporation
-------------------------------------------------------------------               -------------

BREED Asian Holdings, Inc. (f/k/a AlliedSignal India, Inc.)                           Delaware
Artistic Analytical Methods, Inc.                                                     Michigan
Auto Trim, Inc.                                                                       Texas
BREED Alabama, Inc.                                                                   Alabama
BREED Arizona, Inc.                                                                   Arizona
BREED Automotive of Florida, Inc.                                                     Florida
BREED Automotive Technology, Inc.                                                     Delaware
BREED Automotive West, Inc.                                                           Delaware
BREED International Manufacturing Development Corporation                             Delaware
BREED Manufacturing of Texas, Inc.                                                    Texas
BREED Nevada, Inc.                                                                    Nevada
BTI Michigan, Inc.                                                                    Michigan
BTI Tennessee, Inc.                                                                   Tennessee
Force Imaging Technologies, Inc.                                                      Illinois
Hamlin, Incorporated                                                                  Delaware
Innovative Mim Technologies, Inc.                                                     Delaware
BREED Steering Systems, Inc. (f/k/a United Steering Systems, Inc.)                    Delaware


                                   SCHEDULE II
                                   -----------
                             PARTNERSHIP GUARANTORS
                             ----------------------


                                                 State of
         Name                                    Formation
--------------------------------                 ---------
BREED Automotive, L.P.                            Delaware
BREED Tennessee Holdings, L.P.                    Delaware

                                 SCHEDULE III
                                 ------------
                         STATE AUTHORITY CERTIFICATES
                         ----------------------------

Artistic Analytical Methods, Inc.
---------------------------------
State of Michigan, Good Standing, September 29, 1997

BREED Automotive, L.P.
----------------------
State of Delaware

BREED International Manufacturing Development Corporation
---------------------------------------------------------
State of Delaware, Good Standing, September 29, 1997
State of Florida, Good Standing, September 29, 1997

BREED Tennessee Holdings, L.P.
------------------------------
State of Delaware, Good Standing, September 29, 1997
State of Tennessee, Good Standing, September 29, 1997

BREED Manufacturing of Texas, Inc.
----------------------------------
State of Texas, Good Standing, September 29, 1997

BTI Michigan, Inc.
------------------
State of Michigan, Good Standing, September 29, 1997

BREED Nevada, Inc.
------------------
State of Nevada, Good Standing, September 29, 1997

BTI Tennessee, Inc.
-------------------
State of Tennessee, Good Standing, September 29, 1997

Force Imaging Technologies, Inc.
--------------------------------
State of Illinois, Good Standing, September 29, 1997

BREED Technologies, Inc.
------------------------
State of Delaware, Good Standing, September 29, 1997
State of Ohio, Good Standing, September 29, 1997
State of Florida, Good Standing, September 29, 1997
State of Michigan, Good Standing, September 29, 1997
State of New Jersey, Good Standing, September 29, 1997
State of Texas, Good Standing, September 29, 1997

Auto Trim, Inc.
---------------
State of Texas, Good Standing, September 29, 1997

Innovative MIM Technologies, Inc.
---------------------------------
State of Delaware, Good Standing, September 29, 1997
State of California, Certificate of Status, September 29, 1997
State of Colorado, Good Standing, September 26, 1997
State of Florida, Good Standing, September 29, 197
State of Georgia, Certificate of Existence, September 29, 1997
State of Illinois, Good Standing, September 29, 1997
State of Michigan, Good Standing, September 29, 1997
State of Ohio, Good Standing, September 29, 1997
State of Texas, Good Standing, September 29, 1997
State of Utah, Good Standing, September 29, 1997

BREED Automotive Technology, Inc.
---------------------------------
State of Delaware, Good Standing, September 29, 1997
State of Michigan, Good Standing, September 29, 1997

BREED Automotive of Florida, Inc.
---------------------------------
State of Florida, Good Standing, September 29, 1997

BREED Automotive West, Inc.
---------------------------
State of Delaware, Good Standing, September 29, 1997
State of Nevada, Certificate of Existence with Status in Good Standing, September 29, 1997

BREED Asian Holdings, Inc. (f/k/a AlliedSignal India, Inc.)
-----------------------------------------------------------
State of Delaware, Good Standing, September 29, 1997

BREED Steering Systems, Inc. (f/k/a United Steering Systems, Inc.)
------------------------------------------------------------------
State of Delaware, Good Standing, September 29, 1997
State of Indiana, Certificate of Authorization, September 29, 1997 State of Michigan, Good Standing, September 29, 1997
State of Ohio, Good Standing, September 29, 1997

BREED Alabama, Inc.
-------------------
State of Alabama, Good Standing, September 29, 1997

Hamlin, Incorporated
--------------------
State of Delaware, Good Standing, September 29, 1997
State of Wisconsin, Good Standing, September 30, 1977

BREED Arizona, Inc.
-------------------
State of Arizona, Good Standing, October 1, 1997

                                  SCHEDULE IV
                                  -----------
                            FOREIGN QUALIFICATIONS
                            ----------------------


                                                Status of Foreign
     Name                                         Qualification
----------------------------------              -----------------
BREED Asian Holdings, Inc. (f/k/a                      None
AlliedSignal India, Inc.)
Artistic Analytical Methods, Inc.                      None
Auto Trim, Inc.                                        None
BREED Alabama, Inc.                                    None
BREED Arizona, Inc.                                    None
BREED Automotive of Florida, Inc.                      None
BREED Automotive Technology, Inc.                      Michigan
BREED Automotive West, Inc.                            Nevada
BREED International Manufacturing                      Florida
     Development Corporation
BREED Manufacturing of Texas, Inc.                     None
Breed Nevada, Inc.                                     None
BTI Michigan, Inc.                                     None
BTI Tennessee, Inc.                                    None
Force Imaging Technologies, Inc.                       None
Innovative MIM Technologies, Inc.                      California, Colorado,
                                                       Florida, Georgia,
                                                       Illinois, Michigan,
                                                       Ohio, Texas, Utah
BREED Steering Systems, Inc. (f/k/a                    Indiana, Michigan,
United Steering Systems, Inc.)                         Ohio

                                   SCHEDULE V
                                   ----------
                                    CONTRACTS
                                    ---------

1. Agreement and Plan of Merger dated August 3, 1994, by and among Hamlin, Incorporated, the Company and a subsidiary of the Company.

2. Stock Purchase Agreement dated as of May 31, 1996, by and between the Company and Felt Products Mfg. Co.

3. Stock Purchase Agreement dated as of April 22, 1996, by and among the Company, Alberto Zucchelli and Andrea Zucchelli.

4. Stock Purchase Agreement dated as of March 29, 1996, by and among the Company, Mercury Holdings S.A., AGOM CHUR S.A., HIRGIZ S.A., Purfleet Investments Ltd. and Coquira Industrial Inc.

5. Stock Purchase Agreement dated as of March 29, 1996, by and among the Company, Mercury Holdings S.A., AGOM CHUR S.A., HIRGIZ S.A. and Purfleet Investments Ltd.

6. Master Agreement dated as of July 1, 1996, by and among the Company, IAO-Industrie Riunite S.p.A., Gallino Componenti Plastici S.p.A., Carifin S.p.A., Macchi Arturo S.r.l., Gruppo Plastico Industriale S.r.l. and Emilio Cassaniga.

7. Amended and Restated Purchase Agreement dated as of October 25, 1996, by and among the Company, UT Automotive, Inc., United Technologies Automotive Systems, Inc., United Technologies Automotive Systems de Mexico S.A. de C.V. and IPCO, Inc.

8. Stock Purchase Agreement, dated as of October 14, 1997, between Siemens AktiengesellSchaft, a German company, and the Company.

9. Joint Venture Agreement, between Siemens Aktiengesell-Schaft, a German company, and BREED.

                                  EXHIBIT S-2

                       Form of Opinion of King & Spalding


                                [See attached.]


                                     S-3-1

                                                                     Exhibit S-2




                                                  April 28, 1998


NationsBank, National Association, as Agent, and each of the Lenders party to the Restated Credit Agreement referred to below
NationsBank Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255

     Re: Breed Technologies, Inc. - Term Loan Facilities and Revolving Credit
         Facility


Ladies and Gentlemen:

     We have acted as special New York counsel for Breed Technologies, Inc., a Delaware corporation (the "Company"), in connection with the Amended and Restated Credit Agreement, dated as of April 28, 1998 (the "Restated Credit Agreement"), by and among the Company, certain Subsidiaries of the Company designated as Borrowers, NationsBank, National Association, as Agent, and the Lenders party thereto, which provides for Term Loan Facilities in an aggregate principal amount of $525,000,000, and a Revolving Credit Facility in an aggregate principal amount of up to $150,000,000, including a $25,000,000 sublimit for a Letter of Credit Facility, a $75,000,000 sublimit for Alternative Currency denominated borrowings and a $20,000,000 sublimit for Swing Line Loans. This opinion is being rendered pursuant to Section 7.1 of the Restated Credit Agreement. Unless the context otherwise requires, all capitalized terms used in this opinion and not otherwise defined shall have the meanings ascribed to such terms in the Restated Credit Agreement.

     In our capacity as such counsel, we have reviewed (a) the Restated Credit Agreement, (b) the Notes (together with the Restated Credit Agreement, the "Transaction Documents"), (c) the certificate of incorporation and bylaws of the Company, (d) the certificates listed on Schedule I hereto, and (e) certified copies of the resolutions of the board of directors of the Company authorizing, among other things, the execution, delivery and performance by the Company of its obligations under the Transaction Documents.

     We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, instruments, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review we have assumed the genuineness of signatures on all documents submitted to us as

NationsBank, National Association
April 28, 1998
Page 2




originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly. We have relied, as to the matters set forth therein, on certificates and telegrams of public officials.

     We have assumed that the execution and delivery of, and the performance of all obligations under, the Transaction Documents have been duly authorized by all requisite action by each party thereto other than the Company, and that such documents have been duly executed and delivered by, and are valid and legally binding obligations of, such parties, enforceable against such parties in accordance with their respective terms.

     As to certain matters of fact material to this opinion, we have relied, without independent verification, (i) on the representations and warranties of the Company in the Restated Credit Agreement and (ii) on certificates of officers of the Company. Whenever our opinion in this letter is stated to be based upon our knowledge or information "known to us," such qualification shall signify that no information has come to the attention of the attorneys in our firm who have given substantive attention to matters involving the Company or any Subsidiary of the Company that would give them actual knowledge of the existence or absence of such matter in question. In addition, except to the extent expressly set forth in this opinion, we have not undertaken any independent investigation to determine the existence or absence of the matter in question, and no inference as to our knowledge of such existence or absence should be drawn from our representation of the Company.

     This opinion is limited in all respects to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

     Based upon the foregoing, and the other limitations and qualifications set forth herein, we are of the opinion that:

             (i) The Company is a corporation validly existing in good standing under the laws of the State of Delaware, and is duly qualified to transact business as a foreign corporation in the States of Ohio, Florida, Michigan, New Jersey and Texas, with the corporate power and authority under the General Corporation Law of the State of Delaware to own, lease and operate its properties and conduct the businesses in which it is now engaged and as are expressly contemplated by the Transaction Documents, and to execute, deliver and perform its obligations under the Transaction Documents.

NationsBank, National Association
April 28, 1998
Page 3




             (ii) Each of the Transaction Documents has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

             (iii) The execution, delivery and performance of the Transaction Documents by the Company (a) do not and will not result in any violation of the certificate of incorporation or bylaws of the Company, (b) do not and will not result in any breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company under, (1) the Stock Purchase Agreement, dated as of October 14, 1997, between Siemens and the Company, (2) the Siemens Joint Venture Agreement, (3) the Indenture, dated as of April 28, 1998, between the Company and IBJ Schroder Bank & Trust Company, as Trustee, under which the Senior Subordinated Notes were issued, (4) the Indenture, dated as of November 25, 1997, between the Company and Wilmington Trust Company, as Indenture Trustee, under which the Convertible Debentures were issued, or (5) any contract, indenture, mortgage, loan agreement, note, lease or other instrument in any such case filed (or incorporated by reference) as an exhibit to the Company's Annual Report on Form 10-K for the year ended June 30, 1997, except for the Liens created under the Loan Documents, and (c) do not and will not result in a violation of (1) any existing material law, rule or regulation applicable to the Company or (2) any judgment, order, writ, injunction or decree known to us of any governmental authority or court having jurisdiction over the Company.

             (iv) Assuming the accuracy of the representations and warranties of the Company in Section 8.15 of the Restated Credit Agreement, no authorization, approval, consent or order of, notice to, license from, or filing with, any Governmental Authority is required for the execution, delivery and performance of the Transaction Documents by the Company, except such as have been obtained or made on or prior to the date hereof.

             (v) Except as disclosed in the Transaction Documents, to our knowledge, no legal or governmental proceedings are threatened or pending to which the Company is a party or to which the property of the Company is subject, that, if determined adversely to the Company, (a) would call into question the ability of the Company to perform its obligations under the Transaction Documents or (b) would reasonably be expected to have a Material Adverse Effect.

        The opinions set forth above are subject to the following qualifications:

NationsBank, National Association
April 28, 1998
Page 4




             (a) The opinion in paragraph (i) above as to the good standing of the Company under the laws of the State of Delaware and the due qualification of the Company to transact business as a foreign corporation in the States of Ohio, Florida, Michigan, New Jersey and Texas is based solely upon the information contained in the certificates listed on Schedule I hereto.
                  --------

             (b) We refer you to the fact that the parties to the Restated Credit Agreement have agreed that the Transaction Documents be governed by the law of the State of Florida. The opinion expressed in paragraph
        (ii) above that each of the Transaction Documents constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, does not purport to express an opinion as to the laws of the State of Florida. Rather, such opinion should be read to mean that if a court were to hold that the Transaction Documents are governed by, and to be construed in accordance with, the laws of the State of New York, such documents would constitute, under the laws of the State of New York, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject, however, to the following limitations:

                  (1) the enforceability of such documents is subject to
             bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies;

                  (2) we note further that, in addition to the application of equitable principles described in the immediately preceding paragraph, courts have imposed an obligation on contracting parties to act reasonably and in good faith in the exercise of their contractual rights and remedies;

                  (3) we express no opinion with respect to the enforceability of any provision of the Transaction Documents providing for a choice of law or the selection, or submission to the jurisdiction, of any forum for the resolution of any dispute or controversy;

                  (4) we express no opinion as to the enforceability of the
             indemnification provisions set forth in the Transaction Documents to the extent enforcement thereof is contrary to (x) public policy or (y) laws limiting the enforceability of provisions exculpating or exempting a party, or requiring indemnification of a party for, liability for its own action or inaction, to the

NationsBank, National Association
April 28, 1998
Page 5




             extent the action or inaction involves negligence, bad faith, recklessness, willful misconduct or unlawful conduct;

                  (5) we express no opinion as to (a) Section 13.3(a) of the
             Restated Credit Agreement insofar as it authorizes each Lender to setoff and apply any deposits at any time held, and any other indebtedness at any time owing, by such Lender to or for account of any Borrower, (b) Section 13.3(b) of the Restated Credit Agreement insofar as it provides that any Person purchasing a participation from a Lender may exercise setoff or similar rights with respect to such participation, (c) the enforceability of provisions purporting to grant to a party conclusive rights of determination, (d) the availability of specific performance or other equitable remedies,
             (e) the enforceability of rights to indemnity under federal or state securities laws, (f) the enforceability of waivers by parties of their respective rights and remedies under law, or (g) the effect of the laws of any jurisdiction in which any Lender is located (other than New York) that limits the interest, fees or other charges it may impose;

                  (6) we express no opinion with respect to the enforceability of any provision of the Transaction Documents providing for indemnity by one party to any other party against any loss in obtaining the currency due to such party under the Transaction Documents from a judgment or order given or made by any court for the payment of any amount in another currency;

                  (7) the enforceability of any provision of the Transaction
             Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances; and

                  (8) certain other provisions of the Transaction Documents are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of such documents, and each such document contains adequate provisions for the practical realization of the rights and benefits afforded thereby.

     This opinion is furnished by us on behalf of the Company solely for the benefit of the Agent and the Lenders from time to time party to the Restated Credit Agreement in connection with the transactions contemplated by the Transaction Documents, and it is not to be quoted in whole or in part or otherwise referred to (other than in connection with the transactions contemplated by the Transaction Documents), nor is it to be filed with any governmental agency

NationsBank, National Association
April 28, 1998
Page 6




or any other person, and no person or entity other than the Company, the Agent and the Lenders from time to time party to the Restated Credit Agreement shall be entitled to rely upon this opinion without our express written consent. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.


                                                     Very truly yours,




PF:MB:smk

                                   SCHEDULE I

1. Certificate of the Secretary of State of the State of Delaware, dated April 16, 1998, as to the good standing of the Company.

2. Certificate of the Secretary of State of the State of Ohio, dated April 17, 1998, as to the qualification of the Company to do business in such State.

3. Certificate of the Secretary of State of the State of Florida, dated April 17, 1998, as to the qualification of the Company to do business in such State.

4. Certificate of the Secretary of State of the State of Michigan, dated April 23, 1998, as to the qualification of the Company to do business in such State.

5. Certificate of the Secretary of State of the State of New Jersey, dated April 17, 1998, as to the qualification of the Company to do business in such State.

6. Certificate of the Secretary of State of the State of Texas, dated April 16, 1998, as to the qualification of the Company to do business in such State.

                                   EXHIBIT T

                             Compliance Certificate

NationsBank, National Association,
as Agent
Independence Center, 15th Floor
NC1-001-15-04
Charlotte, North Carolina  28255
Attention: Agency Services
Telefacsimile:  (704) 386-9923


     Reference is hereby made to the Amended and Restated Credit Agreement dated as of April 28, 1998 (the "Agreement") among BREED Technologies, Inc., a Delaware corporation ("BREED"), and certain Subsidiaries of BREED designated as Borrowers therein (BREED and such Subsidiaries being collectively referred to as the "Borrowers") the Lenders (as defined in the Agreement) and NationsBank, National Association, as Agent for the Lenders ("Agent"). Capitalized terms used but not otherwise defined herein shall have the respective meanings therefor set forth in the Agreement. The undersigned, a duly authorized and acting Authorized Representative, hereby certifies to you as of __________ (the "Determination Date") as follows:

1. Schedule I attached hereto sets forth calculations with respect to various covenants contained in the Agreement, which calculations are true and correct.

[TO BE INSERTED]


2.   No Default

                 A. Since __________ (the date of the last similar certification), (a) BREED has not defaulted in the keeping, observance, performance or fulfillment of its obligations pursuant to any of the Loan Documents; and (b) no Default or Event of Default specified in Article XI of the Agreement has occurred and is
                        ----------
           continuing.

                 B. If a Default or Event of Default has occurred since __________ (the date of the last similar certification), BREED proposes to take the following action with respect to such Default or Event of Default:

           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
                      .
           -----------
                 (Note, if no Default or Event of Default has occurred, insert
                  ----
                 "Not Applicable").

     The Determination Date is the date of the last required financial statements submitted to the Lenders in accordance with Section 9.1 of the
                                                       -----------
Agreement.

IN WITNESS WHEREOF, I have executed this Certificate this _____ day of __________, 19___.



                                       By:
                                          --------------------------------
                                           Authorized Representative
                                       Name:
                                            ------------------------------
                                       Title:
                                             -----------------------------

                                   SCHEDULE I

10.1(a) Consolidated Net Worth ($ in actual amount)                  Four Quarters
                                                                         Ended
                                                                          1998
                                                                          ----
    Covenant: Amount to be no less than the $ sum of:
              $235,000,000                                           $
              Plus: 85% of Consolidated Net Income beginning 6/30/98
                                                                     --------------
                   100% of Net Proceeds of any Equity Offering
                                                                     --------------
    Variance                                                         $
                                                                     ==============

              Compliance Status   _____ Yes  _____ No

10.1(b)    Consolidated Fixed Charge Ratio ($ in actual amount)      Four Quarters
                                                                         Ended
                                                                          1998
                                                                          ----
    Consolidated Net Income (loss)                                   $
    Plus:  Consolidated Interest Expense
           Taxes on income
           Amortization
           Depreciation
           One time charges:  (i) Repositioning costs to be Less
                                  than $395,000,000 in FY98
                             (ii) Cash disruption costs to be Less
                                  than $20,000,000 in FY98 and
                                  $30,000,000 in FY99
                            (iii) pro forma annualized costs savings
                                  in excess of $35,000,000 in FY 1998

    Minus: Gains or losses on capital assets
           Gain or loss on capital stock or other securities of
             BREED or its Subsidiaries
           Net gains on life insurance policies
           Write-up of any asset not in accordance with FASB 16
           Extraordinary net gain or loss in accordance with GAAP
                                                                     --------------
             =Consolidated EBITDA                                    $

    Less:  Consolidated Capital Expenditures *
                                                                     --------------
             =Numerator                                              $
                                                                     ==============

           Consolidated Cash Interest Expense                        $
    Plus:  Restricted Payments
           Required principal payments
           Investments in BSRS Restraints in excess amount
             permitted in 10.6(j)
                                                                     --------------
             =Denominator                                            $
                                                                     ==============
             Consolidated Fixed Charge Coverage
                                                                     --------------
             Covenant                                                          1.00
                                                                     --------------
             Variance
                                                                     ==============

* Does not include Excluded Capital Expenditures.

           Compliance Status   _____ Yes    _____ No

10.1(c) Consolidated Interest Coverage Ratio ($ in actual
         amount)                                                  Four Quarters
                                                                      Ended
                                                                       1998
                                                                       ----
        Consolidated EBITDA                                       $
                                                                  --------------
           =Numerator                                             $
                                                                  ==============

        Consolidated Cash Interest Expense
                                                                  --------------
           =Denominator                                           $
                                                                  ==============
        Consolidated Interest Coverage Ratio
                                                                  --------------
        Covenant                                                            1.75
                                                                  --------------
        Variance
                                                                  ==============
           Compliance Status    _____ Yes  _____ No


10.1(d) Consolidated Leverage Ratio ($ in actual amount)          Four Quarters
                                                                      Ended
                                                                       1998
                                                                       ----
        Consolidated Indebtedness:                                $
              Revolver outstandings
        Plus: LC's outstandings
              Swing Line outstandings
              Term Loan outstandings
              Senior Subordinated Notes
              Capital Leases
              Other Indebtedness
              Contingent Obligations
                                                                  --------------
                  =Numerator                                      $
                                                                  ==============

        Consolidated EBITDA
                                                                  --------------
                  =Denominator                                    $
                                                                  ==============
        Consolidated Leverage Ratio
                                                                  --------------
        Covenant                                                            5.75
                                                                  --------------
        Variance
                                                                  ==============

           Compliance Status   _____ Yes   _____ No

10.1(e) Consolidated Capital Expenditures *

        Consolidated Capital Expenditures for Fiscal
          Year to date                                            $
                                                                  --------------
        Cannot exceed $100,000,000

           Compliance Status   _____ Yes   _____ No

10.4(k) Consolidated Indebtedness as of the Closing Date in
  Schedule 8.6 ($ in actual amount)

        Actual Outstanding Indebtedness of Foreign Subsidiaries   $
        Covenant: Outstanding amount not to exceed $140,000,000   $  150,000,000
                                                                  --------------
        Variance                                                  $
                                                                  ==============

           Compliance Status   _____ Yes   _____ No

Proviso:

        Total debt in (a), (j) and (k) in 10.4 not to exceed
          $160,000,000
        10.4(a) Indebtedness                                      $
        10.4(j) Indebtedness
        10.4(k) Indebtedness
                                                                  --------------
        Total                                                     $
        Covenant: Not to exceed $160,000,000                      $  160,000,000
                                                                  --------------
        Variance
                                                                  ==============
           Compliance Status   _____ Yes   _____ No


10.6(j) Loans and investments in BSRS Restraint ($ in actual
          amount)                                                  Fiscal Year
                                                                      Ended
                                                                       1998
                                                                       ----
        Actual loans and investments in BSRS Restraint            $
        Covenant:  Amount not to exceed $2,000,000 in FY98        $    2,000,000
                                                                  --------------
        Variance                                                  $
                                                                  ==============

           Compliance Status   _____ Yes   _____ No


10.6(n) Additional loans and investments

        Outstanding loans and investments in addition to those
        permitted in clauses (g) through (k) of Section 10.6      $
        Covenant: Not to exceed 10% of Consolidated Net Worth     $
        Consolidated Net Worth x 10%                              $
                                                                  --------------
                                                                  $
                                                                  ==============

           Compliance Status   _____ Yes   _____ No

10.8(c) Restricted Payments ($ in actual amount)                      Four Quarters
                                                                          Ended
                                                                           1998
                                                                           ----
    Actual Restricted Payments                                       $
    Covenant: If Consolidated Leverage Ratio is Less than or equal to 3.50 to 1.00 at the most recent Four Quarters
              then ended, cash dividends of up to an aggregate
              amount of $10,000,000                                  $   10,000,000

    Plus:  50% of Consolidated Net Income earned subsequent to the
           Consolidated Leverage Ratio being Less than or equal to
           3.50 to 1.00
                                                                     --------------
    Total Restricted Payments                                        $
                                                                     --------------
    Variance                                                         $
                                                                     ==============

              Compliance Status   _____ Yes   _____ No

10.19 BSRS Restraint

    Covenant: Indebtedness of BSRS Restraint for which BREED is liable cannot exceed $3,000,000.

    Actual amount of Indebtedness of BSRS Restraint                  $

                                                                              x .49
                                                                     --------------

        Amount for which BREED is liable                             $
                                                                     --------------
              Compliance Status   _____Yes   _____No

                                  SCHEDULE II


            Consolidated               Applicable Margin for                 Applicable Margin for
                                       Eurodollar Rate Loans                     Base Rate Loans
                                       ---------------------                 ---------------------
           Leverage Ratio                    Revolver                             Revolver
Tier          (10.1[d])                  and Term Loan A       Term Loan B     and Term Loan A       Term Loan B
                                      ----------------------                 ---------------------
V       Greater than 5.00 : 1.00             2 1/8%              2 3/8%                  1 1/8%        1 3/8%

IV    Less than or equal to 5.00 :
    1.00 and Greater than 4.50 : 1.00        1 7/8%              2 1/8%                    7/8%        1 1/8%
III   Less than or equal to 4.50 :
    1.00 and Greater than 4.00 : 1.00        1 5/8%              1 7/8%                    5/8%          7/8%
II    Less than or equal to 4.00 :
    1.00 and Greater than 3.50 : 1.00        1 3/8%              1 3/4%                    3/8%          3/4%
I     Less than or equal to 3.50 : 1.00      1 1/8%              1 3/4%                    1/8%          3/4%

                                   EXHIBIT U

                           Form of Assumption Letter

                                    [Date]


To NationsBank, National Association,
 as Agent and the Lenders party to the
Credit Agreement referred to below

Ladies and Gentlemen:

  Reference is hereby made to the Amended and Restated Credit Agreement dated as of April 28, 1998 (as the same may be amended, supplemented or restated from time to time, the "Credit Agreement") among BREED Technologies, Inc., a Delaware corporation ("BREED"), and certain Subsidiaries of BREED designated as Borrowers therein (BREED and such Subsidiaries being collectively referred to as the "Borrowers") the Lenders (as defined in the Agreement) and NationsBank, National Association, as Agent for the Lenders ("Agent"). Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

  1.   Borrowing Subsidiary.
       --------------------

  (i)  The undersigned, _________________ (the "Subsidiary") a ______________
  corporation and a Subsidiary of BREED, proposes to become a "Borrowing Subsidiary" under the Credit Agreement, and accordingly hereby agrees that from the date hereof until the payment in full of the principal of and interest on all Loans made to it or on its behalf under the Credit Agreement and performance of all of its other obligations thereunder, and termination of its status as a "Borrowing Subsidiary" as provided below, it shall perform, comply with and be bound by each of the provisions of the Credit Agreement which are stated to apply to a "Borrowing Subsidiary" or a "Borrower". In addition, the Subsidiary hereby represents and warrants that: (i) each of the representations and warranties set forth in Article VIII of the Credit Agreement is true and correct with respect to the Subsidiary as of the date hereof and (ii) it has heretofore received a true and correct copy of the Credit Agreement (including any amendments thereto, modifications thereof or waivers thereunder) as in effect on the date hereof.

  (ii) So long as the principal of and interest on all Loans made to the Subsidiary or on its behalf under the Credit Agreement shall have been paid in full and all other obligations of the Subsidiary under the Credit Agreement shall have been fully performed, the Subsidiary may, by not less than five Business Days' prior notice to the Agent, terminate its status as a "Borrowing Subsidiary."

  2. Conditions Precedent.  No Lender shall make any Loan to or on behalf of the
     --------------------
Subsidiary unless the Subsidiary has furnished to the Agent, with sufficient copies for all the Lenders, the following items:

  (i) Copies of the Organizational Documents of the Subsidiary, together with all amendments, and a certificate of good standing (if available), both certified by the appropriate governmental officer in its jurisdiction of incorporation.

  (ii) Copies, certified by an appropriate officer or director of the Subsidiary, of its Operating Documents and of its Board of Directors resolutions (and other Organizational Action, if any are deemed necessary by counsel for the Agent) authorizing the execution of this Assumption Letter and all other Loan Documents to which the Subsidiary is a party.

  (iii) An incumbency certificate, executed by an appropriate officer or director of the Subsidiary, which shall identify by name and title and bear the signature of the officers or directors of the Subsidiary authorized to sign this Assumption Letter and the other Loan Documents to which it is a party and to request Loans thereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Subsidiary.

  (iv) A favorable written opinion of counsel to the Subsidiary, addressed to the Lenders, in form and substance satisfactory to the Agent.

  (v)    Notes issued by the Subsidiary to the order of each of the Lenders.

  (vi) Written money transfer instructions, in substantially the form of Exhibit "A" attached hereto addressed to the Agent on behalf of the
         -----------
         Subsidiary and signed by duly authorized officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

  (vii) Stock Pledge Agreement pledging 100% of the capital stock and related interests and rights of any Subsidiary of the Borrowing Subsidiary and any other document required under Article V of the Credit Agreement.

  (viii) Such other documents as the Agent or its counsel may reasonably request.


  3.  Representations.  The Subsidiary further represents and warrants to the
      ---------------
Lenders as follows:

  (i) Existence and Power. The Subsidiary and each of its Subsidiaries:
      -------------------

      (a) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

       (b) has the power and authority and governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under this Assumption Letter and the Loan Documents;

       (c) is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

       (d) is in compliance in all material respects with all laws, rules and regulations and all other valid requirements of any Governmental Authority.

  (ii) Authorization; No Contravention. The execution, delivery and performance
       -------------------------------
       by the Subsidiary and its Subsidiaries of this Assumption Letter and each other Loan Document to which such Subsidiary is party have been duly authorized by all necessary action and do not and will not:

       (a) contravene the terms of any such Subsidiary's Organizational Documents or Operating Documents; or

       (b) conflict with or result in a material breach or contravention of, or the creation of any Lien under, any Material Contract or any document evidencing any material contractual obligation to which such Subsidiary is a party or any order, injunction, writ or decree of any Governmental Authority to which such Subsidiary or its property is subject.

  (iii)    Governmental Authorization. No approval, consent, exemption,
           --------------------------
           authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Subsidiary or any of its Subsidiaries of this Assumption Letter or any other Loan Document.

  (iv)     Binding Effect. This Assumption Letter and each other Loan Document
           --------------
           to which the Subsidiary or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Subsidiary and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability).

  (v)  Filing. To ensure the enforceability or admissibility in evidence of this
       ------
       Assumption Letter, the Notes issued by the Subsidiary or any of the other Loan Documents in the Subsidiary's country of organization or incorporation and country which is its principal place of business (each, a "Subject Country"), it is not necessary that this Assumption Letter or such Notes or any other documents be filed or recorded with any court or other authority in any Subject Country or that any stamp or similar tax be paid in respect of this Assumption Letter or such

       Notes or any other documents. The qualification by any Lender or the Agent for admission to do business under the laws of any Subject Country does not constitute a condition to, and the failure to so qualify does not affect, the exercise by any Lender or the Agent of any right, privilege, or remedy afforded to any Lender or the Agent in connection with the Loan Documents or the enforcement of any such right, privilege, or remedy. The performance by any Lender or the Agent of any action required or permitted under the Loan Documents will not violate any law or regulation of any Subject Country or any political subdivision thereof or result in any tax liability or other unfavorable consequence to such party pursuant to the laws of any such Subject Country or political subdivision or taxing authority thereof or any rule or regulation of any federation or organization or similar entity of which such Subject Country is a member.

   (vi)   No Immunity. Neither the Subsidiary nor any of its assets is entitled
          -----------
          to immunity from suit, execution, attachment or other legal process. The Subsidiary's execution and delivery of this Assumption Letter and the other Loan Documents to which it is a party constitute, and the exercise of its rights and performance of and compliance with its obligations under such Loan Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

  (vii)   Regulation U.  Margin stock (as defined in Regulation U) constitutes
          ------------
          less than 25% of those assets of the Subsidiary and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

  4.   BREED Guaranty of Subsidiary Obligations.  BREED expressly agrees as
       ----------------------------------------
follows:

  (i)  Direct Obligations. BREED hereby unconditionally and irrevocably affirms
       ------------------
       to the Lenders its direct liability for, and guarantees to the Lenders, the due and punctual payment of all obligations and liabilities of the Subsidiary to the Lenders, whether arising under this Assumption Letter, the Credit Agreement, the other Loan Documents or any other documents related thereto (collectively, the "Borrowing Subsidiary Obligations") including, but not limited to, the due and punctual payment of principal of and interest on the Notes issued by the Subsidiary, and punctual payment of all other sums now or hereafter owed by the Subsidiary under this Assumption Letter, the Credit Agreement, the Loan Documents, any
       Note issued by the Subsidiary and any other document related thereto as and when the same shall become due (whether by acceleration or otherwise) and according to the terms hereof and thereof. In case of failure by the Subsidiary punctually to pay any Borrowing Subsidiary Obligation, BREED hereby unconditionally agrees to cause such payment to be made punctually as and when the same shall become due and payable, whether at maturity or by declaration or otherwise, and as if such payment were made by the Subsidiary.

  (ii) Obligations Unconditional.  The obligations of BREED  under this
       -------------------------
       Assumption Letter shall be irrevocable, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

       (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Subsidiary (or any other Borrowing Subsidiary) or under any Note or other agreement issued or entered into by any Subsidiary (or any other Borrowing Subsidiary), by operation of law or otherwise;

       (b) any modification or amendment of or supplement to this Assumption Letter or any Loan Document;

       (c) any compromise, settlement, modification, amendment, waiver, release, non-perfection or invalidity of or to any direct or indirect security, guarantee or other liability of any third party with respect to any Borrowing Subsidiary Obligation;

       (d) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting, the Subsidiary (or any other Borrowing Subsidiary) or their assets or any resulting release or discharge of any Borrowing Subsidiary Obligation;

       (e) the existence of any claim, set-off or other right which BREED may have at any time against the Subsidiary (or any other Borrowing Subsidiary), the Agent, any Lender or any other Person, whether or not arising in connection with this Assumption Letter or any other Loan Document; provided, however, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

       (f) any invalidity or unenforceability relating to or against the Subsidiary (or any other Borrowing Subsidiary) for any reason of this Assumption Letter or any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Subsidiary (or any other Borrowing Subsidiary) of the principal of or interest on any Note issued by the Subsidiary (or any other Borrowing Subsidiary) or any other amount payable by the Subsidiary (or any other Borrowing Subsidiary) under this Assumption Letter, the Credit Agreement or any Loan Document; or

       (g) any other act or omission to act or delay of any kind by the Subsidiary (or any other Borrowing Subsidiary), the Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of BREED under this Assumption Letter, the Credit Agreement or any Loan Document.

(iii)  Discharge Only Upon Payment in Full; Reinstatement in Certain
       -------------------------------------------------------------
       Circumstances. BREED's obligations hereunder shall remain in full force
       -------------
       and effect until each Revolving Credit Commitment and Term Loan Commitment has expired or is terminated and the principal of and interest on the Notes and all other Obligations payable under this Assumption Letter and the Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Note issued by the Subsidiary or any other amount payable by the Subsidiary under this Assumption Letter or any Loan

         Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Subsidiary or otherwise, BREED's obligations under this Assumption Letter with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time. This provision shall survive the termination of this Assumption Letter and the payment in full of the Obligations.

  (iv)   Waiver. BREED irrevocably waives acceptance hereof, presentment,
         ------
         demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Subsidiary or any other Person. BREED waives any benefit of the collateral, if any, which may from time to time secure the Obligations or any part thereof and authorizes the Agent or the Lenders to take any action, or exercise any remedy with respect thereto, which the Agent or the Lenders in its or their sole discretion shall determine, without notice to BREED. In the event the Lenders in their sole discretion elect to give notice of any action with respect to the collateral, if any, securing the Obligations or any part thereof, ten days' written notice mailed to BREED by certified mail at the address set forth in the Credit Agreement shall be deemed reasonable notice of any matter contained in such notice.

  (v)    Stay of Acceleration.  If acceleration of the time for payment of any
         --------------------
         amount payable by the Subsidiary under this Assumption Letter or any of the Loan Documents is stayed upon the insolvency, bankruptcy or reorganization of the Subsidiary or any other Person, all such amounts otherwise subject to acceleration under the terms of this Assumption Letter or any Loan Document shall nonetheless be payable by BREED hereunder forthwith on demand by the Agent.

  (vi)   Payments.  All payments to be made by BREED pursuant to this Assumption
         --------
         Letter shall be made at the times and in the manner and in the currency prescribed for payments in the Credit Agreement.

  (vii)  Delay of Subrogation.  Until BREED's obligations under this Assumption
         --------------------
         Letter have been paid in full and terminated, BREED shall not exercise any right of subrogation with respect to payments made by BREED pursuant to this Assumption Letter.

  5. Notice.  Any notice to be given to the Subsidiary may be given to BREED
     ------
(and shall conclusively be deemed to have been received by the Subsidiary when received, or deemed received, by BREED) in the manner set forth in the Credit Agreement. The Subsidiary agrees that BREED may give notice under this Assumption Letter and the Loan Documents on behalf of the Subsidiary, and that any such notice given by BREED on behalf of the Subsidiary shall be binding upon the Subsidiary.

  6. Jurisdiction and Governing Law.
     ------------------------------

  (i) Without limiting the provisions of Section 13.14 of the Credit Agreement, the Subsidiary and BREED each irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States federal court and any Florida state court sitting in the county of Hillsborough, State of Florida, United States of America, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Assumption Letter, the Credit Agreement or any other Loan Document or for recognition or enforcement of any judgment relating thereto, and the Subsidiary and BREED each irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court. The Subsidiary and BREED each agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Assumption Letter shall affect any right that any Lender or the Agent may otherwise have to bring any action or proceeding relating to this Assumption Letter, the Credit Agreement or any other Loan Document in the courts of any jurisdiction.

  (ii) This Assumption Letter shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of Florida; provided that the Agent and the Lenders shall retain all rights arising under federal law.


                              [signatures follow]

     IN WITNESS WHEREOF, the Subsidiary has duly executed and delivered this Assumption Letter as of the date and year first above written.

                        [NAME OF BORROWING SUBSIDIARY]



                                      By
                                        ----------------------------------------
                                      Name:
                                           ---------------------------------
                                      Title:
                                            --------------------------------
Agreed and Consented to:

BREED TECHNOLOGIES, INC.


By
  ------------------------
  Name:
       -----------------------------
  Title:
        ----------------------------

NATIONSBANK, NATIONAL ASSOCIATION, as Agent


By
  ------------------------
  Name:
       -----------------------------
  Title:
        ----------------------------

                                  EXHIBIT "A"

                 LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To NationsBank, National Association
as Agent (the "Agent") under the Credit
Agreement Described Below

  RE: Amended and Restated Credit Agreement dated as of April 28, 1998 (as the same may be amended, supplemented or restated, the "Credit Agreement"), among BREED Technologies, Inc., a Delaware corporation ("BREED"), and certain Subsidiaries of BREED designated as Borrowers therein (BREED and such Subsidiaries being collectively referred to as the "Borrowers") the Lenders (as defined in the Agreement) and NationsBank, National Association, as Agent for the Lenders ("Agent"). Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Credit Agreement.

  The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Loans or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by [Name of Borrowing Subsidiary] (the "Borrowing Entity"), provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrowing Entity in accordance with Section 13.2 of the Credit Agreement or based on any telephonic notice made in accordance with any other applicable provision of the Credit Agreement.

Facility Identification
Number(s)
         -----------------------------------------------------------------------

Customer/Account
Name
    ----------------------------------------------------------------------------

Transfer Funds
to
  ------------------------------------------------------------------------------

--------------------------------------------------------------------------------

For Account
No.
   -----------------------------------------------------------------------------

Reference/Attention
To
  ------------------------------------------------------------------------------

Authorized Officer (Customer Representative)
Date
    ----------------------------------------

--------------------------------------------   ---------------------------------
(Please Print)                                             (Signature)

Bank Officer Name
Date
    ----------------------------------------

--------------------------------------------   ---------------------------------
(Please Print)                                             (Signature)

   (Deliver Completed Form to Credit Support Staff For Immediate Processing)

                                 EXHIBIT V

           Form of Applications and Agreements for Letters of Credit

                                Schedule 1.1(a)
                                ---------------

                             Borrowing Subsidiaries


Name of Subsidiary                       Jurisdiction
------------------                       ------------
BREED Automotive Safety Systems SL       Spain
BREED Italian Holdings, Srl              Italy
BREEDUK Limited                          United Kingdom
BREED R.F., GmbH                         Germany

                                                                 Schedule 1.1(c)
                                                                 ---------------
                          Existing Letters of Credit


NATIONSBANK OF TEXAS
INTERNATIONAL TRADE SERVICES
P.O. BOX 830483
DALLAS, TEXAS 75283-0483

                                                   DATE:   MARCH 31, 1998

INVOICE OF FEES & EXPENSES LETTER OF CREDIT        OFFICER: DEARDEN, MILES

                                                   CUST NO: 0039038
BREED TECHNOLOGIES, INC.
ATTN; ARTHUR R. SCHAUFFETT
P.O. BOX 33050
LAKELAND, FL 33807-3050

--------------------------------------------------------------------------------
 TRANSACTION OR
  CREDIT DATE

FROM     THRU                                             AMOUNT OF        CHG.
DATE     DATE     DAYS   L/C NO.    ISSUING BANK            CREDIT         CODE
--------------------------------------------------------------------------------
 1/1/98   1/1/98   1     L921177    ISTITUTO BAUCARIO     $3,908,173.84     50

 1/2/98   3/31/98  89                                     $3,338,962.71     50

 2/24/98                                                                    30

 2/24/98                                                                    70



 1/1/98   1/1/98   1     L921308    BANKINTER             $3,445,405.48     50

 1/2/98   3/31/98  89                                     $3,314,052.18     50

 2/6/98                                                                     30

 2/6/98                                                                     70

 2/6/98                                                                     5



 1/1/98   1/1/98   1     L921309    DEUTSCHE BANK AG      $  639,297.45     50

 1/2/98   1/22/98  21                                     $  561,387.78     50

 1/23/98  3/31/98  68                                     $1,107,507.59     50

 1/23/98                                                                    30

 1/23/98                                                                    70



 1/1/98   1/1/98   1     L970204    CREDITANO ITALIAN     $2,751,767.91     50

 1/2/98   2/27/98  57                                     $2,703,442.16     50



 1/1/98   3/31/98  90    L970237    JIN HENG AIRBAG L     $  110,000.00     50



 1/30/98  3/31/98  61    L972009    CONTENENTAL CASUALTY  $  394,190.00     50

 1/30/98                                                                    29


 2/23/98  3/31/98  37    L972191    FERRO VAZ GESELLS     $  374,850.00     50

--------------------------------------------------------------------------------

                                 Schedule 8.4

                 Subsidiaries and Investments in Other Persons
                 ---------------------------------------------

                                 SCHEDULE 8.4 - SUBSIDIARIES and CAPITALIZATION

                                           TOTAL NUMBER OF SHARES                          OWNERSHIP
  COMPANY/SUBSIDIARY                          OF CAPITAL STOCK                (Number of Shares  Issued/Company)
                                                AUTHORIZED
BREED Technologies, Inc.               75,000,000 Common Stock                 36,659,107 Common Stock as of 3/31/98
("BTI")                                  5,000,000 Preferred Stock
BREED Automotive of Florida, Inc.      3,000 shares/                           100% owned by BTI (100 Shares)
("BAFI")                               $1.00 par value
Productos Electro-Mecanicos BAC, S.A.  10,000 shares of Series A               Series A                       Series B
de C.V. ("PEBAC")                      10,000,000 shares of Series B           --------                       --------
                                       1,000 pecos par value                   9,996 owned by BTI             9,490,000 owned by BTI
                                                                                   1 owned by BATI
                                                                                   1 owned by BALP
                                                                                   2 owned by BAFI
BREED Mexicana, S.A. de C.V.           10,000 shares of Series A               Series A                      Series B
                                       12,690,000 shares of Series B           --------                      --------
                                       1,000 pecos par value                   9,996 owned by BTI            12,690,000 owned by BTI
                                                                                   1 owned by BATI
                                                                                   1 owned by BALP
                                                                                   2 owned by BAFI
BREED Automotive Technology, Inc.      3,000 shares/                           100% owned by BTI (1,000 Shares)
("BATI")                               $1.00 par value
BREED Manufacturing of Texas, Inc.     1,000 shares/                           100% owned by BTI (1,000 Shares)
("BMTI")                               $1.00 par value
BREED International, Inc.              2,500 shares/                           100% owned by BTI (1,000 shares)
                                       no par value

                                       TOTAL NUMBER OF SHARES                                           OWNERSHIP
 COMPANY/SUBSIDIARY                    OF CAPITAL STOCK                                  (Number of Shares Issued/Company)
                                          AUTHORIZED
BREED Italia, S.r.l.                   27,000,000 quotas stated capital                  92% owned by  BTI
                                       No stock certificates                              8% owned by Carfin, S.p.A
BREED Technik, GmbH                    500,000 DM stated capital                        100% owned by BTI
BTI Assurance Group, Ltd.              120,000 shares/                                  100% owned by BTI (120,000 Shares)
("BAG")                                $1.00 par value
BREED Automotive West, Inc. ("BAWI")   1,000 shares/                                    100% owned by BMTI (1,000 Shares)
                                       $1.00 par value
BREED Automotive, L.P.                 No Stock                                          99% owned by BAWI
("BALP")                                                                                  1% owned by BMTI
BREED International Manufacturing      1,000 shares/                                    100% owned by BTI (1,000 Shares)
Development Corporation                $1.00 par value
("BIMDC")
Hamlin, Incorporated                   100 shares/                                      100% owned by BTI (100 Shares)
("Hamlin")                             $1.00 par value
(August 31, 1994)
Hamlin Electronics GmbH                50,000 DM stated capital                         100% owned by Hamlin

Hamlin Electronics Europe Limited      6,000,000 shares/                                5,004,349 owned by Hamlin
                                       (pound)1 per ordinary share
Hamlin, S.A., de C.V.                  250 shares                                       250 owned by Hamlin
                                       1,000 pecos par value

 COMPANY/SUBSIDIARY                 TOTAL NUMBER OF SHARES                       OWNERSHIP
                                       OF CAPITAL STOCK              (Number of Shares Issued/Company)
                                          AUTHORIZED
Hamlin Sarl                        20,000 francs of 200 parts        199 parts owned by Hamlin
                                   authorized capital                  1 part owned by Falk-Ingo Krommes

Elec-Trol, Inc.                    1,000 shares/                     100% owned by Hamlin (100 Shares)
                                   $1.00 par value
Elec-Trol de Mexico, S.A. de C.V.  1,000 shares                      996 owned by Hamlin
                                                                       4 owned by Electrol, Inc.
BREED Technologies Finland OY      60,000 shares                     100% owned by BTI (60,000 Shares)

VTI Hamlin Oy f/k/a Vaisala        89,000 shares                     100% owned by BTF (89,000 Shares)
Technologies, Inc. OY
(June 16, 1995)
Italtest, S.r.l.                   Capital Stock 500,000,000 Lit.    100% owned by BTI
(April 22, 1996)
Italtest Due S.r.l.                Capital Stock 20,000,000 Lit.     100% owned by BTI
(April 22, 1996)
Force Imaging Technologies, Inc.   200 shares/                       100% owned by BTI (200 Shares)
(May 31, 1996)                     $0 par value
Momo, S.p.A.                       1,500,000 shares/quotas           100% owned by BTI
(March 29, 1996)                   Lit 10,000 par value
    .  Decemviri, S.r.l.           20,000 shares/quotas              100% owned by Momo, S.p.A.
                                   Lit 1,000 par value

                                          TOTAL NUMBER OF SHARES                 OWNERSHIP
      COMPANY/SUBSIDIARY                     OF CAPITAL STOCK         (Number of Shares Issued/Company)
                                              AUTHORIZED
    .  Momo Corse, S.r.l.              150,000 shares/quotas           96% owned by Momo, S.p.A.
                                        Lit 1,000 par value             4% owned by Agostino Alberghino
    .  Momo Design, S.r.l.              190,000 shares/quotas         100% owned by Momo, S.p.A.
                                        Lit 1,000 par value
    .  Momo Hungharia, Kft              1,215 shares/quotas            79% owned by Momo, S.p.A.
                                        Lit 10,000                     20% owned by Aranykalasz (Hungarian Co-op)
                                                                        1% owned by Kolonics Tibor
    .  Momo USA, Inc.                   1,000 shares                  100% owned by Momo, S.p.A.
                                        $.01 par value
             .  Mowest, Inc.            1,000 shares                  100% owned by Momo USA, Inc.
                                        $1.00 par value
G Holding, S.r.l.                       20,000 shares/quotas          100% owned by BTI
                                        Lit 1,000 par value
    .  Arpel Rivestimenti, S.r.l.       20,000 shares/quotas          67% owned by G Holding, S.r.l.
                                        Lit 1,000 par value           33% owned by Turco Ermenegildo
    .  Arte Pelle, S.r.l.               20,000 shares/quotas          80% owned by G Holding, S.r.l.
                                        Lit 1,000 par value           20% owned by Fiocco Corrado
    .  Autotop Rivestimenti, S.r.l.     20,000 shares/quotas          67% owned by G Holding, S.r.l.
                                        Lit 1,000 par value           33% owned by Turco Ermenegildo

    .  CLP, S.r.l.                      50,000 shares/quotas          80% owned by G Holding, S.r.l.
                                        Lit 1,000 par value           20% owned by Fiocco Corrado

                                TOTAL NUMBER OF SHARES                    OWNERSHIP
    COMPANY/SUBSIDIARY            OF CAPITAL STOCK            (Number of Shares Issued/Company)
                                     AUTHORIZED
    .  CRV, S.r.l.             20,000 shares/quotas         80% owned by G Holding, S.r.l.
                               Lit 1,000 par value          20% owned by Turco Ermenegildo

    .  Due LM, S.r.l.          20,000 shares/quotas         80% owned by G Holding, S.r.l.
                               Lit 1,000 par value          20% owned by Soave Gino
    .  Hobby Legno, S.r.l.     99,000 shares/quotas         75% owned by G Holding, S.r.l.
                               Lit 1,000 par value          25% owned by Fortini Daniela
    .  L.A.M.M., S.r.l.        99,000 shares/quotas         70% owned by G Holding
                               Lit 1,000 par value          30% owned by Aprili Gianpaolo
    .  L.T.M., S.r.l.          60,000 shares/quotas         75% owned by G Holding, S.r.l.
                               Lit 1,000 par value          20% owned by Aprili Gianpao;o
                                                          1.66% owned by Giancarlo Zusi
                                                          1.67% owned by Giuseppe Lerco
                                                          1.67% owned by Egidio Zappelli
    .  Scaligera, S.r.l.       20,000 shares/quotas         80% owned by G Holding, S.r.l.
                               Lit 1,000 par value          20% owned by Fiocco Corrado
    .  Selva, S.r.l.           20,000 shares/quotas         80% owned by G Holding, S.r.l.
                               Lit 1,000 par value          20% owned by Fiocco Corrado

                                           TOTAL NUMBER OF SHARES                            OWNERSHIP
   COMPANY/SUBSIDIARY                        OF CAPITAL STOCK                    (Number of Shares Issued/Company)
                                               AUTHORIZED
     .  Union, S.r.l.                      20,000 shares/quotas                     51% owned by G Holding, S.r.l.
                                           Lit 1,000 par value                   17.25% owned by Marani Bruno
                                                                                 12.25% owned by Lauretta Cappelletti
                                                                                 12.25% owned by Bruna Cappelletti
                                                                                 12.25% owned by Renato Stoppele

BREED European Holdings, Ltd.              1,000 shares                            100% owned by BTI (100 Shares)
("BEHL")                                   (pound)1 par value
    .   Gallino Plasturgia, S.r.l.          20,000 shares/quotos                    98% owned by BEHL
(July 1, 1996)                             Lit 1,000 par value                       2% owned by BTI
    .   FAS, S.p.A.                        3,300,000 shares                         98% owned by BEHL
                                           Lit. 1,000 par value                      2% owned by BTI
    .   A.P. Co., S.r.l.                   Paid in Capital - Lit. 8,100,000,000     98% owned by BEHL
                                           Nominal Value - Lit. 7,938,000,000        2% owned by BTI
                                           BTI - Lit. 162,000,000
    .   Iron Sud, S.r.l.                   230,000 shares                           98% owned by BEHL
                                           Lit. 10,000 par value                     2% owned by BTI

BREED Steering Systems, Inc. f/k/a         1,000 Shares                            100% owned by BTI (1,000 Shares)
United Steering Systems, Inc.              $1.00 par value
(October 25, 1996)
BREED Steering Systems Limited f/k/a       3,000,000 Shares                      2,586,849 owned by BEHL
United Steering Systems Clifford           (pound)1.00 par value
Limited


                                       TOTAL NUMBER OF SHARES                                   OWNERSHIP
 COMPANY/SUBSIDIARY                      OF CAPITAL STOCK                          (Number of Shares Issued/Company)
                                           AUTHORIZED
Innovative Mim Technologies, Inc.        1,000 Shares                             100% owned by BTI (1,000 Shares)
                                         $1.00 par value
1224194 Ontario, Inc.                    100 Shares                               100% owned by BTI (100)
Custom Trim, Ltd.                        1200 Shares Class A                      121 Class A owned by 1224194 Ontario
(February 25, 1997)                      1200 Shares Common                       1,079 Common owned by 1224194 Ontario
                                         No par value
Auto Trim, Inc.                          10,000,000 Shares                        1,000,000 - owned by BTI
                                         $1.00 par value
Texmex Trim, Inc.                        10,000 Shares                            5,500 Shares - Oscar DelGado (Minority Ownership)
                                         No Par Value                             4,500 Shares - Auto Trim, Inc.
Trimmex de Mexico, S.A. de C.V.          1,000 Series B Shares                      999 Series B   -   Auto Trim, Inc.
                                         50,000 Pecos Authorized Capital              1 Series B   -   BREED Automotive, L.P.
Custom Trim de Mexico, S.A. de C.V.      5,000 Series B1 Shares                   4,999 Series B1  - Auto Trim, Inc.
                                         50,000 Pecos Authorized Capital              1 Series B1  - BREED Automotive, L.P.

Custom Trim Ltd. de Mexico, S.A. de      5,000 Series B1 Shares                   4,999 Series B1  - Auto Trim, Inc.
C.V.                                     50,000 Pecos Authorized Capital              1 Series B1  - BREED Automotive, L.P.
Auto Trim de Mexico, S.A. de C.V.        4,000 Series A Shares                    3,999 Series A  -  Auto Trim, Inc.
                                         3,150,000 Series B1 Shares                   1 Series A  -  BREED Automotive, L.P.
                                         457,680 Series B2 Shares                 3,150,000 Series B1  -  Auto Trim, Inc.
                                         50,000 Pecos Authorized Capital          457,680 Series B2  -  Auto Trim, Inc.

                                        TOTAL NUMBER OF SHARES                              OWNERSHIP
  COMPANY/SUBSIDIARY                       OF CAPITAL STOCK                      (Number of Shares Issued/Company)
                                              AUTHORIZED
BREED Alabama, Inc.                       1,000 Shares                                 1,000 owned by BTI
                                          $1.00 par value
BREED Arizona, Inc.                       1,000 Shares                                 1,000 owned by BTI
                                          $1.00 par value
BREED Automotive Safety Systems, SL       50,000 authorized capital                    98% owned by BTI (1-49)
                                          50 stockholdings                             02% owned by BIMDC (50)
                                          10.00 par value
BREED Nevada, Inc.                        1,000 Shares                                 1,000 owned by BTI
                                          $1.00 par value
BREED South America Safety Systems,       R$10,000 (Reals) authorized capital          9,999 quotas to BTI
Ltda                                      10,000/quotas - R$1.00 par value                 1 quota to BIMDC
                                          No Stock Certificates
BREED Technologies France EURL            50,000 francs authorized capital             100% owned by BTI
BREED Tennessee Holdings, L.P.            None                                          99% owned by BREED Nevada, Inc.
                                                                                         1% owned by BTI Tennessee, Inc.
BREED UK Limited                          10,000,000 Shares                            100% owned by BTI (2,000,000) shares)
                                          1(pound)par value
BTI Michigan, Inc.                        1,000 Shares                                 1,000 owned by BTI
                                          $1.00 par value
BTI Tennessee, Inc.                       1,000 shares                                 1,000 owned by BTI
                                          $1.00 par value

       COMPANY/SUBSIDIARY                       TOTAL NUMBER OF SHARES                        OWNERSHIP
                                                 OF CAPITAL STOCK               (Number of Shares Issued/Company)
                                                    AUTHORIZED
Artistic Analytical Methods, Inc.            35,000 shares Class A              100% owned by BTI (1 share Class A)
                                             25,000 shares Class B
                                             $1.00 par value
BREED Italian Holdings, S.r.l.               20,000,000 lire capital            100% owned by BTI
                                             No Stock Certificates
BREED Asian Holdings, Inc. f/k/a             1,000 shares                       100% owned by BTI (1,000 shares)
AlliedSignal India, Inc.                     $1.00 par value
BSRD Limited                                 1,023,000 shares                   100% owned by BREED UK Limited
                                             1(pound) par value                     (1,023,000 shares)
BREED Ruckhaltesysteme fur                   No Stock Certificates              100% owned by BTI
Fahrzeugsicherheit, GmbH f/k/a
ICSRD RF, GmbH
Sistemas BREED de Seguridad, S.A. de         3,000 Shares Series A              2,999 Series A owned by BTI
C.V.                                         391,142 Shares Series B                1 Series B owned by BIMDC
                                             1.00 pecos par value               391,142 Series B owned by BTI
BREED Cinturones de Seguridad, S.A. de       500 shares Series A                499 Series A owned by BTI
C.V.                                         41,208,488 Series B                  1 Series A owned by BIMDC
                                             1.00 pecos par value               41,208,488 Series B owned by BTI

  NAME OF CORPORATION              JOINT VENTURE INTEREST                     PERCENTAGE OF OWNERSHIP
VTI Hamlin Oy                 Akebono Vaitee, K.K. (Japan)                     Forty percent (40%)
BREED Technologies, Inc.      Bag, S.p.A. (Italy)                              Thirty-three percent (33%)
Auto Trim, Inc.               Petri Trim, LLC (Delaware)/Petri de              Forty-nine percent (49%)
                              Mexico, S.A. de C.V. (Mexico)
BREED Technologies, Inc.      Hankook Sheller (Japan)                          Thirty-three percent (33%)
BREED Asian Holdings, Inc.    Jaybharat AlliedSignal, Ltd. (India)             Fifty percent (50%)
BREED Technologies, Inc.      Morton Bendix (Tennessee)                        Fifty percent (50%)

                                  Schedule 8.6
                                  ------------

                                  Indebtedness

                                     None.

                                  Schedule 8.7
                                  ------------

                                     Liens
                                     -----

                                     None.

                                  Schedule 8.10
                                  -------------

                                   LITIGATION

        On April 16, 1998, the Company was served with a Complaint in the matter of Takata corporation v. AlliedSignal, Inc., and BREED Technologies, Inc., (United States District Court, District of Delaware, case no. 98-94). The suit alleges patent infringement on the part of AlliedSignal and BREED relating to the production of two seat belt retractors formerly manufactured by AlliedSignal and not manufactured by BREED. The suit seeks monetary damages and injunctive relief. Under the Asset Purchase Agreement relating to the SRS Acquisition, AlliedSignal will be required to indemnify the Company (on a net after tax basis) against any monetary damages incurred by the Company in connection with this lawsuit, including any reasonable royalties that might be paid in respect to sales made through February, 2000. Pursuant to the Asset Purchase Agreement, AlliedSignal will vigorously defend the matter.

                                  Schedule 8.19

                   Labor and Collective Bargaining Agreements
                   ------------------------------------------

                   LABOR and COLLECTIVE BARGAINING AGREEMENTS
                   ------------------------------------------

1. Agreement Between UT Automotive, Inc. of Grabill, Indiana (assumed under BREED Technologies, Inc., effective October 25, 1996 upon acquisition of asset purchase)

2. Annual Domestic Agreement between the Company and the Hourly-Paid Employees, represented by the Amalgamated Union of Engineering Workers (assumed under BREED Technologies, Inc., effective October 25, 1996 upon acquisition of asset purchase)

3. Agreement between PRODUCTOS ELECTROMECANICOS BAC, S.A. DE C.V. AND THE SINDICATO DE JORNALEROS Y OBREROS INDUSTRIALES Y DE LA INDUSTRIA DE MAQUILADORA

4. Agreement between BREED MEXICANA S.A. DE C.V. AND MAQUILADORA INDUSTRY DIRECT WORKERS OF THE MUNICIPALITY OF VALLE HERMOSA, TAMAULIPAS

5. Agreement between Trimmex and Sindicato Industrial de Trabajadores en Plantas Maquiladoras, similares y Cenexos Del Municipio de Cd. Victoria, TAM

6. Agreement between Auto Trim de Mexico and El Sindicato de Jornaleros y Obreros Industriales y de La Industria Maquiladora

7. Agreement between Custom Trim Limited de Mexico and Sindicato de Trabajadores de la Industria Maquiladora del Municipio de Valle Hermosa, Tamps

8. Agreement between Custom Trim de Mexico 1 & 2 and Sindicato Industrial de Trabajadores en Plantas Maquiladoras y Ensambladoras de Matamoros y su Municipio

9. Agreement between Custom Trim and United Steelworkers of America on behalf of its Local 1090

10. Agreement between Italtest, S.r.l. and the Italian Manufactures' Association and with CGIL CISL VIL (a trade union organization.)

11. Agreement between Breed Italia S.r.l. and C.N.L.M. (Contratto Nazionale Lavoratori Metalmeccanici e installazione de impianti) on behalf of workers and employees dated February 4 , 1997 and C.M.D.A.I. (Contratto Nazionale Dirigenti Aziende Industriali) on behalf of managers and dated April 27, 1995.

12. Agreement between MOMO S.p.A. and Federmeccanica and trade unions F.I.M.- C.I.S.L., F.I.O.M.- C.I.S.L., U.I.L.M .- U.I.L. on behalf of mechanic workers and dated February 4, 1997 and Italian Federation of Wood Industries and trade unions F.E.N.E.A.L. - U.I.L., F.I.L.C.A. - C.I.S.L., F.I.L.L.E.A. - C.G.I.L. on behalf of wood workers and dated December 13, 1994 and Italian General Confederation of Trade and Tourism and trade unions U.I.L., C.I.S.L., C.G.I.L. on behalf of trade workers and dated January 01, 1995 and Confindustria and trade unions U.I.L., C.I.S.L., C.G.I.L. on behalf of industrial management and dated April 27, 1995.

13. Agreement between Gallino Plasturgia S.r.l. and Confederazione Italiana Sindacati Lavoratori (Italian Federation of Workers Unions) and Confederazione Generale Italiana Lavoratori (Italian General Federation of Workers) and Unione Italiana Lavoratori (Workers Italian Federation).

14. Agreement between AlliedSignal, Inc. and the Union of Needle Industrial Trade Employees (Knoxville, Tennessee)

15. Agua Prieta, Mexico - Agreement with Asociacion Sindical de Obreros y en Maquiladoras armandoras y Fabricantes de Agua Prieta

16. Valle Hermosa, Mexico - Agreement with Sindicato de Trabajadores de la Industria Maquiladora del Municipio de Valle Hermosa

17. Carlise, UK - Agreement with Transport and General Workers Union (TGWU) and Affiliation of Clerical Technical Staff (ACTS)

18. Colleferro, Italy - Agreement with Unione Italiana del Lavoro (UILM) Arzano, Italy - Agreement with Confederazione Italiana (FIM-CISL) Moncalleri, Italy - Agreement with Sindacati Lavorati Siena, Italy - Agreement with SLAI Villastellone, Italy - Agreement with Unione Generale Italiana Sindacati Lavoratori

19.  Barcelona, Spain - Agreement with Comisiones Obreras (CCOO)

                                 Schedule 8.21
                                 -------------

                    Financing Statements and Other Filings

                        BREED TECHNOLOGIES UCC-1 FILINGS


-----------------------------------------------------------------------
                COMPANY                           FILING OF UCC
-----------------------------------------------------------------------
1.  AlliedSignal India, Inc.              Florida Secretary of State
-----------------------------------------------------------------------
2.  Artistic Analytical Methods, Inc.     Florida Secretary of State
                                          Michigan Secretary of State
                                          Oakland County, Michigan
-----------------------------------------------------------------------
3.  Auto Trim, Inc.                       Florida Secretary of State
                                          Texas Secretary of State
                                          Cameron County, Texas
-----------------------------------------------------------------------
4.  BREED Alabama, Inc.                   Alabama Secretary of State
                                          Butler County, Alabama
                                          Florida Secretary of State
-----------------------------------------------------------------------
5.  BREED Arizona, Inc.                   Arizona Secretary of State
                                          Cochise County, Arizona
                                          Florida Secretary of State
-----------------------------------------------------------------------
6.  BREED Automotive of Florida, Inc.     Florida Secretary of State
                                          Polk County, Florida
-----------------------------------------------------------------------
7.  BREED Automotive, LP                  Florida Secretary of State
                                          Texas Secretary of State
                                          Cameron County, Texas
                                          El Paso County, Texas
-----------------------------------------------------------------------
8.  BREED Automotive Technology, Inc.     Florida Secretary of State
                                          Michigan Secretary of State
                                          Oakland County, Michigan
-----------------------------------------------------------------------
9.  BREED Automotive West, Inc.           Florida Secretary of State
                                          Nevada Secretary of State
                                          Washoe County, Nevada
-----------------------------------------------------------------------
10. BREED International Manufacturing     Florida Secretary of State
    Development Corporation
-----------------------------------------------------------------------
11. BREED Manufacturing of Texas, Inc.    Florida Secretary of State
                                          Texas Secretary of State
                                          Cameron County, Texas
-----------------------------------------------------------------------

-----------------------------------------------------------------------
                COMPANY                           FILING OF UCC
-----------------------------------------------------------------------
12.  BREED Technology, Inc.               Florida Secretary of State
                                          Ohio Secretary of State
                                          Montgomery County, Ohio
                                          Indiana Secretary of State
                                          Allen County, Indiana
                                          Michigan Secretary of State
                                          Oakland County, Michigan
-----------------------------------------------------------------------
13.  BREED Nevada, Inc.                   Florida Secretary of State
                                          Nevada Secretary of State
                                          Washoe County, Nevada
-----------------------------------------------------------------------
14.  BREED Tennessee Holdings, LP         Florida Secretary of State
                                          Tennessee Secretary of State
                                          Blount County, Tennessee
                                          Knox County, Tennessee
-----------------------------------------------------------------------
15.  BTI Michigan, Inc.                   Florida Secretary of State
                                          Michigan Secretary of State
                                          Macomb County, Michigan
-----------------------------------------------------------------------
16.  BTI Tennessee, Inc.                  Florida Secretary of State
                                          Tennessee Secretary of State
                                          Blount County, Tennessee
                                          Knox County, Tennessee
-----------------------------------------------------------------------
17.  Force Imaging Technologies, Inc.     Florida Secretary of State
                                          Illinois Secretary of State
                                          Cook County, Illinois
-----------------------------------------------------------------------
18.  Hamlin, Inc.                         Florida Secretary of State
                                          Wisconsin Secretary of State
                                          Jefferson County, Wisconsin
                                          Marquette County, Wisconsin
-----------------------------------------------------------------------
19.  Innovative Mim Technology, Inc.      Florida Secretary of State
-----------------------------------------------------------------------
20.  Mowest, Inc.                         California Secretary of State
                                          Orange County, California
-----------------------------------------------------------------------
21.  United Steering Systems, Inc.        Florida Secretary of State
                                          Indiana Secretary of State
                                          Allen County, Indiana
                                          Michigan Secretary of State
                                          Oakland County, Michigan
-----------------------------------------------------------------------

                                 Schedule 9.5
                                 ------------

                                   Insurance

                                 Schedule 9.5

                                   Insurance


Coverage                  Term                 Limits                                      Deductible
--------                  ----                 ------                                      ----------

Workers' Compensation &  10/30/97 -       Statutory Workers' Compensation             $250,000 per occurrence
Employers' Liability     11/01/98         $1 M Employers' Liability                   $1,985,000 aggregate

General Liability        11/01/97 -       $2 M each occurrence                        $10,000 per occurrence
                         11/01/98         $2 M general aggregate                      $100,000 aggregate
                                          $2 M Personal Injury
                                          $2 M Advertising Injury
                                          $1 M Premises Damage
                                          $1 M Employee Benefit Liability

Products & Completed     11/01/97 -       $2 M each claim                             None - Insured by the
Operations Liability     11/01/98         $2 M aggregate                              BREED-owned captive
                                                                                      insurance company

Automobile Liability     11/01/97 -       $1 M any one loss                           Nil.
                         11/01/98         (Bodily Injury/Property Damage)
                                          PIP: Statutory
                                          $10,000 Medical Payments
                                          $50,000 Uninsured Motorists

Global DIC/DIL           11/01/97 -       $2 M General Liability                      Nil.
(Foreign Liability)      11/01/98         $1 M Employers' Liability
                                          $2 M Automobile Liability

Aircraft Products &      10/01/97 -       $15 M each occurrence                       Nil.
Completed Operations     10/01/98         $15 M aggregate

Umbrella Liability       11/01/97 -       $25 M each occurrence                       Nil.
                         11/01/00         $25 M aggregate
                                          excess primary liability insurance

Excess Liability         11/01/97 -       $75 M excess primary and umbrella           Nil.
                         11/01/98         liability insurances

Global Property          11/01/97 -       $250 M Loss Limit                           $100,000 per occurrence
                         11/01/98         subject to sublimits on the                 in USA
                                          policy                                      $50,000 per occurrence rest
                                                                                      of world

Cargo                    05/01/96 -       $2 M any Land Conveyance                    $10,000 per occurrence
                         until canceled   $2 M any one Vessel
                                          $2 M any Aircraft

Executive Protection     09/01/97 -       $3 M Fiduciary Liability                    Fiduciary: $1,000
                         09/01/99
                                          $10 M Fidelity                              Fidelity: $50,000 any loss

Directors' & officers'   09/01/97 -       $50 M each claim/aggregate                  Individual Directors/
Liability Insurance      09/01/99                                                     Officers: $0
                                                                                      Corporate Liability:
                                                                                      $250,000 each claim

                                 Schedule 10.4
                                 -------------

                           Intercompany Indebtedness

                                 Schedule 10.4

                           Intercompany Indebtedness
                           -------------------------

------------------------------------------------------------------------------------------------------------
          BREED Technologies, Inc.
            Intercompany Loans
            As of April 28, 1998
============================================================================================================
               Name of Obligor                         Name of Obligee             Date             Currency
               ---------------                         ---------------             ----             --------
           Notes On Parent's Books
           -----------------------

BREED Italia, S.r.l.                              BREED Automotive West, Inc.     1-Jul-97              LIT
Gallino Plasturgia, S.r.l.                        BREED Automotive West, Inc.     1-Jul-97              LIT
MOMO, S.p.A.                                      BREED Automotive West, Inc.     1-Jul-97              LIT
Hamlin, Inc.                                      BREED Automotive West, Inc.     1-Sep-94              USD
Custom Trim Ltd.                                  BREED Automotive West, Inc.     6-Jun-97              USD
Sistemas BREED de Seguridad, S.A. de C.V.         BREED Automotive West, Inc.    31-Oct-97              MXP
BREED Cinturones de Seguridad, S.A. de C.V.       BREED Automotive West, Inc.    31-Oct-97              MXP
BREED UK Limited                                  BREED Automotive West, Inc.    31-Oct-97              GBP
BSRD Limited                                      BREED Automotive West, Inc.    31-Oct-97              GBP
BREED Automotive Safety Systems, S.L.             BREED Automotive West, Inc.    31-Oct-97              ESP
BREED Italian Holdings, S.r.l.                    BREED Automotive West, Inc.    31-Oct-97              LIT
BREED Ruckhaltesysteme fur Fahrzeugsicher  GmbH   BREED Automotive West, Inc.    31-Oct-97              DEM
BREED France, EURL                                BREED Automotive West, Inc.    31-Oct-97              FFR
BREED Korea, Ltd.                                 BREED Automotive West, Inc.    31-Oct-97              KRW
BREED Japan, KK                                   BREED Automotive West, Inc.    31-Oct-97              JPY
============================================================================================================

                                 Schedule 10.5
                                 -------------

        Sale of real and personal property referred to in the Operating/Repositioning Plan and the Plant Closure/Consolidation Schedule as furnished to the Agent.